AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998

                                                     REGISTRATION NO. 333-64657

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         CRESTLINE CAPITAL CORPORATION
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                               ---------------


     MARYLAND                      7011                       52-2039044
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)

                               ---------------

                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817
                           TELEPHONE: (301) 380-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

                              TRACY M. J. COLDEN
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         CRESTLINE CAPITAL CORPORATION
                              10400 FERNWOOD ROAD
                           BETHESDA, MARYLAND 20817
                           TELEPHONE: (301) 380-9000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                   COPY TO:
                         J. WARREN GORRELL, JR., ESQ.
                           GEORGE P. BARSNESS, ESQ.
                            HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1109

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                           HOST MARRIOTT CORPORATION
                              10400 FERNWOOD ROAD
                         BETHESDA, MARYLAND 20817-1109
                                (301) 380-9000

                                                               November  , 1998

Dear Fellow Stockholder:

  As described in the enclosed Proxy Statement/Prospectus dated November , 1998, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted an overall plan to restructure its business operations in a manner intended to permit it to qualify as a real estate investment trust ("REIT") for federal income tax purposes.

  In order to help satisfy the REIT requirements, Host proposes to make an initial taxable distribution to its stockholders (the "Distribution") consisting, among other things, of shares of common stock of Crestline Capital Corporation, a Maryland corporation (the "Company") and currently a wholly owned subsidiary of Host. The Company currently owns Host's 31 senior living communities and, following the proposed Distribution also will be engaged in the business of leasing and subleasing full-service and limited-service hotels from Host (or the REIT being formed by Host) and asset management of hotels. The proposed Distribution has not yet been declared by the Board of Directors of the Company.

  Details of the proposed Distribution and of the Company's business and management are contained in the attached Prospectus relating to the Company dated November , 1998.

                                          Sincerely,

                                          Richard E. Marriott
                                          Chairman of the Board

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1998

PROSPECTUS

                         CRESTLINE CAPITAL CORPORATION

                                  COMMON STOCK

                                  -----------

  This Prospectus is being furnished to the common stockholders of Host Marriott Corporation, a Delaware corporation ("Host"), in connection with the proposed distribution (the "Distribution") by Host to its common stockholders ("Host Stockholders") of approximately 82% of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Crestline Capital Corporation, a Maryland corporation (the "Company"). In the event the Distribution is declared by the Board of Directors of Host but the proposed acquisition by Host of certain hotels from The Blackstone Group and certain affiliated funds is not consummated, the shares of Common Stock of the Company distributed to Host Stockholders will represent 100% of the outstanding Common Stock of the Company. The Distribution is part of a series of transactions pursuant to which Host intends to convert into a real estate investment trust ("REIT") for federal income tax purposes (the "REIT Conversion"). As part of the REIT Conversion, Host also intends to reincorporate from the State of Delaware to the State of Maryland by means of a merger (the "Merger") of Host with and into HMC Merger Corporation, a Maryland corporation ("Host REIT"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") and to effect certain other transactions relating to its conversion into a REIT.

  Upon completion of the Distribution, the Company and its subsidiaries will be engaged in the business of leasing and subleasing full-service and limited-service hotels from Host REIT, asset management of hotels and owning independent living, assisted living and healthcare communities. The Company's leased or subleased hotel properties and senior living communities will be managed by Marriott International, Inc. or its subsidiaries and certain other third party managers.

  The Distribution is subject to declaration by the Board of Directors of Host, which is expected to occur on or about December 18, 1998. The Board of Directors of Host does not intend to declare the Distribution unless the Merger Agreement is approved by Host Stockholders at a special meeting of Host Stockholders to be held on or about December 15, 1998 and the other transactions comprising the REIT Conversion have occurred or are reasonably likely to occur after the Merger. If declared by the Board of Directors of Host, Host Stockholders will receive one share of Common Stock of the Company for each ten shares of common stock, par value $1.00 per share, of Host held of record on the record date fixed for the Distribution (currently expected to be 5:00 p.m. (Eastern Standard Time) on December 28, 1998). Cash will be paid in lieu of fractional shares. The distribution date for the Distribution is expected to occur not later than December 31, 1998.

  The Company's amended and restated articles of incorporation will prohibit any person (including Host REIT and/or any 10% or greater stockholder of Host
REIT) from owning (directly or by attribution under the applicable provisions of the Internal Revenue Code of 1986, as amended) more than 9.8% of the lesser of the number or value of any class or series of capital stock of the Company (subject to an exception for shares in excess of such limit owned solely by reason of the Distribution). See "Description of Capital Stock--Restrictions on Ownership and Transfer."

  The Company has applied to list the Common Stock on the New York Stock Exchange under the symbol "CLJ."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF MATERIAL RISKS RELEVANT TO THE DISTRIBUTION OF THE COMMON STOCK OF THE COMPANY.

                                  -----------

  NO SEPARATE VOTE OF HOST STOCKHOLDERS IS REQUIRED WITH RESPECT TO THE DISTRIBUTION, AND NO HOST STOCKHOLDER WILL BE REQUIRED TO MAKE ANY PAYMENT OR EXCHANGE ANY HOST COMMON STOCK IN ORDER TO RECEIVE COMMON STOCK OF THE COMPANY OR CASH IN LIEU OF FRACTIONAL SHARES IN THE DISTRIBUTION.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                   THE DATE OF THIS PROSPECTUS IS    , 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    1
RISK FACTORS..............................................................    6
  Dependence on Marriott International....................................    8
  Competition with Marriott International.................................    8
  Conflicts of Interest in Establishing the Terms of the Hotel Leases.....    8
  Dependence of Hotel Revenues on Continuation of the Hotel Leases........    8
  No Rights of First Refusal or Other Contractual Commitments Enabling the
   Company to Lease Additional Hotels from Host REIT......................    9
  Potential Adverse Impact on the Company's Profitability of Declines in
   Operating Margins of Leased Hotels.....................................    9
  Inability of the Company to Terminate the Hotel Leases and the Manage-
   ment Agreements........................................................   10
  Inability of the Company to Obtain Financing Secured by the Hotel Leases
   without Host REIT's Consent; Other Financing Restrictions..............   10
  Risks of Leverage.......................................................   10
  Guaranty of the Hotel Leases and Related Pooling Agreements.............   11
  Restrictions on Sales and Other Transfers of Hotel Leasehold Interests
   and Communities........................................................   11
  Fraudulent Conveyance Considerations....................................   11
  Restrictions on the Company's Business and Future Opportunities.........   12
  Competition in the Lodging and Senior Living Industries.................   13
  Overbuilding in the Assisted Living Industry ...........................   14
  Risks Associated with Investments in Real Estate........................   14
  Seasonality.............................................................   15
  Staffing and Labor Costs................................................   15
  Regulations of the Healthcare Industry..................................   15
  Liability and Insurance.................................................   16
  Possible Liability for Environmental Matters............................   16
  Absence of a Prior Public Market; Possible Volatility of Stock Price....   16
  Absence of Dividends on Common Stock....................................   17
  Shares Eligible for Future Sale.........................................   17
  Anti-Takeover Effect of Certain Provisions of the Company's Charter and
   Bylaws and Maryland Law................................................   18
  Restriction on Ownership and Transfer...................................   18
  Dependence on Key Personnel.............................................   19
  Year 2000 Problem ......................................................   19
THE DISTRIBUTION..........................................................   21
  Background of and Reasons for the Distribution..........................   21
  Conditions to the Distribution .........................................   21
  Manner of Effecting the Distribution....................................   22
  Federal Income Tax Consequences.........................................   23
  Restriction on Ownership and Transfer ..................................   23
DIVIDEND POLICY...........................................................   24
CAPITALIZATION............................................................   25
PRO FORMA FINANCIAL STATEMENTS............................................   26
SELECTED HISTORICAL FINANCIAL DATA........................................   45
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   46

                                                                           PAGE
                                                                           ----
BUSINESS AND PROPERTIES...................................................  60
  General.................................................................  60
  Business of the Company.................................................  60
  Business Strategy.......................................................  62
  Hotel Lodging Industry..................................................  64
  Leased and Subleased Hotel Properties...................................  65
  Blackstone Acquisition..................................................  70
  Hotel Properties to be Leased or Subleased by the Company under the
   Hotel Leases...........................................................  71
  Senior Living Industry..................................................  73
  Senior Living Communities...............................................  74
  Marketing...............................................................  77
  Competition.............................................................  78
  Relationship with Host after the Distribution...........................  79
  Relationship with Marriott International................................  81
  Description of the Hotel Leases for Full-Service Hotels Managed by
   Marriott International.................................................  81
  Description of the Subleases for Limited-Service Hotels Managed by
   Marriott International.................................................  88
  FF&E Leases.............................................................  90
  Description of the Hotel Leases for Hotels Managed by Other Management
   Companies..............................................................  92
  Description of Blackstone Hotel Leases..................................  93
  Description of Franchise Agreements with Marriott International.........  93
  Description of Marriott International Hotel Management Agreements for
   Full-Service Hotels....................................................  94
  Description of Marriott International Hotel Management Agreements for
   Limited-Service Hotels.................................................  98
  Description of Other Hotel Management Agreements........................  99
  Description of Hotel Management Agreements for Blackstone Hotels........  99
  Description of the Operating Agreements for the Communities.............  99
  Description of Other Agreements for the Communities..................... 101
  Non-Competition Agreements.............................................. 102
  Staffing and Labor Costs................................................ 104
  Regulation of the Healthcare Industry................................... 104
  Environmental Matters................................................... 105
  Employees............................................................... 106
  Legal Proceedings....................................................... 106
MANAGEMENT................................................................ 107
  Directors and Executive Officers........................................ 107
  Committees of the Board of Directors.................................... 109
  Executive Compensation.................................................. 110
  Compensation of Directors............................................... 110
  Employee Benefit Plans.................................................. 110
  Limitation of Liability and Indemnification............................. 113
  Indemnification Agreements.............................................. 114
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AFTER THE
 DISTRIBUTION............................................................. 115
CERTAIN RELATIONSHIPS..................................................... 119
DESCRIPTION OF CAPITAL STOCK.............................................. 120
  General................................................................. 120
  Common Stock............................................................ 120
  Preferred Stock......................................................... 120
  Power to Issue Additional Common Stock and Preferred Stock.............. 121

                                                                            PAGE
                                                                            ----
  Certain Anti-Takeover Provisions......................................... 121
  Restrictions on Ownership and Transfer................................... 126
  Registration Rights Agreement............................................ 127
  Transfer Agent and Registrar............................................. 128
SHARES ELIGIBLE FOR FUTURE SALE............................................ 129
FEDERAL INCOME TAX CONSEQUENCES............................................ 130
  Introduction............................................................. 130
  Federal Income Tax Consequences of the Distribution...................... 131
LEGAL MATTERS.............................................................. 134
EXPERTS.................................................................... 134
AVAILABLE INFORMATION...................................................... 135
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information set forth elsewhere in this Prospectus, including the discussion of certain factors set forth under "Risk Factors." Unless the context requires otherwise: (i) all references to the "Company" in this Prospectus refer to Crestline Capital Corporation and its consolidated subsidiaries; (ii) all references to "Host" in this Prospectus refer to Host Marriott Corporation and its consolidated subsidiaries prior to the Merger of Host with and into Host REIT and the Distribution; (iii) all references to "Host REIT" in this Prospectus refer to HMC Merger Corporation and its consolidated subsidiaries following the Merger, including Host Marriott, L.P., a Delaware limited partnership, through which HMC Merger Corporation will conduct its business, and subsidiaries of Host Marriott, L.P.; and (iv) all references to "Marriott International" in this Prospectus refer to Marriott International, Inc. and its subsidiaries. HMC Merger Corporation, as the successor and surviving corporation to Host in the Merger, will change its name to Host Marriott Corporation as part of the Merger. All references in this Prospectus to Host REIT, as lessor, shall be deemed to refer to Host in the event the Merger of Host with and into Host REIT is for any reason not consummated. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties," as well as those discussed elsewhere in this Prospectus.

                                THE DISTRIBUTION


Distributing Company........  Host Marriott Corporation, a Delaware corporation
                              ("Host"). It is presently contemplated that the Merger will occur on or about December 29, 1998, assuming the conditions to the Merger, including approval by Host Stockholders of the Agreement and Plan of Merger by and among Host, HMC Merger Corporation, a Maryland corporation ("Host REIT") and Host Marriott, L.P. (the "Merger Agreement"), are satisfied or waived (to the extent legally permitted) by that date. If the Merger is consummated, Host REIT will be the successor to Host and the surviving corporation in the Merger.


Distributed Company.........  Crestline Capital Corporation, a Maryland
                              corporation (the "Company"), which currently is a wholly owned subsidiary of Host but will become a separate public company as a result of the Distribution.


Shares to be Distributed....  Approximately 20,450,000 shares of Common Stock of the Company, representing approximately 82% of the Common Stock of the Company to be outstanding at the time of the Distribution. The remaining approximately 18% of the then outstanding Common Stock of the Company is expected to be transferred by Host REIT as part of the consideration in connection with Host REIT's proposed acquisition of certain hotel properties from The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities;" such acquisition being referred to herein as the "Blackstone Acquisition"). In the event the Distribution is declared by the Board of Directors of Host but the Blackstone Acquisition does not occur, the shares of Common Stock of the Company distributed to Host Stockholders in the Distribution will represent 100% of the outstanding Common Stock of the Company. See "Business and Properties--Blackstone
                              Acquisition."

Distribution Ratio..........  One share of Common Stock of the Company for each ten shares of Host common stock held of record on the Record Date (defined below) fixed by the Board of Directors of Host for the Distribution. Cash will be paid in lieu of fractional shares.


Record Date.................  Currently expected to be 5:00 p.m. (Eastern
                              Standard Time) on December 28, 1998 (the "Record Date").

Distribution Date...........  Currently expected to occur not later than
                              December 31, 1998.

No Payment or Other Action
 Required...................  No separate vote of Host Stockholders is required with respect to the Distribution, and no Host Stockholders will be required to make any payment or exchange any Host common stock in order to receive Common Stock of the Company (or cash in lieu of fractional shares) in the Distribution.

Background of and Reasons
 for the Distribution.......  The Distribution and the Merger are part of a series of transactions pursuant to which Host intends to convert into a real estate investment trust ("REIT") for federal income tax purposes. Assuming the Merger and the other transactions necessary to restructure Host's business operations so that it will qualify as a REIT are completed on or prior to December 31, 1998, Host expects to qualify as a REIT beginning with its first full taxable year commencing after the REIT Conversion is completed, which is currently expected to be the year commencing January 1, 1999 (but which might not be until the year commencing January 1, 2000).

                              Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, Host REIT will be required to lease and sublease substantially all of the hotels currently owned and leased by Host (as well as those acquired in the Blackstone Acquisition if such transaction is consummated) to an unrelated party. In addition, in order for Host REIT to qualify as a REIT for federal income tax purposes, Host or Host REIT will be required to distribute to its stockholders all accumulated "earnings and profits" ("E&P"), as determined for tax purposes, of Host prior to the end of the first full taxable year for which the REIT election of Host REIT is effective. As a result of these requirements, Host has determined, as part of the REIT Conversion, that (i) Host REIT will lease and sublease substantially all of the hotels currently owned and leased by Host (as well as those acquired in the Blackstone Acquisition if such transaction is consummated) to subsidiaries of the Company, which will lease or sublease such hotels under their existing brand names pursuant to their existing management agreements with Marriott International and certain other third party managers (the "Non-MI Managers"), and (ii) Host will make the Distribution to help accomplish the requisite distribution of the E&P of Host, subject to approval of the Merger Agreement at the special meeting of Host Stockholders to be held on December 15, 1998 (the "Special Meeting") and certain other conditions. See "Conditions to the Distribution." In addition to facilitating Host's conversion into a REIT for federal income tax purposes, Host believes that there may be greater opportunities to expand the Company's ownership of senior living communities if such business is owned by a separate public company whose senior management has a greater focus on that business.

                              In connection with the Distribution, subsidiaries of the Company will lease or sublease substantially all of the hotels then owned or leased by Host. The leases and subleases are expected to be for a term of years (ranging generally from seven to ten years, depending on the particular hotel) effective January 1, 1999 (assuming the Merger occurs prior to that date; otherwise, as soon as practicable following the Distribution Date). Concurrently with entering into these leases and subleases, the Company will assume certain of the rights and obligations under the existing management and franchise agreements between Host and Marriott International or the Non-MI Managers, pursuant to which Marriott International or the Non-MI Managers will continue to manage the hotels on behalf of the Company. Marriott International also will continue to manage the 31 senior living communities currently owned by the Company (collectively, the "Communities").


Conditions to the
 Distribution..........       Although a number of the transactions comprising
                              the REIT Conversion are expected to be
                              consummated immediately prior to, or in certain instances immediately following, the Merger, the Merger will not be consummated unless Host
                              Stockholders have approved the Merger Agreement and the other conditions to the Merger have been satisfied or waived. In particular, Host's Board of Directors will have determined, among other things, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT
                              Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT
                              Conversion is not completed prior to January 1,
                              1999). Consistent with the foregoing, Host intends to pursue the transactions constituting the REIT Conversion at least through the date of the Special Meeting. If the Merger Agreement is approved by Host Stockholders at the Special
                              Meeting, Host intends to continue pursuing those transactions constituting the REIT Conversion which have not yet been completed, including the Blackstone Acquisition (which is not expected to be consummated any earlier than December 29,
                              1998), and, if Host's Board of Directors has determined that the conditions to the Merger have been or likely will be satisfied or waived, declare the Distribution and enter into the leases and subleases of hotels with subsidiaries of the Company, even though there is no assurance that the Merger and the other transactions comprising the REIT Conversion might not be delayed or possibly might never be consummated. If, however, the Merger Agreement is not approved by the Host Stockholders at the Special Meeting or the Host Board does not make the determinations described above, Host's Board does not intend to declare the Distribution or enter into the leases and subleases of hotels with subsidiaries of the Company.

                              Assuming the Merger Agreement is approved by Host Stockholders at the Special Meeting and the Host Board of Directors makes the determinations described above, it is currently contemplated that (i) the Host Board of Directors would declare the Distribution on or about December 18, 1998 payable no later than December 31, 1998 to Host Stockholders of record on December 28, 1998 and (ii) the Merger would be consummated on or about December 29, 1998, subject to satisfaction or waiver of the remaining conditions. Even under circumstances where the Distribution is made but the Merger or other transactions comprising the REIT Conversion are delayed or possibly never consummated, the Host Board believes that having the leasing arrangements in place with the Company could facilitate any subsequent efforts by Host to qualify as a REIT for federal income tax purposes (including efforts to pursue a merger with another entity or another transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1,
                              2000).



Relationship with Host
 after the Distribution.....  For purposes of governing certain ongoing relationships between the Company and Host after the Distribution and to provide for an orderly transition, the Company and Host have entered into or will enter into certain agreements. Such agreements include: (i) a Distribution Agreement, providing for, among other things, the Distribution and the division between the Company and Host of certain assets and liabilities; (ii) a Tax Sharing Agreement, pursuant to which the Company and Host would agree to allocate tax liabilities that relate to periods prior to the Distribution Date; (iii) an Employee Benefits and Other Employment Matters Allocation Agreement, providing for certain allocations of responsibilities with respect to employee compensation, benefit and labor matters; (iv) an Asset Management Agreement, pursuant to which the Company would provide to Host asset management services related to Host's rights and responsibilities as owner of the hotels; (v) a Non-Competition Agreement, pursuant to which the Company and Host would agree not to engage in certain businesses; (vi) Guaranty Agreements, pursuant to which the Company and certain subsidiaries would guarantee a certain amount of the lease and related management agreement obligations of the Company's subsidiaries that will lease or sublease the hotels from Host REIT;
                              (vii) a Pooling Agreement, pursuant to which all leased full- service hotels would be separated into four identified "pools" of hotels for purposes of calculating the amount of each guaranty; and (viii) a Corporate Transitional Services Agreement, pursuant to which Host would provide certain limited administrative services to the Company; See "Business and Properties--Relationship with Host after the Distribution."

Relationship with Marriott
 International..............  Marriott International will serve as the manager for a substantial majority of the full-service and limited-service hotels leased and subleased by the Company. In addition, Marriott International is the manager for all 31 Communities. The Company will be bound by certain existing non-competition agreements with Marriott International, pursuant to which the Company's business opportunities will be restricted. See "Business and Properties--Non-Competition
                              Agreements" and "--Description of Other
                              Agreements for the Communities."

Distribution Agent..........  Bank of New York will be the distribution agent
                              (the "Distribution Agent") for the Distribution.

Transfer Agent and
 Registrar..................  Bank of New York will be the Transfer Agent and
                              Registrar for the Common Stock of the Company.

Federal Income Tax
 Consequences...............  The Distribution will be a taxable dividend to a
                              Host Stockholder in an amount equal to the fair market value of the Common Stock (plus any cash in lieu of fractional shares) received in the Distribution (to the extent that the Distribution is made out of the Host Stockholder's share of the portion of the E&P of Host and Host REIT allocable to the Distribution). Host and Host REIT currently believe that the entire Distribution (the fair market value of which Host currently estimates will be approximately $1.30 per share of Host common stock) will be made out of such E&P, and thus will be a taxable dividend to Host Stockholders who receive shares of Common Stock of the Company in the Distribution. See "Federal Income Tax Consequences."

Trading Market..............  There is currently no public market for the
                              Common Stock of the Company. The Company has applied to list the Common Stock on the New York Stock Exchange ("NYSE") under the symbol "CLJ." There can be no assurance that an active trading market will develop. See "Risk Factors--Absence of a Prior Public Market; Possible Volatility of Stock Price."

                                  THE COMPANY

General.....................  In June 1997, the Company acquired all of the outstanding stock of Forum Group, Inc. ("Forum") from Marriott International. As a result, the Company currently owns, through Forum and its wholly or majority owned subsidiaries, 31 Communities located in 13 states. In connection with the Distribution, the Company expects to lease from Host REIT approximately 125 full-service hotels, representing substantially all of the full-service hotels owned by Host REIT, the substantial majority of which are operated by Marriott International under "Marriott" brand names. In addition, the Company will sublease from Host REIT 71 limited-service hotels, which are currently leased by Host from Hospitality Properties Trust, a separate publicly traded REIT ("HPT"). Substantially all of the leased or subleased hotels and the Communities will be managed by Marriott International. If the Blackstone Acquisition is consummated, the Company also will acquire from Host REIT a 25% interest in Swissotel Management (USA) L.L.C., a management company that operates five Swissotel hotels in the United States.


                              The Company's executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817, and its telephone number is (301) 380-9000.

                              The Company's activities are and will be limited for certain specified periods by certain agreements with Host REIT and Marriott International to which the Company is or will become a party. See "Business and Properties-- Non-Competition Agreements."

Management of the Company...  Following the Distribution, none of the members of the Company's senior management, including Bruce D. Wardinski, Chairman of the Board, President and Chief Executive Officer, and James
                              L. Francis, Executive Vice President and Chief Financial Officer, will be a director, officer or employee of Host REIT, and none of the Company's directors will be a director, officer or employee of Host REIT (other than Christopher J. Nassetta, who is an officer but not a director of Host
                              REIT).

Dividend Policy.............  The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                  RISK FACTORS

  Host Stockholders should carefully consider, in addition to the other information contained in this Prospectus, the matters set forth under the caption "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents summary historical consolidated financial data derived from the Company's audited consolidated financial statements and summary pro forma financial information derived from the Company's unaudited pro forma financial statements included elsewhere herein. The Company was formed in 1997 as a subsidiary of Host to own its senior living communities. Although the Company currently owns 31 Communities, none of these properties were owned by the Company or Host prior to June 21, 1997. The historical financial data reflect the operating results of the acquired senior living communities for the periods during which the properties have been owned by the Company and do not reflect the leases and subleases to be entered into by the Company and Host REIT at the time of the Distribution. See "Selected Historical Financial Data" for a summary of historical information of the Company and its predecessors. The pro forma financial data set forth below may not necessarily be indicative of the results that would have been achieved had the transactions been consummated as of the dates indicated or that may be achieved in the future. The information in the table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Statements," the consolidated financial statements of the Company and the financial statements of certain acquired senior living communities included elsewhere herein. The Company's fiscal year ends on the Friday closest to December 31.

                                HISTORICAL                         PRO FORMA(1)
                         ------------------------- ---------------------------------------------
                                                      WITH BLACKSTONE       WITHOUT BLACKSTONE
                                                   ---------------------- ----------------------
                                      PERIOD FROM
                                     JUNE 21, 1997
                         FIRST THREE    THROUGH    FIRST THREE            FIRST THREE
                          QUARTERS    JANUARY 2,    QUARTERS     FISCAL    QUARTERS     FISCAL
                            1998         1998         1998     YEAR 1997     1998     YEAR 1997
                         ----------- ------------- ----------- ---------- ----------- ----------
                                            (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues...............   $57,800      $36,900    $3,041,031  $4,088,093 $2,713,146  $3,683,593
 Total operating costs
  and expenses..........    29,803       20,929     2,982,467   4,015,071  2,657,882   3,608,071
 Operating profit.......    27,997       15,971        58,564      73,022     55,264      75,522
 Corporate expenses.....     2,937        2,304        10,885      13,500     10,885      13,500
 Interest expense.......    17,560       13,396        16,302      22,932     16,094      22,633
 Interest and dividend
  income................     1,120          336         1,518       1,501      1,518       1,501
 Net income.............     5,086          358        19,408      22,474     17,584      24,125
OTHER OPERATING DATA:
 Cash provided by
  operations............    19,024       25,376
 Cash used in investing
  activities............    (7,529)     (33,412)
 Cash provided by (used
  in) financing
  activities............    (2,635)      25,680
 Depreciation and
  amortization..........    14,759       10,635        14,787      22,687     14,787      22,687
 EBITDA(2)..............    40,939       24,638        66,753      87,710     63,453      90,210
 Cash interest
  expense(3)............    18,633       14,231        17,375      23,584     17,167      23,284
RATIO DATA:
 Ratio of earnings to
  fixed charges(4)......      1.5x         1.1x          1.1x        1.1x       1.1x        1.1x
 EBITDA to cash interest
  expense...............      2.2x         1.7x          3.8x        3.7x       3.7x        3.9x

                                             AS OF SEPTEMBER 11, 1998
                                   ---------------------------------------------
                                                         PRO FORMA(1)
                                              ----------------------------------
                                   HISTORICAL WITH BLACKSTONE WITHOUT BLACKSTONE
                                   ---------- --------------- ------------------
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets......................  $694,419     $800,901          $795,901
Total debt........................   213,034      213,034(5)        213,034(5)
Stockholder's equity..............   392,071      413,553           413,553

--------

(1) See "Pro Forma Financial Statements." Amounts assume all Partnerships as defined herein participate in the REIT Conversion.

(2) Earnings before interest expense, taxes, depreciation, amortization and certain other non-cash items ("EBITDA"). There are no non-cash items, other than depreciation and amortization, included in EBITDA for the periods presented. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to meet debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles ("GAAP"). In addition, EBITDA as calculated by the Company may not be comparable to similarly titled measures reported by other companies. Cash expenditures for various long-term assets, interest expense and income taxes have been, and will be, incurred which are not reflected in the EBITDA presentation.

(3) Cash interest expense is calculated as GAAP interest expense less amortization of deferred financing costs and the amortization of debt fair value adjustments.
(4) The ratio of earnings to fixed charges is computed by dividing income before taxes, interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest.

(5) Amount excludes approximately $85 million due to Host to pay for hotel working capital purchased from Host.

                                 RISK FACTORS

  Host Stockholders should carefully consider and evaluate all of the information set forth in this Prospectus, including the risk factors listed below.

DEPENDENCE ON MARRIOTT INTERNATIONAL

  Marriott International will manage substantially all of the hotels to be leased or subleased by the Company from Host REIT and all of the Communities owned by the Company under long-term management agreements. Therefore, the Company's revenue, profitability and ability to make lease payments to Host REIT will depend upon the ability of Marriott International to effectively manage such hotels and the Communities. Factors that may affect Marriott International's performance and the Company's results of operations include the following: the general economic climate; local market conditions (such as an oversupply of, or a reduction in demand for, hotel space and senior living communities); the attractiveness of the hotels and the Communities to consumers; the quality, philosophy and performance of management; competition from comparable hotels and senior living communities; changes in room rates; increases in operating costs or reductions in operating margins due to inflation, market conditions and other factors, which increases may not necessarily be passed through fully to guests of the hotels or residents of the Communities.

COMPETITION WITH MARRIOTT INTERNATIONAL

  As of the date hereof, Marriott International operates or franchises approximately 1,600 hotel properties, approximately 175 of which are owned or leased by Host and will be leased or subleased to the Company, and owns or operates approximately 100 senior living communities, 31 of which are owned by the Company. Because Marriott International may operate hotels and senior living communities that compete with the hotels to be leased or subleased by the Company from Host or Host REIT and the senior living communities owned by the Company, certain situations could arise where actions taken by Marriott International, in its capacity as manager of competing hotels and senior living communities, would not be in the best interest of the Company.

CONFLICTS OF INTEREST IN ESTABLISHING THE TERMS OF THE HOTEL LEASES

  The terms of the hotel leases and subleases (collectively, the "Hotel Leases") to be entered into by subsidiaries of the Company with subsidiaries of Host REIT were negotiated by the Company with Host, but because the Company was a wholly owned subsidiary of Host at such time, such negotiation may not necessarily have been on an arms-length basis and, accordingly, may not necessarily reflect fair market value or terms. The rental payments required to be made by the subsidiaries of the Company under the Hotel Leases were negotiated based upon historical and projected operating and financial performance of the hotels. There can be no assurance, however, that the projected operating and financial performance of the hotels used in negotiating the lease payments will be met, and any failure to do so could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE OF HOTEL REVENUES ON CONTINUATION OF THE HOTEL LEASES

  Revenues from operation of the hotels will comprise a substantial portion of the Company's revenues, and the Company will be able to continue to earn such revenues only as long as the Hotel Leases remain in effect. On a pro forma basis after giving effect to the Hotel Leases, hotel revenues comprised approximately 95% of the Company's revenues for the First Three Quarters 1998 and for Fiscal Year 1997. The Hotel Leases generally have terms ranging from seven to ten years and do not provide the Company with any renewal rights. Upon an event of default under a Hotel Lease (which includes a default under any other Hotel Lease in the same "pool" of hotels and a default under certain other agreements), Host REIT may, among other remedies, terminate the Hotel Lease without penalty. Host REIT also may terminate the Hotel Leases in a pool of leases without penalty at any time after the Company's guaranty of the Hotel Leases in such pool has been exhausted and the Company elects to terminate the pooling arrangements with respect to that pool. In addition, Host or Host REIT may terminate a Hotel Lease upon payment to the Company of a termination fee equal to the fair market value of the Company's leasehold interest for the remaining term of the lease if Host REIT enters into an agreement to sell or otherwise transfer the particular hotel free and clear of the lease and in certain other circumstances. Host REIT also may elect to terminate the Hotel Leases upon a "Change in Control" of the Company or any of its subsidiaries that will lease the hotels from Host REIT. Host REIT would be required to pay a termination fee equal to the previous year's operating profit of the lessee in connection with any such lease termination unless an "Adverse Party" is the acquiring person, in which event no termination fee would be payable by Host REIT. A "Change in Control" includes (i) a change of a majority of the Board of Directors of the Company during the longer of any twelve month period and the period during which two consecutive annual meetings of the stockholders of the Company at which directors are elected have been held, (ii) the accumulation of more than 35% of the Company's voting stock and (iii) the merger or consolidation of the Company resulting in a change in ownership or more than 35% of the Company's voting stock or any change of ownership of a lessee, and an "Adverse Party" includes, among other persons, any hotel ownership, management or franchisor company. Moreover, if Host REIT does not elect to terminate the Hotel Lease upon a "Change in Control," Marriott International may require Host REIT to exercise its termination rights if, as a result of such Change in Control, the hotel lessee is in control or is controlled by persons who are convicted felons or who are engaged (or affiliated with persons who are engaged) in operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International. In addition, in the event that changes in the federal income tax laws allow Host REIT, or subsidiaries or affiliates of Host REIT, to directly operate the hotels without jeopardizing Host REIT's status as a REIT, Host REIT will have the right to terminate the Hotel Leases in return for paying the Company the fair market value of the Company's leasehold interests for the remaining terms of such leases. The payment would be payable in cash or shares of Host REIT, at the election of Host REIT. (Host has been pursuing the enactment of legislation that would allow such operation for more than one year, but there is no bill currently pending in Congress and no reliable prediction can be made as to whether any such legislation will be enacted in the future.) Host REIT and the Company also will each have the right to terminate up to 12 Hotel Leases without being required to pay any fee or other compensation as a result of such termination, but Host REIT will be permitted to exercise such right only in connection with a sale of a hotel to an unrelated third party or the transfer of a hotel to a joint venture in which Host Marriott, L.P., Host REIT's operating subsidiary, does not have a two-thirds or greater interest. See "Business and Properties--Description of the Hotel Leases for Full-Service Hotels Managed by Marriott International." The Company's financial condition and results of operations would be materially and adversely affected by termination of a substantial number of the Hotel Leases.

NO RIGHTS OF FIRST REFUSAL OR OTHER CONTRACTUAL COMMITMENTS ENABLING THE COMPANY TO LEASE ADDITIONAL HOTELS FROM HOST REIT

  There are no rights of first refusal or other contractual arrangements enabling the Company to lease any hotels acquired by Host REIT in the future. In the absence of such commitments, there can be no assurance that Host REIT will lease any additional hotels to the Company, which could adversely affect the Company's ability to expand its leasing business.

POTENTIAL ADVERSE IMPACT ON COMPANY'S PROFITABILITY OF DECLINES IN OPERATING MARGINS OF LEASED HOTELS

  At the time of the Distribution, the Company expects to lease approximately 125 full-service hotels and to sublease 71 limited-service hotels from Host REIT. Substantially all of the hotels to be leased or subleased from Host REIT will be managed for the Company by Marriott International. On a pro forma basis after giving effect to the Hotel Leases, the Company would have had total hotel revenues of $3,865 million and total hotel operating costs and expenses, including pro forma lease payments payable to Host REIT and pro forma management fees payable to Marriott International, of $3,826 million for Fiscal Year 1997, or an operating margin of $39 million. For the First Three Quarters 1998, on a pro forma basis after giving effect to the leases and subleases, total hotel revenues would have been $2,875 million and total hotel operating costs and expenses would have been $2,844 million, or an operating margin of $31 million. In view of the size of the portfolio to be leased and the magnitude of the lease payments due to Host REIT, the management fees payable to Marriott International and the other costs and expenses associated with the Hotel Leases, any material increase in hotel operating costs and expenses that is not offset by a corresponding increase in hotel revenues, or a material decline in hotel revenues which is not offset by a corresponding decrease in hotel operating costs and expenses, would have a material adverse impact on the Company's financial condition and results of operations.

INABILITY OF THE COMPANY TO TERMINATE THE HOTEL LEASES AND THE MANAGEMENT AGREEMENTS

  A substantial amount of the Company's operating expenses will consist of lease payments to Host REIT, management and hotel franchise fees payable to Marriott International in connection with its management of the hotels and management fees payable to Marriott International and Non-MI Managers in connection with its management of the Communities. On a pro forma basis, lease payments to Host REIT totaled $887 million and $1,175 million for the First Three Quarters 1998 and for Fiscal Year 1997, respectively. Management fees payable to Marriott International and Non-MI Managers for these periods totaled approximately $156 million and approximately $202 million, respectively, on a pro forma basis. Under the Hotel Leases and the management agreements for the hotels, the Company will be responsible for paying all the expenses of operating the hotels, including all personnel costs, utility costs and general repair and maintenance (other than capital expenditures, furniture, fixtures and equipment expenditures (with certain exceptions), property and casualty insurance, real estate taxes and other assessments and ground lease rent payments, for which Host REIT will be responsible). The Company will be solely responsible for the expenses of operating the Communities. Except in certain events specified therein, the Company will not be able to terminate the Hotel Leases or the management agreements prior to the expiration of their respective terms.

INABILITY OF THE COMPANY TO OBTAIN FINANCING SECURED BY THE HOTEL LEASES WITHOUT HOST REIT'S CONSENT; OTHER FINANCING RESTRICTIONS

  Pursuant to the terms of the Hotel Leases, the Company will not be entitled to obtain financing secured by its leasehold interests in the hotels without the consent of Host REIT, which may be withheld in its sole discretion. Even if Host REIT were to consent to the Company obtaining financing secured by its leasehold interests, a number of hotels have pre-existing third-party financing that prohibits any additional secured financing. The management agreements with Marriott International and the Non-MI Managers typically require a secured lender to keep the management agreement in effect following a foreclosure. The rights of each lessee will be expressly subordinate to qualifying mortgage debt and any refinancing of property level debt of the hotel. A default under the loan documents may result in the termination of the Hotel Lease by the lender. The lender will not be required to provide a non-disturbance agreement to the lessee.

RISKS OF LEVERAGE

  The Company will have substantial indebtedness. As of September 11, 1998, on a pro forma basis assuming the Distribution, the Company had outstanding indebtedness, excluding the amount due to Host to pay for hotel working capital purchased from Host of approximately $85 million, totaling approximately $213 million. Giving effect to the Hotel Leases with Host REIT and the management agreements with Marriott International and the Non-MI Managers, pro forma interest, lease and hotel management fee expenses would have been $1,060 million and $1,400 million for the First Three Quarters 1998 and Fiscal Year 1997, respectively. The Company's existing leverage, together with its obligation to make lease and management fee payments under the Hotel Leases and related management agreements, could affect its ability to obtain financing in the future or undertake refinancings on terms and subject to conditions favorable to the Company. In addition, two of the Company's subsidiaries that own a total of eight Communities are parties to a loan agreement in the original principal amount of approximately $125 million. The lender has a security interest in all eight Communities. The loan agreement contains cross-default provisions so that a default by one subsidiary can result in the acceleration of the entire amount of the indebtedness.

GUARANTEES OF THE HOTEL LEASES AND RELATED POOLING AGREEMENTS

  The Company and certain subsidiaries will enter into certain limited guaranty agreements of the obligations of the Lessees under the Hotel Leases. For each of four identified "pools" of full-service hotels, the cumulative limit of the Company's guaranty at any time will be the greater of 10% of the aggregate rents paid in the immediately preceding Fiscal Year under all Hotel Leases in the pool or 10% of the aggregate rents paid under all Hotel Leases in the pool in 1999.

  As a result of these guaranty arrangements, the Company will be required to apply excess cash flow from profitable Hotel Leases in a pool (and potentially assets from outside a Hotel Lease pool) to meet rent shortfalls on other Hotel Leases in the same pool, subject to the specified limits. In addition, the agreements require that reserves be maintained within a Hotel Lease pool in certain circumstances, which would restrict the availability of excess cash to the Company for payment of operating expenses and other purposes.

RESTRICTIONS ON SALES AND OTHER TRANSFERS OF HOTEL LEASEHOLD INTERESTS AND COMMUNITIES

  The Hotel Leases and the management agreements with Marriott International and the Non-MI Managers of the hotels and the Communities impose certain conditions and restrictions on sales, leases and other transfers of the Hotel Leases and the Communities. These conditions and restrictions, or the Company's inability to obtain a consent, modification or waiver from Host REIT, Marriott International or the Non-MI Managers, could adversely affect the Company's ability to consummate such sale, lease or other transfer.

FRAUDULENT CONVEYANCE CONSIDERATIONS

  It is a condition to the consummation of the Distribution that the Board of Directors of Host shall have received a satisfactory opinion regarding the solvency of Host. There is no certainty, however, that a court would find the solvency opinion rendered by Host's financial advisor to be binding on creditors of Host or that a court would reach the same conclusions set forth in such opinion in determining whether Host was insolvent at the time of, or after giving effect to, the Distribution.

  If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time Host effected the Distribution, Host (i) was insolvent; (ii) was rendered insolvent by reason of the Distribution; (iii) was engaged in a business or transaction for which Host's remaining assets constituted unreasonably small capital; or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require, among other possible remedies, that the stockholders return the Distribution or the value thereof (in whole or in part) to Host. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, Host would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. No assurance can be given as to what standard a court would apply in determining insolvency. In addition, under Section 170 of the Delaware General Corporation Law (the "DGCL") (which is applicable to the Distribution), a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

  Host's Board of Directors and management believe that Host will be solvent at the time of the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses, and the Distribution will be made entirely out of surplus, as provided under
Section 170 of the DGCL.

RESTRICTIONS ON THE COMPANY'S BUSINESS AND FUTURE OPPORTUNITIES

  The Company's activities are and will be limited by certain non-competition agreements with Marriott International and Host REIT to which it is or will become a party. In general, these non-competition agreements restrict the Company for prescribed periods described below from (i) competing with the hotel management business of Marriott International (but not from leasing hotel properties or contracting with third parties to manage leased hotel properties, subject to certain limitations for hotel properties operated under a common name), (ii) operating or managing assisted living communities (but not owning or leasing such communities) and (iii) owning or acquiring full-service hotels that are not leased from Host REIT.

  NON-COMPETITION AGREEMENT WITH MARRIOTT INTERNATIONAL REGARDING THE
HOTELS. Host and Marriott International entered into a non-competition agreement (the "Hotel Non-Competition Agreement") in 1993 when Host and Marriott International became separate public companies, as amended and restated in March 1998. The Company is currently bound by the Hotel Non-Competition Agreement as a subsidiary of Host and will continue to be bound by it following the Distribution. Under the Hotel Non-Competition Agreement, the Company and its subsidiaries generally are prohibited prior to October 8, 2000, subject to certain limited exceptions, from entering into or acquiring any business that competes with the hotel management business (i.e., managing, operating or franchising full-service and limited service hotels) of Marriott International. Under the Hotel Non-Competition Agreement, certain activities are permitted, however, including (i) the operation by the Company of an unlimited number of hotel properties so long as the Company does not operate more than ten such properties under a common name, (ii) contracting by the Company with a third party manager for operation of an unlimited number of hotel properties, so long as the number of properties under such third party management is not more than the greater of (a) ten such properties operated under a common name or (b) 25% of the system operated by such third party manager under a common name, and (iii) franchising by the Company of an unlimited number of hotel properties so long as the Company is not franchisor for more than ten such properties under a common name.

  NON-COMPETITION AGREEMENT WITH HOST OR HOST REIT REGARDING THE HOTELS. The Company, Host REIT and the non-controlled subsidiaries of Host REIT, which will lease to the Company certain excess furniture, fixtures and equipment (collectively, the "Initial FF&E Lessors"), will enter into a non-competition agreement in connection with the Distribution. Pursuant to this non-competition agreement, the Company will agree, among other things, that until the earlier of December 31, 2008 or the date upon which the Company is not the lessee of more than 25% of the number of hotels owned by Host on the Distribution Date, the Company may not: (i) own, acquire, develop or construct for ownership any full-service hotel (except for (a) investments which represent an immaterial portion of a merger or similar transaction, (b) a minimal portfolio investment or (c) the provision of limited financing); (ii) without the consent of Host or Host REIT in its sole discretion, manage or operate (other than through a third party manager) any limited-service or full-service hotel properties owned by Host or Host REIT; or (iii) conduct, participate in, engage in or have a financial interest in any person that engages in the ownership or operation of any single or multiple full-service hotel franchise system operating under one or more common brand names. The restrictions described in (i) and (iii) above do not apply to any activities of the Company related to limited-service hotels, and none of these restrictions preclude the Company from acting as a lessee or third party manager with respect to full-service hotels owned by others.

  Until the earlier of December 31, 2008 or the date upon which the Company is not the lessee of more than 25% of the number of hotels owned by Host on the Distribution Date, Host or Host REIT and the FF&E Lessors have agreed that they will not conduct, participate in, engage in or have a financial interest in any person that engages in the business of leasing, operating or franchising limited-service or full-service hotel properties; provided, however, that this restriction does not prevent Host or Host REIT or the FF&E Lessors from (i) managing, operating or franchising limited-service or full-service hotels with respect to matters incident to the operation of such properties (e.g., management services with respect to food and beverages, plant and equipment operation and maintenance, reservations, sales and marketing) on behalf of third parties or (ii) leasing full-service or limited-service hotels to and from each other or (iii) in the case of Host or Host REIT, leasing full-service and limited-service hotels from certain other related parties. Until December 31, 2003, Host or Host REIT and the FF&E Lessors also have agreed that they may not conduct, participate in, engage in or have a financial interest in any person that engages in the ownership, acquisition or operation of senior living communities (except for (a) investments which represent an immaterial portion of a merger or similar transaction, (b) a minimal portfolio investment or (c) the provision of limited financing). In addition, both the Company and Host REIT will agree not to hire or attempt to hire any of the other company's senior employees at any time prior to December 31, 2000. See "Business and Properties--Relationship with Host after the Distribution--Non-Competition Agreement" and "Business and Properties--Non-Competition Agreements."

  NON-COMPETITION AGREEMENT WITH MARRIOTT INTERNATIONAL REGARDING SENIOR LIVING COMMUNITIES. In connection with the Company's acquisition of Forum from Marriott International in 1997, Host and Marriott International entered into a non-competition agreement (the "Community Non-Competition Agreement"), as amended and restated. The Company, as the owner of all of Host's senior living communities, is currently bound by the Community Non-Competition Agreement and will continue to be bound by it following the Distribution. Under the Community Non-Competition Agreement, the Company and its subsidiaries generally are prohibited prior to June 21, 2010, subject to certain limited exceptions, from competing with Marriott International in the continental United States by (i) financing, conducting, participating or engaging in the business of operating, managing or franchising senior living communities or
(ii) providing operational or managerial services relating thereto with respect to health care, therapy, home health care, assisted living, nursing and related medical, residential, supportive and personal care services (but are not prohibited from owning or leasing senior living communities or contracting with third parties to manage such communities for the Company). Until the Community Non-Competition Agreement expires on June 21, 2010, the Company also is prohibited from entering into a transaction or a series of transactions whereby ten or more Communities or a controlling interest therein would be transferred to another party unless such party agrees to be bound by the Community Non-Competition Agreement.

COMPETITION IN THE LODGING AND SENIOR LIVING INDUSTRIES

  The profitability of the hotels leased and subleased by the Company and the profitability of the Communities are subject to general economic conditions, the management abilities of Marriott International and the Non-MI Managers (in the case of certain hotels), competition, the desirability of particular locations and other factors relating to their operation. The full-service segment of the lodging industry, in which the hotels primarily operate, is highly competitive, and the hotels generally operate in geographical markets that contain numerous competitors. The success of the hotels will be dependent, in large part, upon the ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. Further, competing properties may be built or existing projects enhanced. The lodging industry, including the hotels to be leased or subleased by the Company, also may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns,

(iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Company.

  The long-term care industry, including the senior living segment, also is highly competitive. The Company competes with numerous other companies providing long-term care alternatives to the elderly, such as home health care agencies, facility-based service programs, retirement communities, convalescent centers, nursing home operators and other assisted living companies. In general, regulatory and other barriers to competitive entry in the senior living industry are not substantial. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than the Company. Consequently, there can be no assurance that the Company will not encounter increased competition that could limit its ability to attract residents or expand its senior living business in the future. See "Business and Properties--Competition--Lodging" and "--Senior Living."

OVERBUILDING IN THE ASSISTED LIVING INDUSTRY

  The Company believes that many assisted living markets have become or are on the verge of becoming overbuilt. Approximately 23% of the Company's senior living units are assisted living units. Overbuilding in the assisted living market could cause the Company's assisted living units to experience decreased occupancy, depressed margins and lower operating results.

RISKS ASSOCIATED WITH INVESTMENTS IN REAL ESTATE

  The stockholders of the Company will bear risks associated with real estate investments. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to sell and purchase senior living communities promptly in response to changes in economic or other conditions. This could make it difficult for the Company to sell any of its Communities, even if a sale were in the interest of the stockholders.

SEASONALITY

  The hotel industry is seasonal in nature. The seasonality of the hotel industry may, from time to time, affect the ability of the Company to make timely rent payments under the Hotel Leases. The failure of subsidiaries of the Company to pay rent within 10 days of the date it is due is an event of default and Host REIT may terminate the applicable full-service Hotel Lease or exercise any other remedy available to it as a result of any such default. The full-service Hotel Leases also contain cross-default provisions with respect to defaults by the Company or its subsidiaries under the hotel management agreements between Marriott International and Host that will be assigned to the Company, the Company's limited guaranty of the Hotel Leases, the non-competition agreement to be entered into between the Company and Host REIT and certain other related agreements between the parties or their affiliates.

STAFFING AND LABOR COSTS

  Marriott International competes with various other lodging companies in attracting and retaining qualified and skilled personnel to operate the hotels managed by it. Marriott International also competes with various health care services providers, including other elderly care providers, in attracting and retaining qualified personnel for the Communities. A shortage of such personnel or general inflationary pressure may require Marriott International to enhance its wage and benefits package to compete effectively for personnel necessary to operate the hotels and the Communities, which could adversely affect the Company's net income attributable to the hotels and the Communities.

REGULATION OF THE HEALTHCARE INDUSTRY

  The long-term care segment of the healthcare industry is highly regulated. Operators of skilled nursing facilities, including some of the healthcare facilities operated as a part of the Company's Communities, are subject to federal, state and local laws relating, among other things, to licensure and Certificates of Need, the delivery and adequacy of medical care, fraud and abuse, distribution of pharmaceuticals, operating policies and rate-setting and reimbursement. Such facilities also are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards. The failure of an operator of a Company Community to obtain or maintain any required regulatory approvals or licenses could prevent an operator from offering services or adversely affect its ability to receive reimbursement for services and could result in the denial of reimbursement, temporary suspension of admission of new patients, suspension or decertification from Medicaid, Medicare or other federal healthcare programs, fines, restrictions on the ability to acquire new facilities or expand existing facilities and, in extreme cases, revocation of the facility's license or closure of a facility. On a historical basis, Medicare/Medicaid reimbursements have accounted for approximately 7% of the Company's total senior living community revenues.

  Although not currently regulated at the federal level (except under laws of general applicability to businesses, such as work place safety and income tax requirements), assisted living communities are increasingly becoming subject to more stringent regulation and licensing by state and local health and social service agencies and other regulatory authorities. Like skilled nursing facilities, assisted living communities are subject to periodic inspection by government authorities. In most states, assisted living communities, as well as skilled nursing facilities also are subject to state or local building code, fire code and food service licensure or certification requirements. Any failure by the managers of the Company's Communities to meet applicable regulatory requirements may result in the imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions or adverse consequences, including delays in expanding a community. Any failure by the managers of the Company's Communities to comply with such requirements could have a material adverse effect on the Company's financial condition and results of operations.

  Operators of the Company's Communities also are subject to federal and state anti-remuneration laws and regulations, such as the Federal Health Care Programs anti-kickback law, which govern certain financial arrangements among healthcare providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Federal Health Care Program patients or the purchasing, leasing, ordering or arranging for any goods, facilities, services or items for which payment can be made under a Federal Health Care Program (such as Medicare or Medicaid). A violation of the federal anti-kickback law could result in the loss of a provider's eligibility to participate in a Federal Health Care Program or in civil or criminal penalties on the provider or other entity. The federal government, private insurers and various state enforcement agencies are devoting increased resources to enforcing compliance with these laws. Furthermore, some states restrict certain business corporations from providing, or holding themselves out as a provider of, medical care. State laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. There can be no assurance that these federal and state laws will ultimately be interpreted in a manner consistent with the Company's practices. See "Business--Government Regulation."

LIABILITY AND INSURANCE

  The provision of personal and healthcare services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which have involved large claims and resulted in the incurrence of significant defense costs. In addition, compared to more institutional long-term care facilities, assisted living communities of the type operated by the Company offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance intended to cover such claims, which it believes is adequate based on the nature of the risks, historical experience and industry standards.

  As lessee of the hotels, the Company also will carry comprehensive general liability insurance with policy specifications and insured limits required under the leases. There can be no assurance, however, that claims in excess of such insurance or claims not covered by insurance will not arise. A successful claim against the Company not covered by, or in excess of, its insurance could have a material adverse effect upon the Company's financial condition and results of operations.

POSSIBLE LIABILITY FOR ENVIRONMENTAL MATTERS

  Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company, (ii) a material environmental condition with respect to any leased hotel or community owned by the Company does not exist or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

  No assurances can be given that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator or past or current guest or occupant has created an environmental condition not known to the Company. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the leased hotels or the Communities will not be affected by the condition of land or operations in the vicinity of the leased hotels or the Communities (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

ABSENCE OF A PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  There is currently no public market for the Common Stock. The Company has applied to list the Common Stock on the New York Stock Exchange under the symbol "CLJ." Until the Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in the Common Stock will develop or be sustained in the future. In the event no active trading market develops for the Common Stock, holders of shares of Common Stock may not be able to sell their shares promptly at a reasonable price. Accordingly, holders of Common Stock should consider the Common Stock a long-term investment.

  The prices at which the Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the Company's performance and prospects, the depth and liquidity of the market for the Common Stock, investor perception of the Company and of the industries in which the Company operates and economic conditions in general, changes in earnings estimates by securities analysts or the Company's ability to meet those estimates, the Company's dividend policy and general financial and other market conditions. In addition, financial markets have experienced extreme price and volume fluctuations that have affected the market price of the stocks of many companies and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of the Common Stock.

ABSENCE OF DIVIDENDS ON COMMON STOCK

  The Company does not expect to pay cash dividends in the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following the Distribution could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of the Distribution, the Company will have a total of approximately 24,820,000 shares of Common Stock outstanding assuming the Blackstone Acquisition is consummated (approximately 20,450,000 shares if the Blackstone Acquisition is not consummated), of which approximately 20,375,000 shares will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining approximately 4,370,000 shares of Common Stock to be outstanding, representing shares held by affiliates and the shares to be transferred by Host REIT to the Blackstone Entities if the Blackstone Acquisition is consummated, will be "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act.

  If the Blackstone Acquisition is consummated by Host REIT, the Blackstone Entities will have certain registration rights with respect to approximately 18% of the outstanding shares of Common Stock of the Company. If such holders cause a large number of shares to be sold in the public market, such sales could have an adverse effect on the trading price of the Common Stock. In addition, if the Company is required, pursuant to such registration rights, to include shares held by such persons in any registration statement that the Company files to raise additional capital, the inclusion of such shares could have an adverse effect on the Company's ability to raise needed capital.

  Following the Distribution, the Company intends to register on one or more registration statements on Form S-8 under the Securities Act the shares of Common Stock issuable under the Company's stock option and other benefit plans for directors, officers and employees of the Company and its subsidiaries. Of the 4,537,000 shares to be reserved for issuance under these plans, approximately 630,000 shares will be subject to stock options or restricted stock expected to be granted by the Company concurrently upon completion of the Distribution. Officers and employees of Host who become officers and employees of the Company at the time of the Distribution also will have their existing awards held under the Host stock option and other benefit plans converted into awards for Common Stock in accordance with the terms of the Employee Benefits and Other Employment Matters Allocation Agreement to be entered into by Host and the Company. See "Description of Capital Stock-- Registration Rights Agreement," "Management--Employee Benefit Plans" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS AND MARYLAND LAW

  The Company's amended and restated articles of incorporation (the "Charter") and Bylaws, as well as Maryland law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions provide for a staggered board and allow the Company to issue, without stockholder approval, preferred stock having rights senior to those of the Common Stock. Other provisions include: fixing the size of the Board of Directors within a range set forth in the Company's Charter; removal of directors by stockholders only for cause upon the affirmative vote of at least two-thirds of all of the votes entitled to be cast; approval by stockholders of mergers, consolidations, share exchanges and transfers of assets by the affirmative vote of at least two-thirds of all of the votes entitled to be cast, to the extent a stockholder vote is required for a particular transaction under Maryland law; the ability of the Board of Directors, without a stockholder vote, to classify or reclassify unissued shares of capital stock, including Common Stock into Preferred Stock and vice versa; the exclusive authority of the Board of Directors to amend the Bylaws; advance notice provisions for stockholders to nominate directors or propose new business; a limitation on the ability of stockholders to call special meetings; and a two-thirds stockholder vote required to amend certain provisions of the Charter. These provisions could make it difficult for stockholders to effect certain corporate actions. The Company also intends to adopt a Stockholder Rights Plan, pursuant to which stockholders would be entitled to purchase from the Company a newly created series of junior preferred stock upon the occurrence of certain events.

  Under the Maryland General Corporation Law (the "MGCL"), unless an exemption is available, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's then outstanding shares (an "Interested Stockholder") or an affiliate of the Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by (i) 80% of the outstanding voting shares and (ii) two-thirds of the voting shares (other than voting shares held by the Interested Stockholder), unless certain conditions are satisfied. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements. The Company has not "opted-out" of the business combination provisions of the MGCL, and, accordingly, will be subject to such provisions although the Company may elect to opt-out of these provisions in the future. The Board of Directors has adopted a resolution exempting from the operation of the "business combination" statute transactions involving Host REIT and Marriott International; provided that any such transaction with Marriott International that is not in the ordinary course of business must be approved by a majority of the directors of the Company present at a meeting at which a quorum is present, including a majority of the disinterested directors, in addition to any vote of stockholders required by other provisions of the MGCL.

  In addition, under the MGCL, unless the corporation elects not to be subject thereto, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. The Company has not opted out of the "control share acquisition" provisions of the MGCL, and, accordingly, will be subject to such provisions although the Company may elect to opt-out of these provisions in the future. See "Description of Capital Stock--Certain Anti-Takeover Provisions."

RESTRICTION ON OWNERSHIP AND TRANSFER

  For Host REIT to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), Host REIT cannot own, either directly or by attribution from one or more actual or constructive owners (actually or constructively) of 10% or more of Host REIT, 10% or more of the Company or any other tenant of Host REIT. In order to assist Host REIT in meeting this requirement, the Company's Charter includes a restriction on transfer and ownership (the "Ownership Limit"), which provides that no person or persons acting as a group may own, or be deemed to own by virtue of certain attribution rules of the Code, more than (i) 9.8% of the lesser of the number or value of the issued and outstanding shares of Common Stock of the Company or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of Company capital stock. The ownership attribution rules under the Code are complex and may cause the Common Stock of the Company owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual entity. As a result, the acquisition of less than 9.8% of the Common Stock of the Company (or the acquisition or ownership of an interest in an entity that owns, actually or constructively, the Common Stock of the Company) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Stock of the Company and thus subject such Common Stock of the Company to the Ownership Limit.

  Pursuant to the terms of the Charter, the Ownership Limit will become effective as to all stockholders of the Company as of the Distribution Date, with an exception for a person who would exceed the Ownership Limit solely by reason of the receipt of shares of the Common Stock of the Company in the Distribution. The Board of Directors of the Company also may grant an exemption from the Ownership Limit with respect to a person if it is satisfied that such ownership will not cause the Company or a subsidiary of the Company that is a tenant of Host REIT to be considered a "related tenant" for purposes of the REIT qualification rules and Host REIT concurs with such determination. The Ownership Limit also will not apply if Host REIT no longer qualifies as a REIT, if the Board of Directors of Host REIT determines that it is no longer in the best interests of Host REIT to attempt to qualify, or to continue to qualify, as a REIT, or if the Company determines, and Host REIT concurs, that Host REIT derives less than 1% of its gross income pursuant to the Hotel leases. The Ownership Limit could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Stock of the Company might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent upon the efforts of its executive officers, most of whom previously served as officers of Host. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company.

YEAR 2000 PROBLEM

  The "Year 2000 Problem" has arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19". If not corrected, many computer applications could fail or create erroneous results.

  Following the Distribution, the Company, as the lessee of Host REIT's hotels, will deal directly with Year 2000 matters material to the operation of the hotels, and the Company has agreed to adopt and implement the Host compliance program outlined below with respect to third-party systems for all hotels for which it is the lessee. Host adopted its Year 2000 compliance program because it recognized the importance of minimizing the number and seriousness of any disruptions that may occur as a result of the Year 2000 issue. There can be no assurances that Year 2000 remediation by Host (and following the Distribution, the Company) or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on the Company, its business and its financial condition. The Company cannot predict the actual effects of the Year 2000 problem, which depends on numerous uncertainties such as: (i) whether significant third parties properly and timely address the Year 2000 issue; and (ii) whether broad-based or systematic economic failures may occur. The Company also is unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, the loss or disruption of hotel reservations made on centralized reservation services and errors or failures in financial transactions or payment processing systems such as credit cards. Due to the general uncertainty inherent in the Year 2000 problem and the Company's dependence on third parties, the Company is unable to determine at this time whether the consequences of Year 2000 failure will have a material impact on the Company. Although the Company efforts to work with Host in pursuit of its Year 2000 compliance program are expected to significantly reduce the level of uncertainty concerning Year 2000 issues and management believes that the possibility of significant interruptions of normal operations should be reduced; there is no assurance that this will be the case.

                               THE DISTRIBUTION

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

  The Distribution and the Merger are part of a series of transactions pursuant to which Host intends to convert into a REIT for federal income tax purposes. Assuming the Merger and the other transactions necessary to restructure Host's business operations so that it will qualify as a REIT are completed on or prior to December 31, 1998, Host expects to qualify as a REIT beginning with its first full taxable year commencing after the REIT Conversion is completed, which is currently expected to be the year commencing January 1, 1999 (but which might not be until the year commencing January 1, 2000).

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, Host REIT will lease and sublease the hotels currently owned and leased by Host (as well as those acquired in the Blackstone Acquisition if such transaction is consummated) to an unrelated party. In addition, in order for Host REIT to qualify as a REIT for federal income tax purposes, Host or Host REIT will be required to have distributed to its stockholders all E&P, as determined for tax purposes, of Host prior to the end of the first full taxable year for which the REIT election of Host REIT is effective. As a result of these requirements, Host has determined, as part of the REIT Conversion, that (i) Host REIT will lease and sublease substantially all of the hotels currently owned and leased by Host (as well as those acquired in the Blackstone Acquisition if such transaction is consummated) to subsidiaries of the Company, which will lease from Host REIT the hotels under their existing brand name pursuant to their existing management agreements with Marriott International and the Non-MI Managers, and (ii) Host will, subject to approval of the Merger Agreement by Host Stockholders and declaration of the Distribution by the Board of Directors of Host after the date of the Special Meeting, make the Distribution to help accomplish the requisite distributions of E&P of Host. In addition to facilitating Host's conversion into a REIT for federal income tax purposes, Host believes that there may be greater opportunities to expand the Company's ownership of senior living communities if such business is owned by a separate public company whose senior management has a greater focus on that business.

  In connection with the Distribution, subsidiaries of the Company will lease and sublease substantially all of the hotels then owned and leased by Host. The Hotel Leases are expected to be for a term of years (ranging generally from seven to ten years, depending on the particular hotel) commencing on or before January 1, 1999 (assuming the Merger occurs prior to that date; otherwise, as soon as practicable following the Distribution Date). Concurrently with entering into the Hotel Leases, the Company will assume certain of the rights and obligations under the existing management and franchise agreements between Host and Marriott International or the Non-MI Managers, pursuant to which Marriott International or the Non-MI Managers will continue to manage the hotels on behalf of the Company. Marriott International also will continue to manage the 31 Communities currently owned by the Company.

CONDITIONS TO THE DISTRIBUTION

  Although a number of the transactions comprising the REIT Conversion are expected to be consummated immediately prior to, or in certain instances immediately following, the Merger, the Merger will not be consummated unless Host Stockholders have approved the Merger Agreement and the other conditions to the Merger have been satisfied or waived. In particular, Host's Board of Directors will have determined, among other things, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999). Consistent with the foregoing, Host intends to pursue the transactions constituting the REIT Conversion at least through the date of the Special Meeting. If the Merger Agreement is approved by Host Stockholders at the Special Meeting, Host intends to continue pursuing those transactions constituting the REIT Conversion which have not yet been completed, including the Blackstone Acquisition (which is not expected to be consummated any earlier than

December 29, 1998), and, if Host's Board of Directors has determined that the conditions to the Merger have been or likely will be satisfied or waived, declare the Distribution and enter into the leases and subleases of hotels with subsidiaries of the Company, even though there is no assurance that the Merger and the other transactions comprising the REIT Conversion might not be delayed or possibly might never be consummated. If, however, the Merger Agreement is not approved by the Host Stockholders at the Special Meeting or the Host Board does not make the determinations described above, Host's Board does not intend to declare the Distribution or enter into the leases and subleases of hotels with subsidiaries of the Company.

  Assuming the Merger Agreement is approved by Host Stockholders at the Special Meeting and the Host Board of Directors makes the determinations described above, it is currently contemplated that (i) the Host Board of Directors would declare the Distribution on or about December 18, 1998 payable no later than December 31, 1998 to Host stockholders of record on December 28, 1998 and (ii) the Merger would be consummated on or about December 29, 1998, subject to satisfaction or waiver of the remaining conditions. Even under circumstances where the Distribution is made but the Merger or other transactions comprising the REIT Conversion are delayed or possibly never consummated, the Host Board believes that having the leasing arrangements in place with the Company could facilitate any subsequent efforts by Host to qualify as a REIT for federal income tax purposes (including efforts to pursue a merger with another entity or other transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000).


MANNER OF EFFECTING THE DISTRIBUTION

  On the Distribution Date, Host will make the Distribution to Host Stockholders pro rata in accordance with their respective interests in Host held of record as of 5:00 p.m. (Eastern Standard Time) on the Record Date, and will cause the Distribution Agent to mail certificates representing shares of Common Stock of the Company to the Host Stockholders entitled thereto. Cash will be paid in lieu of fractional shares. The Common Stock distributed in the Distribution will represent approximately 82% of the then outstanding Common Stock of the Company. The remaining approximately 18% of the then outstanding Common Stock of the Company will be transferred by Host REIT to the Blackstone Entities in connection with the Blackstone Acquisition. (If the Blackstone Acquisition does not occur, the shares of Common Stock of the Company distributed in the Distribution will represent 100% of the then outstanding Common Stock of the Company and the remaining approximately 18% of the Common Stock will be repurchased by the Company from Host at a purchase price of $0.01 per share.) See "Business and Properties--Blackstone Acquisition."

  Inquiries relating to the Distribution should be directed to the Distribution Agent, at Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Ralph Chianese; or by telephone at 212-495-1784, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

  NO SEPARATE VOTE OF HOST STOCKHOLDERS IS REQUIRED WITH RESPECT TO THE DISTRIBUTION, AND NO HOST STOCKHOLDER WILL BE REQUIRED TO MAKE ANY PAYMENT OR EXCHANGE ANY HOST COMMON STOCK IN ORDER TO RECEIVE COMMON STOCK OF THE COMPANY OR CASH IN LIEU OF FRACTIONAL SHARES IN THE DISTRIBUTION.

  The Company expects to have approximately 48,206 stockholders of record immediately following the Distribution, based on the number of record holders of Host common stock as of September 30, 1998. The Transfer Agent and Registrar and the Distribution Agent for the Common Stock will be Bank of New York.

FEDERAL INCOME TAX CONSEQUENCES

  The Distribution will be a taxable dividend to a Host Stockholder in an amount equal to the fair market value of the Common Stock (plus any cash in lieu of fractional shares) received in the Distribution (to the extent that the Distribution is made out of the Host Stockholder's share of the portion of the E&P of Host through the end of 1998 allocable to the Distribution). Host and Host REIT currently believe that the entire Distribution (the fair market value of which Host currently estimates will be approximately $1.30 per share of Host common stock) will be made out of such E&P and will be a taxable dividend. There can be no assurance, however, that Host and Host REIT's calculation of such E&P or Host's estimate of the fair market value of the Distribution will be respected by the Internal Revenue Service (the "IRS") or that a challenge by the IRS to either such calculation or such estimate would not be sustained by a court. To the extent that the fair market value of a Host Stockholder's share of the Distribution exceeds his or her share of the portion of the E&P of Host and Host REIT through the end of 1998 allocable to the Distribution, the Distribution would be treated first as a tax-free return of capital to such Host Stockholder, reducing the adjusted basis in his or her Host common stock by the amount of such excess (but not below zero) and then, if such basis is reduced to zero and there is remaining excess, as capital gain to the extent of such remaining excess (provided that such Host Stockholder has held the Host common stock as a capital asset). A Host Stockholder's initial tax basis in the Common Stock received in the Distribution will equal the fair market value of such stock on the Distribution Date, and its holding period in the Common Stock will begin on the date after the Distribution Date. THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR HOST STOCKHOLDER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES TO THAT HOST STOCKHOLDER OF THE DISTRIBUTION. THEREFORE, IT IS ESSENTIAL THAT EACH HOST STOCKHOLDER CONSULT WITH HIS OR HER OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH STOCKHOLDER'S PARTICULAR TAX SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. For a more detailed discussion of the federal income tax consequences reasonably anticipated by Host to be material to a Host Stockholder in connection with the Distribution, see "Federal Income Tax Consequences."

RESTRICTION ON OWNERSHIP AND TRANSFER

  For Host REIT to qualify as a REIT under the Code, Host REIT cannot own, either directly or by attribution from one or more actual or constructive owners (actually or constructively) of 10% or more of Host REIT, 10% or more of the Company or any other tenant of Host REIT. In order to assist Host REIT in meeting this requirement, the Charter includes an Ownership Limit, which provides that no person or persons acting as a group may own, or be deemed to own by virtue of certain attribution rules of the Code, more than (i) 9.8% of the lesser of the number or value of shares of the outstanding Common Stock of the Company or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of Company capital stock. Pursuant to the terms of the Charter, the Ownership Limit will become effective to all stockholders of the Company as of the Distribution Date. A person who would exceed the Ownership Limit solely by reason of the receipt of shares of the Common Stock of the Company in the Distribution is excepted from the Ownership Limit to the extent such person holds such shares. The Board of Directors of the Company may grant an exemption from the Ownership Limit with respect to a person if it is satisfied that such ownership will not cause the Company or a subsidiary of the Company that is a tenant of Host REIT to be considered a "related party tenant" for purposes of the REIT qualification rules. The Ownership Limit also will not apply if (i) Host REIT no longer qualifies as a REIT, (ii) the Board of Directors of Host REIT determines that it is no longer in the best interests of Host REIT to attempt to qualify, or continue to qualify, as a REIT or (iii) the Company determines, and Host REIT concurs, that Host REIT derives less than 1% of its gross income pursuant to the Hotel Leases. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

                                DIVIDEND POLICY

  The Company intends to use its available funds to pursue investment and business opportunities and, therefore, does not anticipate the payment of any cash dividends on the Common Stock in the foreseeable future. The declaration of any cash dividends in the future will be subject to the discretion of the Company's Board of Directors.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 11, 1998, and pro forma capitalization as of September 11, 1998, after giving effect to the transactions described in the "Pro Forma Financial Statements." The capitalization of the Company should be read in conjunction with the Company's consolidated financial statements and the notes thereto, the "Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each contained elsewhere herein.

                                                            AS OF SEPTEMBER
                                                               11, 1998
                                                          -------------------
                                                                       PRO
                                                          HISTORICAL FORMA(1)
                                                          ---------- --------
                                                            (IN THOUSANDS)
   Debt..................................................  $213,034  $213,034(2)
   Equity................................................   392,071   413,553
                                                           --------  --------
     Total capitalization................................  $605,105  $626,587
                                                           ========  ========

--------

(1) See "Pro Forma Financial Statements." Amounts assume all Partnerships (as defined herein) participate in the REIT Conversion.

(2) Amount excludes approximately $85 million due to Host to pay for working capital purchased from Host.

                        PRO FORMA FINANCIAL STATEMENTS

  The REIT Conversion involves a complex series of transactions not all of which necessarily have to occur in order for the REIT Conversion to be consummated. For example, there is no requirement that any of the eight public partnerships (the "Partnerships") and the private partnerships proposed to be acquired in the REIT Conversion (the Partnerships and such private partnerships collectively, the "Hotel Partnerships") actually participate in order for the REIT Conversion to be consummated (but if a Hotel Partnership does not participate in the REIT Conversion, its hotel properties would not be leased to the Company), nor is there a requirement that the Blackstone Acquisition occur in order for the REIT Conversion to be consummated. In addition, the consent of a number of lenders and several outside partners in certain key Hotel Partnerships are required in order for certain hotel properties owned by Host to be leased to the Company, and there can be no assurance that all such consents will be obtained. Accordingly, the number of hotel properties that will be leased by the Company may vary, perhaps substantially.

  In light of the number of possible variations, the Company is not able to describe all possible combinations of Hotels that could be leased. However, to assist in analyzing the Distribution, the Company has prepared two separate sets of unaudited pro forma financial statements to show the impact of the Distribution assuming that all Partnerships participate in the REIT Conversion ("All Partnerships Participate"), the Blackstone Acquisition is consummated, and all required lender and outside partner consents are obtained and a second scenario showing no Partnerships participate in the REIT Conversion (but that the Blackstone Acquisition is consummated and all required lender and outside partner consents (other than for the Partnerships) are obtained) ("No Partnership Participation").

  The unaudited pro forma condensed consolidated statements of operations of the Company reflect the following transactions for the First Three Quarters 1998 and for the fiscal year ended January 2, 1998, as if such transactions had been completed at the beginning of the fiscal year:

  . 1997 acquisition of Forum (the "Forum Acquisition") and one additional senior living community;

  . 1998 retirement of $26 million of debt through a capital contribution from Host;

  . 1998 repayment and forgiveness of $92 million of unsecured debt and a $14.8 million intercompany note treated as a capital contribution by Host;

  . 1998 acquisition of one senior living community;

  . 1998 acquisition of minority interests in certain consolidated subsidiaries of the Company through contributions from Host;

  . 1998 spin-off of the Company by Host and the concurrent lease or sublease of hotels from Host REIT;

  . 1998 adoption of Emerging Issues Task Force ("EITF") 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." to reflect the change in presentation to present property-level sales and operating expenses;

  . Contribution to the Company from Host of a 5% interest in a joint venture which holds an approximate $130 million mortgage note from a consolidated subsidiary of Host in connection with the Distribution; and

  . Adjustment to corporate expenses as if the Company were operated on a stand-alone basis, partially offset by the asset management fee to be charged to Host REIT.

  The adjustments to the unaudited pro forma balance sheet of the Company reflect the lease and sublease of substantially all of Host's owned or leased hotels and certain other transactions as described herein in conjunction with the Distribution.

  In 1998, the Company acquired one senior living community for $21 million. Also, during 1998, Host prepaid approximately $26 million of the Company's mortgage debt and repaid $92 million of unsecured debt to Marriott International. The prepayment was recorded as a capital contribution to the Company and the $92 million was repaid in exchange for a $92 million note due to Host with similar terms. The $92 million note and an additional $14.8 million intercompany note were forgiven by Host and treated as a capital contribution in the First Three Quarters 1998.

  In 1997, Host acquired 29 senior living communities from Marriott International and concurrently contributed all of the assets and liabilities obtained in the Forum Acquisition to the Company. In addition, during 1997, the Company acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership which owns a 418-unit retirement community in New Jersey for approximately $23 million, including the assumption of approximately $15 million in debt. The Company currently owns 99% of the partnership.

  If all components of Host's conversion to a REIT are not completed prior to January 1, 1999, Host REIT may be precluded from electing REIT status until January 1, 2000 and the Blackstone Acquisition may not be consummated. Accordingly, a separate column ("Pro Forma without Blackstone") has been included in the pro forma financial statements that assumes that the Blackstone Acquisition does not occur.

  The unaudited pro forma financial statements present the financial position and the results of operations of the Company as if the transactions described above were completed. These presentations do not purport to represent what the Company's results of operations would actually have been if the transactions described above had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations for any future date or period.

  The unaudited pro forma financial statements are based upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that the Company believes are reasonable under the circumstances and should be read in conjunction with the consolidated financial statements and notes thereto of the Company included elsewhere herein.

                         CRESTLINE CAPITAL CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                         AS OF SEPTEMBER 11, 1998

                       ALL PARTNERSHIPS PARTICIPATE

                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   PRO FORMA
                                          PRO FORMA                 WITHOUT
                              HISTORICAL ADJUSTMENTS   PRO FORMA BLACKSTONE (I)
                              ---------- -----------   --------- --------------
           ASSETS
Property and equipment,
 net........................   $649,528   $    --      $649,528     $649,528
Amounts due from Marriott
 International..............      4,097        --         4,097        4,097
Other assets................     14,290     85,000(A)   105,772      100,772
                                             6,482(B)
Cash and cash equivalents...     26,504     15,000(B)    41,504       41,504
                               --------   --------     --------     --------
  Total assets..............   $694,419   $106,482     $800,901     $795,901
                               ========   ========     ========     ========
      LIABILITIES AND
    STOCKHOLDER'S EQUITY
Debt........................   $213,034   $    --      $213,034     $213,034
Deferred income taxes.......     61,376        --        61,376       61,376
Due to Host Marriott Corpo-
 ration, net................     12,989     85,000(A)    97,989       92,989
Accounts payable and other
 accrued liabilities........     13,639        --        13,639       13,639
Deferred revenue............      1,310        --         1,310        1,310
                               --------   --------     --------     --------
  Total liabilities.........    302,348     85,000      387,348      382,348
                               --------   --------     --------     --------
Stockholder's equity
Common stock, 100 shares
 authorized, issued and
 outstanding (on a pro-forma
 basis 75 million shares of
 common stock authorized;
 24.8 million issued and
 outstanding)(1)............        --         --           --           --
Additional paid-in capital..    386,627     15,000(B)   408,109      408,109
                                             6,482(B)
Retained earnings...........      5,444        --         5,444        5,444
                               --------   --------     --------     --------
  Total stockholder's equi-
   ty.......................    392,071     21,482      413,553      413,553
                               --------   --------     --------     --------
  Total liabilities and
   stockholder's equity.....   $694,419   $106,482     $800,901     $795,901
                               ========   ========     ========     ========


             See Notes to Unaudited Pro Forma Financial Statements.

                         CRESTLINE CAPITAL CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST THREE QUARTERS 1998

                       ALL PARTNERSHIPS PARTICIPATE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         D            E           F         G            H                         I
                                        DEBT                              HOTEL                                PRO FORMA
                                    REFINANCING/  COMMUNITY   CORPORATE LEASES AND  ADOPTION OF                 WITHOUT
                       HISTORICAL    REPAYMENTS  ACQUISITIONS EXPENSES  SUBLEASES    EITF 97-2   PRO FORMA     BLACKSTONE
                       ----------   ------------ ------------ --------- ----------  -----------  ----------    ----------
REVENUES
Hotels
 Rooms...............   $    --       $   --        $ --       $   --   $     --    $1,847,650   $1,847,650    $1,636,922
 Food and beverage...        --           --          --           --         --       863,953      863,953       765,417
 Other...............        --           --          --           --         --       163,268      163,268       144,647
 House profit........        --           --          --           --   1,123,100   (1,123,100)         --            --
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
 Total hotels........        --           --          --           --   1,123,100    1,751,771    2,874,871     2,546,986
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
Senior living
 communities
 Routine.............     54,872          --           84          --         --        94,792      149,748       149,748
 Ancillary...........      2,928          --            1          --         --        13,483       16,412        16,412
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
 Total senior living
  communities........     57,800          --           85          --         --       108,275      166,160       166,160
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
 Total revenues......     57,800          --           85          --   1,123,100    1,860,046    3,041,031     2,713,146
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
OPERATING COSTS AND
 EXPENSES
Hotels
 Property-level costs
  and expenses
 Rooms...............        --           --          --           --         --       729,475      729,475       647,105
 Food and beverage...        --           --          --           --         --       766,688      766,688       680,116
 Other department
  costs and
  deductions.........        --           --          --           --         --       255,608      255,608       226,746
 Management fees and
  other..............        --           --          --           --     205,169          --       205,169       193,888
 Lease expense.......        --           --          --           --     887,400          --       887,400       771,900
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
  Total hotels.......        --           --          --           --   1,092,569    1,751,771    2,844,340     2,519,755
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
Senior living
 communities
 Property-level costs
  and expenses
 Routine.............        --           --          --           --         --        94,792       94,792        94,792
 Ancillary...........        --           --          --           --         --        13,483       13,483        13,483
 Other operating
  costs and
  expenses...........     29,803          --           49          --         --           --        29,852        29,852
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
  Total senior living
   communities.......     29,803          --           49          --         --       108,275      138,127       138,127
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
  Total operating
   costs and
   expenses..........     29,803          --           49          --   1,092,569    1,860,046    2,982,467     2,657,882
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
Operating profit ....     27,997          --           36          --      30,531          --        58,564        55,264
Corporate expenses...     (2,937)         --          --        (7,948)       --           --       (10,885)      (10,885)
Interest expense.....    (17,560)       4,789         --           --      (3,531)         --       (16,302)      (16,094)
Interest and dividend
 income..............      1,120          --            6          --         392          --         1,518         1,518
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
Income (loss) before
 income taxes........      8,620        4,789          42       (7,948)    27,392          --        32,895        29,803
Benefit (provision)
 for income taxes....     (3,534)      (1,963)        (18)       3,259    (11,231)         --       (13,487)      (12,219)
                        --------      -------       -----      -------  ---------   ----------   ----------    ----------
Income (loss) before
 extraordinary item..   $  5,086      $ 2,826       $  24      $(4,689) $  16,161   $      --    $   19,408    $   17,584
                        ========      =======       =====      =======  =========   ==========   ==========    ==========
Pro forma earnings
 per share...........   $    .21(2)                                                              $      .78(2) $     0.86(3)
                        ========                                                                 ==========    ==========

             See Notes to Unaudited Pro Forma Financial Statements.

                         CRESTLINE CAPITAL CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       FISCAL YEAR ENDED JANUARY 2, 1998

                       ALL PARTNERSHIPS PARTICIPATE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      C           D            E           F         G            H
                                                                                   HOTEL
                                                 DEBT                              LEASES
                                    FORUM    REFINANCING/  COMMUNITY   CORPORATE    AND      ADOPTION OF     PRO
                    HISTORICAL   ACQUISITION  REPAYMENT   ACQUISITIONS EXPENSES  SUBLEASES    EITF 97-2     FORMA
                    ----------   ----------- ------------ ------------ --------- ----------  -----------  ----------
REVENUES
Hotels
 Room.............   $    --       $   --      $   --       $   --      $   --   $      --   $ 2,460,816  $2,460,816
 Food and
  beverage........        --           --          --           --          --          --     1,156,017   1,156,017
 Other............        --           --          --           --          --          --       248,471     248,471
 House profit.....        --           --          --           --          --    1,475,300   (1,475,300)        --
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total hotels....        --           --          --           --          --    1,475,300    2,390,004   3,865,304
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Senior living
 communities......
 Routine..........     35,473       30,859         --         7,031         --          --       127,135     200,498
 Ancillary........      1,427        1,983         --           188         --          --        18,693      22,291
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total senior
   living
   communities....     36,900       32,842         --         7,219         --          --       145,828     222,789
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total revenues..     36,900       32,842         --         7,219         --    1,475,300    2,535,832   4,088,093
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............        --           --          --           --          --          --       993,374     993,374
 Food and
  beverage........        --           --          --           --          --          --     1,047,903   1,047,903
 Other department
  costs and
  deductions......        --           --          --           --          --          --       348,727     348,727
 Management fees
  and other.......        --           --          --           --          --      260,500          --      260,500
 Lease expense....        --           --          --           --          --    1,175,100          --    1,175,100
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total hotels....        --           --          --           --          --    1,435,600    2,390,004   3,825,604
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Senior living
 communities
 Property-level costs and expenses                                                                               --
 Routine..........        --           --          --           --          --          --       127,135     127,135
 Ancillary........        --           --          --           --          --          --        18,693      18,693
 Other operating
  costs and
  expenses........     20,929       17,977         --         4,733         --          --           --       43,639
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total senior
   living
   communities....     20,929       17,977         --         4,733         --          --       145,828     189,467
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
  Total operating
   costs and
   expenses.......     20,929       17,977         --         4,733         --    1,435,600    2,535,832   4,015,071
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Operating profit
 .................     15,971       14,865         --         2,486         --       39,700          --       73,022
Corporate
 expenses.........     (2,304)      (5,115)        --           745      (6,826)        --           --      (13,500)
Interest expense..    (13,396)      (9,630)      7,312       (2,118)        --       (5,100)         --      (22,932)
Interest and
 dividend income..        336          598         --           --          --          567          --        1,501
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Income (loss)
 before income
 taxes............        607          718       7,312        1,113      (6,826)     35,167          --       38,091
Benefit
 (provision) for
 income taxes.....       (249)        (294)     (2,998)        (456)      2,799     (14,419)         --     (15,617)
                     --------      -------     -------      -------     -------  ----------  -----------  ----------
Income (loss)
 before
 extraordinary
 item.............   $    358      $   424     $ 4,314      $   657     $(4,027) $   20,748  $       --   $   22,474
                     ========      =======     =======      =======     =======  ==========  ===========  ==========
Pro forma earnings
 per share........   $    .01(2)                                                                          $      .91(2)
                     ========                                                                             ==========
                        I
                       PRO
                      FORMA
                     WITHOUT
                    BLACKSTONE
                    -------------
REVENUES
Hotels
 Room.............  $2,203,294
 Food and
  beverage........   1,035,041
 Other............     222,469
 House profit.....         --
                    -------------
  Total hotels....   3,460,804
                    -------------
Senior living
 communities......
 Routine..........     200,498
 Ancillary........      22,291
                    -------------
  Total senior
   living
   communities....     222,789
                    -------------
  Total revenues..   3,683,593
                    -------------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............     886,763
 Food and
  beverage........     935,440
 Other department
  costs and
  deductions......     311,301
 Management fees
  and other.......     246,500
 Lease expense....   1,038,600
                    -------------
  Total hotels....   3,418,604
                    -------------
Senior living
 communities
 Property-level costs and e-- xpenses
 Routine..........     127,135
 Ancillary........      18,693
 Other operating
  costs and
  expenses........      43,639
                    -------------
  Total senior
   living
   communities....     189,467
                    -------------
  Total operating
   costs and
   expenses.......   3,608,071
                    -------------
Operating profit
 .................      75,522
Corporate
 expenses.........     (13,500)
Interest expense..     (22,633)
Interest and
 dividend income..       1,501
                    -------------
Income (loss)
 before income
 taxes............      40,890
Benefit
 (provision) for
 income taxes.....    (16,765)
                    -------------
Income (loss)
 before
 extraordinary
 item.............  $   24,125
                    =============
Pro forma earnings
 per share........  $     1.18(3)
                    =============

             See Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                       ALL PARTNERSHIPS PARTICIPATE

  A. Represents the adjustment to increase working capital and record a loan payable to Host of $85 million to record the transfer of hotel working capital to the Company related to the leasing of Host's hotels.

  B. Represents the following transactions in connection with the
Distribution:

    . Host's contribution of $15 million in cash to the Company.
    . Host's contribution of a 5% limited partner interest in a joint venture with Host that owns an approximate $130 million note receivable from a consolidated subsidiary of Host.

  C. Represents the adjustment to reflect the historical revenues, operating expenses, corporate expenses, interest expense and interest income for the Forum Acquisition as if such acquisition occurred at the beginning of 1997 (actual acquisition date was June 21, 1997).

  D. Represents the adjustment to eliminate interest expense on $133 million of debt repaid during 1998 by Host on behalf of the Company and treated as a capital contribution by Host.

  E. Represents the adjustment to record the historical revenues, operating expenses, corporate expenses and interest income related to the acquisition of one senior living community in 1998 and the acquisition of one senior living community in 1997. The adjustment also includes the elimination of $745,000 of minority interest expense included in corporate expenses related to the purchase of minority interests in certain consolidated subsidiaries of the Company in 1997.

  F. Represents the adjustment to record additional corporate expenses anticipated to be incurred when the Company is operated on a stand-alone basis subsequent to the Distribution, net of the asset management contract of $4.5 million per annum. The adjustment includes the following (in thousands):

                                                        FIRST THREE  FISCAL YEAR
                                                       QUARTERS 1998    1997
                                                       ------------- -----------
Payroll costs.........................................    $ 6,748      $ 6,894
Rent and insurance....................................      1,218        1,267
Other general and administrative costs................      3,097        3,165
                                                          -------      -------
                                                           11,063       11,326
Less: asset management fee............................     (3,115)      (4,500)
                                                          -------      -------
  Net corporate expense adjustment....................    $ 7,948      $ 6,826
                                                          =======      =======

  G. Represents the adjustment to record the historical hotel revenues and hotel expenses and pro forma lease expense associated with the leasing of certain hotel properties from Host, interest expense on the $85 million working capital loan at 6%, and income from the 5% investment in the joint venture with Host that owns a $130 million note receivable from a consolidated subsidiary of Host.

  Rental revenues under the leases are based on the greater of Percentage Rent or Minimum Rent. Total rent in the pro forma statement of operations is calculated based on the historical gross sales of the property and the negotiated rental rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1997. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of the Consumer Price Index ("CPI") and a wage and benefit index. For purposes of the pro formas, 1997 is the assumed initial lease year and the blended increase applied to the thresholds at January 3, 1998 is assumed to be 3%. Minimum rent is expressed as a fixed dollar amount that increases annually on the first day of each year after the initial lease year at 50% of the CPI increase. Accordingly, the 1998 rent thresholds and minimum rent included in the pro formas were adjusted as of January 3, 1998 for the 1997 increases in the indices. Rental revenues are recognized only for leases to be executed with Host REIT at or prior to completion of the Distribution. The execution of the leases is dependent upon the consummation of the Distribution, which is subject to contingencies that are outside the control of the Company, including approval of the Merger Agreement by Host Stockholders and consent to certain aspects of the REIT Conversion by lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations by Host with third parties to complete the REIT Conversion will not result in any material change to the leases. The table below details gross sales, minimum rent and total rent for all full-service properties to be leased and summarized amounts for the limited-service properties to be subleased:

                                               FIRST THREE QUARTERS
                            FISCAL YEAR 1997           1998
                          -------------------- --------------------
                          GROSS  MINIMUM TOTAL GROSS  MINIMUM TOTAL
PROPERTY                  SALES   RENT   RENT  SALES   RENT   RENT
--------                  ------ ------- ----- ------ ------- -----
                                        (IN MILLIONS)
Grand Hotel Resort and
 Golf Club..............  $ 23.4  $ 2.8  $ 4.2 $ 18.0  $ 2.0  $ 3.7
Scottsdale Suites.......    11.9    3.0    5.0    8.2    2.1    3.4
The Ritz-Carlton,
 Phoenix................    23.3    4.6    7.2   17.3    3.2    5.5
Coronado Island Resort..    22.0    2.1    2.1   16.2    1.5    3.6
Costa Mesa Suites.......     9.7    1.9    3.3    7.2    1.3    2.3
Desert Springs Resort
 and Spa................   103.3   21.3   30.3   80.3   15.0   22.6
Manhattan Beach.........    16.3    2.4    4.8   12.2    1.7    3.6
Marina Beach ...........    21.1    4.6    7.1   16.9    3.2    6.2
Newport Beach...........    33.5    5.5    8.7   24.0    3.9    6.8
Newport Beach Suites....    11.0    2.6    4.1    8.0    1.8    3.0
Ontario Airport.........    12.1    1.8    3.4    8.3    1.3    2.2
San Diego Marriott Hotel
 and Marina.............   103.3   38.0   39.6   78.6   26.7   31.1
San Diego Mission
 Valley.................    16.7    3.4    5.1   12.6    2.4    5.6
San Francisco Airport...    43.8    8.2   13.2   32.2    5.8    9.5
San Francisco
 Fisherman's Wharf......    17.8    4.0    6.4   12.1    2.8    4.3
San Francisco Moscone
 Center.................   120.2   20.7   37.9   90.5   14.6   28.5
San Ramon...............    19.7    4.4    5.1   14.4    3.1    4.0
Santa Clara.............    47.3    7.8   16.5   37.2    5.5   13.5
The Ritz-Carlton, Marina
 del Rey................    32.4    5.5   10.8   23.4    3.9    7.9
The Ritz-Carlton, San
 Francisco..............    50.1    9.6   14.7   34.2    6.7   10.3
Torrance................    20.5    2.3    3.5   15.0    1.6    5.1
Denver Southeast........    21.5    3.0    6.2   14.9    2.1    4.1
Denver Tech Center......    26.8    5.1    8.3   20.1    3.6    6.0
Denver West.............    13.7    1.8    4.0    9.6    1.2    2.7
Marriott's Mountain
 Resort at Vail.........    17.6    3.0    5.1   14.1    2.1    4.5
Hartford/Farmington.....    18.4    3.5    4.7   13.4    2.4    3.5
Hartford/Rocky Hill.....    11.6    1.5    2.7    8.5    1.1    2.0
Fort Lauderdale Marina..    28.5    4.3    7.9   20.4    3.0    5.7
Harbor Beach Resort.....    58.1   16.5   19.3   43.2   11.6   14.0
Jacksonville............    11.8    1.8    3.6    8.0    1.2    2.4
Miami Airport...........    29.7    3.9    8.4   21.6    2.8    6.1
Orlando World Center....   128.2   23.5   39.6   98.7   16.5   30.4
Palm Beach Gardens......    11.8    1.9    3.7    8.5    1.4    3.0
Singer Island (Holiday
 Inn)...................     6.6    1.4    2.5    5.2    1.0    2.1
Tampa Airport...........    17.1    1.6    3.5   13.1    1.1    2.7
Tampa Westshore.........    15.0    1.8    3.6   10.8    1.3    2.6
The Ritz-Carlton,
 Naples.................    66.4   18.1   23.3   53.1   12.7   18.0
Atlanta Marriott
 Marquis................    85.4   21.3   33.3   58.6   15.0   25.6
Atlanta Midtown Suites..    10.5    1.8    3.5    7.8    1.3    2.6
Atlanta Norcross........     7.6    1.0    1.7    5.6    0.7    1.2
Atlanta Northwest.......    14.9    2.7    4.3   11.3    1.9    3.3
Atlanta Perimeter.......    16.6    2.5    4.5   12.6    1.7    3.5
JW Marriott Hotel at
 Lenox..................    24.8    3.7    6.8   17.7    2.6    5.0
The Ritz-Carlton,
 Atlanta................    30.2    5.8    8.8   21.7    4.1    6.8

                                                         FIRST THREE QUARTERS
                                  FISCAL YEAR 1997               1998
                              ------------------------- -----------------------
                               GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL
PROPERTY                       SALES    RENT     RENT    SALES    RENT    RENT
--------                      -------- ------- -------- -------- ------- ------
                                                (IN MILLIONS)
The Ritz-Carlton, Buckhead..  $   49.3 $ 13.1  $   16.3 $   35.8 $  9.2  $ 11.7
Chicago/Deerfield Suites....      10.2    1.8       3.1      7.4    1.3     2.3
Chicago/Downers Grove
 Suites.....................       9.0    1.8       2.9      6.7    1.3     2.2
Chicago/Downtown Courtyard..      16.3    3.1       4.9     12.2    2.2     3.9
Chicago O'Hare..............      40.0    5.5      11.5     28.8    3.9     8.2
South Bend..................       9.9    1.1       2.1      7.0    0.8     1.5
New Orleans ................      66.4   17.5      21.8     47.6   12.3    15.8
Bethesda....................      23.2    3.2       5.6     17.3    2.2     4.1
Gaithersburg/Washingtonian
 Center.....................      13.2    2.4       3.8      9.7    1.7     2.8
Boston/Newton...............      27.4    4.8       7.8     19.1    3.4     5.5
Detroit Romulus.............       8.8    1.1       1.8      6.6    0.8     1.4
The Ritz-Carlton, Dearborn..      25.7    3.6       5.5     17.7    2.5     4.0
Minneapolis/Bloomington.....      20.2    3.3       6.5     13.8    2.3     4.7
Minneapolis City Center.....      27.5    3.7       7.5     20.4    2.4     5.2
Minneapolis Southwest.......      14.9    2.7       4.8     10.1    1.9     4.0
Kansas City Airport.........      14.3    1.7       3.7      9.9    1.2     2.5
St. Louis Pavilion..........      27.5    6.1       6.5     18.5    4.3     4.3
Nashua......................       7.5    0.8       1.3      5.3    0.5     0.9
Hanover.....................      22.5    4.7       6.6     15.1    3.3     4.3
Newark Airport..............      39.4    6.5      11.8     29.2    4.6     8.6
Park Ridge..................      16.0    2.5       4.0     11.9    1.7     4.2
Saddle Brook................      10.7    1.3       2.1      7.8    0.9     1.7
Albany......................      18.5    3.5       6.1     12.4    2.5     5.2
New York Marriott Financial
 Center.....................      39.6    7.7      13.2     29.1    5.4    10.1
New York Marriott Marquis...     210.3   40.0      60.8    155.4   29.7    47.6
Marriott World Trade
 Center.....................      65.4   12.2      19.4     49.1    8.6    14.9
Charlotte Executive Park....      14.0    2.3       3.7      9.8    1.6     2.6
Raleigh Crabtree Valley.....      14.9    2.4       3.9     10.9    1.7     2.8
Oklahoma City...............      15.6    2.0       3.8     10.4    1.4     2.4
Oklahoma City Waterford.....       9.1    1.5       2.7      6.1    1.0     1.7
Portland....................      26.4    4.1       7.5     17.6    2.9     4.8
Philadelphia (Convention
 Center)....................      80.7   14.2      25.0     58.2   10.0    17.8
Philadelphia Airport........      25.0    4.1       7.6     18.6    2.9     5.6
Pittsburgh City Center......      16.4    1.9       3.0     11.1    1.3     2.2
Memphis.....................      10.6    1.5       3.2      5.7    1.0     1.8
Dallas/Fort Worth...........      28.9    5.9       9.3     21.9    4.1     7.0
Dallas Quorum...............      25.7    4.2       8.2     18.3    3.0     5.8
El Paso.....................      11.6    0.9       2.3      7.8    0.6     1.4
Houston Airport ............      21.6    2.8       6.0     16.9    2.0     4.6
JW Marriott Houston.........      27.2    5.0       8.0     20.1    3.5     5.9
Plaza San Antonio...........      13.8    2.9       4.6      9.7    2.0     3.3
San Antonio Rivercenter.....      68.9   17.5      24.5     49.3   12.3    17.8
San Antonio Riverwalk.......      29.3    6.1      10.3     21.7    4.3     7.6
Salt Lake City..............      28.5    5.6       9.5     21.1    3.9     7.2
Dulles Airport..............      14.6    1.8       4.0     10.9    1.2     3.0
Key Bridge..................      29.4    5.6      10.2     21.2    3.9     7.4
Norfolk Waterside...........      18.1    3.3       5.4     12.8    2.4     3.8
Pentagon City Residence
 Inn........................      11.7    3.5       5.5      8.7    2.5     4.2
The Ritz-Carlton, Tysons
 Corner.....................      34.4    5.9       9.8     24.9    4.1     7.3
Washington Dulles Suites....      10.3    2.5       4.0      7.8    1.8     3.0
Westfields..................      28.0    4.7       7.4     20.3    3.3     5.4
Williamsburg................      12.6    1.8       2.8      9.3    1.3     2.1
Washington Metro Center.....      25.2    4.5       7.3     19.2    3.2     5.3
Calgary.....................      13.4    1.7       1.7      9.8    1.2     2.3
Toronto Airport.............      17.1    2.9       5.6     13.0    2.0     4.2
Toronto Eaton Centre........      21.1    6.1       7.1     16.0    4.3     5.6
Toronto Delta Meadowvale....      16.1    2.6       4.9     10.6    1.9     3.1
Fairview Park...............      22.5    3.9       7.3     16.3    2.8     5.2

                                                          FIRST THREE QUARTERS
                                   FISCAL YEAR 1997               1998
                               ------------------------- -----------------------
                                GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL
PROPERTY                        SALES    RENT     RENT    SALES    RENT    RENT
--------                       -------- ------- -------- -------- ------- ------
                                                 (IN MILLIONS)
Dayton.......................  $   18.2 $  3.2  $    6.0 $   13.4 $  2.3  $  4.3
Research Triangle Park.......       9.1    1.4       2.9      6.8    1.0     2.3
Detroit Marriott Southfield..       8.8    1.2       2.1      6.9    0.9     1.7
Detroit Marriott Livonia.....      10.0    1.4       2.6      7.4    1.0     1.9
Fullerton....................       6.8    1.2       1.8      5.0    0.8     1.3
Marriott O'Hare Suites.......      14.4    2.7       4.9     10.8    1.9     4.0
Albuquerque..................      16.4    3.6       3.6     11.1    2.5     2.6
Greensboro-High Point........      13.6    3.3       3.3     10.2    2.3     2.4
Houston Medical Center.......      16.5    4.0       4.0     12.2    2.8     2.9
Miami Biscayne Bay...........      26.8    6.5       6.6     20.5    4.5     5.1
Marriott Mountain Shadows
 Resort......................      24.1    4.4       4.5     16.9    3.1     3.1
Seattle SeaTac Airport.......      23.1    6.7       6.7     17.5    4.7     5.1
Four Seasons, Atlanta(4).....      15.6    5.8       5.9     14.2    4.1     4.5
Four Seasons,
 Philadelphia(4).............      41.1    7.9      12.4     30.6    5.6    10.1
Grand Hyatt, Atlanta(4)......      25.3   10.0      10.0     22.6    7.0     8.2
Hyatt Regency,
 Burlingame(4)...............      47.9    8.8      17.6     39.5    6.2    15.1
Hyatt Regency, Cambridge(4)..      32.4    6.7      11.9     26.8    4.7    10.4
Hyatt Regency, Reston(4).....      30.5    6.5      11.3     24.2    4.5     9.2
Swissotel, Atlanta(4)........      22.2    5.0       6.3     17.2    3.5     5.8
Swissotel, Boston(4).........      26.8    6.4       8.5     20.5    4.5     6.9
Swissotel, Chicago(4)........      38.1   10.9      15.1     28.9    7.7    12.0
The Drake (Swissotel), New
 York(4).....................      38.8   11.6      13.6     34.2    8.2    13.4
The Ritz-Carlton, Amelia
 Island(4)...................      45.7   10.3      13.4     37.4    7.2    11.1
The Ritz-Carlton, Boston(4)..      40.1    6.9      10.5     31.4    4.8     8.8
                               -------- ------  -------- -------- ------  ------
Total Full-service
 Properties..................   3,600.8  715.9    1095.6  2,671.0  504.5   838.3
Total Courtyard Properties...     212.0   50.6      59.2    159.2   35.0    36.8
Total Residence Inns.........      69.9   17.2      20.3     50.6   12.0    12.3
                               -------- ------  -------- -------- ------  ------
  Total......................  $3,882.7 $783.7   $1175.1 $2,880.8 $551.5  $887.4
                               ======== ======  ======== ======== ======  ======

  Although a number of the transactions comprising the REIT Conversion are expected to be consummated immediately prior to, or in certain instances immediately following, the Merger, the Merger will not be consummated unless Host Stockholders have approved the Merger Agreement and the other conditions to the Merger have been satisfied or waived. In particular, Host's Board of Directors will have determined, among other things, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999). Consistent with the foregoing, Host intends to pursue the transactions constituting the REIT Conversion at least through the date of the Special Meeting. If the Merger Agreement is approved by Host Stockholders at the Special Meeting, Host intends to continue pursuing those transactions constituting the REIT Conversion which have not yet been completed, including the Blackstone Acquisition (which is not expected to be consummated any earlier than December 29, 1998), and, if Host's Board of Directors has determined that the conditions to the Merger have been or likely will be satisfied or waived, declare the Distribution and enter into the leases and subleases of hotels with subsidiaries of the Company, even though there is no assurance that the Merger and the other transactions comprising the REIT Conversion might be delayed or possibly might never be consummated. If, however, the Merger Agreement is not approved by the Host Stockholders at the Special Meeting or the Host Board does not make the determinations described above, Host's Board does not intend to declare the Distribution or enter into the leases and subleases of hotels with subsidiaries of the Company. Assuming the Merger Agreement is approved by Host Stockholders at the Special Meeting and the Host Board of Directors makes the determinations described above, it is currently contemplated that (i) the Host Board of Directors would declare the Distribution on or about December 18, 1998 payable no later than December 31, 1998 to Host Stockholders of record on December 28, 1998 and (ii) the Merger would be consummated on or about December 29, 1998, subject to satisfaction or waiver of the remaining conditions. Even under circumstances where the Distribution is made but the Merger or other transactions comprising the REIT Conversion are delayed or possibly never consummated, the Host Board believes that having the leasing arrangements in place with the Company could facilitate any subsequent efforts by Host to qualify as a REIT for federal income tax purposes (including efforts to pursue a merger with another entity or other transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000).

  H. Represents the adjustment to reflect the Company's anticipated adoption of EITF 97-2 in the fourth quarter of 1998 by recording property-level sales and operating expenses. The adjustment has no impact on operating profit or net income.

  I. The "Pro Forma without Blackstone" column reflects the adjustment to eliminate the revenues, operating expenses and working capital relating to the Blackstone hotel properties assuming that the Blackstone Acquisition does not occur.
--------

  (1) On a pro forma basis as of September 11, 1998, the Company had 75 million shares of common stock, $.01 par value, authorized with 24.8 million shares issued and outstanding. In addition, on a pro forma basis, 10 million shares of preferred stock, $.01 par value, are authorized with none issued or outstanding.

  (2) Reflects the pro forma earnings per share based on 24.8 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution, and the issuance of shares to the Blackstone Entities.

  (3) Reflects the pro forma earnings per share based on 20.4 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution, and assumes that the Blackstone acquisition does not occur.

  (4) Represent the Blackstone hotel properties.

                         CRESTLINE CAPITAL CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                         AS OF SEPTEMBER 11, 1998

                       NO PARTNERSHIP PARTICIPATION

                     (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       PRO FORMA
                                                 PRO FORMA              WITHOUT
                                     HISTORICAL ADJUSTMENTS  PRO FORMA BLACKSTONE
                                     ---------- -----------  --------- ----------
               ASSETS
 Property and equipment, net.......   $649,528    $   --     $649,528   $649,528
 Amounts due from Marriott Interna-
  tional...........................      4,097        --        4,097      4,097
 Other assets......................     14,290     67,000(A)   87,772     82,772
                                                    6,482(B)
 Cash and cash equivalents.........     26,504     15,000(B)   41,504     41,504
                                      --------    -------    --------   --------
   Total assets....................   $694,419    $88,482    $782,901   $777,901
                                      ========    =======    ========   ========
 LIABILITIES AND STOCKHOLDER'S EQ-
                UITY
 Debt..............................   $213,034    $   --     $213,034   $213,034
 Deferred income taxes.............     61,376        --       61,376     61,376
 Due to Host Marriott Corporation,
  net..............................     12,989     67,000(A)   79,989     74,989
 Accounts payable and other accrued
  liabilities......................     13,639        --       13,639     13,639
 Deferred revenue..................      1,310        --        1,310      1,310
                                      --------    -------    --------   --------
   Total liabilities...............    302,348     67,000     369,348    364,348
                                      --------    -------    --------   --------
 Stockholder's equity
 Common stock, 100 shares
  authorized, issued and
  outstanding (on a pro forma basis
  75 million shares of common stock
  authorized; 24.8 million issued
  and outstanding)(1)..............        --         --          --         --
 Additional paid-in capital........    386,627     15,000(B)  408,109    408,109
                                                    6,482(B)
 Retained earnings.................      5,444        --        5,444      5,444
                                      --------    -------    --------   --------
   Total stockholder's equity......    392,071     21,482     413,553    413,553
                                      --------    -------    --------   --------
   Total liabilities and stockhold-
    er's equity....................   $694,419    $88,482    $782,901   $777,901
                                      ========    =======    ========   ========


             See Notes to Unaudited Pro Forma Financial Statements.

                         CRESTLINE CAPITAL CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         FIRST THREE QUARTERS 1998

                       NO PARTNERSHIP PARTICIPATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      D            E           F           G            H                         I
                                     DEBT                                                                     PRO FORMA
                                 REFINANCING/  COMMUNITY   CORPORATE HOTEL LEASES  ADOPTION OF                 WITHOUT
                    HISTORICAL    REPAYMENTS  ACQUISITIONS EXPENSES  AND SUBLEASES  EITF 97-2   PRO FORMA     BLACKSTONE
                    ----------   ------------ ------------ --------- ------------- -----------  ----------    ----------
REVENUES
Hotels
 Rooms............   $    --       $   --        $ --       $   --     $    --     $1,507,687   $1,507,687    $1,292,185
 Food and
  beverage........        --           --          --           --          --        675,831      675,831       579,231
 Other............        --           --          --           --          --        110,423      110,423        94,640
 House profit.....        --           --          --           --      896,321      (896,321)         --            --
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
 Total hotels.....        --           --          --           --      896,321     1,397,620    2,293,941     1,966,056
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
Senior living
 communities
 Routine..........     54,872          --           84          --          --         94,792      149,748       149,748
 Ancillary........      2,928          --            1          --          --         13,483       16,412        16,412
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
 Total senior
  living
  communities.....     57,800          --           85          --          --        108,275      166,160       166,160
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
 Total revenues...     57,800          --           85          --      896,321     1,505,895    2,460,101     2,132,216
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
OPERATING COSTS
 AND EXPENSES
Hotels
 Property-level
  costs and
  expenses
 Rooms............        --           --          --           --          --        651,662      651,662       569,292
 Food and
  beverage........        --           --          --           --          --        632,750      632,750       546,178
 Other department
  costs and
  deductions......        --           --          --           --          --        113,208      113,208       105,846
 Management fees
  and other.......        --           --          --           --      177,521           --       177,521       166,240
 Lease expense....        --           --          --           --      697,500           --       697,500       554,500
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
  Total hotels....        --           --          --           --      875,021     1,397,620    2,272,641     1,942,056
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
Senior living
 communities
 Property-level
  costs and
  expenses
 Routine..........        --           --          --           --          --         94,792       94,792        94,792
 Ancillary........        --           --          --           --          --         13,483       13,483        13,483
 Other operating
  costs and
  expenses........     29,803          --           49          --          --            --        29,852        29,852
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
  Total senior
   living
   communities....     29,803          --           49          --          --        108,275      138,127       138,127
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
  Total operating
   costs and
   expenses.......     29,803          --           49          --      875,021     1,505,895    2,410,768     2,080,183
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
Operating profit
 .................     27,997          --           36          --       21,300                     49,333        52,033
Corporate ex-
 penses...........     (2,937)         --          --        (7,948)        --            --       (10,885)      (10,885)
Interest expense..    (17,560)       4,789         --           --       (2,949)          --       (15,720)      (15,513)
Interest and
 dividend income..      1,120          --            6          --          392           --         1,518         1,518
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
Income (loss)
 before income
 taxes............      8,620        4,789          42       (7,948)     18,743           --        24,246        27,153
Benefit
 (provision) for
 income taxes.....     (3,534)      (1,963)        (18)       3,259      (7,685)          --        (9,941)      (11,133)
                     --------      -------       -----      -------    --------    ----------   ----------    ----------
Income (loss)
 before
 extraordinary
 item.............   $  5,086      $ 2,826       $  24      $(4,689)   $ 11,058    $      --    $   14,305    $   16,020
                     ========      =======       =====      =======    ========    ==========   ==========    ==========
Pro forma earnings
 per share........   $    .21(2)                                                                $      .58(2) $      .78(3)
                     ========                                                                   ==========    ==========

             See Notes to Unaudited Pro Forma Financial Statements.

                         CRESTLINE CAPITAL CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                       FISCAL YEAR ENDED JANUARY 2, 1998

                       NO PARTNERSHIP PARTICIPATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      C           D            E           F           G            H
                                                 DEBT
                                    FORUM    REFINANCING/  COMMUNITY   CORPORATE HOTEL LEASES  ADOPTION OF     PRO
                    HISTORICAL   ACQUISITION  REPAYMENT   ACQUISITIONS EXPENSES  AND SUBLEASES  EITF 97-2     FORMA
                    ----------   ----------- ------------ ------------ --------- ------------- -----------  ----------
REVENUES
Hotels
 Room.............   $    --       $   --      $   --       $   --      $   --     $     --    $1,984,659   $1,984,659
 Food and bever-
  age.............        --           --          --           --          --           --       874,761      874,761
 Other............        --           --          --           --          --           --       167,322      167,322
 House profit.....        --           --          --           --          --     1,163,628   (1,163,628)         --
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
  Total hotels....        --           --          --           --          --     1,163,628    1,863,114    3,026,742
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
Senior living
 communities......
 Routine..........     35,473       30,859         --         7,031         --           --       127,135      200,498
 Ancillary........      1,427        1,983         --           188         --           --        18,693       22,291
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
  Total senior
   living
   communities....     36,900       32,842         --         7,219         --           --       145,828      222,789
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
  Total revenues..     36,900       32,842         --         7,219         --     1,163,628    2,008,942    3,249,531
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............        --           --          --           --          --           --       889,525      889,525
 Food and bever-
  age.............        --           --          --           --          --           --       852,701      852,701
 Other department
  costs and
  deductions......        --           --          --           --          --           --       120,888      120,888
 Management fees
  and other.......        --           --          --           --          --       214,128          --       214,128
 Lease expense....        --           --          --           --          --       921,800          --       921,800
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
  Total hotels....        --           --          --           --          --     1,135,928    1,863,114    2,999,042
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
Senior living com-
 munities
 Property-level costs and expenses
 Routine..........        --           --          --           --          --           --       127,135      127,135
 Ancillary........        --           --          --           --          --           --        18,693       18,693
Other operating
 costs and
 expenses.........     20,929       17,977         --         4,733         --           --           --        43,639
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
  Total senior
   living
   communities....     20,929       17,977         --         4,733         --           --       145,828      189,467
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
  Total operating
   costs and
   expenses.......     20,929       17,977         --         4,733         --     1,135,928    2,008,942    3,188,509
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
Operating profit
 .................     15,971       14,865         --         2,486         --        27,700          --        61,022
Corporate
 expenses.........     (2,304)      (5,115)        --           745      (6,826)         --           --       (13,500)
Interest expense..    (13,396)      (9,630)      7,312       (2,118)        --        (4,261)         --       (22,093)
Interest and
 dividend income..        336          598         --           --          --           567          --         1,501
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
Income (loss)
 before income
 taxes............        607          718       7,312        1,113      (6,826)      24,006          --        26,930
Benefit
 (provision) for
 income taxes.....       (249)        (294)     (2,998)        (456)      2,799       (9,843)         --       (11,041)
                     --------      -------     -------      -------     -------    ---------   ----------   ----------
Income (loss)
 before
 extraordinary
 item.............   $    358      $   424     $ 4,314      $   657     $(4,027)   $  14,163   $      --    $   15,889
                     ========      =======     =======      =======     =======    =========   ==========   ==========
Pro forma earnings
 per share........   $    .01(2)                                                                            $      .64(2)
                     ========                                                                               ==========
                        I
                       PRO
                      FORMA
                     WITHOUT
                    BLACKSTONE
                    -------------
REVENUES
Hotels
 Room.............  $1,719,425
 Food and bever-
  age.............     757,856
 Other............     144,961
 House profit.....         --
                    -------------
  Total hotels....   2,622,242
                    -------------
Senior living
 communities......
 Routine..........     200,498
 Ancillary........      22,291
                    -------------
  Total senior
   living
   communities....     222,789
                    -------------
  Total revenues..   2,845,031
                    -------------
OPERATING COSTS AND EXPENSES
Hotels
 Property-level costs and expenses
 Rooms............     782,914
 Food and bever-
  age.............     740,238
 Other department
  costs and
  deductions......      83,462
 Management fees
  and other.......     200,128
 Lease expense....     785,300
                    -------------
  Total hotels....   2,592,042
                    -------------
Senior living com-
 munities
 Property-level costs and expenses
 Routine..........     127,135
 Ancillary........      18,693
Other operating
 costs and
 expenses.........      43,639
                    -------------
  Total senior
   living
   communities....     189,467
                    -------------
  Total operating
   costs and
   expenses.......   2,781,509
                    -------------
Operating profit
 .................      63,522
Corporate
 expenses.........     (13,500)
Interest expense..     (21,793)
Interest and
 dividend income..       1,501
                    -------------
Income (loss)
 before income
 taxes............      29,730
Benefit
 (provision) for
 income taxes.....     (12,189)
                    -------------
Income (loss)
 before
 extraordinary
 item.............  $   17,541
                    =============
Pro forma earnings
 per share........  $      .86(3)
                    =============

             See Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                       NO PARTNERSHIP PARTICIPATION

  A. Represents the adjustment to increase working capital and record a loan payable to Host of $67 million to record the transfer of hotel working capital to the Company related to the leasing of Host's hotels.

  B. Represents the following transactions in connection with the
Distribution:

    . Host's contribution of $15 million in cash to the Company.
    . Host's contribution of a 5% limited partner interest in a joint venture with Host that owns an approximate $130 million note receivable from a consolidated subsidiary of Host.

  C. Represents the adjustment to reflect the historical revenues, operating expenses, corporate expenses, interest expense and interest income for the Forum Acquisition as if such acquisition occurred at the beginning of 1997 (actual acquisition date was June 21, 1997).

  D. Represents the adjustment to eliminate interest expense on $133 million of debt repaid during 1998 by Host on behalf of the Company and treated as a capital contribution by Host.

  E. Represents the adjustment to record the historical revenues, operating expenses, corporate expenses and interest income related to the acquisition of one senior living community in 1998 and the acquisition of one senior living community in 1997. The adjustment also includes the elimination of $745,000 of minority interest expense included in corporate expenses related to the purchase of minority interests in certain consolidated subsidiaries of the Company in 1997.

  F. Represents the adjustment to record additional corporate expenses anticipated to be incurred when the Company is operated on a stand-alone basis subsequent to the Distribution, net of the asset management contract of $4.5 million per annum. The adjustment includes the following (in thousands):

                                                        FIRST THREE  FISCAL YEAR
                                                       QUARTERS 1998    1997
                                                       ------------- -----------
Payroll costs.........................................    $6,748       $6,894
Rent and insurance....................................     1,218        1,267
Other general and administrative costs................     3,097        3,165
                                                          ------       ------
                                                          11,063       11,326
Less: asset management fee............................    (3,115)      (4,500)
                                                          ------       ------
  Net corporate expense adjustment....................    $7,948       $6,826
                                                          ======       ======

  G. Represents the adjustment to record the historical hotel revenues and hotel expenses and pro forma lease expense associated with the leasing of certain hotel properties from Host, interest expense on the $67 million working capital loan at 6%, and income from the 5% investment in the joint venture with Host that owns a $130 million note receivable from a consolidated subsidiary of Host.

  Rental revenues under the leases are based on the greater of Percentage Rent or Minimum Rent. Total rent in the pro forma statement of operations is calculated based on the historical gross sales of the property and the negotiated rental rates and thresholds by property as if the leases were entered into on the first day of fiscal year 1997. There are generally three sales categories utilized in the rent calculation: rooms, food and beverage and other. For rooms and food and beverage, there are three tiers of rent with two thresholds, while the other category generally has two tiers of rent and one threshold. The percentage rent thresholds are increased annually on the first day of each year after the initial lease year based on a blended increase of CPI and a wage and benefit index. For purposes of the pro formas, 1997 is the assumed initial lease year and the blended increase applied to the thresholds at January 3, 1998 is assumed to be 3%. Minimum rent is expressed as a fixed dollar amount that increases annually on the first day of each year after the initial lease year at 50% of the CPI increase. Accordingly, the 1998 rent thresholds and minimum rent included in the pro formas were adjusted as of January 3, 1998 for the 1997 increases in the indices. Rental revenues are recognized only for leases to be executed with Host REIT at or prior to completion of the Distribution. The execution of the leases is dependent upon the consummation of the Distribution, which is subject to contingencies that are outside the control of the Company, including approval of the Merger Agreement by Host Stockholders and consent to certain aspects of the REIT Conversion by lenders, debt holders, partners and ground lessors of Host. The Company believes that negotiations by Host with third parties to complete the REIT Conversion will not result in any material change to the leases. The table below details gross sales, minimum rent and total rent for all full-service properties to be leased and summarized amounts for the limited-service properties to be subleased:

                                                         FIRST THREE QUARTERS
                                  FISCAL YEAR 1997               1998
                              ------------------------- -----------------------
                               GROSS   MINIMUM  TOTAL    GROSS   MINIMUM TOTAL
PROPERTY                       SALES    RENT     RENT    SALES    RENT    RENT
--------                      -------- ------- -------- -------- ------- ------
                                                (IN MILLIONS)
Grand Hotel Resort and Golf
 Club.......................  $   23.4 $  2.8  $    4.2 $   18.0 $  2.0  $  3.7
Scottsdale Suites...........      11.9    3.0       5.0      8.2    2.1     3.4
The Ritz-Carlton, Phoenix...      23.3    4.6       7.2     17.3    3.2     5.5
Coronado Island Resort......      22.0    2.1       2.1     16.2    1.5     3.6
Costa Mesa Suites...........       9.7    1.9       3.3      7.2    1.3     2.3
Manhattan Beach.............      16.3    2.4       4.8     12.2    1.7     3.6
Marina Beach ...............      21.1    4.6       7.1     16.9    3.2     6.2
Newport Beach...............      33.5    5.5       8.7     24.0    3.9     6.8
Newport Beach Suites........      11.0    2.6       4.1      8.0    1.8     3.0
Ontario Airport.............      12.1    1.8       3.4      8.3    1.3     2.2
San Diego Marriott Hotel and
 Marina.....................     103.3   38.0      39.6     78.6   26.7    31.1
San Diego Mission Valley....      16.7    3.4       5.1     12.6    2.4     5.6
San Francisco Airport.......      43.8    8.2      13.2     32.2    5.8     9.5
San Francisco Fisherman's
 Wharf......................      17.8    4.0       6.4     12.1    2.8     4.3
San Francisco Moscone
 Center.....................     120.2   20.7      37.9     90.5   14.6    28.5
The Ritz-Carlton, Marina del
 Rey........................      32.4    5.5      10.8     23.4    3.9     7.9
The Ritz-Carlton, San
 Francisco..................      50.1    9.6      14.7     34.2    6.7    10.3
Torrance....................      20.5    2.3       3.5     15.0    1.6     5.1
Denver Southeast............      21.5    3.0       6.2     14.9    2.1     4.1
Denver Tech Center..........      26.8    5.1       8.3     20.1    3.6     6.0
Denver West.................      13.7    1.8       4.0      9.6    1.2     2.7
Marriott's Mountain Resort
 at Vail....................      17.6    3.0       5.1     14.1    2.1     4.5
Hartford/Farmington.........      18.4    3.5       4.7     13.4    2.4     3.5
Hartford/Rocky Hill.........      11.6    1.5       2.7      8.5    1.1     2.0
Fort Lauderdale Marina......      28.5    4.3       7.9     20.4    3.0     5.7
Jacksonville................      11.8    1.8       3.6      8.0    1.2     2.4
Miami Airport...............      29.7    3.9       8.4     21.6    2.8     6.1
Palm Beach Gardens..........      11.8    1.9       3.7      8.5    1.4     3.0
Singer Island (Holiday
 Inn).......................       6.6    1.4       2.5      5.2    1.0     2.1
Tampa Airport...............      17.1    1.6       3.5     13.1    1.1     2.7
Tampa Westshore.............      15.0    1.8       3.6     10.8    1.3     2.6
The Ritz-Carlton, Naples....      66.4   18.1      23.3     53.1   12.7    18.0
Atlanta Midtown Suites......      10.5    1.8       3.5      7.8    1.3     2.6
Atlanta Norcross............       7.6    1.0       1.7      5.6    0.7     1.2
Atlanta Northwest...........      14.9    2.7       4.3     11.3    1.9     3.3
Atlanta Perimeter...........      16.6    2.5       4.5     12.6    1.7     3.5
JW Marriott Hotel at Lenox..      24.8    3.7       6.8     17.7    2.6     5.0
The Ritz-Carlton, Atlanta...      30.2    5.8       8.8     21.7    4.1     6.8
The Ritz-Carlton, Buckhead..      49.3   13.1      16.3     35.8    9.2    11.7
Chicago/Deerfield Suites....      10.2    1.8       3.1      7.4    1.3     2.3
Chicago/Downers Grove
 Suites.....................       9.0    1.8       2.9      6.7    1.3     2.2
Chicago/Downtown Courtyard..      16.3    3.1       4.9     12.2    2.2     3.9
Chicago O'Hare..............      40.0    5.5      11.5     28.8    3.9     8.2
South Bend..................       9.9    1.1       2.1      7.0    0.8     1.5
Bethesda....................      23.2    3.2       5.6     17.3    2.2     4.1

                                                          FIRST THREE QUARTERS
                                   FISCAL YEAR 1997               1998
                               ------------------------- ----------------------
                                GROSS   MINIMUM  TOTAL    GROSS  MINIMUM TOTAL
PROPERTY                        SALES    RENT     RENT    SALES   RENT    RENT
--------                       -------- ------- -------- ------- ------- ------
                                                (IN MILLIONS)
Gaithersburg/Washingtonian
 Center......................  $   13.2 $  2.4  $    3.8 $   9.7 $  1.7  $  2.8
Boston/Newton................      27.4    4.8       7.8    19.1    3.4     5.5
Detroit Romulus..............       8.8    1.1       1.8     6.6    0.8     1.4
The Ritz-Carlton, Dearborn...      25.7    3.6       5.5    17.7    2.5     4.0
Minneapolis/Bloomington......      20.2    3.3       6.5    13.8    2.3     4.7
Minneapolis City Center......      27.5    3.7       7.5    20.4    2.4     5.2
Minneapolis Southwest........      14.9    2.7       4.8    10.1    1.9     4.0
Kansas City Airport..........      14.3    1.7       3.7     9.9    1.2     2.5
St. Louis Pavilion...........      27.5    6.1       6.5    18.5    4.3     4.3
Nashua.......................       7.5    0.8       1.3     5.3    0.5     0.9
Newark Airport...............      39.4    6.5      11.8    29.2    4.6     8.6
Park Ridge...................      16.0    2.5       4.0    11.9    1.7     4.2
Saddle Brook.................      10.7    1.3       2.1     7.8    0.9     1.7
Albany.......................      18.5    3.5       6.1    12.4    2.5     5.2
New York Marriott Financial
 Center......................      39.6    7.7      13.2    29.1    5.4    10.1
New York Marriott Marquis....     210.3   40.0      60.8   155.4   29.7    47.6
Marriott World Trade Center..      65.4   12.2      19.4    49.1    8.6    14.9
Charlotte Executive Park.....      14.0    2.3       3.7     9.8    1.6     2.6
Raleigh Crabtree Valley......      14.9    2.4       3.9    10.9    1.7     2.8
Oklahoma City................      15.6    2.0       3.8    10.4    1.4     2.4
Oklahoma City Waterford......       9.1    1.5       2.7     6.1    1.0     1.7
Portland.....................      26.4    4.1       7.5    17.6    2.9     4.8
Philadelphia (Convention
 Center).....................      80.7   14.2      25.0    58.2   10.0    17.8
Philadelphia Airport.........      25.0    4.1       7.6    18.6    2.9     5.6
Pittsburgh City Center.......      16.4    1.9       3.0    11.1    1.3     2.2
Memphis......................      10.6    1.5       3.2     5.7    1.0     1.8
Dallas/Fort Worth............      28.9    5.9       9.3    21.9    4.1     7.0
Dallas Quorum................      25.7    4.2       8.2    18.3    3.0     5.8
El Paso......................      11.6    0.9       2.3     7.8    0.6     1.4
Houston Airport .............      21.6    2.8       6.0    16.9    2.0     4.6
JW Marriott Houston..........      27.2    5.0       8.0    20.1    3.5     5.9
Plaza San Antonio............      13.8    2.9       4.6     9.7    2.0     3.3
San Antonio Riverwalk........      29.3    6.1      10.3    21.7    4.3     7.6
Salt Lake City...............      28.5    5.6       9.5    21.1    3.9     7.2
Dulles Airport...............      14.6    1.8       4.0    10.9    1.2     3.0
Key Bridge...................      29.4    5.6      10.2    21.2    3.9     7.4
Norfolk Waterside............      18.1    3.3       5.4    12.8    2.4     3.8
Pentagon City Residence Inn..      11.7    3.5       5.5     8.7    2.5     4.2
The Ritz-Carlton, Tysons
 Corner......................      34.4    5.9       9.8    24.9    4.1     7.3
Washington Dulles Suites.....      10.3    2.5       4.0     7.8    1.8     3.0
Westfields...................      28.0    4.7       7.4    20.3    3.3     5.4
Williamsburg.................      12.6    1.8       2.8     9.3    1.3     2.1
Washington Metro Center......      25.2    4.5       7.3    19.2    3.2     5.3
Calgary......................      13.4    1.7       1.7     9.8    1.2     2.3
Toronto Airport..............      17.1    2.9       5.6    13.0    2.0     4.2
Toronto Eaton Centre.........      21.1    6.1       7.1    16.0    4.3     5.6
Toronto Delta Meadowvale.....      16.1    2.6       4.9    10.6    1.9     3.1
Four Seasons, Atlanta(4).....      15.6    5.8       5.9    14.2    4.1     4.5
Four Seasons,
 Philadelphia(4).............      41.1    7.9      12.4    30.6    5.6    10.1
Grand Hyatt, Atlanta(4)......      25.3   10.0      10.0    22.6    7.0     8.2
Hyatt Regency,
 Burlingame(4)...............      47.9    8.8      17.6    39.5    6.2    15.1
Hyatt Regency, Cambridge(4)..      32.4    6.7      11.9    26.8    4.7    10.4
Hyatt Regency, Reston(4).....      30.5    6.5      11.3    24.2    4.5     9.2
Swissotel, Atlanta(4)........      22.2    5.0       6.3    17.2    3.5     5.8
Swissotel, Boston(4).........      26.8    6.4       8.5    20.5    4.5     6.9
Swissotel, Chicago(4)........      38.1   10.9      15.1    28.9    7.7    12.0
The Drake (Swissotel), New
 York(4).....................      38.8   11.6      13.6    34.2    8.2    13.4
The Ritz-Carlton, Amelia
 Island(4)...................      45.7   10.3      13.4    37.4    7.2    11.1

                                                          FIRST THREE QUARTERS
                                    FISCAL YEAR 1997              1998
                                 ----------------------- -----------------------
                                  GROSS   MINIMUM TOTAL   GROSS   MINIMUM TOTAL
PROPERTY                          SALES    RENT    RENT   SALES    RENT    RENT
--------                         -------- ------- ------ -------- ------- ------
                                                  (IN MILLIONS)
The Ritz-Carlton, Boston(4)....  $   40.1 $  6.9  $ 10.5 $   31.4 $  4.8  $  8.8
                                 -------- ------  ------ -------- ------  ------
Total Full-service Properties..   2,790.7  537.9   842.3  2,071.7  379.4   648.4
Total Courtyard Properties.....     212.0   50.6    59.2    159.2   35.0    36.8
Total Residence Inns...........      69.9   17.2    20.3     50.6   12.0    12.3
                                 -------- ------  ------ -------- ------  ------
  Total........................  $3,072.6 $605.7  $921.8 $2,281.6 $426.4  $697.5
                                 ======== ======  ====== ======== ======  ======

  Although a number of the transactions comprising the REIT Conversion are expected to be consummated immediately prior to, or in certain instances immediately following, the Merger, the Merger will not be consummated unless Host Stockholders have approved the Merger Agreement and the other conditions to the Merger have been satisfied or waived. In particular, Host's Board of Directors will have determined, among other things, that the transactions constituting the REIT Conversion which impact Host REIT's status as a REIT for federal income tax purposes have occurred or are reasonably likely to occur, and based on advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion is completed (which might not be until the year commencing January 1, 2000 if the REIT Conversion is not completed prior to January 1, 1999). Consistent with the foregoing, Host intends to pursue the transactions constituting the REIT Conversion at least through the date of the Special Meeting. If the Merger Agreement is approved by Host Stockholders at the Special Meeting, Host intends to continue pursuing those transactions constituting the REIT Conversion which have not yet been completed, including the Blackstone Acquisition (which is not expected to be consummated any earlier than December 29, 1998), and, if Host's Board of Directors has determined that the conditions to the Merger have been or likely will be satisfied or waived, declare the Distribution and enter into the leases and subleases of hotels with subsidiaries of the Company, even though there is no assurance that the Merger and the other transactions comprising the REIT Conversion might be delayed or possibly might never be consummated. If, however, the Merger Agreement is not approved by the Host Stockholders at the Special Meeting or the Host Board does not make the determinations described above, Host's Board does not intend to declare the Distribution or enter into the leases and subleases of hotels with subsidiaries of the Company. Assuming the Merger Agreement is approved by Host Stockholders at the Special Meeting and the Host Board of Directors makes the determination described above, it is currently contemplated that (i) the Host Board of Directors would declare the Distribution on or about December 18, 1998 payable no later than December 31, 1998 to Host Stockholders of record on December 28, 1998 and (ii) the Merger would be consummated on or about December 29, 1998, subject to satisfaction or waiver of the remaining conditions. Even under circumstances where the Distribution is made but the Merger or other transactions comprising the REIT Conversion are delayed or possibly never consummated, the Host Board believes that having the leasing arrangements in place with the Company could facilitate any subsequent efforts by Host to qualify as a REIT for federal income tax purposes (including efforts to pursue a merger with another entity or other transaction that would permit it to commence a new taxable year and elect REIT status prior to January 1, 2000).



  H. Represents the adjustment to reflect the Company's anticipated adoption of EITF 97-2 in the fourth quarter of 1998 by recording property-level sales and operating expenses. The adjustment has no impact on operating profit or net income.

  I. The "Pro Forma without Blackstone" column reflects the adjustment to eliminate the revenues, operating expenses and working capital relating to the Blackstone hotel properties assuming that the Blackstone Acquisition does not occur.
--------

  (1) On a pro forma basis as of September 11, 1998, the Company had 75 million shares of common stock, $.01 par value, authorized with 24.8 million shares issued and outstanding. In addition, on a pro forma basis, 10 million shares of preferred stock, $.01 par value, are authorized with none issued or outstanding.

  (2) Reflects the pro forma earnings per share based on 24.8 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution, and the issuance of shares to the Blackstone Entities.

  (3) Reflects the pro forma earnings per share based on 20.4 million weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares are based on Host's weighted shares shares outstanding, adjusted for a one-for-ten share distribution, and assumes that the Blackstone acquisition does not occur.

  (4) Represent the Blackstone hotel properties.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table presents selected historical consolidated financial statement data derived from the Company's consolidated financial statements for the period from June 21, 1997 through January 2, 1998 and the First Three Quarters 1998. The historical data reflects only operations of the Communities. The leases and subleases of hotels from Host will be entered into concurrently with the Distribution and will be effective January 1, 1999 (assuming the Merger occurs prior to that date; otherwise, as soon as practicable following the Distribution Date). The financial statement data for periods prior to June 21, 1997 is the data for the predecessor business of the Company which was owned by Marriott International for the period from April 1, 1996 through June 20, 1997 and by Forum for periods prior to April 1, 1996. The following data should be read in conjunction with the Company's consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere herein.

                                         HOST                    MARRIOTT INTERNATIONAL           FORUM
                         ------------------------------------ ----------------------------- ------------------
                                                                                               YEAR ENDED
                                                                                                MARCH 31,
                                                                                            ------------------
                                                     PERIOD
                                                   FROM JUNE
                                     TWELVE WEEKS   21, 1997   TWENTY-FOUR
                         FIRST THREE     ENDED      THROUGH    WEEK PERIOD    FORTY WEEK
                          QUARTERS   SEPTEMBER 12, JANUARY 2,     ENDED      PERIOD ENDED
                            1998         1997         1998    JUNE 20, 1997 JANUARY 3, 1997   1996      1995
                         ----------- ------------- ---------- ------------- --------------- --------  --------
                                (UNAUDITED)         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIO DATA)
STATEMENT OF OPERATIONS
 DATA:
  Revenues..............  $ 57,800     $ 16,036     $ 36,900    $ 33,570       $ 55,987     $ 59,525  $ 48,055
  Operating costs and
   expenses.............    29,803        9,738       20,929      15,595         20,646       20,772    16,693
  Operating profit......    27,997        6,298       15,971      17,975         35,341       38,753    31,362
  Corporate expenses....     2,937          954        2,304       4,519          6,380          915       431
  Interest expense......    17,560        6,035       13,396       9,141         14,283       29,119    23,018
  Interest income.......     1,120          240          336         598          1,111        2,321     1,743
  Net income (loss)
   (1)..................     5,086         (266)         358       2,628          9,334        5,717     6,714
  Pro forma earnings
   (loss) per
   share (2)............       .21         (.01)         .01         .11            .38          .23       .27
OTHER DATA:
  Depreciation and
   amortization.........    14,759        4,866       10,635       6,698          8,494       10,172     8,360
  Cash provided by (used
   in) operating
   activities...........    19,024       21,488       25,376        (479)        26,870       26,327    21,518
  Cash used in investing
   activities...........    (7,529)     (18,022)     (33,412)    (16,407)      (159,586)     (43,253)  (34,269)
  Cash provided by (used
   in) financing
   activities...........    (2,635)      21,396       25,680      12,673        132,650        5,896    24,184
BALANCE SHEET DATA:
  Total assets..........  $694,419     $607,922     $663,502    $    --        $565,094     $417,436  $379,127
  Total debt............   213,034      317,940      349,934         --         244,318      325,756   267,228
  Total stockholder's
   equity...............   392,071      210,766      227,064         --         284,665       49,496    60,636

--------
(1) Net income for the fiscal years ended March 31, 1996 and 1995 includes $2,078,000 and $253,000, respectively, from an extraordinary loss on the extinguishment of debt. Net income for the fiscal year ended March 31, 1996 includes a $666,000 gain from the cumulative effect of an accounting charge.

(2) Pro forma earnings per share reflects historical net income divided by the pro forma weighted average shares outstanding subsequent to the Distribution. Pro forma weighted average shares of 24.8 million are based on Host's weighted average shares outstanding, adjusted for a one-for-ten share distribution and the issuance of shares to the Blackstone Entities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LACK OF COMPARABILITY FOLLOWING THE DISTRIBUTION

  Because the Company will lease and sublease substantially all of Host's hotels following the Distribution and because prior to the Distribution the Company's business consisted only of owning the Communities acquired since the Company's inception in June 1997, the Company does not believe that the historical results of operations will be comparable to its results of operations following the Distribution. For pro forma information giving effect to the Hotel Leases to be entered into with Host REIT effective January 1, 1999 (assuming the Merger occurs prior to that date; otherwise, as soon as practicable following the Distribution Date). See "Pro Forma Financial Statements."

HISTORICAL RESULTS OF OPERATIONS

  Revenues primarily represent house profit from the Communities. House profit reflects the net revenues flowing to the Company as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, management fees, property taxes, insurance and certain other costs which are classified as operating costs and expenses included in the accompanying financial statements.

FIRST THREE QUARTERS 1998 COMPARED TO THE TWELVE WEEKS ENDED SEPTEMBER 12, 1997 (HISTORICAL)

  Revenues. Revenues represent gross property routine and ancillary sales less property-level expenses. Routine service revenues are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds which are recognized monthly based on the terms of the residents' agreements. Ancillary service revenues are generated on a "fee for service" basis for supplementary items requested by residents and are recognized as the services are provided. Revenue per available unit ("REVPAU") is a commonly used indicator of market performance for senior living communities which represents the combination of the average daily rate charged and the average occupancy achieved. REVPAU does not include food and beverage or other ancillary revenues generated by the community.

  Revenues generated from the Communities totaled $57.8 million for the First Three Quarters 1998, and $16.0 million for the twelve weeks ended September 12, 1997. During the First Three Quarters 1998, average occupancy of the Communities was 92% compared to 91% for the twelve weeks ended September 12, 1997. The average per diem rate for the First Three Quarters 1998 was $88 compared to $84 for the twelve weeks ended September 12, 1997. This resulted in REVPAU for the First Three Quarters 1998 and the twelve weeks ended September 12, 1997 of $81 and $76, respectively. Overall occupancies were lower than the historical occupancies due to the significant number of expansion units added during the year, the overall disruption to the Communities as a result of the construction and the time required to fill the expansion units. Senior living communities' gross sales totaled $166 million for the First Three Quarters 1998 and $47 million for the twelve weeks ended September 12, 1997.

  Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation and amortization, management fees, property taxes, insurance and certain other costs. The Company's operating costs and expenses were $29.8 million (52% of revenues) for the First Three Quarters 1998, and $9.7 million (61% of revenues) for the twelve weeks ended September 12, 1997.

  Operating Profit. The Company's operating profit was $28.0 million (48% of revenues) for the First Three Quarters 1998 and $6.3 million (39% of revenues) for the twelve weeks ended September 12, 1997.

  Corporate Expenses. Corporate expenses were $2.9 million (5.1% of revenues) for the First Three Quarters 1998, and $1.0 million (5.9% of revenues) for the twelve weeks ended September 12, 1997.

  Interest Expense. Interest expense was $17.6 million for the First Three Quarters 1998 and $6.0 million for the twelve weeks ended September 12, 1997.

  Interest Income. Interest income was $1.1 million for the First Three Quarters 1998, and $.2 million for the twelve weeks ended September 12, 1997 primarily reflecting interest earned on cash and certain escrow accounts.

  Net Income. Net income for the First Three Quarters 1998 was $5.0 million compared to a net loss of $.3 million for the twelve weeks ended September 12, 1997.

PERIOD FROM JUNE 21, 1997 THROUGH JANUARY 2, 1998 (HISTORICAL)

  Revenues. Revenues generated from the 1997 third quarter acquisition of 29 senior living communities totaled $36.9 million. During the period from June 21, 1997 through January 2, 1998, average occupancy of the Communities was 92% and the average per diem rate was $84, which resulted in REVPAU of $77. Overall occupancies were lower than the historical occupancies due to the significant number of expansion units added during the year, the overall disruption to the communities as a result of the construction and the time required to fill the expansion units. Senior living communities' gross sales totaled $111 million.

  Operating Costs and Expenses. The Company's operating costs and expenses were $20.9 million (57% of revenues).

  Operating Profit. The Company's operating profit was $16.0 million (43% of revenues).

  Corporate Expenses. Corporate expenses were $2.3 million. As a percentage of revenues, corporate expenses were 6.2% of revenues.

  Interest Expense.  Interest expense was $13.4 million.

  Net Income. The Company's net income was $0.4 million.

PRO FORMA RESULTS OF OPERATIONS

  Because the Company will lease or sublease substantially all the hotels owned or leased by Host following the Distribution, the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the Distribution. Accordingly, a comparison of the Company's pro forma results of operations for the First Three Quarters 1998 to First Three Quarters 1997 and fiscal year 1997 to fiscal year 1996 have been included below. The following discussion and analysis should be read in conjunction with the Company's combined consolidated financial statements and the Company's unaudited pro forma financial statements and related notes thereto included elsewhere in this Prospectus. The following discussion and analysis has been prepared assuming that Host's acquisition of a 100% ownership interest in 13 hotels, in which Host currently serves as general partner in the entities that currently own the hotels, together with the acquisition of 12 hotels from the Blackstone Entities promptly following the Distribution. The following pro forma financial information includes the Company's anticipated fourth quarter 1998 adoption of EITF 97-2. EITF 97-2 requires the Company to include property-level sales and operating expenses of the leased hotels and owned senior living communities in its statement of operations.

  Under the Hotel Leases, the Company will participate directly in the results of the operations of the leased hotels (and thus trends in the hotel industry are likely to directly bear on the Company's economic performance). Under the typical hotel lease (or sublease) that the Company enters into, the Company will be obligated to pay to the lessor rent based upon the greater of a fixed dollar amount of rent or fixed percentages of various categories of gross revenues derived from the operation of the leased hotels. See "Description of the Hotel Leases for Full-Service Hotels Managed by Marriott International," "Description of the Hotel Leases for Limited-Service Hotels Managed by Marriott International," "Description of Hotel Leases for the Hotels Managed by Other Management Companies," and "Description of Blackstone Hotel Leases." The Company in turn will contract with a third party manager (typically, but not in all cases, Marriott International) to operate the hotels on behalf of the Company. Under these management agreements, the Company typically pays the manager a base management fee equal to a fixed percentage of hotel revenues, plus in many cases an incentive management fee based upon the operating profit of the hotel above certain specified levels. Under these management agreements, the Company receives all revenues from the operations of the hotels, subject to its obligation to pay the managers their management fees, and the Company is typically responsible for all expenses of operation of the hotels, including costs incurred by the managers. See "Description of Marriott International Hotel Management Agreements for Full-Service Hotels," "Description of Marriott International Hotel Management Agreements for Limited-Service Hotels," "Description of Other Hotel Management Agreements," and "Description of Hotel Management Agreements for Blackstone Hotels." Thus, the Company receives the operating profit from its leased hotels after paying the managers their management fees and the lessors their rent (which is not based upon operating profit but rather upon fixed percentages of gross revenues). Accordingly, the Company derives the benefit of (and bears the risks associated with) the operating profits from the hotels. To the extent that such profits (after the payment of management fees) exceeds the rent due under the leases, the Company will profit (and its rate of profitability will increase to the extent that the rate at which operating profits increase exceeds the rate at which the rents payable under the leases increase). Conversely, the Company will incur a loss to the extent that such profit is less than the rent due under the leases (and the Company's profitability will decline to the extent that the rate at which operating profit increases is less than the rate at which the rent payable under the leases increases). The Company's asset management team will continue to work with the managers to improve the operating profit of the leased hotels to attempt to increase operating profit for the Company.

  The following table sets forth certain historical and pro forma information regarding management fees paid or payable to Marriott International and rent payable under the leases and subleases to be entered into with Host REIT in connection with the Distribution.

                                            HISTORICAL         PRO FORMA(1)
                                      ---------------------- -----------------
                                                PERIOD FROM
                                       FIRST   JUNE 21, 1997  FIRST
                                       THREE      THROUGH     THREE    FISCAL
                                      QUARTERS  JANUARY 2,   QUARTERS   YEAR
                                        1998       1998        1998     1997
                                      -------- ------------- -------- --------
                                                   (IN THOUSANDS)
HOTELS:
Management fees to Marriott
 International:
  Base management fees(2)............  $  --      $  --      $ 77,206 $104,999
  Incentive management fees(2).......     --         --        73,697   87,599
Rent to Host REIT:
  Base rent(4).......................     --         --       551,500  783,700
  Percentage rent(4).................     --         --       335,900  391,400
SENIOR LIVING COMMUNITIES:
Management fees to Marriott
 International:
  Base management fees(3)............   9,408      6,481        9,416   12,888
  Incentive management fees(3).......       0          0            0        0

--------

(1) See "Pro Forma Financial Statements" amounts assume all Partnerships participate and that the Blackstone Acquisition is consummated.

(2) The hotel management agreements generally provide for base management fees equal to two to four percent of gross revenues and incentive management fees generally equal to 20% to 50% of hotel operating profits (as defined) over a priority return (as defined) to the owner, with total incentive management fees not to exceed 20% of operating profits, or 20% of current year operating profit. In the event of early termination of a management agreement, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. Similar services and expenses are incurred and allocated at foreign hotels. In addition, the hotels also participate in the Marriott Rewards program. The amounts in the table do not include any costs of these programs because they are charged to all hotels in the respective hotel system.

(3) The Communities are subject to operating agreements that provide for the payment of base management fees generally equal to five to eight percent of gross revenues and incentive management fees, generally equal to zero to 20% of operating profit (as defined) over a priority return to the Company. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. Marriott International is required to furnish the Communities with certain services ("Central Administrative Services") which are provided on a central or regional basis to all properties in the Marriott Retirement Community System. These services include the development and operation of computer systems, computer payroll and accounting services, marketing and public relations services, and such additional services as may from time-to-time be performed more efficiently on a central or regional level. The operating agreements require payment of Central Administrative Services fees equal to 2% of gross revenues beginning in the third quarter of 1998. The amounts in the table do not include any costs of Central Administrative Services.

(4) Includes amounts paid to the Initial FF&E Lessors.

  The unaudited pro forma financial statements do not purport to represent what the Company's results of operations or cash flows would actually have been if the Distribution and Host's conversion to a REIT had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations for any future date or period.

FIRST THREE QUARTERS 1998 COMPARED TO FIRST THREE QUARTERS 1997 (PRO FORMA)(1)

  The following table presents the results of operations for the First Three Quarters 1998 and the First Three Quarters 1997 on the pro forma basis discussed above:

                                               FIRST THREE QUARTERS
                                               ----------------------
                                                  1998        1997
                                               ----------  ----------
                                                      (IN THOUSANDS)
Hotel revenues................................ $2,874,871  $2,669,857
Senior living community revenues..............    166,160     152,694
Total revenues................................  3,041,031   2,822,551
Hotel operating costs and lease expenses......  2,844,340   2,645,657
Senior living community operating costs and
 expenses.....................................    138,127     129,600
Operating costs and expenses..................  2,982,467   2,775,257
Operating profit before minority interest,
 corporate expenses and interest expense......     58,564      47,294
Corporate expenses............................    (10,885)     (9,838)
Interest expense..............................    (16,302)    (16,509)
Interest and dividend income..................      1,518       1,230
                                               ----------  ----------
Income before income taxes....................     32,895      22,177
Provision for income taxes....................    (13,487)     (9,093)
                                               ----------  ----------
Net income.................................... $   19,408  $   13,084
                                               ==========  ==========

--------

(1) Assumes all Partnerships participate and the Blackstone Acquisition is consummated.

  Revenues. Revenues primarily represent gross sales from leased and subleased hotels and owned senior living communities. Revenues increased by $218 million, or 7.7%, to $3,041 million for the First Three Quarters 1998 from $2,823 million for the First Three Quarters 1997.

  Hotel revenues increased $205 million, or 7.7%, to $2,875 million in the First Three Quarters 1998, reflecting the REVPAR increases for the Company's leased hotels. Improved results for the Company's leased full-service hotels were driven by strong increases in REVPAR of 8.3% to $113.67 for the First Three Quarters 1998. Average room rates increased 9%, while average occupancy decreased slightly to 77.8% for the full-service properties. REVPAR for the Company's subleased Courtyard by Marriott hotel properties increased 7.9% to $74.28 due to an increase in average room rates of nearly 10%, while average occupancy decreased more than one percentage point to 80.5%. REVPAR for the Company's 18 subleased Residence Inn properties increased 6.4% to $87.82 due to an increase in average room rates of 5%, while average occupancy increased one percentage point to 84.4%.

  Senior living community revenues increased by $13 million, or 8.8%, to $166 million. For the First Three Quarters 1998, REVPAU increased 4.4% to $81.05. The average per diem increased 6.2% to $88.19 while average occupancy decreased 1.5 percentage points to 91.9%.

  Operating Costs and Expenses. Hotel operating costs and expenses principally consist of hotel property-level operating costs and expenses plus hotel management fees and lease expenses. Senior living community operating costs and expenses consist of property-level expenses plus depreciation, property taxes, ground rent, insurance and certain other costs. Operating costs and expenses increased $207 million, or 7.5%, to $2,982 million in the First Three Quarters 1998. Overall hotel operating costs and expenses increased $199 million, or 7.5%, to $2,844 million. Hotel property-level operating costs and expenses increased $100 million, or 6.1%, to $1,752 million. Hotel management fees increased $16 million to $205 million, while lease expense increased $82 million, or 10.2%, to $887 million. Senior living community property-level operating costs and expenses increased $9 million, or 9.3%, to $108 million, while other operating costs and expenses decreased $1 million to $30 million for the First Three Quarters 1998.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $11.3 million, or 23.8%, to $58 million for the First Three Quarters 1998. Hotel operating profit increased $6.3 million, or 26.2%, to $31 million for the First Three Quarters 1998 from $24 million for the First Three Quarters 1997. The Company's leased hotels recorded significant improvements in comparable operating results. Specifically, hotels in New York City, Boston, Toronto and Atlanta reported significant improvements for the First Two Quarters 1998. Properties in Florida reported some temporary declines in operating results due to exceptionally poor weather in 1998.

  Senior living community operating profit increased $4.9 million, or 21.4%, to $28 million. The Communities' increase in operating profit is primarily due to increases in residency fees and charges in the independent living, assisted living and healthcare revenue components, the favorable impact of new expansion units offset by increased healthcare expenses and a reduction in food service cost. The Company experienced the most improvement in the Delaware, Texas and Florida properties. As a percentage of total senior living revenues, operating profit increased to 16.9% in the First Three Quarters 1998 as compared to 15.1% for the First Three Quarters 1997.

  Corporate Expenses. Corporate expenses increased $1 million to $10.9 million for the First Three Quarters 1998. As a percentage of total revenues, corporate expenses remained unchanged at 0.4% for the First Three Quarters 1998 and the First Three Quarters 1997.

  Interest Expense. Interest expense decreased slightly to $16.3 million in the First Three Quarters 1998.

  Interest and Dividend Income. Interest and dividend income increased slightly to $1.5 million for the First Three Quarters 1998.

  Net Income. Net income for the First Three Quarters 1998 was $19 million, compared to nearly $13 million for the First Three Quarters 1997.

1997 COMPARED TO 1996 (PRO FORMA)(1)

  The following table presents the results of operations 1997 and 1996 on a pro forma basis:

                                                             FISCAL YEAR
                                                        ----------------------
                                                           1997        1996
                                                        ----------  ----------
                                                           (IN THOUSANDS)
Hotel revenues........................................  $3,865,304  $3,572,033
Senior living community revenues......................     222,789     220,272
Total revenues........................................   4,088,093   3,792,305
Hotel operating costs and lease expenses..............   3,825,604   3,547,033
Senior living community operating costs and expenses..     189,467     183,205
Operating costs and expenses..........................   4,015,071   3,730,238
Operating profit before minority interest, corporate
 expenses and interest expense........................      73,022      62,067
Corporate expenses....................................     (13,500)    (11,500)
Interest expense......................................     (22,932)    (23,341)
Interest and dividend income..........................       1,501       2,058
                                                        ----------  ----------
Income before income taxes............................      38,091      29,284
Provision for income taxes............................     (15,617)    (12,006)
                                                        ----------  ----------
Net income ...........................................  $   22,474  $   17,278
                                                        ==========  ==========

--------

(1) Assumes all Partnerships participate and the Blackstone Acquisition is consummated.

  Revenues. Revenues increased $296 million, or 7.8%, to $4,088 million for 1997 from $3,792 million in 1996. The 1997 results included 52 weeks versus 53 weeks in 1996.

  Hotel sales increased $293 million, or 8.2%, to $3,865 million in 1997, reflecting the increases in REVPAR. Improved results for the Company's leased full-service hotels were driven by strong increases in REVPAR of 9.8% to $103.30 in 1997. Average room rates increased 9%, while average occupancy increased slightly to 77.7% for the leased full-service properties. REVPAR for the Company's subleased Courtyard by Marriott hotels properties increased 9.6% to $68.38 due to an increase in average room rate of 8%, while average occupancy increased one percentage point to 81.1%. REVPAR for the Company's subleased Residence Inn properties increased 7.7% to $83.27 due to an increase in average room rates of 10%, while average occupancy decreased nearly two percentage points to 83.3%.

  Senior living community revenues increased $2.5 million, or 1.1%, to $223 million. For 1997, REVPAU increased one percent from $76.93 to $77.45. The average per diem increased one percent from $82.72 to $83.28, while average occupancy decreased one and one half percentage points to 93%.

  Operating Costs and Expenses. Operating costs and expenses increased $285 million to $4,015 million for 1997. Overall hotel operating costs and expenses increased $279 million, or 7.9%, to $3,826 million. Hotel property-level operating costs and expenses increased $127 million, or 5.6%, to $2,390 million. Hotel management fees increased $67 million to $261 million, while lease expense increased $85 million, or 7.8%, to $1,175 million. Senior living community property-level operating costs and expenses increased $3 million, or 2.0%, to $146 million, while other operating costs and expenses increased $3 million to $44 million.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $11 million, or 17.7%, to $73 million in 1997. Hotel operating profit increased $14.7 million, or 58.8%, to $39.7 million for 1997 compared to $25 million for 1996. In nearly all markets, the Company's leased full-service hotels recorded improvements in comparable operating results. In particular, the Company's leased full-service hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's leased full-service hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

  Senior living community operating profit decreased $3.7 million, or 10.1%, to $33 million.

  Corporate Expenses. Corporate expenses increased $2 million to $14 million in 1997. As a percentage of total revenues, corporate expenses remained unchanged at 0.3% for 1997.

  Interest Expense. Interest expense remained unchanged at approximately $23 million for 1997.

  Interest and Dividend Income. Interest and dividend income remained unchanged at approximately $2 million for 1997.

  Net Income. Net income for 1997 was $22 million, compared to net income of $17 million for 1996.

PRO FORMA RESULTS IF NO PARTNERSHIPS PARTICIPATE IN THE REIT CONVERSION

  There is no requirement that any of the Partnerships participate in the REIT Conversion in order for the REIT Conversion to be consummated. Accordingly, the following discussion has been included assuming that no Partnerships participate in the REIT Conversion and compares the "No Partnerships Participate" scenario to the "All Partnerships Participate" scenario with both scenarios assuming the Blackstone Acquisition occurs.

  Revenues for the First Three Quarters 1998 and fiscal 1997 would have been lower by $581 million and $838 million, respectively, due to the revenues generated by the 24 hotel properties owned by the Partnerships. Operating profit would have been lower by $9 million and $12 million, respectively, with income before extraordinary items lower by $5 million and $7 million, respectively.

PRO FORMA RESULTS WITHOUT BLACKSTONE ACQUISITION

  Host intends to use its best efforts to cause the REIT Conversion to be completed as soon as possible, but there is no assurance that it will be completed during 1998 in time for Host REIT to elect REIT status effective January 1, 1999. If the REIT Conversion does not occur in 1998, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which could cause the Blackstone Acquisition (which is conditioned, among other things, on consummation of the REIT Conversion by March 31, 1999 and Host REIT qualifying as a REIT for 1999) not to be consummated. Accordingly, the following discussion compares the scenario where all Partnerships participate and the Blackstone Acquisition occurs to one in which all Partnerships participate and the Blackstone Acquisition does not occur.

  Revenues for the First Three Quarters 1998 and fiscal year 1997 would have been lower by $328 million and $405 million, respectively, due to the revenues related to the Blackstone properties. Operating profit for the First Three Quarters 1998 and fiscal year 1997 would have been lower by $3 million and higher by $3 million, respectively, and income before extraordinary items would have been approximately $2 million lower and $2 million higher, respectively. On a per share basis, income before extraordinary items would have been higher by $.12 and $.27, respectively, due to the impact of the 4.37 million shares to be issued to the Blackstone Entities.

LIQUIDITY AND CAPITAL RESOURCES

  In 1997, Host acquired all of the outstanding common stock of Forum from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International. Host purchased Forum, which consisted of a portfolio of 29 senior living communities, for approximately $460 million, including approximately $270 million in assumed debt. The Communities will continue to be operated by MSLS. In addition, the Company plans to add approximately 865 units to these Communities for approximately $89 million through an expansion plan which will be completed in 2000. In 1997, approximately $56 million (549 units) of the expansion plan had been completed (including $33 million of debt financing provided by Marriott International). Through September 11, 1998, the Company completed 591 units of the expansion plan for a total of approximately $60 million to date. The expansion plan has been funded through a combination of operating cash flow and contributions by Host. During the remainder of 1998, the Company expects to complete additional units at a cost of approximately $20 million which will be funded using cash flow from operations and contributions from Host. During 1999 and 2000, the Company expects to complete the expansion at a cost of approximately $9 million using available cash and cash flow from operations. The Company also acquired 49% of the remaining 50% interest in the venture which owned the 418-unit Leisure Park senior living community from Marriott International for approximately $23 million, including approximately $15 million in assumed debt.

  During the first quarter of 1998, the Company acquired the Gables at Winchester in suburban Boston, a 124-unit senior living community, for $21 million and entered into conditional purchase agreements to acquire two Marriott Brighton Gardens assisted living communities from the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, the Company may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by MSLS under long-term operating agreements.

  Under the terms of its senior living communities' management agreements, the Company is generally required to spend a specified amount of gross revenues to cover certain routine repairs and maintenance and replacements and renewals to the communities' property and improvements. The amount Host is required to spend will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The Company anticipates spending approximately $6 million in 1998.

  Cash provided by operations was approximately $25 million for the period from June 21, 1997 through January 2, 1998 and approximately $19 million for the First Three Quarters 1998. Cash used in investing activities was approximately $33 million for the period June 21, 1997 through January 2, 1998 and approximately $8 million for the First Three Quarters 1998. The cash used in investing activities principally consists of capital expenditures for renewals and replacements and expansions. Cash provided by financing activities was approximately $26 million for the period from June 21, 1997 through January 2, 1998, while cash used in financing activities was approximately $3 million for the First Three Quarters 1998. The Company's cash from financing activities consists primarily of the issuance of debt related to the expansions and debt principal repayments.

  During the first quarter of 1998, Host prepaid $26.4 million in mortgage debt which was treated as a capital contribution to the Company. In the second quarter of 1998, Host prepaid $92 million of unsecured debt provided by Marriott International. The $92 million unsecured note upon repayment by Host became payable by the Company to Host. During the third quarter of 1998, Host forgave the $92 million note as well as a $14.8 million note due to Host, both of which were treated as a capital contribution to the Company. As of September 11, 1998, the Company has $213 million of debt outstanding at an average rate of 9.5%. All of the Company's debt is fixed rate. Debt maturities of the Company's debt as of September 11, 1998 are as follows, excluding unamortized fair value adjustments of approximately $18 million (in millions):

   1999.................................................................. $  4.2
   2000..................................................................   47.1
   2001..................................................................    3.2
   2002..................................................................    2.5
   Thereafter............................................................  137.2
                                                                          ------
                                                                          $194.2
                                                                          ======

  The Company expects to have sufficient cash flow from operations to meet its debt obligations and expansion plans. The Company is also currently negotiating to put in place a credit facility to meet its long term financing and capital requirements.

  At September 11, 1998, property level debt included the following:

  FRP Financing Limited, L.P. FRP Financing Limited, L.P. ("FRP"), a subsidiary of Forum, owns nine Communities which are subject to a mortgage pursuant to a loan agreement between FRP and Nomura Asset Capital Corporation ("NACC"). The original principal amount of the loan is approximately $50 million and it matures on January 2001 unless earlier repaid. Any changes to the management agreement or the replacement of the manager are subject to NACC's consent. Other extraordinary events, such as a transfer of partnership interest in FRP and entering into other financing arrangements, are also subject to NACC's consent. As of September 11, 1998, the remaining balance of the loan is $46 million. NACC's consent is not required for the Distribution.

  FGI Financing I Corporation and Forum Ohio Healthcare, Inc. FGI Financing I Corporation ("FGI") and Forum Ohio Healthcare, Inc. ("FOH") are subsidiaries of Forum that own seven Communities and one Community, respectively. Both FGI and FOH are subject to a single loan agreement, dated September 1, 1995, with NACC in the original amount of $124.6 million. The loans are supported by two promissory notes for the amount of $104.4 million and $20.2 million, which mature on September 2003 and September 2018, respectively. The loan agreement contains cross-default provisions so that a default by one subsidiary can result in acceleration of the entire amount of the indebtedness. Consent of NACC is necessary for any (i) amendments to the management agreements, (ii) replacement of the manager, (iii) transfer of a Community which secures the loan, (iv) other financing, (v) changes to existing leases, including ground leases or (vi) transfers of FGI and FOH stock. As of September 11, 1998, $122 million remains outstanding. NACC's consent is not required for the Distribution.

  Leisure Park Joint Venture Limited Partnership. Leisure Park Joint Venture Limited Partnership ("Leisure Park"), a subsidiary of the Company, owns one Community. Leisure Park has outstanding $14.7 million in tax free bonds held by outside bondholders (the "Leisure Park Bonds"). Host is the guarantor of the Leisure Park Bonds.

EBITDA

  The Company's consolidated earnings before interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA") on a historical basis was $40.9 million in the First Three Quarters 1998 and $24.6 million for the period from June 21, 1997 through January 2, 1998.

  The following is a reconciliation of historical EBITDA to the Company's income before extraordinary item:

                                                                   PERIOD FROM
                                                                  JUNE 21, 1997
                                            FIRST THREE QUARTERS     THROUGH
                                                    1998         JANUARY 2, 1998
                                            -------------------- ---------------
                                                       (IN THOUSANDS)
EBITDA.....................................       $ 40,939          $ 24,638
Interest expense...........................        (17,560)          (13,396)
Depreciation and amortization..............        (14,759)          (10,635)
Income taxes...............................         (3,534)             (249)
                                                  --------          --------
  Income before extraordinary item.........       $  5,086          $    358
                                                  ========          ========

  The Company's interest coverage, defined as EBITDA divided by cash interest expense, was 2.2 times for the First Three Quarters 1998 compared to 1.7 times for the period from June 21, 1997 through January 2, 1998. The ratio of earnings to fixed charges was 1.5 to 1.0 for the First Three Quarters of 1998 and 1.1 to 1.0 for the period from June 21, 1997 through January 2, 1998.

  The Company's pro forma EBITDA increased $9.7 million, or 17.0%, to $66.8 million in the First Three Quarters 1998 as compared to First Three Quarters 1997 and increased $9.9 million, or 12.8%, to $87.7 million for fiscal year 1997 as compared to fiscal year 1996.

  The following is a reconciliation of pro forma EBITDA to the Company's income before extraordinary item(1):

                           FIRST THREE QUARTERS      FISCAL YEARS
                           ----------------------  ------------------
                              1998        1997       1997      1996
                           ----------  ----------  --------  --------
                                       (IN THOUSANDS)
EBITDA.................... $   66,753  $   57,050  $ 87,710  $ 77,793
Interest expense..........    (16,302)    (16,509)  (22,932)  (23,341)
Depreciation and
 amortization.............    (14,787)    (15,595)  (22,687)  (21,168)
Income taxes..............    (13,487)     (9,093)  (15,617)  (12,006)
Other non-cash charges,
 net......................     (2,769)     (2,769)   (4,000)   (4,000)
                           ----------  ----------  --------  --------
  Income before
   extraordinary item..... $   19,408  $   13,084  $ 22,474  $ 17,278
                           ==========  ==========  ========  ========

--------

(1) Assumes all Partnerships participate and the Blackstone Acquisition is consummated.

  Cash Flows. Cash flow from operations for the First Three Quarters 1998 and the period from June 21, 1997 through January 2, 1998 totaled $19 million and $25 million, respectively. Cash used in investing activities was $8 million and $33 million for the First Two Quarters 1998 and the period from June 21, 1997 through January 2, 1998, respectively. Cash from investing activities primarily consists of the acquisition of expansion units and renewals and replacements.

  Cash used in financing activities was $3 million for the First Three Quarters 1998, while cash from financing activities was $26 million for the period from June 21, 1997 through January 2, 1998. Cash from financing activities primarily consists of the proceeds from debt offerings, offset by prepayments on certain debt and other scheduled principal payments.



INFLATION

  The hotel lodging properties expected to be leased or subleased by the Company from Host REIT and owned Communities are impacted by inflation through its effect on increasing costs and on the managers' ability to increase rates. Unlike other real estate, the Company believes that hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers. The rates charged for the delivery of services at the Company's Communities are highly dependent upon local market conditions and the competitive environment in which the Communities operate. Although resident agreements are for short terms, and thus may enable the Company to seek increases in daily fees at the time of renewal in response to inflation or other factors, any such increases would be subject to market and competitive conditions.

YEAR 2000 PROBLEM

  The "Year 2000 Problem" has arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. Following the Distribution, the Company, as the lessee of Host REIT's hotels, will deal directly with Year 2000 matters material to the operation of the hotels, and the Company has agreed to adopt and implement the Host compliance program outlined below with respect to third-party systems for all hotels for which it is the lessee. The following disclosure provides information regarding the current status of Host's Year 2000 compliance program.

  Host has adopted the compliance program because it recognized the importance of minimizing the number and seriousness of any disruptions that may occur as a result of the Year 2000 issue. Host's compliance program includes an assessment of Host's hardware and software computer systems and embedded systems, as well as an assessment of the Year 2000 issues relating to third parties with which Host has a material relationship or whose systems are material to the operations of Host's hotel or senior living properties. Host's efforts to ensure that its computer systems are Year 2000 compliant have been segregated into two separate phases: in-house systems and third-party systems.

  In-House Systems. Since October 1993, Host has invested in the implementation and maintenance of accounting and reporting systems and equipment that are intended to enable Host to provide adequately for its information and reporting needs and which are also Year 2000 compliant. Substantially all of Host's in-house systems have already been certified as Year 2000 compliant through testing and other mechanisms and Host has not delayed any systems projects due to the Year 2000 issue. Host is in the process of engaging a third party to review its Year 2000 in-house compliance. Management of Host believes that future costs associated with Year 2000 issues for its in-house systems will be insignificant and therefore not impact Host's or the Company's business, financial condition and results of operations. Host has not developed, and does not plan to develop, a separate contingency plan for its in-house systems due to their current Year 2000 compliance. However, Host does have detailed contingency plans for its in-house systems covering a variety of possible events, including natural disasters, interruption of utility service and similar events.

  Third-Party Systems. Host relies upon operational and accounting systems provided by third parties, primarily the managers and operators of its hotel and senior living properties, to provide the appropriate property-specific operating systems (including reservation, phone, elevator, security, HVAC and other systems) and to provide it with financial information. Based on discussions with the third parties that are critical to Host's business, including the managers and operators of its hotels and senior living properties, Host believes that these parties are in the process of studying their systems and the systems of their respective vendors and service providers and, in many cases, have begun to implement changes, to ensure that they are Year 2000 compliant. To the extent these changes impact property-level systems, Host may be required to fund capital expenditures for upgraded equipment and software. Host does not expect these charges to be material, but is committed to making these investments as required. To the extent that these changes relate to a third party managers' centralized systems (including reservations, accounting, purchasing, inventory, personnel and other systems), Host's management agreements generally provide for these costs to be charged to Host's properties subject to annual limitations which costs will be borne by the Company following the Distribution. Host expects that the third party managers will incur Year 2000 costs for its centralized systems in lieu of costs related to system projects that otherwise would have been pursued and therefore its overall level of centralized system charges allocated to the properties will not materially increase as a result of the Year 2000 compliance effort. Host and the Company believe that this deferral of certain system projects will not have a material impact on their respective future results of operations, although it may delay certain productivity enhancements at its properties. The Company will continue to monitor the efforts of these third parties to become Year 2000 compliant and will take appropriate steps to address any non-compliance issues. Host (and following the Distribution, the Company) believes that in the event of material Year 2000 non-compliance caused by a breach of the manager's duties, Host will have the right to seek recourse against the manager under its third party management agreements. The management agreements, however, generally do not specifically address the Year 2000 compliance issue. Therefore, the amount of any recovery in the event of Year 2000 non-compliance at a property, if any, is not determinable at this time. If the Distribution occurs, such recovery would accrue to Crestline, with only a portion accruing to Host through increased lease payments from the Company.

  Host (and following the Distribution, the Company) will work with the third parties to ensure that appropriate contingency plans will be developed to address the most reasonably likely worst case Year 2000 scenarios, which may not have been identified fully. In particular, Host has had extensive discussions regarding the Year 2000 problem with Marriott International, the manager of a substantial majority of its leased and subleased hotel properties and all of its senior living communities. Due to the significance of Marriott International to Host business, a detailed description of Marriott International's state of readiness follows.

  Marriott International has adopted an eight-step process toward Year 2000 readiness, consisting of the following: (i) Awareness: fostering understanding of, and commitment to, the problem and its potential risks;

(ii) Inventory: identifying and locating systems and technology components that may be affected; (iii) Assessment: reviewing these components for Year 2000 compliance, and assessing the scope of Year 2000 issues; (iv) Planning: defining the technical solutions and labor and work plans necessary for each particular system; (v) Remediation/Replacement: completing the programming to renovate or replace the problem software or hardware; (vi) Testing and Compliance Validation: conducting testing, followed by independent validation by a separate internal verification team; (vii) Implementation: placing the corrected systems and technology back into the business environment; and
(viii) Quality Assurance: utilizing a dedicated audit team to review and test significant projects for adherence to quality standards and program methodology.

  Marriott International has grouped its systems and technology into three categories for purposes of Year 2000 compliance: (i) information resource applications and technology ("IT Applications")--enterprise-wide systems supported by Marriott International's centralized information technology organization ("IR"); (ii) Business-initiated systems ("BIS")--systems that have been initiated by an individual business unit, and that are not supported by Marriott International's IR organization; and (iii) Building Systems--non-IT equipment at properties that use embedded computer chips, such as elevators, automated room key systems and HVAC equipment. Marriott International is prioritizing its efforts based on how severe an effect noncompliance would have on customer service, core business processes or revenues, and whether there are viable, non-automated fallback procedures ("System Criticality").

  Marriott International measures the completion of each phase based on documented and quantified results, weighted for System Criticality. As of the end of the 1998 third quarter, the awareness and inventory phases were complete for IT Applications and nearly complete for BIS and Building Systems. For IT Applications, the Assessment, Planning and Remediation/Replacement phases were each over 80% complete, and Testing and Compliance Validation had been completed for a number of key systems, with most of the remaining work in its final stage. For BIS and Building Systems, Assessment and Planning were in the mid- to upper-range of completion, with a substantial amount of work in process, while the progress level for Remediation/Replacement and Testing and Compliance Validation had not yet been documented and quantified. Quality Assurance is also in progress for IT Applications and is scheduled to begin for BIS and Building Systems in the near future. Marriott International's goal is to substantially complete the Remediation/Replacement and Testing phases for its System Critical IT Applications by the end of 1998, with 1999 reserved for unplanned contingencies and for Compliance Validation and Quality Assurance. For System Critical BIS and Building Systems, the same level of completion is targeted for June 1999 and September 1999, respectively.

  Marriott International has initiated Year 2000 compliance communications with its significant third party suppliers, vendors and business partners, including its franchisees. Marriott International is focusing its efforts on the business interfaces most critical to its customer service and revenues, including those third parties that support the most critical enterprise-wide IT Applications, franchisees generating the most revenues, suppliers of the most widely used Building Systems and BIS, the top 100 suppliers, by dollar value, of non-IT products, and financial institutions providing the most critical payment processing functions. Responses have been received from a majority of the firms in this group.

  Marriott International is also establishing a common approach for testing and addressing Year 2000 compliance issues for its managed and franchised properties. This includes a guidance protocol for operated properties, and a Year 2000 "Toolkit" for franchisees containing relevant Year 2000 compliance information. Marriott International is also utilizing a Year 2000 best-practices sharing system.

  Risks. There can be no assurances that Year 2000 remediation by Host (or the Company following the Distribution) or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on the Company, its business and its financial condition since, following the Distribution, the Company will be responsible for interfacing with third parties in addressing Year 2000 issues at the hotels, leased or subleased by the Company. The Company cannot predict the actual effects to it of the Year 2000 problem, which depends on numerous uncertainties such as: (i) whether significant third parties, properly and timely address the Year 2000 issue; and (ii) whether broad-based or systemic economic failures may occur. The Company is also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, the loss or disruption of hotel reservations made on centralized reservation systems and errors or failures in financial transactions or payment processing systems such as credit cards. Due to the general uncertainty inherent in the Year 2000 problem and the Company's responsibilities to Host and dependence upon third parties, the Company is unable to determine at this time whether the consequences of Year 2000 failure will have a material impact on the Company. Although the Company's efforts to coordinate with Host in implenting their Year 2000 compliance programs are expected to significantly reduce the level of uncertainty concerning Year 2000 issues and management believes that the possibility of significant interruptions of normal operations should be reduced, there is no assurance that this will be the case.

IMPACT OF FINANCIAL ACCOUNTING STANDARDS

  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share," SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein.

  In the First Quarter 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. For all periods presented, the Company had no items of other comprehensive income. Consequently, comprehensive income equals net income and the Company has no accumulated other comprehensive income for all periods presented.

  On November 20, 1997, the EITF of the Financial Accounting Standards Board reached a consensus on EITF 97-2. EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Company has considered the impact of EITF 97-2 on its financial statements and has determined that EITF 97-2 requires the Company to include property-level sales and operating expenses of its leased and subleased hotels and owned senior living communities in its statements of operations. The Company will adopt EITF 97-2 in the fourth quarter of 1998, with retroactive effect in prior periods to conform to the new presentation. Application of EITF 97-2 to the consolidated financial statements for the First Three Quarters 1998, and the twelve weeks ended September 12, 1997 and the period from June 21, 1997 through January 2, 1998 would have increased both revenues and operating expenses by approximately $108 million, $30 million and $74 million, respectively, and would have had no impact on operating profit, net income or earnings per share.

                            BUSINESS AND PROPERTIES

GENERAL

  Following the Distribution, the Company and its subsidiaries will be engaged in the business of leasing and subleasing full-service and limited-service hotels, asset management of hotels and owning senior living communities. In June 1997, the Company's predecessor acquired all of the outstanding stock of Forum from Marriott International. The Company currently owns 31 Communities located in 13 states. The Company expects to lease from Host REIT approximately 125 full-service hotels, representing substantially all of the hotels owned by Host REIT. In addition, the Company expects to sublease from Host REIT 71 limited-service hotels. Concurrently with entering into the Hotel Leases, the Company will assume the existing management agreements between Host and Marriott International and the Non-MI Managers, pursuant to which Marriott International and the Non-MI Managers will continue to manage the hotels that are leased or subleased by the Company from Host and subsidiaries of HPT. Marriott International also will continue to manage the Communities. The Company's activities are and will be limited for certain specified periods by certain agreements with Host REIT and Marriott International to which the Company is or will become a party. See "Business and Properties--Non-Competition Agreements."

  The Company was incorporated in Maryland on November 9, 1998, as a wholly owned subsidiary of Host, to facilitate the reincorporation of its predecessor, Crestline Capital Corporation, a Delaware corporation ("Crestline--Delaware"), from Delaware into Maryland. The Company's name was changed from "CCC Merger Corporation" to "Crestline Capital Corporation," the name of its predecessor, upon the reincorporation. Crestline--Delaware was incorporated in Delaware on May 15, 1997 as a wholly owned subsidiary of Host, for the purpose of acquiring all of the outstanding stock of Forum from Marriott International. The principal executive offices of the Company are located at 10400 Fernwood Road, Bethesda, Maryland 20817, and its telephone number at that location is (301) 380-9000.

BUSINESS OF THE COMPANY

  Lodging and Asset Management Services. Upon completion of the Distribution, the Company will lease approximately 125 full-service hotels and sublease 71 limited-service hotels from Host REIT. The full-service hotel portfolio will be managed by Marriott International and the Non-MI Managers under the "Marriott," "Ritz-Carlton," "Four Seasons," "Swissotel," "Hyatt," "Holiday Inn" and "Delta" brand names, and the limited-service hotels will be managed by Marriott International under the "Courtyard by Marriott" and "Residence Inn" brand names. The Company also will enter into a contract with Host REIT to provide asset management services for substantially all of Host REIT's hotel portfolio.

  The full-service hotels to be leased by the Company from Host REIT are in the upscale and luxury segments of the lodging industry. Based on data provided by Smith Travel Research, the upscale and luxury segments achieved an average occupancy of 71.1% for 1997. The Company's full-service hotel lease portfolio achieved a 78.4% occupancy and 12.6% REVPAR increase in 1997, which significantly outperformed the competitive set. The Company believes this is due to the quality and positioning of the hotel properties, as well as the strength of the brand names and management companies in the portfolio.

  The Company believes that there are significant barriers to entry, particularly in urban and airport locations, that have limited supply increases in the upscale and luxury segments of the full-service hotel industry to an average of approximately 1% from 1992 through 1997. These barriers to entry have included: the affordability, availability and location of quality land; the lead time for the development of a comparable hotel which can now range from three to five years or more from conception to completion of construction; the limited availability of financing for new hotel construction; and the availability of existing comparable hotels that have sold at a discount to their replacement cost.

  The Company does not believe, however, that the limited-service hotel sector has the same barriers to entry for new supply limitations that exist in the full-service sector. For 1998, room supply within the moderate-price and extended-stay segments has exceeded room demand. The Company believes that this trend will have an effect on the feasibility of additional new limited-service construction starts and certain of the supply/demand imbalances may create acquisition and leasing opportunities for the Company.

  Under the Hotel Leases, the Company will participate directly in the results of the operations of the leased hotels (and thus trends in the hotel industry are likely to directly bear on the Company's economic performance). Under the typical hotel lease (or sublease) that the Company enters into, the Company will be obligated to pay to the lessor rent based upon the greater of a fixed dollar amount of rent or fixed percentages of various categories of gross revenues derived from the operation of the leased hotels. See "Description of the Hotel Leases for Full-Service Hotels Managed by Marriott International," "Description of Hotel Leases for Limited-Service Hotels Managed by Marriott International," "Description of Hotel Leases for Hotels Managed by Other Management Companies," and "Description of Blackstone Hotel Leases." The Company in turn will contract with a third party manager (typically, but not in all cases, Marriott International) to operate the hotels on behalf of the Company. Under these management agreements, the Company typically pays the manager a base management fee equal to a fixed percentage of hotel revenues, plus in many cases an incentive management fee based upon the operating profit of the hotel above certain specified levels. Under these management agreements, the Company receives all revenues from the operations of the hotels, subject to its obligation to pay the managers their management fees, and the Company is typically responsible for all expenses of operation of the hotels, including costs incurred by the managers. See "Description of Marriott International Hotel Management Agreements for Full-Service Hotels," "Description of Marriott International Hotel Management Agreements for Limited-Service Hotels," "Description of Other Hotel Management Agreements," and "Description of Hotel Management Agreements for Blackstone Hotels." Thus, the Company receives the operating profit from its leased and subleased hotels after it pays the managers their management fees and the lessors their rent (which is not based upon operating profit but rather upon fixed percentages of gross revenues). Accordingly, the Company derives the benefit of (and bears the risks associated with) the operating profits from the hotels. To the extent that such profits (after the payment of management fees) exceeds the rent due under the leases, the Company will profit (and its rate of profitability will increase to the extent that the rate at which operating profits increases exceeds the rate at which the rents payable under the leases increase). Conversely, the Company will incur a loss to the extent that such profit is less than the rent due under the leases (and the Company's profitability will decline to the extent that the rate at which operating profit increases is less than the rate at which the rent payable under the leases increases). The Company's asset management team will continue to work with the managers to improve the operating profit of the leased hotels to attempt to increase operating profit for the Company.

  Pursuant to the terms of the Hotel Non-Competition Agreement entered into by Host with Marriott International in 1993 and a non-competition agreement to be entered into by the Company with Host in connection with the Distribution, the Company generally will be precluded (i) until October 8, 2000, from operating or managing (but not leasing) full-service or limited-service hotels and (ii) until the earlier of December 31, 2008 or the date when the Company no longer leases at least 25% of the hotels leased from Host REIT at the time of the Distribution from owning or acquiring any full-service hotels not leased from Host REIT. See "--Non-Competition Agreements--Non-Competition Agreement with Marriott International Regarding Hotels" and "--Non-Competition Agreement with Host or Host REIT Regarding Hotels."

  Senior Living. At the time of the Distribution, the Company will own a portfolio of 31 Communities that contains over 7,200 units located in 13 states. These assets were acquired by the Company in 1997 and 1998 and are managed by MSLS, a subsidiary of Marriott International, under long-term operating agreements. This portfolio is positioned in the quality tier segment of the senior living industry. (The quality tier segment of the market focuses on the private pay customer who is targeted demographically as a senior who is 75 years or older with annual income of $25,000 or greater). The Communities generally offer the residents the full continuum of care: independent living; assisted living; and healthcare units. The Company believes that few competitors offer this continuum which allows residents to age in place over time.

  The senior living industry encompasses the independent living, assisted living and healthcare segments. In general, residents in independent living units participate in a community's dining plan and other social functions and may utilize other services such as housekeeping, laundry or transportation. In general, these residents do not need assistance with activities of daily living ("ADLs") such as eating, bathing, grooming, dressing or medicine reminders. Assisted living residents typically require some assistance with some or all of these ADLs. Certain assisted living communities may also provide personal assistance with Alzheimer's disease or other forms of dementia. Residents who develop further physical or cognitive frailties that require more intensive medical attention often reside in healthcare units. In general, there are few barriers to entry in the independent and assisted living segments of the senior living industry.

  Pursuant to the terms of the Community Non-Competition Agreement entered into by Host with Marriott International in 1997, as amended, until June 21, 2010, the Company generally is precluded from operating or managing (but not owning or leasing) senior living communities. See "--Non-Competition Agreements--Non-Competition Agreement with Marriott International Regarding the Senior Living Communities."

BUSINESS STRATEGY

  The Company's primary business strategy is to take advantage of opportunities to enhance the profitability of its three strategic business units: lodging; asset management; and senior living.

  Lodging. Based on the number of hotels to be leased or subleased from Host REIT, the Company will be one of the largest leasing companies in the lodging industry. The Company intends to expand its full-service hotel lease portfolio through additional lease transactions with Host REIT that may arise from Host REIT's own growth through acquisition. Since 1994, Host has acquired 79 full-service hotels for an aggregate purchase price of approximately $3.9 billion and Host believes its acquisition opportunities remain significant with both Marriott and non-Marriott brand name opportunities. However, there are no rights of first refusal or other contractual arrangements enabling the Company to lease any additional hotels acquired by Host REIT in the future. The Company may also pursue the acquisition and/or leasing of limited-service hotels from Host and its affiliates, which currently hold interests in partnerships owning 120 Courtyard by Marriott and 50 Residence Inn hotels. The Company also expects to pursue the acquisition and/or leasing of other limited-service hotels as the effects of overbuilding in this sector may create opportunities in markets with strong long-term fundamentals.

  The Company also plans to seek to establish strategic relationships with hotel REITs other than Host REIT. Current federal income tax law does not allow REIT's to derive revenues directly from the operations of hotels. As a result, hotel REITs generally enter into leases with lessees who agree to pay a base rent plus a percentage rent based on increases in gross revenues of a hotel. The Company, therefore, believes that there will be leasing opportunities with some hotel REITs other than Host REIT that have been unable to pursue acquisition opportunities because certain hotel management companies have been unwilling to enter into such leases. The Company intends to pursue these leasing opportunities for both full-service and limited-service hotels, subject to the terms of the Non-Competition agreement with Marriott International and Host REIT.

  In addition, many hotel REITs have established related-party hotel leasing companies that are generally small and privately held. The Company believes that some of these REITs, in an effort to reduce conflicts of interest, may seek to establish independent leasing relationships which could create an opportunity for the Company to act as a consolidator of these leasing companies.

  The Company also intends to explore the feasibility of other lodging-related business opportunities, such as timeshare investments and, after October 8, 2000, when the restrictions under the Hotel Non-Competition Agreement expire, third-party hotel management.

  Asset Management. The Company's asset management team (which will be transferred from Host to the Company in connection with the Distribution) is experienced in managing one of the largest and highest quality hotel and senior living community portfolios in the industry. This team, consisting of approximately 30 employees, has developed significant expertise in enhancing the value of lodging and senior living real estate. The asset management function encompasses overseeing the life cycle of a lodging property or senior living community. A key element to the function is the development of a strategic plan and identifying specific objectives designed to achieve that plan. Asset management is responsible for developing the strategic objectives for a property consistent with the owner's goals and then performing activities which focus on the achievement of those objectives. A strategic plan may differ from property to property, however, the general objectives associated with the asset management function include:

  . Maximizing the cash return on investment through cost reduction and revenue enhancement opportunities;

  . Enhancing, preserving and maximizing the long-term value and life of the assets; and

  .  Ensuring optimal positioning of each property.

  The asset management group functions as the intermediary between Host, as owner, and the Company, as lessee and the managers of the lodging properties and senior living communities. The managers are typically responsible for the day-to-day operations of the properties. The asset management group oversees the managers' activities to insure that the objectives of the owner and the lessee receive the appropriate level of priority and attention. There is a broad spectrum of activities encompassed by the asset management function including, among others:

  . Reviewing periodic operating results, budgets and forecasts and providing managers with feedback and direction;

  .  Reviewing, approving and overseeing capital expenditures;

  . Dealing with regulatory, property tax, lender and ground lessor issues, as applicable;

  .  Assessing performance against competition in a particular market;

  .  Ensuring that the property is maintained;

  . Understanding market conditions, competitor initiatives, and changes impacting on supply and demand;

  . Performing due diligence in connection with an acquisition or disposition;

  . Exploring and initiating opportunities to increase revenues and profitability, including, for example, expansions, renovations and additional guest amenities and services; and

  .  Performing property inspections.

  In connection with the Distribution, the Company will enter into a contracts with Host REIT non-controlled subsidiaries for a term of two years (with one automatic renewal) to continue to provide asset management services to Host REIT and subsidiaries for the

Host hotel portfolio. These services will include: (i) monitoring property/brand performance; (ii) pursuing expansion and repositioning opportunities; (iii) overseeing capital expenditure budgets and forecasts;
(iv) assessing return on investment expenditure opportunities; and (v) analyzing competitive supply conditions in each market. The Company will be paid an aggregate annual fee of $4.5 million for services rendered under this contract.

  The Company intends to utilize the asset management team's industry expertise to expand its customer base to include new third-party asset management contracts with entities such as hotel REITs, pension funds, life insurance companies, opportunity funds and offshore owners. In addition, the Company's asset management team may expand the range of services it provides to include feasibility analyses, valuations, acquisition/disposition due diligence and similar services. The method of charging for these services will be determined on a case-by-case basis. Potential alternatives include a fixed fee, a fixed fee coupled with a performance or incentive fee, a fee based on hourly rates, or a fee determined based on a percentage of revenues generated by a property. The Company does not have employment agreements with any of the employees in its asset management group.

  Senior Living. The Company owns a premier portfolio of senior living communities and was ranked as the fourth largest owner of senior living communities by The American Senior Housing Association in 1997. The portfolio encompasses the full continuum of care by offering a combination of independent living (55% of units), assisted living (20% of units) and healthcare accommodations (25% of units). During 1997, the portfolio achieved an average occupancy of approximately 92% and an average daily rate of $84 for the period in which Host owned the properties.

  In 1999, the Company expects to complete the final phase of an $88 million expansion program that will result in the addition of 864 units at its Communities. Upon completion, this expansion program will bring the total number of units in the Company's portfolio to 7,540. The Company's objective in completing the expansion program has been to further solidify the competitive position of its Communities through the provision of a continuum of housing accommodations on one campus. These expansions have typically involved the addition of assisted living units to a community which offered only independent living units or to a community which offered only independent living and healthcare units. The Company believes that its portfolio will continue to enjoy a competitive advantage as the result of its emphasis on the provision of multiple levels of care.

  The Company expects to continue selectively pursuing the acquisition of upscale senior living communities and to engage premier operators to manage these communities. The Company expects to continue to target primarily assets which offer at least two levels of care and which are located in established neighborhoods where land for development is scarce and where community groups and local authorities are less likely to encourage the development of additional senior living communities.

  The Company has entered into a conditional purchase agreement in connection with the acquisition of two Brighton Gardens senior living communities in Denver and Colorado Springs, Colorado. Both of these communities are under construction and are expected to be completed in the second quarter of 1999. Under the terms of the agreement, the Company can elect to acquire these communities for approximately $35 million on the first anniversary of their opening. The communities will be managed by MSLS under long-term operating agreements.

  In addition to pursuing single asset and portfolio acquisitions, the Company may also pursue the acquisition of senior living companies to the extent that the real estate assets of these companies complement its own. The senior living industry is currently highly fragmented and many markets are dominated by two or three regional companies. The Company believes that as this industry consolidates, some of these regional companies will seek to align themselves with larger companies in an effort to solidify their growth. The Company may be a logical partner for one or more of these companies.

HOTEL LODGING INDUSTRY

  The upscale and luxury full-service segments of the lodging industry continue to benefit from a favorable cyclical imbalance in the supply/demand relationship in which room demand growth has exceeded supply growth, which has remained fairly limited. The lodging industry posted strong gains in revenues and profits in 1997, as demand growth continued to outpace additions to supply. The Company believes that upscale and luxury full-service hotel room supply growth will remain limited through at least year 2000. Accordingly, the Company believes this supply/demand imbalance will result in improving occupancy and room rates which should result in improved REVPAR and operating profit.

  Following a period of significant overbuilding in the mid-to-late 1980s, the lodging industry experienced a severe downturn. Since 1991, new hotel construction, excluding casino-related construction, has been modest and largely offset by the number of rooms taken out of service each year. Due to an increase in travel and an improving economy, hotel occupancy has grown steadily over the past several years and room rates have improved. The Company believes that room demand for upscale and luxury full-service properties will continue to grow at approximately the rate of the Gross Domestic Product ("GDP"). Increased room demand should result in increased hotel occupancy and room rates. According to Smith Travel Research, upscale and luxury full-service occupancy for the Company and its competitive set grew in 1997 to 72.5% from 72.2% in 1996, while room rate growth continued to exceed inflation. While room demand has been rising, new hotel supply growth has been minimal. Smith Travel Research data shows that upscale and luxury full-service room supply increased an average of only 1% annually from 1991 through 1997. According to PricewaterhouseCoopers LLP, hotel supply in the upscale and luxury full-service segment is expected to grow annually at 1.8% to 1.9% through 1998. The increase in room demand and minimal growth in new hotel supply has also led to increased room rates. The Company believes that these recent trends will continue, with overall occupancy changing slightly and room rates increasing at more than one and one-half times the rate of inflation in 1998.

  While the supply/demand relationship has generally remained favorable in the upper upscale and luxury markets in which the Company's properties operate, a number of new construction projects have been announced or commenced in 1998, particularly in suburban and smaller metropolitan markets where the Company does not have a significant presence. This growth in new supply, together with slowing demand growth, have served to reduce the rate of REVPAR growth at the Company's properties from year earlier growth rates. In part, as a reaction to a concern regarding the potential for lodging industry overbuilding as well as general economic concerns which have been heightened by the Asian crisis and other factors, the availability of capital to the lodging industry has diminished greatly in the second half of 1998. While this condition is having a favorable effect by curtailing construction of a number of potentially competing hotel projects, it is also limiting the Company's ability to grow through acquisitions.

  The lodging industry is cyclical with operating results correlated highly to the GDP. During recent months, a number of investment banks and economists have substantially reduced their estimates of growth in GDP through 1999. Should such estimates of diminished GDP growth prove accurate, the Company believes that REVPAR growth would be substantially reduced at its properties.

LEASED AND SUBLEASED HOTEL PROPERTIES

  The full-service hotel lodging properties expected to be leased from Host represent quality assets in the upscale and luxury full-service lodging segments and substantially all of the full-service hotel properties are currently operated under the Marriott or Ritz-Carlton brand names. In addition, the Company will sublease limited-service hotels from Host REIT, including Courtyard by Marriott (moderate-price) and Residence Inn (extended-stay) hotel properties, all of which are managed by Marriott International.

  The following tables set forth certain information with respect to the operations of the hotels to be leased or subleased by the Company following the Distribution on a historical and pro forma basis for fiscal year 1997 and for the First Three Quarters 1998.

                                                          FISCAL YEAR 1997
                                             -------------------------------------------
                           NUMBER    NUMBER                            AVERAGE
                          OF HOTELS OF ROOMS HOTEL REVENUES OCCUPANCY DAILY RATE REVPAR(1)
                          --------- -------- -------------- --------- ---------- -------
                                             (IN THOUSANDS)
Full-service (histori-
 cal)...................      92     45,029    $  930,648     78.8%    $134.00   $105.56
Full-service (pro
 forma)(2) .............     126     59,026     1,329,997     77.7      132.73    103.09
Moderate-price (histori-
 cal)...................      53      7,606       116,236     81.1       84.30     68.38
Extended-stay (histori-
 cal)...................      18      2,178        39,670     83.3       99.96     83.27
                                                      FIRST THREE QUARTERS 1998
                                             -------------------------------------------
                           NUMBER    NUMBER                            AVERAGE
                          OF HOTELS OF ROOMS HOTEL REVENUES OCCUPANCY DAILY RATE REVPAR(1)
                          --------- -------- -------------- --------- ---------- -------
                                             (IN THOUSANDS)
Full-service (histori-
 cal)...................     101     49,068    $  797,971     79.2%    $139.79   $110.76
Full-service (pro
 forma)(2) .............     126     59,026     1,013,199     78.4      141.61    111.05
Moderate-price (histori-
 cal)...................      53      7,606        82,856     81.6       91.67     74.82
Extended-stay (histori-
 cal)...................      18      2,178        27,387     85.1      102.97     87.61

--------

(1) REVPAR measures daily room revenues generated on a per room basis. REVPAR does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved.

(2) Includes the hotels owned by all hotel partnerships which Host proposes to acquire in connection with the REIT Conversion and the Blackstone Hotels, assuming all such hotel partnerships participate in the mergers.

  Full-Service. The Company's leased full-service hotels average nearly 500 rooms. Twelve of the hotels to be leased by the Company have more than 750 rooms. Hotel properties typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. The full-service hotels to be leased by the Company primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort convention locations throughout the United States. The properties are generally well situated in locations where there are significant barriers to entry by competitors, including downtown areas of major metropolitan cities, at airports and at resort/convention locations where there are limited or no development sites. Marriott International serves as the manager for 86 of the 100 full-service hotels currently owned by Host and to be leased by the Company from Host REIT and all but three are part of Marriott International's full-service hotel system. The average age of the properties is 15 years.

  The chart below sets forth performance information for the full-service hotels expected to be leased by the Company from Host REIT on a comparable basis:

                            FIRST THREE QUARTERS      FISCAL YEAR
                            ----------------------  ----------------
                               1998        1997      1997     1996
                            ----------  ----------  -------  -------
   Comparable Full-Service
    Hotels(1)
   -----------------------
   Number of properties....         75          75       53       53
   Number of rooms.........     37,675      37,675   26,959   26,959
   Average daily rate...... $   142.11  $   131.74  $134.49  $121.58
   Occupancy percentage....       80.1%       80.4%    79.4%    78.0%
   REVPAR.................. $   113.87  $   105.86  $106.76  $ 94.84
   REVPAR % change.........        7.6%        --      12.6%     --

--------

(1) Consists of the 75 full-service properties owned by Host for the entire First Three Quarters 1998 and First Three Quarters 1997, respectively, and the 53 properties owned by Host for the entire 1997 and 1996 fiscal years, respectively, except for four hotel properties which will not be leased from Host. These properties, for the respective periods, represent the "comparable properties." Properties held for less than all of the periods discussed above, respectively, are not considered comparable.

  The chart below sets forth certain performance information for the full-service hotels expected to be leased by the Company from Host REIT in connection with the Distribution and were owned by Host prior to September 11, 1998:

                                   FIRST THREE QUARTERS      FISCAL YEAR
                                   ----------------------  ----------------
                                      1998        1997      1997     1996
                                   ----------  ----------  -------  -------
Number of properties..............        101          83       92       75
Number of rooms...................     49,068      40,257   45,029   35,725
Average daily rate................    $139.79     $132.37  $134.00  $120.66
Occupancy percentage..............       79.2%       80.4%    78.8%    77.8%
REVPAR............................    $110.76     $106.40  $105.56  $ 93.83

  Revenues in 1997 for nearly all of the full-service hotels to be leased by the Company from Host REIT were improved or comparable to 1996. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the manager to maximize REVPAR on a property-by-property basis. REVPAR for comparable properties increased 12.6% for fiscal year 1997 as average room rates increased almost 11% and average occupancy increased over one percentage point. Overall, this resulted in strong sales growth. Sales expanded at a 9% rate for comparable hotels and house profit margins increased by over two percentage points. REVPAR in 1997 for all such leased full-service properties (including both comparable and non-comparable properties) increased 12.8% as average room rates increased over 11% and average occupancy increased over one percentage point. For the First Three Quarters 1998, REVPAR for comparable properties increased 7.6% as average room rates increased nearly 8% and average occupancy decreased slightly. Sales for the First Three Quarters 1998 expanded at an 8% rate for comparable hotels and the house profit margin increased by one percentage point. REVPAR for the First Three Quarters 1998 for full-service expected to be leased by the Company from Host REIT properties increased 4.1% as average room rates increased nearly 6% and average occupancy decreased over one percentage point. The Company believes that the full-service hotels expected to be leased by the Company from Host REIT have outperformed the industry's average REVPAR growth rates. The relatively high occupancy rates of the hotels, along with increased demand for upscale and luxury full-service hotel rooms, allowed the managers of the hotels to increase average room rates by selectively raising room rates and replacing certain discounted group business with higher-rate group and transient business. The Company believes that these favorable REVPAR growth trends should continue due to the limited new construction of full-service properties and the expected improvements from the conversion of eight properties to the "Marriott" brand names in 1996, 1997 and 1998.

  Following the REIT Conversion, the Company and the managers will continue to focus on cost control in an attempt to ensure that hotel sales increases serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel sales increase, it also results in more hotel properties reaching financial performance levels that allow the managers to share in the growth of profits in the form of incentive management fees. The Company believes this is a positive development as it strengthens the alignment of the Company's interests, as lessee, and the managers' interests.

  The following table presents certain information for the full-service hotels expected to be leased by the Company from Host REIT by geographic region for fiscal year 1997:

                                              AVERAGE
                                               NUMBER            AVERAGE
                                     NUMBER   OF GUEST  AVERAGE   DAILY
   GEOGRAPHIC REGION                OF HOTELS  ROOMS   OCCUPANCY  RATE   REVPAR
   -----------------                --------- -------- --------- ------- -------
   Atlanta.........................      7      441      76.5%   $131.69 $100.74
   Florida.........................     11      511      80.9     131.78  106.64
   Mid-Atlantic....................     12      364      76.1     111.71   85.00
   Midwest.........................     10      418      74.3     107.65   79.99
   New York........................     10      708      84.7     173.85  147.22
   Northeast.......................      7      367      75.2      96.75   72.72
   South Central...................     15      525      76.5     120.81   92.39
   Western.........................     21      519      79.5     140.07  111.39
     Average-all regions...........    --       485      78.8     134.00  105.56

  Limited-Service -- Courtyard by Marriott Hotels. The Courtyard by Marriott hotels to be subleased by the Company are moderate-priced, limited-service hotels aimed at individual business and pleasure travelers, as well as families. Courtyard by Marriott hotels typically have approximately 150 rooms at locations in suburban areas or near airports throughout the United States. The Courtyard by Marriott hotels include well-landscaped grounds, a courtyard with a pool and socializing areas. Each hotel to be subleased by the Company features meeting rooms and a restaurant and lounge with approximately 80 seats. The Courtyard by Marriott hotels to be leased by the Company average only eight years of age, have substantially matured and are operating at high occupancy rates. The Company believes this competitive position will enable the manager to continue to improve profitability by adjusting the mix of business to increase room rates. The table below sets forth comparable performance information for the Courtyard by Marriott hotels to be subleased by the Company:

                                         FIRST THREE QUARTERS     FISCAL YEAR
                                         ----------------------  --------------
                                            1998        1997      1997    1996
                                         ----------  ----------  ------  ------
   Number of properties.................         53          53      53      53
   Number of rooms......................      7,606       7,606   7,606   7,606
   Average daily rate...................     $91.67      $84.27  $84.30  $77.80
   Occupancy percentage.................       81.6%       82.9%   81.1%   80.2%
   REVPAR...............................     $74.82      $69.86  $68.38  $62.40
   REVPAR % change......................        7.1%        --      9.6%    7.0%

  The Courtyard by Marriott hotels to be subleased by the Company benefited in 1997 from higher demand, REVPAR increased 9.6% due to increases in room rates of nearly 8.4% and an increase in occupancy of one percentage point. House profit margins also increased by almost one percentage point, reflecting the operating leverage inherent in properties already running at close to capacity. For the First Three Quarters 1998, REVPAR increased 7.1% due to increases in room rates of nearly 9%, while average occupancy decreased over one percentage point. The Courtyard by Marriott hotels to be subleased by the Company were generally fully occupied during the business week and enjoyed high occupancies during the weekends. The Company believes this competitive position will enable the manager to continue to improve profitability through yield management and selective room rate increases. However, there can be no assurance that profitability will continue to improve.

  The following table presents limited-service properties information by geographic region for fiscal year 1997:

                                               AVERAGE
                                                NUMBER            AVERAGE
                                      NUMBER   OF GUEST  AVERAGE   DAILY
   GEOGRAPHIC REGION                 OF HOTELS  ROOMS   OCCUPANCY  RATE   REVPAR
   -----------------                 --------- -------- --------- ------- ------
   Southeast........................      9      140      78.9%   $78.61  $62.02
   Mid-Atlantic.....................     11      144      82.8%    85.32   70.60
   Midwest..........................      6      142      75.9%    78.28   59.39
   Northeast........................     15      142      82.3%    86.77   71.38
   South Central....................      3      153      76.3%    77.66   59.22
   Western..........................      9      141      84.6%    90.06   76.21
     Average-all-regions............    --       144      81.1%    84.30   68.38

  Limited-Service -- Residence Inns. The Residence Inns to be subleased by the Company are extended-stay, limited-service hotels which cater primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 80 to 130 studio and two-story penthouse suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen, and many suites have woodburning fireplaces. The 18 Residence Inns to be subleased by the Company average eight years of age.

  The table below sets forth comparable performance information for the Residence Inns expected to be subleased by the Company from Host REIT.

                                                 FIRST THREE
                                                   QUARTERS       FISCAL YEAR
                                                ---------------  --------------
                                                 1998     1997    1997    1996
                                                -------  ------  ------  ------
   Number of properties........................      18      18      18      18
   Number of rooms.............................   2,178   2,178   2,178   2,178
   Average daily rate.......................... $102.97  $99.50  $99.96  $90.82
   Occupancy %.................................    85.1%   84.7%   83.3%   85.1%
   REVPAR...................................... $ 87.61  $84.28  $83.27  $77.29
   REVPAR % change.............................     3.9%    --      7.7%    4.9%

  For 1997, the Residence Inns expected to be subleased by the Company from Host REIT performed well with REVPAR increasing 7.7% due to increase in room rates of 10% although occupancy decreased by over one percentage point. Continued popularity of this product with customers combined with increasing business travel resulted in strong performance for 1997. At an average occupancy rate of 83.3% for 1997, these properties were near full occupancy during the business week and enjoyed high occupancies during the weekends. Given this strong demand, the manager of the Residence Inns was able to improve room rates through managing the mix of business. For the First Three Quarters 1998, REVPAR increased 3.9% due to increase in average room rates of over 3% and a slight increase in occupancy.

  The following table presents certain information for Residence Inn extended-stay properties expected to be subleased by the Company from Host REIT by geographic region for fiscal year 1997:

                                               AVERAGE
                                                NUMBER            AVERAGE
                                      NUMBER   OF GUEST  AVERAGE   DAILY
   GEOGRAPHIC REGION                 OF HOTELS  ROOMS   OCCUPANCY  RATE   REVPAR
   -----------------                 --------- -------- --------- ------- ------
   Southeast........................      2      107      80.8%   $ 94.70 $76.47
   Mid-Atlantic.....................      2      112      84.0%     96.35  80.91
   Midwest..........................      3      153      81.0%    114.85  92.97
   Northeast........................      3      110      86.3%     97.60  84.21
   South Central....................      3      119      82.1%     89.34  73.33
   Western..........................      5      119      84.8%     99.62  84.51
     Average-all-regions............    --       120      83.0%     99.96  83.27

BLACKSTONE ACQUISITION

  In April 1998, Host entered into a definitive agreement with the Blackstone Entities to acquire ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, Host will acquire a 25% interest in Swissotel Management (USA) L.L.C., which operates five Swissotel hotels in the United States, from the Blackstone Entities, which Host REIT will transfer to the Company. If the Blackstone Acquisition is consummated, Host REIT, among other things, will transfer to the Blackstone Entities approximately 4,370,000 shares of Common Stock of the Company then owned by Host REIT. The Blackstone Acquisition is expected to occur promptly following the Merger. Consequently, the Blackstone Entities will own approximately 18% of the Common Stock of the Company to be issued and outstanding following the Distribution, assuming the Blackstone Acquisition is consummated. In connection with the Blackstone Acquisition, the Company has granted to the Blackstone Entities certain registration rights with respect to such shares of Common Stock of the Company. See "Description of Capital Stock--Registration Rights Agreement." At the closing of the Blackstone Acquisition, the Blackstone portfolio will be contributed to Host REIT and its hotels will be leased to subsidiaries of the Company and will continue to be managed on behalf of such subsidiaries of the Company under the Blackstone Entities' existing management agreements. The Blackstone Acquisition is subject to certain conditions, including the Merger being consummated by March 31, 1999. In the event the Distribution is declared by the Board of Directors of Host but the Blackstone Acquisition does not occur, the shares of Common Stock of the Company distributed to Host Stockholders in the Distribution will represent 100% of the outstanding Common Stock of the Company as of the Distribution.

  The Blackstone portfolio is one of the premier collections of hotel properties. It includes: The Ritz-Carlton, Amelia Island; The Ritz-Carlton, Boston; Hyatt Regency Burlingame at San Francisco Airport; Hyatt Regency Cambridge, Boston; Hyatt Regency Reston, Virginia; Grand Hyatt Atlanta; Four Seasons Philadelphia; Four Seasons Atlanta; The Drake (Swissotel) New York; Swissotel Chicago; Swissotel Boston; and Swissotel Atlanta.

HOTEL PROPERTIES TO BE LEASED OR SUBLEASED BY THE COMPANY UNDER THE HOTEL
LEASES

  The following table sets forth, as of the date hereof, the location and number of rooms relating to each of the hotels to be leased or subleased to the Company by Host REIT. All of the full-service hotel properties are operated under either "Marriott" or "Ritz-Carlton" brand names by Marriott International, unless otherwise indicated. All of the limited-service hotel properties are operated under either the "Courtyard by Marriott" or "Residence Inn" brand names by Marriott International.

 Full-Service:

LOCATION                                                                   ROOMS
--------                                                                   -----
Alabama
 Grand Hotel Resort and Golf Club.........................................   306
Arizona
 Scottsdale Suites........................................................   251
 The Ritz-Carlton, Phoenix (1)............................................   281
California
 Coronado Island Resort...................................................   300
 Costa Mesa Suites........................................................   253
 Desert Springs Resort and Spa............................................   884
 Manhattan Beach (2)......................................................   380
 Marina Beach ............................................................   368
 Newport Beach............................................................   570
 Newport Beach Suites.....................................................   250
 Ontario Airport (2)......................................................   299
 San Diego Marriott Hotel and Marina...................................... 1,355
 San Diego Mission Valley (2).............................................   350
 San Francisco Airport....................................................   684
 San Francisco Fisherman's Wharf (2)......................................   285
 San Francisco Moscone Center............................................. 1,498
 San Ramon................................................................   368
 Santa Clara..............................................................   754
 The Ritz-Carlton, Marina del Rey (1).....................................   306
 The Ritz-Carlton, San Francisco (1)......................................   336
 Torrance.................................................................   487
Colorado
 Denver Southeast.........................................................   595
 Denver Tech Center.......................................................   625
 Denver West..............................................................   307
 Marriott's Mountain Resort at Vail.......................................   349
Connecticut
 Hartford/Farmington......................................................   380
 Hartford/Rocky Hill......................................................   251
Florida
 Fort Lauderdale Marina...................................................   580
 Harbor Beach Resort......................................................   624
 Jacksonville (2).........................................................   256
 Miami Airport............................................................   782
 Orlando World Center..................................................... 1,503
 Palm Beach Gardens (2)...................................................   279
 Singer Island (Holiday Inn) (3)..........................................   222
 Tampa Airport............................................................   295
 Tampa Westshore..........................................................   309
 The Ritz-Carlton, Naples (1).............................................   463
Georgia
 Atlanta Marriott Marquis................................................. 1,671
 Atlanta Midtown Suites...................................................   254
 Atlanta Norcross.........................................................   222
 Atlanta Northwest........................................................   400
 Atlanta Perimeter........................................................   400
 JW Marriott Hotel at Lenox...............................................   371
 The Ritz-Carlton, Atlanta (1)............................................   447
 The Ritz-Carlton, Buckhead (1)...........................................   553

LOCATION                                                                   ROOMS
--------                                                                   -----
Illinois
 Chicago/Deerfield Suites.................................................   248
 Chicago/Downers Grove Suites.............................................   254
 Chicago/Downtown Courtyard...............................................   334
 Chicago O'Hare...........................................................   681
Indiana
 South Bend...............................................................   300
Louisiana
 New Orleans ............................................................. 1,290
Maryland
 Bethesda.................................................................   407
 Gaithersburg/Washingtonian Center........................................   284
Massachusetts
 Boston/Newton............................................................   430
Michigan
 Detroit Romulus..........................................................   245
 The Ritz-Carlton, Dearborn (1)...........................................   308
Minnesota
 Minneapolis/Bloomington..................................................   479
 Minneapolis City Center..................................................   583
 Minneapolis Southwest (2)................................................   320
Missouri
 Kansas City Airport......................................................   382
 St. Louis Pavilion.......................................................   672
New Hampshire
 Nashua...................................................................   251
New Jersey
 Hanover..................................................................   353
 Newark Airport...........................................................   590
 Park Ridge...............................................................   289
 Saddle Brook.............................................................   221
New York
 Albany (2)...............................................................   359
 New York Marriott Financial Center.......................................   504
 New York Marriott Marquis................................................ 1,911
 Marriott World Trade Center..............................................   820
North Carolina
 Charlotte Executive Park (2).............................................   298
 Raleigh Crabtree Valley..................................................   375
Oklahoma
 Oklahoma City............................................................   354
 Oklahoma City Waterford (2)..............................................   197
Oregon
 Portland.................................................................   503
Pennsylvania
 Philadelphia (Convention Center)......................................... 1,200
 Philadelphia Airport.....................................................   419
 Pittsburgh City Center (2)...............................................   400
Tennesee
 Memphis..................................................................   404
Texas
 Dallas/Fort Worth........................................................   492
 Dallas Quorum............................................................   547
 El Paso..................................................................   296
 Houston Airport .........................................................   566

LOCATION                                                                  ROOMS
--------                                                                  ------
 JW Marriott Houston....................................................     503
 Plaza San Antonio (2)..................................................     252
 San Antonio Rivercenter................................................     999
 San Antonio Riverwalk..................................................     500
Utah
 Salt Lake City.........................................................     510
Virginia
 Dulles Airport.........................................................     370
 Key Bridge.............................................................     588
 Norfolk Waterside (2)..................................................     404
 Pentagon City Residence Inn............................................     300
 The Ritz-Carlton, Tysons Corner (1)....................................     397
 Washington Dulles Suites...............................................     254
 Westfields.............................................................     335
 Williamsburg...........................................................     295
Washington, D.C.
 Washington Metro Center................................................     456
Canada
 Calgary................................................................     380
 Toronto Airport........................................................     423
 Toronto Eaton Centre...................................................     459
 Toronto Delta Meadowvale (3)...........................................     374
                                                                          ------
 Total..................................................................  49,068
                                                                          ======

  Full-service hotel properties that are currently not consolidated by Host but in which Host REIT intends to acquire a 100% ownership interest promptly following the Distribution:

HOTEL                                                           STATE      ROOMS
-----                                                           -----      -----
Marriott Diversified American
 Hotels, L.P.
 Fairview Park............................................. Virginia         395
 Dayton.................................................... Ohio             399
 Research Triangle Park.................................... North Carolina   224
 Detroit Marriott Southfield............................... Michigan         226
 Detroit Marriott Livonia.................................. Michigan         224
 Fullerton................................................. California       224
                                                                           -----
                                                                           1,692
                                                                           -----

HOTEL                                                           STATE      ROOMS
-----                                                           -----      -----
Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
 Marriott O'Hare Suites.................................... Illinois         256
                                                                           -----
Potomac Hotel Limited Partnership
 Albuquerque............................................... New Mexico       411
 Greensboro-High Point..................................... North Carolina   299
 Houston Medical Center.................................... Texas            386
 Miami Biscayne Bay........................................ Florida          605
 Marriott Mountain Shadows Resort.......................... Arizona          337
 Seattle SeaTac Airport.................................... Washington       459
                                                                           -----
                                                                           2,497
                                                                           -----
 Total.................................................................... 4,445
                                                                           =====

  Full-service hotel properties that are included in the Blackstone portfolio to be acquired by Host REIT are as follows:

HOTEL                                                           STATE     ROOMS
-----                                                           -----     -----
Four Seasons, Atlanta (3).................................. Georgia         246
Four Seasons, Philadelphia (3)............................. Pennsylvania    365
Grand Hyatt, Atlanta (3)................................... Georgia         439
Hyatt Regency, Burlingame (3).............................. California      793
Hyatt Regency, Cambridge (3)............................... Massachusetts   469
Hyatt Regency, Reston (3).................................. Virginia        514
Swissotel, Atlanta (3)..................................... Georgia         348
Swissotel, Boston (3)...................................... Massachusetts   498
Swissotel, Chicago (3)..................................... Illinois        630
The Drake (Swissotel), New York (3)........................ New York        494
The Ritz-Carlton, Amelia Island (1)........................ Florida         449
The Ritz-Carlton, Boston (1)............................... Massachusetts   275
                                                                          -----
 Total................................................................... 5,520
                                                                          =====

 Limited-Service -- Courtyard by Marriott Hotels:

LOCATION                                                                   ROOMS
--------                                                                   -----
Arizona
 Phoenix Camelback........................................................  155
 Scottsdale Mayo..........................................................  100
California
 Camarillo................................................................  130
 Fountain Valley..........................................................  150
 Los Angeles Airport......................................................  146
 Laguna Hills.............................................................  137
 San Jose Airport.........................................................  151
 Torrance.................................................................  151
Delaware
 Wilmington...............................................................  152
Florida
 Boca Raton...............................................................  152
 Jacksonville.............................................................  146
 Miami Lakes..............................................................  151
Georgia
 Atlanta Airport..........................................................  152
 Atlanta Cumberland.......................................................  182
 Atlanta Jimmy Carte Blvd.................................................  121
 Atlanta Midtown..........................................................  168
 Macon....................................................................  108
Illinois
 Arlington Heights........................................................  152

LOCATION                                                                   ROOMS
--------                                                                   -----
Indiana
 Indianapolis Carmel......................................................  149
Iowa
 Quad Cities..............................................................  113
Kansas
 Kansas City South........................................................  149
Maryland
 Columbia.................................................................  152
 Greenbelt................................................................  152
Massachusetts
 Boston Danvers...........................................................  121
 Boston Foxborough........................................................  149
 Boston Lowell............................................................  121
 Boston Milford...........................................................  151
 Boston Stoughton.........................................................  152
 Norwood..................................................................  148
 Woburn...................................................................  125
Michigan
 Detroit Auburn Hills.....................................................  148
Minnesota
 Minneapolis/Eden Prarie..................................................  149
Missouri
 Kansas City Airport......................................................  149

LOCATION                                                                  ROOMS
--------                                                                  -----
New Jersey
 Hanover................................................................    149
 Mahwah.................................................................    146
 Tinton Falls...........................................................    121
New York
 Fishkill...............................................................    152
 Syracuse...............................................................    149
North Carolina
 Charlotte..............................................................    152
 Fayetteville...........................................................    108
 Raleigh Durham.........................................................    151
Pennsylvania
 Philadelphia Airport...................................................    152
 Pittsburgh Airport.....................................................    148
 Willow Grove...........................................................    149
Rhode Island
 Middletown.............................................................    148
LOCATION                                                                  ROOMS
--------                                                                  -----
South Carolina
 Spartanburg............................................................    113
Tennessee
 Chattanooga............................................................    114
Texas
 Dallas Central.........................................................    160
Virginia
 Arlington/Rosslyn......................................................    162
 Dulles Fairfax.........................................................    149
 Williamsburg...........................................................    151
Washington
 Seattle Bellevue.......................................................    152
Wisconsin
 Brookfield (Milwaukee).................................................    148
                                                                          -----
 Total..................................................................  7,606
                                                                          =====

 Limited-Service -- Residence Inns:

LOCATION                                                                  ROOMS
--------                                                                  -----
Arizona
 Flagstaff..............................................................    102
 Scottsdale.............................................................    122
 Tempe..................................................................    126
California
 Fountain Valley........................................................    122
 Rancho Bernardo........................................................    123
Georgia
 Atlanta Alpharetta.....................................................    103
Illinois
 Chicago................................................................    221
Maryland
 Annapolis..............................................................    102
Massachusetts
 Westborough............................................................    109
Michigan
 Warren.................................................................    133
LOCATION                                                                  ROOMS
--------                                                                  -----
New Mexico
 Albuquerque............................................................    112
New York
 Syracuse...............................................................    102
North Carolina
 Durham.................................................................    122
Ohio
 Columbus...............................................................    106
Pennsylvania
 Willow Grove...........................................................    118
Tennessee
 Nashville..............................................................    110
Texas
 Dallas Northpark.......................................................    103
 Dallas Market Center...................................................    142
                                                                          -----
 Total..................................................................  2,178
                                                                          =====

--------

(1) Property is operated as a Ritz-Carlton. The Ritz-Carlton Hotel Company, L.L.C. manages the property and is wholly owned by Marriott International.

(2) Property is operated as a Marriott franchised property and is not managed by Marriott International.

(3) Property is not operated under a Marriott brand name and is not managed by Marriott International.

SENIOR LIVING INDUSTRY

  The Company believes that the senior living industry is supported by strong long-term fundamentals. The aging of the American population should increase demand for senior living housing and services across the full continuum of care. The U.S. Bureau of Census estimates that the number of seniors 85 years and older will increase by approximately 100% from 3.0 million in 1990 to 6.0 million in 2010. The traditional alternative of family-based care also is disappearing as the prevalence of dual income families and increased geographic mobility has reduced the potential role of family caregivers. In addition, the affordability of senior housing has improved as seniors are becoming increasingly affluent with the number of wealthy senior households (households over age 65 with net worth above $500,000) increasing at a rate of 14% per annum from 1983 to 1992. Finally, a supply/demand imbalance is being created as the supply of skilled nursing beds per thousand persons age 85 and older has declined from 690 per thousand in 1976 to an estimated 350 per thousand in the year 2000.

  The Company believes, however, that many assisted living markets have become or are on the verge of becoming overbuilt. The rapid development of assisted living may cause some supply/demand imbalances which the Company believes could create acquisition and/or leasing opportunities in markets that possess strong long-term fundamentals. However, overbuilding in markets in which the Company's assisted living units are located could cause the Company's assisted living units to experience decrease occupancy, depressed operating margins and lower operating results. See "Risk Factors--Overbuilding in the Assisted Living Industry."

SENIOR LIVING COMMUNITIES

  As of the date hereof, the Company's senior living communities portfolio consists of 31 upscale properties with over 7,200 units. The Communities represent high quality assets in the senior living lodging segment. The Communities offer a combination of independent living, assisted living and healthcare components that differ mostly by the level of senior care services provided.

  Independent living components, which represent 55% of the Company's senior living units, contain a variety of accommodations, together with amenities such as dining facilities, lounges, and game and craft rooms. All residents of the independent living components are provided security, meals, housekeeping and scheduled transportation from on-site staff is available upon demand 24 hours a day, and each independent living unit is equipped with an emergency call system to assist with emergency situations. The independent living components of the properties generally consist of apartments or villas. Each resident enters into a residency agreement that may be terminated by the resident on short notice. Although there can be no assurance that available independent living units will be reoccupied as residency agreements expire or are terminated, since 1988 at least 80% of the residents of the apartments and villas managed by Marriott International have renewed their residency agreements from year to year.

  Assisted living components, which represent 20% of the Company's senior living units, provide a supportive environment that encourages independent living. Residents have private or semi-private units, eat meals in a separate dining room, and are provided the added services of scheduled activities, housekeeping and linen service, preventive health surveillance, periodic health monitoring, assistance with activities of daily living and emergency care. Certain of the Company's Communities also provide personal assistance with Alzheimer's disease and other forms of dementia.

  Healthcare components, which represent 25% of the Company's senior living units, provide residents a full range of healthcare. Residents have private or semi-private rooms and share communal dining and social facilities. In most instances, each resident of the independent living component of a property is entitled to priority admission in the assisted living (if any) or healthcare component.

  Some Communities also provide ancillary healthcare services, including physical occupational and speech and learning therapy, respite care and adult daycare centers on the premises of some Communities. All Communities are managed by Marriott International under long-term management agreements. The average age of the Communities is 14 years.

  Similar to the hotel segment, one commonly used indicator of market performance for senior living communities is REVPAU, which measures charges for independent living units and assisted living suites and nursing beds on a per unit basis. This does not include any ancillary revenues from the properties, which are generated on a "fee for service" basis for supplementary items requested by residents. REVPAU represents the combination of the average daily unit rate charged and the average daily occupancy achieved.

  The chart below sets forth performance information for the Company's senior living communities for the First Three Quarters and the period from June 21, 1997 through January 2, 1998:

                                                                   PERIOD FROM
                                                 TWELVE WEEKS     JUNE 21, 1997
                                 FIRST THREE        ENDED            THROUGH
                                QUARTERS 1998 SEPTEMBER 12, 1997 JANUARY 2, 1998
                                ------------- ------------------ ---------------
      Number of properties.....        31               29               30
      Number of units (1)......     7,259            6,546            7,094
      Average daily rate.......    $88.19           $83.60           $83.88
      Occupancy percentage.....      91.9%            91.2%            91.7%
      REVPAU (2)...............    $81.05           $76.24           $76.92

  --------

  (1) Number of units is based on the number of rooms.

  (2) Revenue per available unit ("REVPAU") is a commonly used indicator of market performance for senior living communities which represents the combination of the average daily rate charged and the average occupancy achieved. REVPAU does not include food and beverage or other ancillary revenues generated by the community.

  During 1997, the average occupancy at the Communities was approximately 92% and the average daily rate was $84, resulting in REVPAU of $77. Overall occupancies for 1997 were lower than the historical occupancies due to the significant number of expansion units added during the year and the time required to fill the expansion units. For the First Three Quarters of 1998 and the 12 weeks ended September 12, 1997, average occupancy was approximately 92% and 91% and the average daily rate was $88 and $84 resulting in REVPAU of $81 and $76, respectively. Occupancy and average daily rates increased for the First Three Quarters in 1998 as compared to the 12 weeks ended September 12, 1997 as a result of the stabilization of expansion units which were opened in 1997, increases in monthly rates in certain markets and implementation of marketing campaigns.

  The Company is an active owner of its senior living communities portfolio. The Company focuses on maximizing profitability throughout the portfolio. The Company's asset management department works closely with Marriott International to identify and evaluate opportunities to increase profitability by making selective investments where favorable incremental returns are expected, including the expansion of certain properties, or implementing new cost control programs. Aggregate completed renovation expenditures for the Communities totalled approximately $3 million for the period from June 21, 1997 through January 2, 1998.

  The following table sets forth certain information as of the date hereof, relating to each of the Communities. The Company holds the fee interest in each of the Communities, except as otherwise indicated. All of the properties are operated under Marriott brand names by Marriott International.

LOCATION                         UNITS
--------                         -----
Arizona
 The Forum at Desert Harbor(1)..  240
 The Forum--Pueblo Norte........  296
 The Forum at Tucson(1).........  327
California
 The Remington Club I...........  205
 The Remington Club II..........  200
Delaware
 Forwood Manor..................  212
 Foulk Manor North(1)...........  115
 Foulk Manor South(1)...........  106
 Millcroft(1)...................  198
 Shipley Manor(1)...............  159
Florida
 Coral Oaks.....................  254
 The Forum at Deer Creek(1).....  292
 Fountainview...................  343
 Park Summit(1).................  281
 Springwood Court...............  100
 Tiffany House..................  123
Indiana
 The Forum at the Crossing......  221

LOCATION                            UNITS
--------                            -----
Kansas
 The Forum at Overland Park(1).....   205
Kentucky
 The Forum at Brookside(1).........   324
 The Lafayette at Country
  Place(2).........................   149
 The Lexington at Country
  Place(2).........................   133
Massachusetts
 Gables at Winchester..............   124
New Jersey
 Leisure Park(3)...................   418
New Mexico
 The Montebello on Academy(1)......   209
Ohio
 The Forum at Knightsbridge(1)(2)..   316
South Carolina
 Myrtle Beach Manor(1).............   164
Texas
 The Forum at Lincoln Heights(1)...   241
 The Forum at Memorial Woods(1)....   431
 The Montevista at Coronado(1).....   251
 The Forum at Park Lane(1).........   318
 The Forum at The Woodlands........   304
                                    -----
    Total.......................... 7,259
                                    =====

--------
(1) Property is encumbered by secured debt.

(2) The land on which the community is built is leased by the Company under a long-term ground lease agreement.
(3) A subsidiary of Marriott International holds a 1% limited partnership interest in this property.

  In the first quarter of 1998, LTJ Senior Living Communities Corporation, a wholly owned subsidiary of the Company, entered into conditional purchase agreements for two communities located in Colorado with Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, the Company may acquire these two communities located in Denver and Colorado Springs, Colorado, for approximately $35 million, if the communities achieve certain operating performance criteria. Both communities will be managed by Marriott International under long-term operating agreements.

MARKETING

  As of the date hereof, 114 of the 126 full-service hotels expected to be leased by the Company are managed or franchised by Marriott International as Marriott or Ritz-Carlton brand name hotels. All 71 of the subleased Courtyard by Marriott and Residence Inn hotels and all 31 of the Communities are managed by Marriott International. The Company believes that these Marriott International-managed and franchised hotels will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of the strong customer preference for "Marriott" brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business in the Marriott hotel system is enhanced by the Marriott Rewards program, which expanded the previous Marriott Honored Guest Awards program. Marriott Rewards membership includes more than 7.5 million members.

  The Marriott reservation system provides Marriott reservation agents complete descriptions of the rooms available for sale and up-to-date rate information from the hotels. The reservation system also features connectivity to airline reservation systems, providing travel agents with access to available rooms inventory for all Marriott and Ritz-Carlton brand name hotels. In addition, software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott or Ritz-Carlton brand hotel with available rooms when a caller's first choice is fully occupied.

COMPETITION

  Lodging. The United States lodging industry generally is comprised of two broad segments: full-service hotels and limited-service hotels. Full-service hotels generally offer restaurant and lounge facilities and meeting spaces, as well as a wide range of services, typically including bell service and room service. Limited-service hotels generally offer accommodations with limited or no services and amenities. The lodging industry, in general, is highly competitive, but the degree of competition varies from location to location and over time. The hotels' success will be dependent, in large part, upon the ability to compete in such areas as access, location, quality of accommodations, room rates, structure, the quality and scope of food and beverage facilities and other service amenities. The Company's leased hotels compete with several other major lodging brands in each segment in which they operate. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. Further, competing properties may be built or existing projects enhanced. The lodging industry, including the hotels, also may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs,
(iv) the availability of credit and (v) other factors beyond the control of the Company. Although the competitive position of each of the hotel properties differs from market to market, the Company believes that its leased properties will compare favorably to their competitive set in the markets in which they operate on the basis of these factors. The following table presents key participants in segments of the lodging industry in which the Company competes:

SEGMENT                  REPRESENTATIVE PARTICIPANTS
-------                  ---------------------------
Luxury Full-Service..... Ritz-Carlton; Four Seasons
Upscale Full-Service.... Marriott Hotels, Resorts and Suites; Crowne Plaza; Doubletree; Hyatt;
                         Hilton; Radisson; Red Lion; Sheraton; Swissotel; Westin; Wyndham
Moderate-priced......... Courtyard by Marriott; Hampton Inn and Suites; Hilton Inn; Holiday Inn;
                         Ramada Inn; Sheraton Four Points; Wyndham Garden
Extended-stay........... Residence Inn; AmeriSuites; Hawthorne Suites; Homewood Suites;
                         Summerfield Suites

  Senior Living. The Company's senior living communities compete with facilities of varying similarity in the respective geographical market areas in which the communities are located. Competing facilities are generally operated on a regional and local basis by religious groups and other nonprofit organizations, as well as by public and private operators. There are a limited number of operators on a national basis. The independent living components of the communities face competition from various types of residential opportunities available to the elderly. However, the number of communities that offer on-premises healthcare services is limited. The assisted living and healthcare components of the Communities compete with other assisted living and healthcare communities.

  Significant competitive factors for attracting residents to the independent living components of the Communities include price, physical appearance and amenities and services offered. Additional competitive factors for attracting residents to the assisted living and healthcare components of the Communities include quality of care, reputation, physician and nursing services available and family preferences. The Company believes that its senior living communities rate high in each of these categories, except that its senior living communities are generally more expensive than competing communities.

  Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than the Company. Consequently, there can be no assurance that the Company will not encounter increased competition that could limit its ability to attract residents or expand its senior living care business in the future. The Company believes that many assisted living markets have become or are on the verge of becoming over built. Approximately 20% of the Company's senior living units are assisted living units. Overbuilding in the assisted living market could cause the Company's assisted living units to experience decreased occupancy, depressed margins and lower operating results.

RELATIONSHIP WITH HOST AFTER THE DISTRIBUTION

  For the purposes of governing certain of the ongoing relationships between the Company and Host after the Distribution and to provide mechanisms for an orderly transition, the Company and Host will enter into various agreements, in addition to the Hotel Leases as described below. The descriptions of such agreements (other than the Corporate Transitional Services Agreement) are qualified in their entirety by reference to the agreements, the forms of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

  Distribution Agreement. Prior to the Distribution Date, the Company and Host will enter into a distribution agreement (the "Distribution Agreement"), which provides for, among other things, (i) the Distribution; (ii) the division between the Company and Host of certain assets and liabilities; (iii) the contribution to the Company of Host's 3% general partnership interest in Boynton Beach Limited Partnership, which owns a Community located in Boynton Beach; (iv) the transfer to the Company of the 25% interest in the Swisshotel management company to be acquired in the Blackstone Acquisition; (v) the return to the Company of those shares of Common Stock held for delivery to the Blackstone entities in the Blackstone Acquisition if that transaction does not occur; and (vi) certain other agreements governing the relationship between the Company and Host following the Distribution.

  Subject to certain exceptions, the Distribution Agreement will provide for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to the Company, effective as of the Distribution Date, financial responsibilities for liabilities arising out of or in connection with the business of the Communities.



  Tax Sharing Agreement. The Company and Host will enter into a tax sharing agreement which will define each party's rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's business for taxable years prior to the Distribution and with respect to certain tax attributes of the Company after the Distribution. Generally, Host will be responsible for filing consolidated returns and paying taxes for periods through the date of the Distribution, and the Company will be responsible for filing returns and paying taxes for subsequent periods.

  Asset Management Agreement. The Company, Host and at least one of the non-controlled subsidiaries will enter into an asset management agreement (the "Asset Management Agreement"), pursuant to which the Company will agree to provide review and advice on the management and operation of the hotels. Generally, the Company will provide the following consulting services: (i) review of operating and financial results (including site visits) and meet with Host and the non-controlled subsidiaries as applicable, at least quarterly, to review such results of the hotels; (ii) review of financial statements and budgets, including periodic accounting statements, annual operating budgets, FF&E budgets and management analysis reports; (iii) review of revenue and capital spending projections; (iv) administration of hotel mortgages; (v) advice relating to any changes to the hotel management agreements; (vi) review of market conditions and competition for each of the hotels; and (vii) monitoring and negotiating with governmental agencies in connection with any condemnation proceedings against the hotels; and (viii) monitoring and negotiating with insurance companies and contractors following a casualty at a hotel. The Company will be paid a fee not to exceed $4.5 million for each fiscal year for its consulting services under the Asset Management Agreement, which will be allocated between Host REIT and the non-controlled subsidiary. The Asset Management Agreement will have a term of two years with an automatic one year renewal, unless earlier terminated by either party in accordance with the terms thereof. This contract will prohibit the Company from providing similar services, except where the Company is the lessee with respect to full-service hotels (but not limited-service hotels) that are in the same geographic vicinity as the Host REIT hotels that are leased to the Company.

  Corporate Transitional Services Agreement. The Company and Host will, prior to the Distribution Date, enter into a transitional services agreement, pursuant to which the Company and Host will provide certain limited services to each other for a fee. Among other things, Host will provide centralized administrative and computer systems services to the Company. Such services will be provided, as needed, at cost (including a reasonable overhead allocation) on a time and materials basis. The charges associated with such services are not expected to be material.

  Non-Competition Agreement. The Company and Host will enter into a non-competition agreement that limits the respective parties' future business opportunities. See "Business and Properties--Non-Competition Agreements."

  Employee Benefits and Other Employment Matters Allocation Agreement. As part of the REIT Conversion, the Company, Host and Host Marriott, L.P. expect to enter into an employee benefits agreement which will govern the allocation of responsibilities relating to various compensation, benefits and labor matters. See "Management--Employee Benefit Plans."

RELATIONSHIP WITH MARRIOTT INTERNATIONAL

  Marriott International will serve as the manager for substantially all of the full-service and limited-service hotels to be leased and subleased by the Company. In addition, Marriott International is the manager for all 31 Communities. The Company will be bound by certain non-competition agreements with Marriott International whereby the Company's business opportunities will be restricted. See "Business and Properties--Non-Competition Agreements" and "--Description of Other Agreements for the Communities."

DESCRIPTION OF THE HOTEL LEASES FOR FULL-SERVICE HOTELS MANAGED BY MARRIOTT INTERNATIONAL

  In order for Host REIT to qualify as a REIT, Host REIT may not operate the hotels or related properties. Accordingly, subsidiaries of Host REIT (the "Host REIT Lessor") will lease substantially all of the full-service hotels owned by Host REIT to subsidiaries of the Company. The following summary of the principal terms of the Hotel Leases between subsidiaries of the Company and subsidiaries of Host REIT and the related guaranty and pooling agreements are qualified in their entirety by reference to the full-service Hotel Leases and such other agreements, the forms of which are included as exhibits to the Registration Statement of which this Prospectus is a part. All references herein to Host REIT or its subsidiaries, as Lessor, shall be deemed to refer to Host in the event the Merger of Host with and into Host REIT for any reason is not consummated.

  Lessees. There generally will be a separate lessee, which will be an indirect subsidiary of the Company (the "Lessee"), for each hotel or group of hotels that is owned by a separate subsidiary of Host REIT. Each Lessee will be a Delaware limited liability company, whose purpose will be limited to acting as lessee under the applicable Hotel Lease(s). For those hotels where it is the manager, Marriott International or a subsidiary will have a noneconomic membership interest in the Lessee entitling it to certain voting rights but no economic rights. The operating agreements for such Lessees will provide that the Company member of the Lessee will have full control over the management of the business of the Lessee, except with respect to certain decisions which will require the consent of both members. These decisions are: (i) dissolving, liquidating, consolidating, merging, selling or leasing all or substantially all of the assets of the Lessee; (ii) engaging in any other business or acquiring any assets or incurring any liabilities not reasonably related to the conduct of the Lessee's business; (iii) instituting voluntary bankruptcy or similar proceedings or consenting to involuntary bankruptcy or similar proceedings; (iv) terminating the management agreement relating to the Lessee's hotel, other than by reason of a breach by the manager or upon exercise of express termination rights in the management agreement; (v) challenging the status or rights of the manager or the enforceability of the membership rights; or (vi) incurring debt in excess of certain limits. Upon any termination of the applicable management agreement, these special voting rights of Marriott International (or its subsidiary) will cease.

  Full-Service Hotel Lease Terms. Each full-service Hotel Lease will have a fixed term generally ranging from seven to ten years (depending upon the Hotel Lease), subject to earlier termination upon the occurrence of certain contingencies described in the Hotel Leases (including, particularly, the provisions described herein under

"--Damage or Destruction," "--Termination of the Hotel Leases upon Disposition of Full-Service Hotels" and "--Termination of the Hotel Leases upon Changes in Tax Laws").

  Minimum Rent; Percentage Rent; Additional Charges. Each Hotel Lease will require the Lessee to pay (i) Minimum Rent (as defined below) in a fixed dollar amount per annum plus (ii) to the extent it exceeds Minimum Rent, Percentage Rent based upon specified percentages of aggregate sales from the applicable hotel, including room sales, food and beverage sales, and other income ("Gross Revenues"), in excess of specified thresholds. "Minimum Rent" will be a fixed dollar amount specified in each Hotel Lease less the FF&E Adjustment (which is described under "Personal Property Limitation" below). Any amounts other than Minimum Rent and Percentage Rent due to the Host REIT lessor under the Hotel Leases are deemed to be "Additional Charges." The amount of Minimum Rent and the Percentage Rent thresholds will be adjusted each year (the "Annual Adjustment") based upon any increases in the Consumer Price Index and the Employment Cost Index during the previous 12 months. Neither Minimum Rent nor Percentage Rent thresholds will be decreased because of the Annual Adjustment.

  Rental payments will be made on a Fiscal Year basis. The "Fiscal Year" shall mean the fiscal year used by the hotel manager. Payments of Rent (defined herein) will be made within two business days after the required payment date under the management agreement for each Accounting Period. "Accounting Period" shall mean for those hotels where Marriott International is the manager, any of the thirteen four-week accounting periods which are used in the hotel manager's accounting system. Rent payable for each Accounting Period will be the sum of (i) the excess (if any) of (x) the greater of cumulative Minimum Rent year-to-date due and payable or cumulative Percentage Rent due and payable year-to-date over (y) the total amount of Minimum Rent and Percentage Rent actually paid year-to-date plus (ii) any Additional Charges due ("Rent"). If the total amount of Minimum Rent and Percentage Rent actually paid year-to-date, as of any rent payment date, is greater than both cumulative Minimum Rent due and payable year-to-date and cumulative Percentage Rent due and payable year-to-date, then the Host REIT Lessor will remit the difference to the Lessee.

  The full-service Hotel Leases will generally provide for a Rent adjustment in the event of damage, destruction, partial taking, certain capital expenditures or an FF&E Adjustment.

  Lessee Expenses. Each Lessee will be responsible for paying all of the expenses of operating the applicable hotel(s), including all personnel costs, utility costs and general repair and maintenance of the hotels. The Lessee also will be responsible for all fees payable to the applicable manager, including base and incentive management fees, chain services payments and franchise or system fees, with respect to periods covered by the term of the Hotel Lease. The Lessee will not be obligated to bear the cost of any capital improvements or capital repairs to the hotels or the other expenses borne by the Host REIT Lessor, as described below.

  Host REIT Lessor Expenses. The Host REIT Lessor will be responsible for the following expenses: real estate taxes, personal property taxes (to the extent the Host REIT Lessor owns the personal property), casualty insurance on the structures, ground lease rent payments, required expenditures for FF&E (including maintaining the FF&E Reserve, to the extent such is required by the applicable manager) and capital expenditures.

  The consent of the Host REIT Lessor will be required for any capital expenditures funded by the Lessor (except in an emergency or where the owner's consent is not required under the management agreement) or a change in the amount of the FF&E Reserve payment.

  Security. The obligations of the Lessee will be secured by a pledge of all personal property (tangible and intangible) of the Lessee related to or used in connection with the operation of the hotels (including any cash and receivables from the manager or others held by the Lessee as part of "working capital").

  Working Capital. Each Host REIT Lessor will sell the existing working capital (including Inventory and fixed asset supplies (which principally consist of linen and similar items) and net receivables due from the manager, net of accounts payable and accrued expenses) to the applicable Lessee upon the commencement of the Hotel Lease at a price equal to the fair market value of such assets (which shall be deemed to be book value). The purchase price will be represented by a note evidencing a loan that bears interest at a rate per annum equal to the "long-term applicable federal rate" in effect on the commencement of the Hotel Lease. Interest accrued on the working capital loan will be due simultaneously with each periodic Rent payment and the amount of each payment of interest will be credited against such Rent payment. The principal amount of the working capital loan will be payable upon termination of the Hotel Lease. At the termination or expiration of the Hotel Lease, the Lessee will sell to the Host REIT Lessor the then existing working capital at a price equal to the value of such assets at that time. The Host REIT Lessor will pay the purchase price of the working capital by offsetting against the outstanding principal balance of the working capital loan. To the extent that the value of the working capital delivered to the Host REIT Lessor exceeds or is less than the value of the working capital delivered by the Host REIT Lessor to the Lessee at the commencement of the Hotel Lease, the Host REIT Lessor or the Lessee, as appropriate, shall pay to the other party an amount equal to the difference in cash.

  Termination of the Hotel Leases upon Disposition of Full-Service Hotels. In the event the applicable Host REIT Lessor enters into an agreement to sell or otherwise transfer any full-service hotel free and clear of the applicable Hotel Lease, the Host REIT Lessor must pay the Lessee a termination fee equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Hotel Lease using a discount rate of 12%. Alternatively, the Host REIT Lessor will be entitled to (i) substitute a comparable hotel or hotels (in terms of economics and quality for the Host REIT Lessor and the Lessee as agreed to by the Lessee) for any hotel that is sold or (ii) sell the hotel subject to the Hotel Lease (subject to the Lessee's reasonable approval if the sale is to an entity that does not have sufficient financial resources and liquidity to fulfill the "owner's" obligations under the management agreement and the Host REIT Lessor's obligations under the Hotel Lease, or is or controls or is controlled by a person convicted of a felony involving moral turpitude), without being required to pay a termination fee. Pursuant to the Hotel Lease, the Host REIT Lessor and the Lessee will each have the right to terminate the Lease without being required to pay any fee or other compensation as a result of such termination, provided that the termination rights of both the Host REIT Lessor and the Lessee may only be exercised if the Host REIT Lessor and the Lessees under 12 of the other Hotel Leases have not already exercised their respective rights to terminate, and the Host REIT Lessor will only be permitted to exercise such right in connection with a sale of a hotel to an unrelated third party or the transfer of a hotel to a joint venture in which Host Marriott, L.P. does not have a two-thirds or greater interest.

  Termination of the Hotel Leases upon Changes in Tax Laws. In the event that changes in the federal income tax laws allow the Host REIT Lessors, or subsidiaries or affiliates of the Host REIT Lessors, to directly operate the hotels without jeopardizing Host REIT's status as a REIT, the Host REIT Lessors will have the right to terminate all, but not less than all, of the full-service Hotel Leases (excluding Hotel Leases for hotels that must continue to be leased following the tax law change) in return for paying the Lessees the fair market value of the remaining terms of the full-service Hotel Leases, valued in the same manner as provided above under "--Termination of the Hotel Leases upon Disposition of Full-Service Hotels." The payment will be payable in cash or, subject to certain conditions, shares of Host REIT common stock, at the election of Host REIT and the Host REIT Lessor. Host has been pursuing the enactment of such legislation for more than one year, but there is no such bill pending in Congress, and there can be no prediction as to whether such legislation would be enacted in the future.

  Damage or Destruction. If a hotel is partially or totally destroyed and is no longer suitable for use as a hotel (as reasonably determined by the Host REIT Lessor), the Hotel Lease of such hotel shall automatically

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terminate and the insurance proceeds shall be retained by the Host REIT
Lessor, except to the extent of any personal property owned by the Lessee. In this event, no termination fee shall be owed to the Lessee. If a hotel is partially destroyed but is still suitable for use as a hotel (as reasonably determined by the Host REIT Lessor), the Lessee, subject to the Host REIT Lessor agreeing to release the insurance proceeds and to fund any shortfall in

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the insurance proceeds, shall apply the insurance proceeds to restore the hotel to its preexisting condition. The Host REIT Lessor shall fund any shortfall in insurance proceeds less than or equal to 5% of the estimated cost of repair. The Host REIT Lessor may fund, in its sole discretion, any shortfall in insurance proceeds greater than 5% of the estimated cost of the repair, provided that if the Host REIT Lessor elects not to fund such shortfall, the Lessee may terminate the Hotel Lease and the Host REIT Lessor shall pay to the Lessee a termination fee equal to the Lessee's operating profit for the immediately preceding Fiscal Year.

  Events of Default. Except as otherwise provided below, and subject to the notice and, in some cases, cure periods in the Hotel Lease, the Hotel Lease may be terminated without penalty by the applicable Host REIT Lessor and various other remedies may be exercised if any of the following Events of Default, among others, occur:

  .  Failure to pay Rent within ten days after the due date;

  . Failure to comply with, or observe any of, the terms of the Hotel Lease (other than the failure to pay Rent) for 30 days after notice from the Host REIT Lessor, including failure to properly maintain the hotel (other than by reason of the failure of the Host REIT Lessor to perform its obligations under the Hotel Lease), such period to be extended for up to an additional 90 days if such default cannot be cured with due diligence within 30 days;

  . Acceleration of maturity of certain indebtedness of the Lessee with a principal amount in excess of $1,000,000;

  . Failure of the Company for three consecutive Accounting Periods to maintain (i) a minimum net worth at least equal to the maximum liability under the guaranty agreements from time to time (less amounts held in cash collateral accounts), and (ii) debt service coverage ratio of at least 1.2 to 1.0;

  . Filing of any petition for relief, bankruptcy or liquidation by or against the Lessee or any parent company of the Lessee;

  . The Lessee voluntarily ceases to operate the hotel for 30 consecutive days, except as a result of a casualty, condemnation or emergency situation;

  . A change in control of the Company, the Lessee or any subsidiary of the Company that is a direct or indirect parent of the Lessee (unless the change in control involves an "Adverse Party," which would include a competitor in the hotel business, a party without adequate financial resources, a party that has been convicted of a felony (or controlled by a person) or a party who would jeopardize Host REIT's qualification as a REIT, the Host REIT Lessor must pay a termination fee equal to the Lessee's operating profit from the hotel for the immediately preceeding Fiscal Year if the lease is terminated following such a change in control);

  . Default in payment or performance of certain covenants (after applicable cure periods) under any other Hotel Lease in the same "pool" of hotels as described below; or

  . The Lessee, the Company or the Lessee's Pool Parent (as defined herein) defaults under the assignment of the management agreement, the guarantees described below, the non-competition agreement described below and certain other related agreements between the parties or their affiliates.

  Assignment of the Hotel Lease. A Lessee will be permitted to sublet all or part of the hotel or assign its interest under its Hotel Lease, without the consent of the Host REIT Lessor, to any wholly owned and controlled single-purpose subsidiary of the Company, provided that the Company continues to meet the minimum net worth test and all other requirements of the Hotel Lease. Transfers to other parties will be permitted if approved by the Host REIT Lessor.

  Subordination to Qualifying Mortgage Debt. The rights of each Lessee will be expressly subordinate to qualifying mortgage debt (which totaled approximately $2.9 billion on a pro forma basis at September 11, 1998 assuming all Partnerships participate and the Blackstone Acquisition is consummated) and any refinancing thereof. A default under the loan documents may result in the termination of the Hotel Lease by the lender. The lender will not be required to provide a non-disturbance agreement to the Lessee.

  The Host REIT Lessor will be obligated to compensate the Lessee, on a basis equal to the lease termination provision described in "Termination of the Hotel Leases upon Disposition of Full-Service Hotels" above, if the

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full-service Hotel Lease is terminated because of a non-monetary default under the terms of a loan that occurs because of an action or omission by the Host REIT Lessor (or its affiliates) or a monetary default where there is not an uncured monetary Event of Default of the Lessee. In addition, if any loan is not refinanced in a timely manner, and the loan amortization schedule is converted to a cash flow sweep structure, the Lessee has the right to terminate the Hotel Lease after a twelve-month cure period and the Host REIT Lessor will owe a termination fee as provided above. During any period of time that a cash flow sweep structure (or other similar cash management procedure) is in effect, the Host REIT Lessor will compensate the Lessee for any lost revenue resulting from such cash flow sweep. Host Marriott, L.P. will guarantee these obligations.

  Personal Property Limitation. If a Host REIT Lessor reasonably anticipates that the average tax basis of the items of the Host REIT Lessor's FF&E and other personal property that are leased to the applicable Lessee will exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Hotel Lease, the following procedures will apply, subject to obtaining lender consent where required:

  . The Host REIT Lessor will acquire any replacement FF&E that would cause the applicable limits to be exceeded (the "Excess FF&E"), and immediately thereafter the Lessee would be obligated either to acquire such Excess FF&E from the Host REIT Lessor or to cause a third party to purchase such FF&E.

  . The Lessee would agree to give a right of first opportunity to a non-controlled subsidiary of Host REIT to acquire the Excess FF&E and to lease the Excess FF&E to the Lessee at an annual rental equal to the market leasing factor times the cost of the Excess FF&E. If such non-controlled subsidiary does not agree to acquire the Excess FF&E and to such lease, then the Lessee may either acquire the Excess FF&E itself or arrange for another third party to acquire such Excess FF&E and to lease the same to Lessee.

  . The annual Rent under the applicable Hotel Lease would be reduced in accordance with a fomula based on market recovery rates.

  Certain Actions under the Hotel Leases. The leases prohibit the Lessee from taking the following actions with respect to the management agreement without notice to the Host REIT Lessor and, if the action would have a material adverse effect on the Host REIT Lessor, the consent of the Host REIT Lessor:
(i) terminate the management agreement prior to the expiration of the term thereof; (ii) amend, modify or assign the management agreement; (iii) waive (or fail to enforce) any right of the "owner" under the management agreement;
(iv) waive any breach or default by the manager under the management agreement (or fail to enforce any right of the "owner" in connection therewith);
(v) agree to any change in the manager or consent to any assignment by the manager; or (vi) take any other action which reasonably could be expected to materially adversely affect the Host REIT Lessor's rights or obligations under the management agreement for periods following the termination of the Hotel Lease (whether upon the expiration of its term or upon earlier termination as provided for therein).

  Change in Manager. A Lessee will be permitted to change the manager or the brand affiliation of a hotel only with the approval of the applicable Host REIT Lessor, which approval may not be unreasonably withheld. The replacement manager must be a nationally recognized manager with substantial experience in managing hotels of comparable quality. No such replacement can extend beyond the term of the Hotel Lease without the consent of the Host REIT Lessor, which consent may be withheld in the Host REIT Lessor's sole discretion.

  Company Guaranty and Related Pooling Agreements. The Company and certain of its subsidiaries will enter into guarantees of the Hotel Lease obligations of each Lessee. For each of four identified "pools" of hotels (determined on the basis of the term of the particular Hotel Lease, with all leases having generally the same lease term placed in the same "pool"), the cumulative limit of the Company's guaranty obligation will be the greater of 10% of the aggregate Rent for the immediately preceding Fiscal Year under all Hotel Leases in the pool or 10% of the aggregate Rent under all Hotel Leases in the pool for 1999 (with an agreed estimate of the 1999 Rent serving as the limit during 1999). For each pool, the subsidiary of the Company that is the parent of the Lessees in the pool (a "Pool Parent") also will be a party to the guaranty of the Hotel Lease obligations for that pool. The obligations of the Pool Parent will not be limited in this manner.

  The obligations of the Pool Parent under each guaranty will be secured by all funds received by the applicable Pool Parent from the Lessees in the pool, and the Lessees in the pool will be required to distribute

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their excess cash flow to the Pool Parent each Accounting Period, in certain events. These events include a decline in Crestline's tangible net worth or consolidated interest coverage ratio below specified levels, a payment default under any Hotel Lease in the same pool or any other Hotel Lease, with respect to which a guaranty by the Company is in effect, or a reduction in the Company's obligation under a pool guaranty to zero. Funds received from the Lessees will be deposited in a cash collateral account and applied, to the extent of available funds, to pay any shortfalls in payment of Rent under any Hotel Lease in the pool. If certain conditions are satisfied, any remaining funds will then be released to the Pool Parent. Otherwise, the remaining funds will be applied to make a payment to the Pool Parent in a specified amount for overhead expenses and to maintain a reserve equal to the amount of the Company's liability under the applicable guaranty (subject to a specified minimum amount), and, if certain conditions are satisfied, any remaining funds will be released to the Pool Parent.

  In the event that the Company's obligation under a guaranty is reduced to zero, the applicable Pool Parent can elect to terminate its guaranty and the pooling agreement for that pool by giving notice to Host Marriott, L.P. In that event, the Pool Parent's guaranty and the pooling agreement for that pool will terminate six months after such notice, subject to reinstatement in certain limited circumstances. At any time after such notice, Host REIT will be entitled to terminate the Hotel Leases in such pool without penalty.

DESCRIPTION OF THE SUBLEASES FOR LIMITED-SERVICE HOTELS MANAGED BY MARRIOTT INTERNATIONAL

  Subsidiaries of HPT (the "HPT Lessors") own 71 limited-service hotels under the "Residence Inn" and "Courtyard by Marriott" brands (the "HPT Hotels") that it leases to subsidiaries of Host (the "HPT Lessees"). The HPT Hotels are subject to substantially similar leases (the "HPT Leases"). In connection with the REIT Conversion, the applicable Host subsidiary will sublease the HPT Hotels (the "Sublease") to a subsidiary of the Company subject to the terms of the HPT Leases. The descriptions of the Sublease and the HPT Lease set forth below are qualified in their entirety by reference to the agreements, copies of the form of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

  The Sublessees. There generally will be a separate sublessee, which will be an indirect subsidiary of the Company (the "Sublessee"), for each hotel or group of hotels that is owned by a separate subsidiary of HPT. Each Sublessee will be a Delaware limited liability company, whose purpose will be limited to acting as sublessee under the applicable sublease(s). Marriott International or a subsidiary will have a noneconomic

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membership interest in the Sublessee entitling it to certain voting rights but no economic rights. The operating agreements for such Sublessees will provide that the Company member of the Sublessee will have full control over the management of the business of the Sublessee, except with respect to certain decisions for which the consent of both members will be required. These decisions are: (i) dissolving, liquidating, consolidating, merging, selling, or leasing all or substantially all of the assets of the Sublessee; (ii) engaging in any other business or acquiring any assets or incurring any liabilities not reasonably related to the conduct of the Sublessee's business or (iii) instituting voluntary bankruptcy or similar proceedings or consenting to involuntary bankruptcy or similar proceedings. Upon any termination of the applicable management agreement, these special voting rights of Marriott International (or its subsidiary) will cease.

  Sublease Terms. The term of each Sublease shall expire simultaneously with the expiration of the initial term of the HPT Lease to which it relates. Each Sublease provides that generally all of the terms of the HPT Lease will apply to the HPT Lessees and the Sublessees as if they were, respectively, lessor and lessee under the HPT Lease. Sublessees will not, however, be required to provide a security deposit, and will not have the right to extend the term of the Sublease. The Sublessees will pay rent in accordance with the terms of the Subleases.

  HPT Lease Terms. The initial terms of the HPT Leases expire within seven to 12 years. The HPT Leases will be automatically extended subject to certain conditions. The HPT Lessee may not elect to renew less than all of the HPT Leases for the Residence Inn properties or the Courtyard by Marriott properties.

  Minimum Rent; Additional Rent; Additional Charges. Each HPT Lease requires the HPT Lessee to pay (i) Minimum Rent (as defined below) in a fixed dollar amount per annum plus (ii) Additional Rent based upon a specified percentage of collective gross revenues from the HPT Hotels to the extent they exceed the gross revenues for a specified fiscal year. "Minimum Rent" will be a fixed dollar amount specified in each HPT Lease less the cost of any repairs, maintenance, renovations or replacements of the hotel or the personal property. Minimum Rent payments are due in advance on the first business day of each Accounting Period. "Accounting Period" means each of the 13 four-week accounting periods which are used in the hotel manager's accounting system. Additional Rent payments are calculated quarterly for each fiscal year or portion thereof and are paid quarterly in arrears on the same date as the Minimum Rent for the next Accounting Period. A final adjustment of the Additional Rent for each fiscal year will be made after financial statements are available. The amount of Additional Rent due on any payment date will not be less than zero.

  In addition to the Minimum Rent and Additional Rent, the HPT Lessee is required to pay Impositions, utility charges, insurance premiums and all amounts payable under the HPT management agreements, equipment leases and agreements to indemnify the HPT Lessor. "Impositions" means, collectively, all taxes, assessments, water, sewer or other rents and charges, excises, tax levies, fees and all other governmental charges levied in respect of the HPT Hotels and the business conducted by the HPT Lessee in connection therewith.

  HPT Lessee Expenses. The HPT Lessee is responsible for all repairs and replacements to the HPT Hotels and the personal property, except in limited circumstances where damage to the property exceeds insurance proceeds received.

  HPT Lessor Expenses. In the event that the HPT management agreement or the HPT Leases require that funds be disbursed for repairs, maintenance, renovations or replacements at or to the HPT Hotels, and the FF&E Reserve is insufficient to handle such disbursements, the HPT Lessor is required to disburse such required funds to the HPT Lessee or the manager, as the case may be. The consent of the HPT Lessor is required for all capital expenditures (except in an emergency) and for amendment, termination or assignment of the HPT management agreement.

  Security. The obligations of the HPT Lessee are secured by a pledge of all personal property (except motor vehicles) and all records of the HPT Lessee related to the operation of the HPT Hotels and all proceeds therefrom.

  Damage or Destruction. If an HPT Hotel is partially or totally destroyed, and is no longer suitable for use as a hotel (as determined in good faith by the HPT Lessee or the manager), either the HPT Lessee or the HPT Lessor may terminate the HPT Lease and the HPT Lessor shall be entitled to retain the insurance proceeds, except to the extent of any personal property owned by the HPT Lessee. If an HPT Hotel is partially destroyed but is still suitable for use as a hotel (as determined in good faith by the HPT Lessee or the manager), the HPT

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Lessee shall promptly restore the HPT Hotel using the insurance proceeds. If there is a shortfall in the amount of insurance proceeds, the HPT Lessee shall decide in its sole discretion whether it will assume the amount of the deficiency. If the HPT Lessee elects not to assume the deficiency, the HPT Lessor in its sole discretion may elect to cover the shortfall. If neither the HPT Lessee nor the HPT Lessor elects to assume the deficiency required for restoration of the HPT Hotel, either party may terminate the HPT Lease.

  Events of Default. Subject to notice and some cure periods in the HPT Lease, the HPT Lease may be terminated without penalty by the HPT Lessor if, among other things, any of the following Events of Default occur:

  . Failure to pay rent or any other amount payable under the HPT Lease when due and such failure shall continue for ten days after notice thereof;

  . Failure to observe or perform any term, covenant or agreement contained in the HPT Lease and such failure shall continue for 30 days after notice thereof;

  . Any obligation in respect of Indebtedness for money borrowed or retained funds of any material property or services shall be declared due and payable prior to the stated maturity date thereof, or an event of default shall occur and be continuing under any instrument evidencing or securing the same;

  .  An event of default shall occur and be continuing under any other HPT
     Lease;

  . Filing of any petition for relief, bankruptcy or liquidation by the HPT Lessee;

  . Commencement by the HPT Lessee of any proceeding for its dissolution or termination;

  . Occurrence and continuation of an event of default under any mortgage which is secured by the HPT Lessee's leasehold interest under the HPT Lease; or

  . An event of default by the HPT Lessee shall occur under the HPT management agreement and continue beyond the expiration of any applicable cure period.

  Assignment of the HPT Lease. The HPT Lessee may not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer the HPT Lease or sublease all or any part of the HPT Hotel without the HPT Lessor's prior written consent.

  Subordination to Mortgage Debt. The rights of the HPT Lessee are subject and subordinate to mortgage debt.


  Certain Actions Under the HPT Leases. Except as otherwise provided in the HPT management agreement, the HPT Lease prohibits the HPT Lessee from agreeing to the following without the prior written consent of the HPT Lessor: (i) any change in the manager; (ii) any change in the HPT management agreement; (iii) termination of the HPT management agreement; or (iv) assignment of the HPT management agreement. Further, the HPT Lessee may not take any action, grant any consent or, except as provided in the HPT management agreement, permit any action under the HPT management agreement which might have a material adverse affect on the HPT Lessor, without the HPT Lessor's prior written consent.

FF&E LEASES

  With respect to certain of the full-service hotels which are leased by Lessees, each Lessee will lease the Excess FF&E from an affiliate of Host REIT (the "Initial FF&E Leases"). The Company currently anticipates that approximately $180 million of Excess FF&E will be leased pursuant to the Initial FF&E Leases as of January 1, 1999. The Excess FF&E to be leased under the Initial FF&E Leases will be acquired by an affiliate of Host REIT (the "FF&E Lessor"), which in turn will lease the Excess FF&E to the applicable Lessee. The specific types of FF&E which will be leased will vary from hotel to hotel. The following summary of the principal terms of the FF&E Leases between subsidiaries of the Company and the FF&E Lessors is qualified in its entirety by reference to the FF&E Lease, the form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

  Term. The term of each Initial FF&E Lease will generally range from two to four years depending on the estimated remaining useful life of the Excess FF&E under such Initial FF&E Lease.

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  Rent. Rent will be paid in arrears in equal monthly payments at the end of each Accounting Period and will be determined on the basis of the cost to the FF&E Lessor of the Excess FF&E and the Market Leasing Factor.

  End of Term Options. Each Lessee will have the option at the end of the applicable term to purchase the Excess FF&E for the fair market value. Each Lessee will also have the option to renew the Initial FF&E Lease for consecutive one year renewal terms at a fair market rental rate.

  Return Requirements. If Lessee does not exercise the purchase option or the renewal option at the end of the term (or any renewal term), Lessee will pay FF&E Lessor a return fee equal to one Accounting Period payment of rent, and the Excess FF&E will be returned to a location within 2,000 miles of the hotel at Lessee's cost and risk. All Excess FF&E will be returned in as good condition as when delivered at the commencement of the Initial FF&E Lease, ordinary wear and tear excepted.

  Early Termination Right. For so long as no default under the applicable Initial FF&E Lease exists, each Lessee will have the option to terminate the Initial FF&E Lease at any time and purchase the Excess FF&E by paying an amount equal to the greater of the fair market value of the Excess FF&E or the stipulated loss value (as set forth in such Initial FF&E Lease). Upon the exercise of such early termination option, the FF&E Lessor will transfer the Excess FF&E to Lessee on an "as is, where is" basis.

  Damage or Destruction. In the event that any item of equipment shall become lost, stolen, damaged or destroyed for any reason whatsoever, Lessee is obligated to either (i) replace such equipment with like property having the same value and operating capabilities and a useful life at least equal to the replaced equipment or (ii) pay FF&E Lessor the stipulated loss value of such equipment. Any insurance proceeds paid to FF&E Lessor from such loss, theft, damage or destruction will be applied to reimburse Lessee for its expenses related to such loss, theft, damage or destruction. Lessee is responsible for maintaining casualty insurance on the Excess FF&E during the lease term.

  Events of Default. Subject to applicable notice and cure periods in the Initial FF&E Lease, the Initial FF&E Lease provides the FF&E Lessor with the right, among other things, to terminate the Initial FF&E Lease, repossess the Excess FF&E and seek liquidated damages equal to the stipulated loss value of the Excess FF&E if, among other things, any of the following Events of Default occur:

  .Failure to pay rent or any other amount payable under the Initial FF&E
   Lease within ten days after the due date;

  .Failure to maintain required insurance coverages;

  .Failure to perform the other covenants of the Initial FF&E Lease;

  .Filing of any petition for relief, bankruptcy or liquidation by or against Lessee;

  .Lessee causes or institutes any proceeding for its dissolution or termination;

  .An event of default shall occur under the Hotel Lease where the Excess
   FF&E is located;

  .An event of default shall occur under any lease to which Lessee is a party or a guarantor which results in the exercise of possessory remedies or legal proceedings by such lessor, provided that the aggregate future payments under such lease exceed certain thresholds; or

  .Acceleration of maturity of any indebtedness of Lessee with a principal amount in excess of certain thresholds.

  Assignment. Lessee will not have the right to assign the Initial FF&E Lease or to sublease the Excess FF&E without the prior written consent of Lessor, which consent will not be unreasonably withheld, except that Lessee will have the right to assign its rights in the Initial FF&E Lease without the consent of Lessor to (i) an assignee of Lessee's rights in the Hotel Lease, (ii) in the event of the termination of the Hotel Lease, to the Host REIT Lessor or a new lessee or purchaser of the hotel or (iii) to a holder of qualifying mortgage debt upon a default under such debt.

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  Subordination to Mortgage Debt. The rights of each Lessee under the Initial
FF&E Lease will be expressly subordinate to qualifying mortgage debt on the applicable hotel and any refinancing thereof. A default under the mortgage debt may result in a termination of the Initial FF&E Lease and a loss of Lessee's right to possession of the Excess FF&E.

DESCRIPTION OF THE HOTEL LEASES FOR HOTELS MANAGED BY OTHER MANAGEMENT
COMPANIES

  Of 104 hotel properties currently owned by Host (excluding the Blackstone hotels), 15 hotels (the "Non-MI Hotels") that are expected to be leased by the Company are, and will continue to be, managed by the Non-MI Managers. See "-- Description of Other Hotel Management Agreements." Host REIT will lease these hotels to the lessees, most of which will be indirect majority owned subsidiaries of the Company. Generally, there will be a separate lessee for each hotel or group of hotels that has a separate manager. The terms of these leases will be substantially similar to the leases of hotels that are managed by Marriott International. See "--Description of the Hotel Leases for Full-Service Hotels Managed by Marriott International."

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DESCRIPTION OF BLACKSTONE HOTEL LEASES

  Subsidiaries of the Company, which will be wholly owned Delaware limited liability companies formed to lease the hotels, will lease from Host REIT the 12 hotels to be contributed by the Blackstone Entities to Host REIT pursuant to Host REIT's acquisition of these hotels from the Blackstone Entities (the "Blackstone Hotels"). The Blackstone Hotels will continue to be managed by the existing hotel management companies. See "--Description of Hotel Management Agreements for Blackstone Hotels." Generally, there will be a separate lessee and a separate lease (the "Blackstone Leases") for each hotel. The terms of the Blackstone Leases will be substantially similar to leases of hotels managed by Marriott International. See "--Description of the Hotel Leases for Full-Service Hotels Managed by Marriott International." In addition, the Company will acquire a 25% interest in Swissotel Management (USA) L.L.C., which operates five Swissotel hotels in the United States.

DESCRIPTION OF FRANCHISE AGREEMENTS WITH MARRIOTT INTERNATIONAL

  As of September 11, 1998, 13 of the 15 Non-MI Hotels (excluding the Blackstone hotels) expected to be leased by the Company are operated or managed under franchise agreements between either the owner or the Non-MI Manager and Marriott International. See "Business and Properties--Description of Other Hotel Management Agreements." The franchise agreements permit Host REIT and the Non-MI Managers to use the "Marriott" brand name, associated trademarks, reservation systems and other related items (collectively, the "Marriott Franchise") in connection with the operation of the hotels. The remaining two hotels are managed by Non-MI Managers under "Holiday Inn" or "Delta" brand names. The Company will assume the franchise agreements with respect to the hotels it leases from Host REIT and will be the franchisee during the term of the Hotel Leases.

  Franchise and Other Fees. As consideration for the use of the Marriott Franchise, Marriott International is paid franchise fees. Generally, Marriott International receives a fixed non-refundable initial fee. In addition, Marriott International has a right to receive franchise fees, equal to (i) the applicable percentage of gross room sales plus (ii) the applicable percentage of gross food and beverage sales. The percentages used to calculate the franchise fees vary, although they are generally 3% to 6% of the gross room sales, and gross food and beverage sales, as the case may be. In addition to franchise fees, Marriott International is entitled to receive monthly fees in connection with advertising, promotional, sales and marketing, generally equal to 1% of gross room sales for the previous month.

  Marketing. The franchisee is responsible, at its own cost and expense, for all local advertising, marketing, promotional and public relations programs and activities for the hotel. All such advertising and promotional activities are required to be in accordance with the Marriott standard and shall conform to specifications as Marriott International may from time to time prescribe. In addition, such advertising and marketing materials must be submitted to Marriott International for prior approval.

  As part of the Marriott Franchise, Marriott International makes available specifications and/or all required application software for the Marriott property system. The franchisee, at its own expense, purchases, installs, and uses the Marriott property system hardware and software. As long as the franchisee is in compliance with the franchise agreement, Marriott International also makes available for use the Marriott Hotel Reservation System.

  Financing of the Hotels. Under the franchise agreements, the franchisee is not permitted to incur or replace any indebtedness which is secured by a lien on the applicable hotel without the prior written consent of Marriott International, which consent may not be unreasonably withheld. In some instances, the franchisee may replace any indebtedness which is secured by a lien on the applicable hotel without the prior written consent of Marriott International, if (i) the franchisee provides written notice of such indebtedness and the terms thereof to Marriott International, (ii) the terms of such indebtedness are commercially reasonable, (iii) the maximum loan amount will not exceed 75% of the appraised value of the hotel and (iv) the debt coverage ratio is equal to or greater than 1.3.


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  Alteration, Renovation and Refurbishment of the Hotels. If the applicable hotel requires significant renovations or refurbishment of the hotel affecting the design, character or appearance, any such renovation or refurbishment shall be subject to the prior written approval of Marriott International. Any such renovation or refurbishment must be completed in accordance with the Marriott International criteria.

  FF&E Reserves. The franchisee is required to establish an escrow account ("FF&E Reserve") and fund it monthly in an amount generally equal to 3% to 5% of gross revenue. The FF&E Reserve is be used to fund significant renovations and other necessary replacement and renewals of FF&E. Under the Hotel Leases, Host REIT will remain responsible for the FF&E Reserve.

  Non-Competition. During the term of the franchise agreements, the franchisee and its affiliates generally may not, without the prior written consent of Marriott International, directly or indirectly own any interest in or in any manner be connected or associated with any full-service hotel located within five miles of the applicable hotel other than a hotel operated by Marriott International or its affiliates. In addition, in the event of termination of the franchise agreement due to a default by the franchisee, the franchisee and its affiliates may not operate the applicable hotel as part of any first-class hotel brand, including, but not limited to Hilton, Sheraton, Hyatt, Radisson and Westin, for a period of 24 months after the date the franchise agreement is terminated.

  Events of Default. The franchisee is deemed to be in default under the franchise agreement upon occurrence of one or more of the following events:
(i) the franchisee becomes insolvent or makes a general assignment for the benefit of creditors; (ii) the franchisee files a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law; (iii) the franchisee consents to an involuntary petition in bankruptcy filed against it or an order approving an involuntary petition in a bankruptcy filed against the franchisee shall remain unvacated 90 days after the date of entry thereof; (iv) a court enters an order or judgment adjudicating the franchisee as bankrupt; (v) proceedings for a compromise with creditors is instituted and not vacated within 90 days after being instituted; (vi) execution is levied against the hotel or any real or personal property comprising the hotel; or (vii) a suit to foreclose any lien or mortgage against the hotel or any real or personal property which is a party of the hotel is initiated and not vacated within 60 days.

  In addition, the franchisee is deemed in default of the franchise agreement if: (i) immediate closing of the hotel is deemed necessary by Marriott International to avoid substantial liability arising out of dangerous or unsafe condition of the property; (ii) the franchisee or any owner of officers of the franchisee is convicted of a felony or other crime or offense; (iii) the franchisee divulges any confidential information in violation of the franchise agreement; (iv) the hotel is no longer operated by the franchisee as a "Marriott" brand hotel; (v) the franchisee purports to transfer any rights or obligations arising out of the franchise agreement without complying with the terms therein; (vi) the franchisee fails to repair and maintain the premises, or fails to replace FF&E, as required; or (vii) the franchisee fails to perform in accordance with any of the provisions of the franchise agreement.

DESCRIPTION OF MARRIOTT INTERNATIONAL HOTEL MANAGEMENT AGREEMENTS FOR FULL-SERVICE HOTELS

  Marriott International or its subsidiaries serve as the managers for 88 of Host's 104 hotels excluding the Blackstone hotels) which are expected to be leased to the Lessees. In addition, for those hotels which are managed by managers other than Marriott International, Host has the right to use the "Marriott" brand name through franchise agreements with Marriott International or its subsidiaries. Marriott International and its subsidiaries also provide various other services to the Company and Host and its affiliates. The hotel management agreements applicable to each hotel will be assigned to the applicable Lessee for the term of the Hotel Lease of such hotel. The description of the management agreements set forth below is qualified in its entirety by reference to such agreements, a copy of the form of which is included as an exhibit to the Registration Statement of which the Prospectus is a part.

  Assignment of Management Agreements. The Lessee will be obligated to perform all of the obligations of the Host REIT Lessor under the hotel management agreement during the term of its Hotel Lease including payment of fees due under the management agreement, other than certain retained obligations including, without

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limitation, payment of property taxes, property casualty insurance and ground lease rent, maintaining a reserve fund for FF&E replacements, and capital expenditures, for which the Host REIT Lessor will retain responsibility. Although the Lessee will assume certain obligations of the Host REIT Lessor under the hotel management agreement, the Host REIT Lessor will not be released from its obligations and, if the Lessee fails to perform any such obligations, the manager will be entitled to seek performance by or damages from the Host REIT Lessor. If the Hotel Lease is terminated for any reason, any new or successor Lessee must meet certain requirements for an "Approved Lessee" or otherwise be acceptable to Marriott International. The requirements for an "Approved Lessee" include that the entity (i) has sufficient financial resources and liquidity to fill the obligations under the Management Agreement, (ii) is not in control of or controlled by persons who have been convicted of felonies, (iii) is not engaged, or affiliated with any person or entity engaged, in the business of operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International, and (iv) must be a single purpose entity in which Marriott International has a noneconomic membership interest with the same rights as it has in Lessee.

  Other provisions of the management agreements for the full-service hotels to be leased by the Company from Host REIT include the following:

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  Operational Services. The managers have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishment of all room rates, the processing of reservations, procurement of inventories, supplies and services, periodic inspection and consultation visits to the hotels by the managers' technical and operational experts, and promotion and publicity of the hotels. The manager will receive compensation from the Lessee in the form of a Base Management Fee and an Incentive Management Fee, which are normally calculated as percentages of gross revenues and operating profits, respectively.

  Executive Supervision and Management Services. The managers generally provide all managerial and other employees for the hotels; review the operation and maintenance of the hotels; prepare reports, budgets and projections; provide other administrative and accounting support services, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services; and protect the "Marriott" trademark and other tradenames and service marks. The manager also will provide a national reservations system.

  Chain Services. The hotel management agreements require the manager to furnish certain services that are furnished generally on a central or regional basis to hotels in the Marriott hotel system. Such services include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level. Costs and expenses incurred in providing such services are allocated among all hotels in the Marriott hotel system managed by the manager or its affiliates and each applicable Lessee will be required to reimburse the manager for its allocable share of such costs and expenses.

  Working Capital and Fixed Asset Supplies. The Lessee will be required to maintain working capital for each hotel and fund the cost of fixed asset supplies, which principally consist of linen and similar items. The applicable Lessee will also be responsible for providing funds to meet the cash needs for the operations of the hotels if at any time the funds available from operations are insufficient to meet the financial requirements of the hotels.

  Use of Affiliates. The manager employs the services of its affiliates to provide certain services under the hotel management agreements. Certain of the management agreements provide that the terms of any such employment must be no less favorable to the applicable Lessee, in the reasonable judgment of the manager, than those that would be available from the manager.

  FF&E Replacements. The hotel management agreements generally provide that once each year the manager will prepare a list of FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year ("FF&E Replacements") and an estimate of the funds necessary therefor. Under the terms of the Hotel Leases, the Host REIT Lessor is required to provide to the Lessee, all necessary FF&E for the operation of the hotels (including funding any required FF&E Replacements). Under each full-service Hotel Lease, Host REIT will be responsible for the costs of FF&E Replacements and for decisions with respect thereto (subject to its obligations to the Lessee under the Hotel Lease).

  Building Alterations, Improvements and Renewals. The hotel management agreements require the manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel. Such estimate will be submitted to Host REIT and the Lessee for their approval. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager's reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition

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or in accordance with Marriott standards. The cost of the foregoing generally shall be paid from the FF&E Reserve Account; to the extent that there are insufficient funds in such account, Host REIT is required to pay any shortfall.

  Service Marks. During the term of the hotel management agreements, the service mark "Marriott" and other symbols, logos and service marks currently used by the manager and its affiliates may be used in the operation of the hotels. Marriott International (or its applicable affiliates) intends to retain its legal ownership of these marks. Any right to use the service marks, logo and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the management agreement with respect to such hotel.

  Termination Fee. Certain of the hotel management agreements provide that if the management agreement is terminated prior to its full term due to casualty, condemnation or the sale of the hotel, the manager will receive a termination fee as specified in the specific management agreement.

  Termination for Failure to Perform. Substantially all of the hotel management agreements may be terminated based upon a failure to meet certain financial performance criteria, subject to the manager's right to prevent such termination by making certain payments to the Lessee based upon the shortfall in such criteria.

  Events of Default. Events of default under the hotel management agreements include, among others, the following: (i) the failure of either party to make payments pursuant to the management agreement within ten days after written notice of such nonpayment has been made, (ii) the failure of either party to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in the management agreement and the continuance of such default for a period of 30 days after notice of said failure or, if such default is not susceptible of being cured within 30 days, the failure to commence said cure within 30 days or thereafter the failure to diligently pursue such efforts to completion, (iii) if either party files a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law or admits that it is unable to pay its debts as they become due, (iv) if either party consents to an involuntary petition in bankruptcy or fails to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by such party; or (v) if an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of such party's assets is entered, and such order, judgment or decree continues unstayed and in effect for any period of 90 days.

  As described above, all fees payable under the hotel management agreements (excluding the termination fee, if any) will become obligations of the Lessees, to be paid by the Lessees, for so long as the Leases remain in effect. The Lessees' obligations to pay these fees, however, could adversely affect the ability of one or more Lessees to pay Minimum Rent or Percentage Rent payable under the full-service Hotel Leases, even though such amounts otherwise are due and owing to Host or Host REIT.

  Restrictions on Sales and Other Transfers of Interests in Hotels. The hotel management agreements prohibit the hotel owner from selling, leasing or otherwise transferring the hotels unless the transferees assume the management agreements and satisfy certain criteria, including having sufficient financial resources and liquidity to satisfy the owner's obligations under the hotel management agreements, not being in control or controlled by persons who have been convicted of felonies and not being engaged in operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International. The management agreements also prohibit the Lessees from subleasing all or any portion of the Hotel Leases and from assigning the Hotel Leases except to entities which are wholly-owned by the Company and have organizational documents which are the same as those of the Lessees, in each case without the prior written consent of Marriott International.

  Restrictions on Lease Amendments. The management agreements prohibit the Lessees and the Host REIT hotel Lessors from entering in certain amendments of the hotel Leases, including shortening the term of the Host REIT Hotel Leases and modifying the parties' respective rights and obligations with respect to FF&E, capital expenditures and approval of hotel budgets, in each case without the prior written consent of Marriott International.

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  Marriott International's Right to Cause Termination of Hotel Leases. The
management agreements provide that if the hotel lessors do not elect to terminate the Hotel Lease upon a "Change in Control," Marriott International may require the Host REIT Lessors to exercise their termination rights if, as a result of such Change in Control, the Host REIT Lessee is in control of or controlled by persons who are convicted felons or who are engaged (or affiliated with persons who are engaged) in operating a branded hotel chain having 5,000 or more guest rooms in competition with Marriott International.

DESCRIPTION OF MARRIOTT INTERNATIONAL HOTEL MANAGEMENT AGREEMENTS FOR LIMITED-SERVICE HOTELS

  Subsidiaries of Marriott International serve as the managers for the HPT Hotels which will be subleased by Host REIT to the Sublessees. The management agreements will be assigned to the Sublessees for the term of the HPT Lease of each HPT Hotel. The Sublessees will be obligated to perform all of the obligations of the HPT Lessor under the management agreement during the term of the HPT Lease (including the payment of fees due under the management agreement), other than the obligations including, without limitation, payment of property taxes, property casualty insurance and ground lease rent, maintaining a reserve fund for FF&E replacements, and capital expenditures, for which the HPT Lessor will retain responsibility. Although the Sublessees will assume certain obligations of the HPT Lessor under the management agreement, the HPT Lessor will not be released from its obligations and, if a Sublessee fails to perform any such obligations, the manager will be entitled to seek performance by or damages from the HPT Lessor. The Sublessees' obligation to pay the fees due under the management agreements, however, could adversely affect the ability of a Sublessee to pay rent under the HPT Leases, even though such amounts are otherwise due and owed to the HPT Lessor.

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  Other provisions of the management agreements for the HPT Hotels to be subleased by the Company from Host REIT are substantially the same as for the full-service hotels. See "--Description of Marriott International Hotel Management Agreements for Full-Service Hotels."


DESCRIPTION OF OTHER HOTEL MANAGEMENT AGREEMENTS

  Of the approximately 104 hotels expected to be leased from Host or Host REIT to the Company (excluding the Blackstone hotels), 15 hotels are, and will continue to be, managed by the following four Non-MI Managers: (i) The Durbin Companies, Inc.; (ii) Interstate Hotels Corporation; (iii) Outrigger Lodging Services; and (iv) Stormont Trice Corporation. Thirteen of these 15 Non-MI Managed Hotels operate under the "Marriott" brand name pursuant to existing franchise agreements between either the hotel owner or the Non-MI Managers and Marriott International, whereby Marriott International receives a franchise fee for allowing the use of the "Marriott" brand name. See "Other Relationships with Marriott International--Franchise Agreements." The remaining two Non-MI Managed Hotels are operated as "Holiday Inn" and "Delta" hotels.

  Each management agreement has a fixed term ranging from three to 16 years with some extension options. Under the management agreements, the Non-MI Managers shall provide similar management and operating services which are provided by Marriott International under its management agreements. In return for these services, the Non-MI Managers generally receive a fixed base management fee calculated as a percentage of gross revenue. In some instances, the Non-MI Managers are also entitled to receive an incentive management fee based on a percentage of the amount by which the operating profit for the applicable hotel exceeds the owner's required minimum return.

  The Lessees will assume the management agreements and will be obligated to perform certain of the obligations of the Host REIT Lessor for the term of the Hotel Lease of such hotel.

DESCRIPTION OF HOTEL MANAGEMENT AGREEMENTS FOR BLACKSTONE HOTELS

  The Blackstone Hotels are, and will continue to be, managed by the existing management companies. Except for the Ritz-Carlton Hotel Company, which manages two Blackstone Hotels and is a majority owned subsidiary of Marriott International, the managers for the Blackstone Hotels are not affiliated with either the Company, Host or Marriott International. In addition, none of the Blackstone Hotels are operated under the "Marriott" brand name. The managers for the Blackstone Hotels provide substantially similar services as Marriott International under its management agreements for the full-service hotels. In addition, the Blackstone Hotels management agreements will impose substantially similar liabilities and obligations on the Company as the Marriott International management agreements as lessees of the hotels. For management services provided, the managers of the Blackstone Hotels receive basic management fees, generally calculated as a percentage of gross revenue, and in most cases, incentive management fees, which are generally calculated as a percentage of operating profits. In connection with the Blackstone Acquisition, the Blackstone Entities' 25% ownership interest in Swissotel Management (USA) L.L.C. will be contributed to the Company.

DESCRIPTION OF THE OPERATING AGREEMENTS FOR THE COMMUNITIES

  The Communities are managed by MSLS pursuant to operating agreements entered into with the subsidiaries of the Company that own the applicable Community.

  Management Services Provided by MSLS under the Operating Agreements. Under each of the operating agreements, MSLS provides complete management services to the Company in connection with its management of such Communities. Generally, each of the operating agreements have initial terms of 30 years with one five-year renewal option. The services provided by MSLS include the following:

  Operational Services. MSLS has the sole responsibility and exclusive authority for all activities for the day-to-day operation and management of the Communities, including obtaining all licenses necessary for the

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operation, establishing resident care and healthcare policies and procedures, carrying out and supervising all necessary repairs and maintenance, procuring food stuff, supplies, equipment, furniture and fixtures, and establishing prices, rates and charges for services provided. MSLS recruits, employs, supervises, directs and discharges all of the employees, and provides all managerial and other employees for the Communities. In addition, MSLS has exclusive supervision and control in all matters relating to the management and operation of the Communities, including the following: fees and charges for providing accommodations, food, health care and related services to residents and their guests; supervision of resident care; health care policies; credit policies; food and beverage services; employment policies; executing, modifying and terminating leases, licenses and concessions and agreements for commercial space within the Communities; receipt, holding and reimbursement of funds; maintenance of bank accounts; and procurement of inventories, supplies and services; and promotion and publicity. In return for these services, MSLS will receive compensation from the Company in the form of
(i) a non-cumulative base fee calculated as a percentage of revenue and (ii) an incentive fee calculated as 20% of operating profit in excess of the owner's priority.

  Central Administrative Services. The operating agreements require MSLS to furnish certain central administrative services ("Central Administrative Services") which are generally furnished on a central or regional basis to other senior living communities in the Marriott retirement community system. Such services will include the following: (i) marketing and public relations services; (ii) human resources program development; (iii) information systems support and development; and (iv) centralized computer payroll and accounting services. In lieu of reimbursement for such services, MSLS is paid an amount equal to 2% of gross revenues. Generally, through the earlier of (i) the end of the seventh year of the operating agreement or (ii) the date upon which certain performance criteria have been met, 50% of the Central Administrative Services fee is payable only to the extent that operating profit exceeds the owner's priority. However, the payment of fees for the Central Administrative Services is waived for the first year of the operating agreement with the exception of one Community in which it is waived for the first two years of the operating agreement.

  Working Capital. The Company is required to maintain certain working capital for each Community, and from time to time advance, at the request of MSLS, any additional funds necessary to maintain working capital at levels generally consistent with the Marriott senior living community system standard.

  FF&E Replacements and Reserves. MSLS establishes a reserve account (the "FF&E Reserve") to cover the cost of (i) replacements and renewals to the furniture, furnishing, fixtures, soft goods, case goods, vehicles and equipment, and for routine building repairs and maintenance which are normally capitalized. Generally, throughout the term, MSLS is required to transfer into the FF&E Reserve an amount equal to (i) 2.65% of gross revenue until the end of fiscal year 2002, (ii) 2.85% of gross revenue during the period from fiscal year 2003 until the end of fiscal year 2007 and (iii) 3.5% of gross revenue during the period from fiscal year 2008 until the end of the term. Each year, MSLS will provide an estimate of the expenditures necessary for such replacement of FF&E and repairs to the Communities. In replacing the FF&E and making routine repairs, MSLS may not expend more than the balance in the FF&E Reserve, except in certain circumstances.

  Major Building Alteration, Improvements and Renewals. The operating agreements require MSLS to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each Community (the "Capital Expenditures"). Such estimate of the Capital Expenditures will be submitted to the Company for its approval. Except in certain circumstances, MSLS may not make any Capital Expenditures without the prior written consent of the Company not to be unreasonably withheld. The costs of these Capital Expenditures are paid by the Company.

  Events of Default. Events of default under the operating agreements ("Events of Default") include, among others, the following: (i) the failure of either party to make prompt payments pursuant to the operating agreement, (ii) the failure of either party to perform, keep or fulfill any of the covenants, undertakings, obligations or

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conditions set forth in the operating agreement, (iii) if either party commences any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute or an assignment for the benefit of creditors or application for the appointment of at a trustee or receiver for a substantial part of the assets, (iv) if either party consents to an involuntary petition in bankruptcy or fails to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by such party; or (v) if an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party's assets is entered, and such order, judgment or decree continues unstayed and in effect for any period of 90 days.

  Termination. Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to terminate the operating agreement with 30 days' notice, if such default is a material breach by the defaulting party of its obligations under the operating agreement. MSLS also is entitled to terminate the operating agreement if the Community owner fails to approve certain repairs which arise out of legal requirements.

DESCRIPTION OF OTHER AGREEMENTS FOR THE COMMUNITIES

  The Communities also are subject to the following agreements:

  The Indemnity Agreement. In connection with the Forum Acquisition, Host, the Company, Marriott International and MSLS entered into an indemnity agreement which defines the parties' rights and obligations for indemnification with respect to liabilities arising prior to and after June 21, 1997 (the "Forum Acquisition Date"). Together with Host, the Company will indemnify and hold harmless Marriott International, MSLS and their affiliates against certain liabilities that arise after the date of the agreement, including any costs and expenses incurred as a result of defending such claims. In addition, together with Host, the Company will agree to pay or reimburse Marriott International and MSLS for all environmental liabilities arising subsequent to the Forum Acquisition Date which, under the applicable environmental laws, would be the responsibility of the Company and Host had the Company acquired title to the Communities on the Forum Acquisition Date, rather than acquiring the common stock of Forum.

  Tax Matters Agreement. Host, the Company, Forum, Marriott International and MSLS entered into a tax matters agreement which defines the parties' rights and obligations with respect to certain tax matters, including deficiencies, assessments and refunds of federal, state, local or foreign income or other taxes relating to the Community business for tax years prior to and after the Forum Acquisition Date (the "Tax Matters Agreement"). Together with Host, the Company will indemnify and hold harmless Marriott International, MSLS and their affiliates from and against tax liabilities relating to the business of the Communities which accrue or are attributable or allocable to any taxable year beginning after the Forum Acquisition Date. In addition, the parties have agreed to cooperate and consult with each other in preparing tax returns or dealing in any tax matters.

  The Tax Matters Agreement will be in effect until all the obligations of the respective parties have been carried out and until the expiration of any applicable statute of limitations relating to tax matters covered by the Tax Matters Agreement. In connection with the Distribution, the Company will assume all of Host's obligation under the Tax Matters Agreement relating to periods subsequent to the Distribution Date and indemnify Host with respect to any claims made with respect thereto.

  The Expansion Agreements. The Company entered into expansion agreements with MSLS the ("Expansion Agreements"), pursuant to which the parties agreed that MSLS would construct additional independent living, assisted living and healthcare units to some of the existing Communities. The Expansion Agreements require MSLS to provide all services related to such construction of additional units, including all labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the work necessary to expand the Community to include additional units. In providing these services, it is contemplated that MSLS would retain the services of its affiliate, Marriott International Design & Construction Services, Inc.

  As of September 11, 1998, the Company and MSLS have entered into eight separate expansions for projects. The construction for six of these projects is in progress and is expected to be completed by 1999. The number of units for the remaining two projects have been partially completed with the construction of the remaining units for these two projects to be determined after a feasibility analysis. The determination to proceed with the construction of these remaining units is at the sole option of MSLS.

  The Company will pay MSLS a predetermined fixed price for each expansion project upon completion of the project. The fixed price for each expansion project has been agreed upon in each project's respective Expansion Agreement. The expansion payment may be payable either in all cash or (i) up to 35% of such amount by cash and (ii) 65% of such amount by expansion notes. These notes are obligations of the Company and are guaranteed by Host.

  The Pooling Agreements. As of September 11, 1998, 29 of the Communities are subject to pooling agreements between the Company and MSLS (the "Pooling Agreements"). The Pooling Agreements aggregate the Communities into five distinct "pools." At the date of the Forum Acquisition, Host and MSLS, as the manager of the Communities, agreed that for the limited purposes of calculating certain fees and exercising certain termination and manager replacement rights under the operating and related agreements, such fees and rights should be considered and determined in the aggregate rather than on a Community-by-Community basis. Generally, the method of selecting which Communities would go into which of the five "pools" (Pools I, II, III, IV and V) was based on whether the Communities were encumbered by mortgage indebtedness at the time of the Forum Acquisition. The Communities which were subject to one of the two loan agreements with NACC (the Communities owned by FRP, FGI and FOH) were placed under Pools I, II, and IV. All other Communities which were not subject to mortgage indebtedness or were, at the time of the Forum Acquisition, subject to indebtedness with third party lenders other than NACC were placed in Pools III and V.

  The Ground Leases. The Company owns all of the Communities in fee simple, except for the following Communities, which are subject to ground leases: (i) the Knightbridge Community; (ii) the Lexington at Country Place Community; and
(iii) the Lafayette at Country Place Community. All three ground leases generally provide for initial terms of 25 years with certain renewal options. In the case of the Knightbridge Community, the Company has the option to purchase the ground leased property after the death of the landlord for the consideration provided in the lease. Under the Lexington and Lafayette ground leases, the Company has the right of first refusal to purchase the land if the landlord receives a bona fide offer from a third party to purchase the underlying real property.

NON-COMPETITION AGREEMENTS

  The Company's activities are and will be limited by certain non-competition agreements with Marriott International and Host REIT to which it is or will become a party. In general, these non-competition agreements restrict the Company for prescribed periods described below from (i) competing with the hotel management business of Marriott International (but not from leasing hotel properties or contracting with third parties to manage leased hotel properties), subject to certain limitations on hotel properties operated under a common name, (ii) operating or managing assisted living communities (but not owning or leasing such communities) and (iii) owning or acquiring full-service hotels that are not leased from Host REIT. The description of the non-competition agreements set forth below is qualified in its entirety by reference to such agreements, a copy of the form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

  Non-Competition Agreement with Marriott International Regarding the
Hotels. Host and Marriott International entered into the Hotel Non-Competition Agreement in 1993 when Host and Marriott International became separate public companies; the Hotel Non-Competition Agreement was subsequently, amended and restated in March 1998. The Company is currently bound by the Hotel Non-Competition Agreement as a subsidiary of Host, and will continue to be bound by it following the Distribution. Under the Hotel Non-Competition Agreement, the Company and its subsidiaries generally are prohibited prior to October 8, 2000, subject to certain limited exceptions, from entering into or acquiring any business that competes with the hotel management business (i.e., managing, operating or franchising full-service and limited-service hotels) of Marriott International. Under the Hotel Non-Competition Agreement, certain activities are permitted, however, including
(i) the operation by the Company of an unlimited number of hotel properties as long as the Company does not operate more than ten such properties under a common name, (ii) contracting by the Company with a third party manager for operation of an unlimited number of hotel properties, so long as the number of properties under such third party management is not more than the greater of
(a) ten such properties operated under a common name or (b) 25% of the system operated by such third party manager under a common name, and (iii) franchising by the Company of an unlimited number of hotel properties so long as the Company is not franchisor for more than ten such properties under a common name.

  Non-Competition Agreement with Marriott International Regarding Senior Living Communities. In connection with the Company's acquisition of Forum from Marriott International in 1997, Host and Marriott International entered into the Community Non-Competition Agreement, as amended and restated. The Company, as the owner of all of Host's senior living communities, is bound by the Community Non-Competition Agreement, and will continue to be bound by it following the Distribution. Under the Community Non-Competition Agreement, the Company and its subsidiaries generally are prohibited prior to June 21, 2010, subject to certain limited exceptions, from competing with Marriott International in the continental United States by (i) financing, conducting, participating or engaging in the business of operating, managing or franchising senior living communities or (ii) providing operational or managerial services relating thereto with respect to health care, therapy, home health care, assisted living, nursing and related medical, residential, supportive and personal care services (but are not prohibited from owning senior living communities or contracting with third parties to manage such communities for the Company). Until the term of the Community Non-Competition Agreement expires on June 21, 2010, the Company also is prohibited from entering into a transaction or a series of transactions whereby ten or more Communities or a controlling interest therein would be transferred to another party unless such party agrees to be bound by the Community Non-Competition Agreement. The Community Non-Competition Agreement does not restrict the Company's ability to own senior living communities.

  Non-Competition Agreement with Host or Host REIT Regarding the Hotels. The Company, Host REIT and the Initial FF&E Lessor will enter into a non-competition agreement in connection with the Distribution. Pursuant to this non-competition agreement, the Company will agree, among other things that until the earlier of December 31, 2008 or the date upon which the Company is not the lessee of more than 25% of the number of hotels owned by Host on the Distribution Date, the Company may not: (i) own, acquire, develop or construct for ownership any full-service hotel (except for (a) investments which represent an immaterial portion of a merger or similar transaction, (b) a minimal portfolio investment or (c) the provision of limited financing); (ii) without the consent of Host or Host REIT in its sole discretion, manage or operate (other than through a third party manager) any limited-service or full-service hotel properties owned by Host or Host REIT; or (iii) conduct, participate in, engage in or have a financial interest in any person that engages in the ownership or operation of any single or multiple full-service hotel franchise system operating under one or more common name brands. The restrictions described in (i) and (iii) above do not apply to any activities of the Company related to limited-service hotels, and none of these restrictions preclude the Company from acting as a lessee or third party manager with respect to full-service hotels owned by others.

  Until the earlier of December 31, 2008 or the date upon which the Company is not the lessee of more than 25% of the number of hotels owned by Host on the Distribution Date, Host or Host REIT and the FF&E Lessors have agreed that they will not conduct, participate in, engage in or have a financial interest in any person that engages in the business of leasing, operating or franchising limited-service or full-service hotel properties, provided, however, that this restriction does not prevent Host or Host REIT or the FF&E Lessors from (i) managing, operating or franchising limited-service or full-service hotels with respect to matters incident to the operation of such properties (e.g., management services with respect to food and beverages, plant and equipment operation and maintenance, reservations, sales and marketing) on behalf of third parties or (ii) leasing full-service or limited-service hotels to and from each other or (iii) in the case of Host or Host REIT, leasing full-service or limited-service hotels from certain other related parties. Until December 31, 2003, Host or Host

REIT and the FF&E Lessor have also agreed that they will not conduct, participate in, engage in or have a financial interest in any person that engages in the ownership, acquisition or operation of senior living communities (except for (a) investments which represent an immaterial portion of a merger or similar transaction, (b) a minimal portfolio investment or (c) the provision of limited financing). In addition, both the Company and Host REIT will agree not to hire or attempt to hire any of the other company's other senior employees at any time prior to December 31, 2000. See "Business and Properties--Relationship with Host after the Distribution--Non-Competition Agreement."


STAFFING AND LABOR COSTS

  Marriott International competes with various other lodging companies in attracting and retaining qualified and skilled personnel to operate the hotels managed by it. Marriott International also competes with various health care services providers, including other care providers for the elderly, in attracting and retaining qualified personnel for the Communities. A shortage of such personnel or general inflationary pressure may require Marriott International to enhance its wage and benefits package to compete effectively for personnel necessary to operate the hotels and the Communities, which could adversely affect the Company's net income attributable to the hotels and the Communities.

REGULATION OF THE HEALTHCARE INDUSTRY

  The long-term care segment of the healthcare industry is highly regulated. Operators of skilled nursing facilities, including some of the healthcare facilities operated as a part of the Company's Communities, are subject to federal, state and local laws relating to the delivery and adequacy of medical care, fraud and abuse, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and reimbursement, and compliance with safety codes and environmental laws. Such facilities also are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, the continued licensing of the facility under state law, certification under the Medicare, Medicaid or other federal healthcare programs and the ability to participate in other third party payment programs. Many states have adopted Certificate of Need or similar laws which generally require that the appropriate state agency approve certain acquisitions of such facilities and reimbursement, and determine that need exists for certain bed additions, new services and capital expenditures or other changes prior to beds and/or new services being added or capital expenditures being undertaken. The failure of an operator of a Company Community to obtain or maintain any required regulatory approvals or licenses could prevent an operator from offering services or adversely affect its ability to receive reimbursement for services and could result in the denial of reimbursement, temporary suspension of admission of new patients, suspension or decertification from Medicaid, Medicare or other Federal Health Care Programs, fines, restrictions on the ability to acquire new facilities or expand existing facilities and, in extreme cases, revocation of the facility's license or closure of a facility. On a historical basis, Medicare/Medicaid reimbursements have accounted for approximately 7% of the Company's total senior living community revenues.

  Although not currently regulated at the federal level (except under laws of general applicability to businesses, such as work place safety and income tax requirements), assisted living communities are increasingly becoming subject to more stringent regulation and licensing by state and local health and social service agencies and other regulatory authorities. In general, these requirements address, among other things: personnel education, training and records; community services, including administration of medication, assistance with self-administration of medication and limited nursing services; monitoring of wellness; physical plant inspections; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities, including in certain states the right to receive certain healthcare services from providers of a resident's choice. In several states, assisted living facilities also require a Certificate of Need before the facility can be opened, expand or reduce its resident capacity or make other significant capital expenditures. Like skilled nursing facilities, assisted living communities are subject to periodic inspection by government authorities. In most states, assisted living communities, as well as skilled nursing facilities, also are subject to state or local building code, fire code and food service licensure or certification requirements. Any failure by the managers of the Company's Communities to meet applicable regulatory requirements may result in the imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions or adverse consequences, including delays in expanding a community. Any failure by the managers of the Company's Communities to comply with such requirements could have a material adverse effect on the Company's financial condition and results of operations.

  Operators of the Company's Communities also are subject to federal and state anti-remuneration laws and regulations, such as the Federal Health Care Programs anti-kickback law, which govern certain financial arrangements among healthcare providers (including physicians, hospitals and the Company's nursing facilities) and others (including the Company's assisted living communities) who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Federal Health Care Program patients or the purchasing, leasing, ordering or arranging for any goods, facilities, services or items for which payment can be made under a Federal Health Care Program (such as Medicare or Medicaid). A violation of the federal anti-kickback law could result in the loss of eligibility to participate in a Federal Health Care Program or in civil or criminal penalties. The federal government, private insurers and various state enforcement agencies have increased their scrutiny of providers, other entities, business practices and claims in an effort to identify and prosecute fraudulent and abusive practices. In addition, the federal government has issued fraud alerts concerning nursing services, double billing, home health services and the provision of medical supplies to nursing facilities. Since some of these services may be furnished in or by some of the Company's Communities, and since many of the Communities' residents will be eligible for healthcare coverage under a Federal Health Care Program, these areas may come under closer scrutiny by the government. Furthermore, some states restrict certain business corporations from providing, or holding themselves out as a provider of medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs and civil and criminal penalties. State laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. There can be no assurance that these federal and state laws will ultimately be interpreted in a manner consistent with the Company's practices.

ENVIRONMENTAL MATTERS

  Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company, (ii) a material environmental condition with respect to any hotel or community does not exist or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

  No assurances can be given, that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator or past or current guest or occupant has created an environmental condition not known to the Company. Moreover, no assurances can be given that (i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the hotels or the Communities will not be affected by the condition of land or operations in the vicinity of the hotels or the Communities (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

EMPLOYEES

  Upon completion of the Distribution, the Company expects to have approximately 80 employees.

LEGAL PROCEEDINGS

  The Company is involved in various lawsuits and claims arising in the normal course of business. In the opinion of management of the Company, although the outcomes of these suits and claims are uncertain, in the aggregate they should not have a material adverse effect on the Company's business, financial condition and results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to those persons who have agreed to serve as the directors and executive officers of the Company:

        NAME             AGE                  POSITION(S) WITH THE COMPANY
        ----             ---                  ----------------------------
Bruce D. Wardinski(1)...  38 Chairman of the Board, President and Chief Executive Officer
James L. Francis........  36 Executive Vice President, Chief Financial Officer and Treasurer
Bruce F. Stemerman......  43 Executive Vice President--Asset Management
Steven J. Fairbanks.....  34 Executive Vice President--Lodging Investments
Larry K. Harvey.........  34 Senior Vice President and Corporate Controller
Tracy M. J. Colden......  37 Senior Vice President, General Counsel and Secretary
Christopher J.
 Nassetta(1)............  36 Director
Adam M. Aron(2)(3)......  44 Director Nominee
Louise M. Crom-
 well(2)(4).............  53 Director Nominee
Kelvin L. Davis(1)(4)...  34 Director Nominee
John W. Marriott,
 III(1).................  37 Director Nominee
John B. Morse,
 Jr.(3)(4)..............  52 Director Nominee
Michael A. Wild-
 ish(2)(3)..............  38 Director Nominee

--------
(1) Member of Executive Committee.
(2) Member of Nominating and Corporate Governance Committee

(3) Member of Compensation Policy Committee.
(4) Member of Audit Committee.

  Executive officers are appointed by and serve at the discretion of the Board of Directors. The following is a biographical summary of the experience of the directors, director nominees and executive officers of the Company:

  Bruce D. Wardinski. Mr. Wardinski, Chairman of the Board, President and Chief Executive Officer of the Company, joined Host in 1987 as a Senior Financial Analyst of Financial Planning and Analysis and was named Manager in June 1988. He was appointed Director of Financial Planning and Analysis of Host in 1989, Director of Project Finance in January 1990, Senior Director of Project Finance in June 1993, Vice President of Project Finance in June 1994 and Senior Vice President of International Development in October 1995. In June 1996, Mr. Wardinski was elected Senior Vice President and Treasurer of Host. Prior to joining Host, Mr. Wardinski was with the public accounting firm of PricewaterhouseCoopers LLP.

  James L. Francis. Mr. Francis, Executive Vice President and Chief Financial Officer of the Company, joined Host in July 1997 as Vice President of Finance and became Assistant Treasurer of Host in February 1998. He was Vice President and Division Controller, Courtyard by Marriott/Fairfield Inn at Marriott International from 1993 to 1994, served as Brand Executive, Courtyard by Marriott at Marriott International from 1994 to 1995, served as Vice President of Finance, Lodging-Reengineering Team Leader of Marriott International from 1995 to 1997 and was promoted to Vice President of Finance, Lodging-Asset Management and Owner Relations of Marriott International in 1997 prior to his joining Host in that year.

  Bruce F. Stemerman. Mr. Stemerman, Executive Vice President--Asset Management of the Company, joined Host in 1989 as Director--Partnership Services. He was promoted to Vice President--Lodging Partnerships of Host in 1994 and became Senior Vice President--Asset Management of Host in 1996. Prior to joining Host, Mr. Stemerman was with the public accounting firm of PricewaterhouseCoopers LLP.

  Steven J. Fairbanks. Mr. Fairbanks, Executive Vice President, joined Host in 1996 as Vice President--Acquisitions. In 1997, he was elected Senior Vice President--Acquisitions of Host. Prior to joining Host, he served as Vice President of Capital Management and Development Corporation from 1992 until 1996. He had previously served as a principal with Eastbanc from 1988 to 1992.

  Larry K. Harvey. Mr. Harvey, Senior Vice President and Corporate Controller of the Company, joined Host in 1994 as Senior Manager--Corporate Accounting. In 1995, Mr. Harvey was promoted to Director--Corporate Accounting of Host. He was promoted to Senior Director--Corporate Accounting of Host in 1997 and Vice President--Corporate Accounting of Host in 1998. Prior to joining Host, Mr. Harvey was with the public accounting firm of PricewaterhouseCoopers LLP.

  Tracy M. J. Colden. Ms. Colden, Senior Vice President, General Counsel and Secretary of the Company, joined Host as an Attorney in 1996. She was promoted to Senior Attorney of Host in June 1996 and became Assistant General Counsel of Host in June 1997. Prior to joining Host, Ms. Colden was an attorney with the law firm of Hogan & Hartson L.L.P.

  Christopher J. Nassetta. Mr. Nassetta, a director of the Company, joined Host in October 1995 as Executive Vice President and was elected Chief Operating Officer of Host in 1997. Prior to joining Host, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995. He had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company from 1984 through 1991.

  Adam M. Aron. Mr. Aron, a director nominee of the Company, has held the position of Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Inc., Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from 1993 until 1996. He had previously served as Senior Vice President--Marketing of United Airlines from 1990 to 1993. Prior to joining United Airlines, Mr. Aron was the Senior Vice President--Marketing for Hyatt Hotels Corporation from 1987 to 1990. Mr. Aron also currently serves on the Board of Directors of the Sunterra Corporation and the Florsheim Group, Inc.

  Louise M. Cromwell. Ms. Cromwell, a director nominee of the Company, has served as Senior Counsel in the Real Estate Practice Group of Shaw, Pittman, Potts & Trowbridge since January 1998. From April 1984 to December 1997, Ms. Cromwell was a Partner at Shaw, Pittman. She currently acts as General Counsel of Federal City Council. Ms. Cromwell is a member of the National Association of Corporate Directors, The Greater Washington Board of Trade, Leadership Washington and the Board of Directors of The Economic Club of Washington.

  Kelvin L. Davis. Mr. Davis, a director nominee of the Company, has served as President and Chief Operating Officer of Colony Capital, Inc. and Colony Advisors, Inc., international real estate investment and management firms, since August 1997, and has served in various other capacities with these companies since 1991. Prior thereto, Mr. Davis served as a principal of RMB Realty, Inc., the real estate development vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., Mr. Davis worked at Goldman, Sachs & Co. in New York City and with Trammell Crow Company in Dallas and Los Angeles.

  John W. Marriott, III. Mr. Marriott, a director nominee of the Company, became Senior Vice President of Marriott International's Mid Atlantic Region in June 1996. Since 1993, Mr. Marriott has held successive positions as Director of Finance in Marriott International's Treasury Department, Director of Finance in Host's Finance and Development Department and Vice President, Lodging Development for The Ritz-Carlton Hotel Company LLC. In 1989, Mr. Marriott served as Executive Assistant to the Chairman of Host, J.W. Marriott, Jr., who is his father. He has also held positions as Director of Corporate Planning, Finance, Director of Marketing for a hotel and General Manager. He joined Marriott Corporation in 1986 as a Sales Manager and subsequently served as a Restaurant Manager and as Director of Food and Beverages. Mr. Marriott serves on the Board of Directors of Sodexho Marriott Services, Inc.

  John B. Morse, Jr. Mr. Morse, a director nominee of the Company, has held the position of Vice President, Finance, and Chief Financial Officer of The Washington Post Company since 1989. Prior to holding such position, Mr. Morse served as Vice President and Controller of The Washington Post Company from July 1989 to November 1989. Mr. Morse also currently serves as the President of Washington Post

Telecommunications, Inc. and Washington Post Productions, Inc., subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a Partner with the public accounting firm of PricewaterhouseCoopers LLP.

  Michael A. Wildish. Mr. Wildish, a director nominee of the Company, has been a Managing Director in the investment firm of Donaldson, Lufkin & Jenrette since 1997. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Wildish worked in the investment firm of Lazard Freres & Co. LLC, where he served as a General Partner from 1996 to 1997, as Vice President from 1992 to 1995 and as an Associate from 1989 to 1991. Prior to joining Lazard Freres & Co. LLC, Mr. Wildish served as an Associate with the firm of Goldman, Sachs & Co. from 1986 to 1989.

  Upon completion of the Distribution, the Board of Directors will be divided into three classes, each consisting of approximately one-third of the total number of directors. At the Distribution Date, there will be eight directors. Class I directors, consisting of Louise M. Cromwell, John W. Marriott, III and Bruce D. Wardinski, will hold office until the 1999 annual meeting of stockholders; Class II directors, consisting of Adam M. Aron, Christopher J. Nassetta and Michael A. Wildish, will hold office until the 2000 annual meeting of stockholders; and Class III directors, consisting of Kelvin L. Davis and John B. Morse, will hold office until the 2001 annual meeting of stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

  Promptly following consummation of the Distribution, the Board of Directors of the Company will establish the following committees:

  Executive Committee. The Executive Committee will possess and may exercise all the authority and powers of the Board in the management of the business and affairs of the Company, except those reserved to the Board by the DGCL. The Executive Committee will consist of four members: Messrs. Davis, Marriott, Nassetta and Wardinski. Mr. Wardinski will be Chairman of the Executive Committee.

  Audit Committee. The Audit Committee will recommend to the Board of Directors appointment of independent auditors; approve the scope of audits and other services to be performed by the independent and internal auditors; consider whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and review the results of internal and external audits, the accounting principles applied in financial reporting and financing and operational controls. The Audit Committee will consist of three members: Messrs. Davis and Morse and Ms. Cromwell. Mr. Morse will be the Chairman of the Audit Committee.

  Compensation Policy Committee. The Compensation Policy Committee's functions will include recommendations on policies and procedures relating to senior officers' compensation and various stock plans, and approval of individual salary adjustments and stock awards in those areas. The Compensation Policy Committee will consist of three members, Messrs. Aron, Morse and Wildish. Mr. Wildish will be the Chairman of the Compensation Policy Committee.

  Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider candidates for election as directors and will be responsible for keeping abreast of, and making recommendations with regard to, corporate governance. In addition, the Nominating and Corporate Governance Committee will advise the Board of Directors on a range of matters affecting the Board of Directors and its committees, including qualification of director candidates, compensation of directors, selection of committee chairs, committee assignments and related matters. The Nominating and Corporate Governance Committee will consist of three members: Messrs. Aron and Wildish and Ms. Cromwell. Ms. Cromwell will be the Chairperson of the Nominating and Corporate Governance Committee.

EXECUTIVE COMPENSATION

  None of the Company's executive officers has received compensation from or on behalf of the Company since its inception. The 1999 salaries expected to be paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose salary and bonus is expected to exceed $100,000 for that year are as follows: Mr. Wardinski--$450,000; Mr. Francis--$275,000; Mr. Fairbanks--$200,000; Mr. Stemerman--$200,000; and Mr.
Harvey--$160,000. These executive officers also are expected to be eligible to receive bonuses in 1999 under the Performance-Based Annual Incentive Bonus Plan (described below) to be established by the Company in connection with the Distribution of up to $337,500; $137,500; $100,000; $100,000; and $80,000,
respectively. In addition, concurrently with completion of the Distribution, these executive officers are expected to receive restricted stock awards under the 1998 Comprehensive Stock Incentive Plan to be established by the Company in connection with the Distribution totaling 325,000 shares; 105,000 shares; 50,000 shares; 50,000 shares; and 40,000 shares, respectively. Approximately 30% of the restricted stock awards will vest over a three-year period. The remaining 70% will be performance-based. See "Employee Benefit Plans."

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company will receive no additional compensation for their services as directors. Directors elected by the holders of the Company's Common Stock who are not officers will receive an annual retainer fee of $25,000 as well as an attendance fee of $1,250 for each stockholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Directors will receive an annual additional retainer fee of $1,000. Any individual director receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to the Company's Executive Deferred Compensation Plan and/or the Company's Non-Employee Directors' Deferred Stock Compensation Plan. Under the Company's Non-Employee Directors' Deferred Stock Compensation Plan, each non-employee director will receive an annual director stock award of 500 shares of Common Stock to the extent eligible for such award. Directors also will be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting Marriott or other hotel properties or Communities controlled by the Company, Host REIT or Marriott International.

  Non-Employee Directors' Plan. The Company will establish the Company Non-Employee Directors' Deferred Stock Compensation Plan (the "Non-Employee Directors' Plan") for purposes of attracting and retaining qualified non-employee directors. The Company will reserve 70,000 shares of Common Stock for issuance under the Non-Employee Directors' Plan. Under the terms of the Non-Employee Directors' Plan, a non-employee director may elect to defer payment of part or all of his director's fees from the Company until such individual is no longer a member of the Board. In addition, the Non-Employee Directors' Plan provides for annual grants of 500 shares of Common Stock, effective following each annual meeting of the shareholders of the Company commencing with the annual meeting in 1999. Non-employee directors may elect to receive payment of their benefits under the Non-Employee Directors' Plan in Common Stock paid in lump sum or annual installments.

EMPLOYEE BENEFIT PLANS

  Employee Benefits and Other Employment Matters Allocation Agreement. Prior to the Distribution Date, the Company and Host will enter into an Employee Benefits and Other Employment Matters Allocation Agreement ("Benefits Allocation Agreement"). The Benefits Allocation Agreement will govern the allocation of responsibilities with respect to various compensation, benefits and labor matters. The Benefits Allocation Agreement is expected to provide that effective on the Distribution Date the Company (or one of its subsidiaries) will assume from Host certain liabilities relating to covered benefits and labor matters with respect to individuals who were employed by Host (or one of its subsidiaries) before the Distribution Date who will be employed by the Company (or one of its subsidiaries) on or after the Distribution Date (the "Transferred Employees"). The Benefits Allocation Agreement is expected to require Host to transfer, as soon as administratively practicable after the Distribution, the account balances of Transferred Employees under the Host Marriott Corporation

(HMC) Retirement and Savings Plan to the Company Retirement and Savings Plan (described below). The Benefits Allocation Agreement is expected to provide that the Company will assume from Host, all liabilities and obligations of Host for the accrued benefits of Transferred Employees under Host's Executive Deferred Compensation Plan.

  Additionally, the Benefits Allocation Agreement is expected to govern the treatment of awards held by Transferred Employees under the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (the "Host Stock Plan"). The Benefits Allocation Agreement is expected to provide that all unexercised options held by Transferred Employees under the Host Stock Plan as of the Distribution Date will be converted into options for Common Stock of the Company ("substituted options"). The exercise price and number of shares of Common Stock of the Company covered by the converted options is expected to preserve the Aggregate Spread (as defined in the Benefits Allocation Agreement) immediately before the conversion. It is expected that under the Benefits Allocation Agreement, Transferred Employees who hold restricted share awards pursuant to the Host Stock Plan will receive, as part of the Distribution and in accordance with the terms of the Host Stock Plan, one restricted share of Common Stock for each 10 restricted shares of Host common stock. Additionally, the Benefits Allocation Agreement is expected to provide that the deferred stock awards of Transferred Employees will be converted into awards of Common Stock with an Aggregate Value (determined under the Benefits Allocation Agreement) equal to the value before the conversion.


  Comprehensive Stock Incentive Plan. The Company will establish the 1998 Comprehensive Stock Incentive Plan for purposes of attracting and retaining highly qualified employees. The terms of the 1998 Comprehensive Stock Incentive Plan will be substantially similar to the Host Stock Plan, as in effect before the Distribution Date. The Company will reserve 4,000,000 shares of Common Stock for issuance under the Comprehensive Stock Incentive Plan. The 1998 Comprehensive Stock Incentive Plan will be administered by the Compensation Policy Committee of the Board. The Compensation Policy Committee's responsibilities in administering the 1998 Comprehensive Stock Incentive Plan are to take actions authorized by the 1998 Comprehensive Stock Incentive Plan or reasonably necessary to carry out its purposes. The Compensation Policy Committee is also authorized to interpret the 1998 Comprehensive Stock Incentive Plan, and its decisions, determinations and interpretations are final and binding.

  Under the terms of the 1998 Comprehensive Stock Incentive Plan, the Compensation Policy Committee may award eligible full-time employees (i) options to purchase Common Stock, (ii) deferred Common Stock, (iii) restricted Common Stock, (iv) stock appreciation rights ("SARs"), (v) special recognition awards or (vi) other equity-based awards, including but not limited to phantom Common Stock, performance-based Common Stock, bonus Common Stock or similar securities or rights. All grants under the Comprehensive Stock Incentive Plan will be for Common Stock.

  Options (other than options covered by the Benefits Allocation Agreement) granted to officers and key employees will have an exercise price of not less than the fair market value on the date of grant. Incentive stock options granted under the 1998 Comprehensive Stock Incentive Plan will expire no later than ten years after the date of grant and non-qualified stock options will expire no later than 15 years after the date of grant. Under the terms of the Comprehensive Stock Incentive Plan, the Compensation Policy Committee may award deferred Common Stock to eligible full-time employees. Deferred Common Stock may be granted as part of a bonus award or deferred stock agreement. Deferred Common Stock will generally vest over ten years in annual installments commencing one year after the date of grant. The 1998 Comprehensive Stock Incentive Plan also provides for the issuance of restricted shares of Common Stock to officers and key executives to generally be distributed over three or five years in annual installments based on continued employment and the attainment of certain performance criteria.

  Under the terms of the 1998 Comprehensive Stock Incentive Plan, the Compensation Policy Committee may grant bonus awards to eligible full-time employees. Bonus awards may be part of a management incentive program which pays part of the annual performance bonus awarded to managers and other key employees in shares of Common Stock. A bonus award entitles the holder to receive a distribution of Common Stock in accordance with the underlying agreement. Generally, holders of bonus awards vest in the shares covered by their award over ten years in annual installments commencing one year after grant. Unless the holder of a bonus award elects otherwise, vested shares are distributed in ten consecutive, approximately equal, annual installments.

  The 1998 Comprehensive Stock Incentive Plan authorizes the Compensation Policy Committee to grant SARs to eligible full-time employees. SARs awarded under the 1998 Comprehensive Stock Incentive Plan give the holder the right to an amount equal to the appreciation in the value of the Common Stock over the specified price. SARs may be paid in the Common Stock, cash or other form or combination form of payout.

  Under the 1998 Comprehensive Stock Incentive Plan, the Company also may award an eligible full-time employee or officer a Special Recognition Award. Special Recognition Awards may be paid in the form of Common Stock or an option to purchase Common Stock at an amount not less than fair market value on the date of grant.

  Stock Purchase Plan. The Company will establish the Company Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Company will reserve 430,000 shares of Common Stock for issuance under the Stock Purchase Plan. The Stock Purchase Plan will be available to any employee of the Company or a subsidiary who: (i) is an active employee on January 1 of each calendar year, (ii) is generally employed for more than five months in any calendar year, (iii) works more than 20 or more hours per week and (iv) after the purchase of Common Stock under the Stock Purchase Plan, would not own (or be deemed to own) Common Stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

  Executive Deferred Compensation Plan. Pursuant to the Benefits Allocation Agreement, the Company is expected to establish the Company Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"). The following individuals are eligible to participate in the Executive Deferred Compensation
Plan: (i) any employee of the Company who receives an annual compensation of in excess of $120,000 or such other designated amount, (ii) any bonus eligible employee with three years of service and annual compensation in excess of $75,000, (iii) selected management employees of an acquired entity, (iv) any employee of the Company whose benefits under the 401(k) Plan (described below) for the prior plan year were reduced in accordance with the applicable limits,
(v) members of the Board or (vi) designated former participants. A participant may generally elect to defer a portion of his compensation (or directors' fees in the case of a member of the Board) under the Executive Deferred Compensation Plan.

  Performance-Based Annual Incentive Bonus Plan. The Company intends to establish a Performance-Based Annual Incentive Bonus Plan (the "Annual Incentive Bonus Plan") to promote the Company's pay for performance philosophy by providing executives with financial incentives to achieve key business and individual performance objectives. The annual bonus payments for the Chief Executive Officer and the other four most highly compensated executive officers will be tied primarily to achievement of specific financial goals and a smaller portion of the annual bonus is tied to the achievement of individual and team objectives. All Annual Incentive Bonus Plan criteria will be set annually and approved by the Compensation Policy Committee of the Board of Directors.

  Under the Annual Incentive Bonus Plan, goals and objectives will be established for a minimum level, a target level and a maximum level of performance. Actual performance will be measured relative to these levels for each objective in order to determine the actual payout for each objective. No payment will be made if performance fails to meet the minimum level for that objective.

  401(k) Plan. The Company will establish the Company Retirement and Saving Plan (the "401(k) Plan"), in connection with the Distribution. The 401(k) Plan will be available to all eligible employees. A participant may elect to contribute from a portion of his or her compensation to the 401(k) Plan. The Company may make a discretionary contribution (including a matching contribution), in an amount, if any, determined annually by the Board, to the 401(k) Plan for the benefit of eligible employees. The 401(k) Plan is expected to allow participants to elect to invest part or all of their 401(k) Plan benefits in Common Stock. The Company has reserved 37,000 shares of Common Stock for issuance under the 401(k) Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  In accordance with the MGCL, the Company's Charter and Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgement in a suit by or in the right of the corporation. In accordance with the MGCL, the Company's Bylaws require it, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's Bylaws and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

INDEMNIFICATION AGREEMENTS

  The Company intends to enter into separate indemnification agreements with its directors and officers. The indemnification agreements will provide for, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to its directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                     AND MANAGEMENT AFTER THE DISTRIBUTION

  Executive officers, directors and director nominees will receive shares of Common Stock of the Company in the Distribution in respect of Host common stock held by them on the Record Date. The Distribution will be made on the basis of one share of Common Stock of the Company for every ten shares of Host common stock held on the Record Date.

  For purposes of providing an indication of the beneficial ownership of certain persons following the Distribution, the following table sets forth the number of shares of Common Stock of the Company that will be beneficially owned immediately following the Distribution (assuming all outstanding Host stock options are exercised prior to the Distribution), assuming a record date of September 30, 1998 for this purpose, by (i) each person then serving as an executive officer and director of the Company, (ii) all director nominees,
(iii) all directors, director nominees and executive officers of the Company as a group and (iv) persons or entities owning 5% or more of the outstanding shares of Host common stock.

 NAME AND ADDRESS
        OF                                                              PERCENT
    BENEFICIAL                                               NUMBER OF    OF
     OWNER(1)                                                SHARES(2) SHARES(3)
 ----------------                                            --------- ---------
 Bruce D. Wardinski........................................     16,172      *
 James L. Francis..........................................     11,136      *
 Bruce F. Stemerman........................................      4,389      *
 Steven J. Fairbanks.......................................      1,159      *
 Larry K. Harvey...........................................        592      *
 Tracy M. J. Colden........................................        221      *
 Christopher J. Nassetta...................................     35,620      *
 Adam M. Aron..............................................          0      *
 Louise M. Cromwell........................................          0      *
 Kelvin L. Davis...........................................      5,000      *
 John W. Marriott, III(4)..................................     22,864      *
 John B. Morse, Jr. .......................................          0      *
 Michael A. Wildish........................................          0      *
 J. W. Marriott, Jr. (5)...................................  1,327,501    5.3%
 Richard E. Marriott(6)....................................  1,320,320    5.3
 Blackstone Entities(7)....................................  4,370,000   17.6
 Dresdner RCM Global Investors LLC(8)......................  1,359,597    5.5
 FMR Corp.(9)..............................................  2,253,257    9.1
 Southeastern Asset Management, Inc.(10)...................  3,675,800   14.8
 All Directors, Director Nominees and Executive Officers as
  a Group (13 persons).....................................     87,103      *

--------
 * Less than 1%.
(1) Unless otherwise indicated, the address of each beneficial owner is 10400 Fernwood Road, Bethesda, Maryland 20817.

(2) As of September 30, 1998, 204,602,476 shares of Host common stock were outstanding. Assuming a record date of September 30, 1998 for purposes of this table, such number of shares of Host common stock outstanding would result in the distribution of approximately 20,450,000 shares of Common Stock of the Company in the Distribution. An additional approximately 4,370,000 shares of Common Stock will be held by the Blackstone Entities if the Blackstone Acquisition is consummated. The information in the table assumes the Blackstone Acquisition is consummated. For purposes of this table, a person is deemed to have "beneficial ownership" of the number of shares of Common Stock of the Company that such person would have had the right to acquire within 60 days of September 30, 1998 upon exercise of options to purchase shares of Host common stock granted pursuant to Host's stock incentive plans. The following number of Host shares can be acquired by the named persons through the exercise of Host stock options exercisable within 60 days of September 30, 1998: for

   Mr. Wardinski, 22,950; for Mr. Francis, 11,048; for Mr. Stemerman, 27,250; for Mr. Fairbanks, 1,212; for Mr. Harvey, 4,450; for Ms. Colden, 1,200; for J.W. Marriott, Jr., 810,447; and for Richard E. Marriott, 55,700.
(3) For purposes of computing the percentage of outstanding shares held by each person, all shares of Host common stock that such person has the right to acquire within 60 days pursuant to the exercise of options are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the ownership percentage of any other person.

(4) Includes 1,442 shares held by Mr. Marriott as trustee for three trusts for the benefit of his children, 1,917 shares owned by three trusts for the benefit of his children in which his wife serves are co-trustee and 316 owned by his wife.

 (5) Includes: (i) 197,775 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 6,843 shares held by the wife of J.W. Marriott, Jr.; (iii) 70,456 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 245,179 shares held by the J. Willard Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v) 270,759 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling stockholder; and (vi) 8,000 shares held by a limited partnership whose general partner is J.W. Marriott, Jr.; does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.

 (6) Includes: (i) 187,471 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (ii) 6,822 shares held by the wife of Richard E. Marriott; (iii) 60,383 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 245,179 shares held by the J. Willard Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 230,273 shares held by a corporation of which Richard E. Marriott is the controlling stockholder; does not include shares held by the adult children of Richard E. Marriott; Richard
     E. Marriott disclaims beneficial ownership of all such shares.

 (7) The Blackstone Entities constitute a series of affiliated partnerships. Initially, a majority of the Common Stock received pursuant to the Blackstone Acquisition will be held by such affiliated partnerships, but it is expected that eventually they will be distributed by such affiliated partnerships to their partners.

 (8) Represents shares of Common Stock of the Company that would be held by Dresdner RCM Global Investors LLC ("Dresdner RCM") and its affiliates, RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"), and by Dresdner Bank AG, of which Dresdner RCM is a wholly owned subsidiary. Dresdner RCM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 12,943,675 shares of Host common stock and shared dispositive power over 282,000 shares of Host common stock. Of these shares, Dresdner RCM has reported sole voting power over 8,854,200 shares and does not share voting power with respect to any shares. In addition, Dresdner Bank AG has reported in a separate Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive and voting power over 370,300 shares of Host common stock, and such shares are included in the number reported in this table. The principal business address of Dresdner RCM, RCM Limited and RCM General is Four Embarcadero Center, San Francisco, California 94111. The principal business address of Dresdner Bank AG is Jurgen Ponto-Platz 1, 60301 Frankfurt, Germany.

(9) Represents the shares of Common Stock of the Company that would be held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research Company ("FM&R"). FMR has reported in a Schedule 13G under the Exchange Act filed with the Commission, that FMR, through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 22,474,835 shares of Host common stock owned by such investment funds, including the 15,610,500 shares of Host common stock (or 7.64% of the total shares outstanding of Host common stock as of September 30,
    1998) held by the Fidelity Magellen Fund. FMR has no power to vote or direct the voting of the shares of Host common stock owned by the investment funds, which power resides with the Board of Directors of such investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole dispositive power over 57,739 shares, the sole power to vote or direct the voting of 44,301 shares of Host common stock, and no power to vote or direct the voting of 13,438 shares of Host common stock owned by institutional accounts. The principal business address for FMR, FMT and FM&R is 82 Devonshire Street, Boston, Massachusetts 02109.

(10) Represents shares of Common Stock of the Company that are held by Southeastern Asset Management, Inc. ("SAM"). SAM reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 21,730,700 shares of Host common stock and shared dispositive power over 14,968,300 shares of Host common stock. Of these shares, SAM has reported sole voting power over 18,338,100 shares, shared voting power over 14,968,300 and no power to vote 3,451,600 shares. The principal business address of SAM is 6075 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

                          CERTAIN RELATIONSHIPS

  In addition to entering into the Hotel Leases and related agreements, for purposes of governing certain ongoing relationships between the Company and Host after the Distribution and to provide for an orderly transition, the Company and Host have entered into or will enter into: (i) a Distribution Agreement, providing for, among other things, the Distribution and the division between the Company and Host of certain assets and liabilities; (ii) a Tax Sharing Agreement, pursuant to which the Company and Host would agree to allocate tax liabilities that related to periods prior to the Distribution Date; (iii) an Employee Benefits and Other Employment Matters Allocation Agreement, providing for certain compensation, benefit and labor matters; (iv) Asset Management Agreements, pursuant to which the Company would provide to Host and its noncontrolled subsidiaries asset management services related to Host's rights and responsibilities as owner of the hotels; (v) a Non-Competition Agreement, pursuant to which the Company and Host would agree not to engage in certain businesses; (vi) Guaranty Agreements, pursuant to which the Company would guarantee a certain amount of the lease and related management agreement obligations of the Company subsidiaries that will lease or sublease hotels from Host REIT; (vii) a Pooling Agreement, pursuant to which all leased full-service hotels would be separated into four identified "pools" of hotels for purposes of calculating the amount of the guarantee; and
(viii) Corporate Transitional Services Agreement, pursuant to which Host would provide certain limited administrative services to the Company. See "Business and Properties--Relationship with Host after the Distribution." The terms of the foregoing agreements were negotiated by the Company with Host, but because the Company was a wholly owned subsidiary of Host at such time, such negotiation may not necessarily have been on an arms-length basis and, accordingly, may not necessarily reflect fair market terms.

  Louise M. Cromwell, who is a director nominee and will become a director of the Company in connection with the Distribution, is Senior Counsel in the Real Estate Practice Group of Shaw, Pittman, Potts & Trowbridge in Washington, D.C. Shaw, Pittman has been retained by the Company during 1998 to provide certain real estate-related legal services to the Company for which the Company expects to pay Shaw, Pittman legal fees totaling approximately $625,000.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Charter and Bylaws and by the provisions of applicable law. Copies of the Charter and Bylaws are included as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  Upon completion of the Distribution, the Company's authorized capital stock will consist of 85,000,000 shares, initially consisting of 75,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Board of Directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock and to establish the preferences and rights of any preferred or other class or series of stock to be issued. Upon completion of the Distribution, the Company will have outstanding approximately 24,820,000 shares of Common Stock (assuming the Blackstone Acquisition is consummated) and no outstanding shares of Preferred Stock. All of the shares of Common Stock of the Company that will be outstanding immediately following the Distribution will be validly issued, fully paid and non-assessable.

COMMON STOCK

  Subject to the provisions of the Charter regarding restrictions on the transfer of shares of capital stock, each outstanding share of Common Stock of the Company entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of shares of Common Stock of the Company will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Stock of the Company can elect all of the directors then standing for election.

  Subject to the preferential rights of any other classes or series of capital stock and to the provisions of the Charter regarding restrictions on transfers of shares of capital stock, holders of Common Stock of the Company are entitled to receive distributions if, as and when authorized and declared by the Board of Directors, out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

  Holders of shares of Common Stock of the Company have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding restrictions on transfer of shares of capital stock, shares of Common Stock of the Company have equal distribution, liquidation and other rights.

  The Charter will authorize the Board of Directors to reclassify any unissued shares of Common Stock of the Company into other classes or series of stock, including preferred stock, and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

  The Charter initially will authorize the Board of Directors to issue 10,000,000 shares of Preferred Stock and to classify or reclassify any unissued preferred shares into one or more classes or series of stock, including Common Stock of the Company. Prior to issuance of shares of any class or series of stock other than Common Stock of the Company, the Board of Directors is required, under the MGCL, to set, subject to the provisions of

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the Charter regarding the restriction on transfer of shares of capital stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the Board of Directors could authorize the issuance of Preferred Stock or other stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of shares of Common Stock of the Company or otherwise be in their best interest. As of the date hereof, no shares other than Common Stock of the Company are outstanding, but the Company may issue Preferred Stock or other stock in the future. Although the Board of Directors has no intention at the present time of doing so (other than in connection with the proposed Stockholders Rights Plan), it could authorize the Company to issue a class or series of shares that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of shares of Common Stock of the Company or otherwise be in their best interest.

POWER TO ISSUE ADDITIONAL COMMON STOCK AND PREFERRED STOCK

  The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock in one or more classes or series will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock of the Company, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Charter and the Bylaws contain, among other things, certain provisions described below that may reduce the likelihood of a change in the Board of Directors or voting control of the Company without the consent of the Board of Directors. These provisions, together with certain provisions of Maryland law, could have the effect of discouraging, delaying or preventing tender offers or takeover attempts that some or a majority of the stockholders might consider to be in the stockholders' best interest, including offers or attempts that might result in a premium over the market price for the Common Stock.

  Classified Board; Board Size Fixed Within a Range. The Charter will provide that the Board of Directors initially will consist of eight members and may thereafter be increased or decreased in accordance with the Bylaws, provided that the total number of directors may not be fewer than three nor more than thirteen. Pursuant to the Bylaws, the number of directors shall be fixed by the Board of Directors within the limits set forth in the Charter. Further, the Charter will provide that the Board of Directors will be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because stockholders will have no right to cumulative voting for the election of directors, at each annual meeting of stockholders of a majority of the outstanding Common Stock will be able to elect all of the successors to the class of directors whose term expires at that meeting.

  Filling of Board Vacancies; Removal. Vacancies on the Board of Directors may be filled by the concurring vote of a majority of the remaining directors and, in the case of a vacancy resulting from the removal of a director by the stockholders, by the stockholders by a least two-thirds of all the votes entitled to be cast in the election of directors. Under Maryland law, directors may fill any vacancy only until the next annual meeting of stockholders. The Charter will provide that, except for any directors who may be elected by holders of a class or series of stock other than the Common Stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast for the election of directors.

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  Stockholder Action by Unanimous Written Consent. Pursuant to the MGCL and
the Company's Bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

  Call of Special Meetings. The Company's Charter provides that special meetings of the stockholders may be called by the President, the Board of Directors of the Company or any other person specified in the Company's Bylaws. The Company's Charter further provides that the Secretary of the Company also is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. The Company's Bylaws contain similar provisions to the Company's Charter regarding the calling of special stockholder meetings. In addition, the Company's Bylaws provide that special stockholder meetings may be called by the holders of any class or series of stock having a preference over the Company's Common Stock as to dividends or upon liquidation in the manner (if any) specified in articles supplementary filed as part of the Company's Charter.

  Advance Notice of Director Nominations and New Business. The Company's Bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Company's notice of meeting, (b) by the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Company's Bylaws and (ii) with respect to special meetings of the stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (x) pursuant to the Company's notice of the meeting, (y) by the Board of Directors or (z) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws. The advance notice provisions contained in the Company's Bylaws generally require nominations and new business proposals by stockholders to be delivered by the Secretary of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. Notwithstanding the foregoing, to be timely for the 1999 annual meeting of stockholders, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the 1999 annual meeting nor earlier than the close of business on the 90th day before the date of such annual meeting.

  Merger, Consolidation, Share Exchange and Transfer of Assets. Pursuant to the Charter, subject to the terms of any class or series of stock at the time outstanding, the Company may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer its assets within the meaning of the MGCL, but any such merger, consolidation, share exchange or transfer of assets must be approved (i) by the Board of Directors in the manner provided in the MGCL and
(ii) by the stockholders by the affirmative vote of two-thirds of all votes entitled to be cast thereon to the extent a stockholder vote is required under the MGCL to effect any such transaction. In general, such transactions by a Maryland corporation, such as the Company, must first be approved by a majority of the entire Board of Directors and thereafter approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (unless the charter provides for a greater or lesser stockholder vote but not less than a majority of the number of votes entitled to be cast on the matter). Under the MGCL, certain mergers may be accomplished without a vote of stockholders. For example, no stockholder vote is required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90% of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its Board of Directors. Under the MGCL, a "transfer of assets" is defined to mean any sale, lease, exchange or

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other transfer of all or substantially all of the assets of the corporation but does not include (i) a transfer of assets by a corporation in the ordinary course of business actually conducted by it, (ii) a mortgage, pledge or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business, (iii) an exchange of shares of stock through voluntary action under any agreement with the stockholders, or (iv) a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Pursuant to the MGCL, a voluntary dissolution of the Company also would require the affirmative vote of two-thirds of al the votes entitled to be cast on the matter.

  Amendments to the Company's Charter and Bylaws. Under the MGCL, in order to amend the charter, the board of directors first must adopt a resolution setting forth the proposed amendment and declaring its

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advisability and direct that the proposed amendment be submitted to stockholders for their consideration either at an annual or special meeting of stockholders. Thereafter, the proposed amendment must be approved by stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes entitled to be cast) is specified in the charter. The provisions contained in the Company's Charter relating to restrictions on transferability of shares of capital stock, the classified Board and fixing the size of the Board within the range set forth in the Charter, as well as the provisions relating to removal of directors and the filling of Board vacancies may be amended only by a resolution adopted by the Board of Directors and approved at an annual or special meeting of the stockholders by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on the matter. Other amendments to the Charter generally may be effected by requisite action of the Board of Directors and approval by stockholders by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter. As permitted under the MGCL, the Company's Bylaws provide that directors have the exclusive right to amend the Bylaws. Amendment of this provision of the Charter also would require Board action and approval by stockholders by not less than two-thirds of all votes entitled to be cast on the matter.

  Maryland Business Combination Law. Under the MGCL, unless an exemption is available, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate of the Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the Interested Stockholder who will (or whose affiliate will) be a party to the business combination or any affiliate or associate of the Interested Stockholder, voting together as a single voting group, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements. The Board of Directors of the Company has not opted out of the business combination provisions of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements will apply to a business combination involving the Company (except as noted below); however, as permitted by the MGCL, the Company's Board of Directors may elect to opt out of these provisions in the future.

  In connection with the Distribution, the Board of Directors has adopted a resolution exempting from the operation of the "business combination" statute transactions involving Host REIT and Marriott International, provided that any such transaction with Marriott International that is not in the ordinary course of business must be approved by a majority of the directors of the Company present at a meeting at which a quorum is present, including a majority of the disinterested directors, in addition to any vote of stockholders required by other provisions of the MGCL.

  Maryland Control Share Acquisition Law. Under the MGCL, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisitions of control shares, subject to certain exceptions.

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  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions or exempted by the charter or bylaws of the corporation. The Board of Directors of the Company has not opted out of the control share provisions of the MGCL but, as permitted by the MGCL, may elect to opt out of these provisions in the future.

  Stockholder Rights Plan. In connection with the Distribution, the Board of Directors intends to adopt a Stockholder Rights Plan pursuant to a rights agreement ("Rights Agreement") and declare a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock. All Common Stock issued by the Company between the date of adoption of the Rights Agreement and the Rights Distribution Date (as defined below), or the date, if any, on which the Rights are redeemed will have Rights attached to them. It is expected that the Rights will expire ten years after adoption of the Rights Agreement, unless earlier redeemed or exchanged. Each Right, when exercisable, would entitle the holder to purchase a fraction of a share of a newly created series of junior preferred stock. Until a Right is exercised, the holder thereof, as such, would have no rights as a stockholder of the Company including, without limitation, the right to vote or to receive dividends.

  The Rights Agreement is expected to provide that the Rights initially attach to all certificates representing shares of Common Stock then outstanding. The Rights will separate from the Common Stock and a distribution of Rights certificates will occur (a "Rights Distribution Date") upon the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) ten business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding shares Common Stock. Until the Rights Distribution Date, the Rights would be evidenced by the Common Stock certificates, and will be transferred with, and only with, the Common Stock certificates.

  It is expected that, if a person becomes the beneficial owner of 20% or more of the then outstanding Common Stock (except pursuant to an offer for all outstanding Common Stock which the directors by a two-thirds vote determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right would, after the end of a redemption period, have the right to exercise the Right by purchasing Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount.

  If at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which it is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right would have the right to receive, upon exercise, common shares of the

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


acquiring company having a value equal to two times the purchase price of the Right, subject to the Ownership Limit.

  It is expected that, in general, the Board of Directors of the Company may redeem the Rights at a normal price per Right at any time until ten days after an Acquiring Person has been identified as such. If the decision to redeem the Rights occurs after a person becomes an Acquiring Person, the decision would require the concurrence of directors by a two-thirds vote.

  The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company. The Rights, however, will not interfere with any merger or other business combination approved by the Board of Directors since the Board may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all rights or amend the Rights Agreement to exempt the person from the Rights Agreement.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  For Host REIT to qualify as a REIT under the Code, Host REIT cannot own, either directly or by attribution from one or more actual or constructive owners of 10% or more of Host REIT, 10% or more of the Company or any other tenant of Host REIT. In order to assist Host REIT in meeting this requirement, the Company has adopted the Ownership Limit, which provides that no person or persons acting as a group may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of shares of the Common Stock of the Company outstanding or
(ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of Company capital stock. The ownership attribution rules under the Code are complex and may cause Common Stock of the Company owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Stock of the Company (or the acquisition or ownership of an interest in an entity that owns, actually or constructively, the Common Stock of the Company) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Stock of the Company and thus subject such Common Stock of the Company to the remedies' provisions under the Ownership Limit as described below. The Board of Directors of the Company may grant an exemption from the Ownership Limit with respect to a person if it determines that such ownership will not cause the Company or any subsidiary of the Company that is a tenant of Host REIT to be considered a "related party tenant" for purposes of the REIT qualification rules, and Host REIT consents thereto. As a condition of a waiver, the Board of Directors and Host REIT may require undertakings or representations from the applicant with respect to such determination. Pursuant to the terms of the Charter, the Ownership Limit will become effective as of the Distribution Date. A person who would exceed the Ownership Limit solely by reason of the receipt of shares of Common Stock of the Company in the Distribution is excepted from the Ownership Limit to the extent that such person holds such shares. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Company capital stock that will or may violate the Ownership Limit is required to give notice immediately to the Company and Host REIT and provide the Company and Host REIT with such other information as the Company and Host REIT may request in order to determine the effect of such transfer on Host REIT's status as a REIT.

  If any purported transfer of shares of Company capital stock or any other event would otherwise result in any person violating the Ownership Limit, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the

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


Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Charter) prior to the date of such violating transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company or Host REIT and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares are transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. The Charter provides that if the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, the transfer of the excess shares will be void. In addition, shares of Company capital stock held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date the Company, or its designee, accepts such offer. The Company will have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

  The Ownership Limit will not apply if (i) Host REIT no longer qualifies as a REIT, (ii) Host REIT determines that it is no longer in the best interests of Host REIT to attempt to qualify, or continue to qualify, as a REIT or (iii) the Company determines, and Host REIT concurs, that Host REIT derives less than 1% of its gross income pursuant to the Hotel Leases. All certificates representing shares of Company capital stock shall bear a legend referring to the restrictions described above. These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Stock of the Company might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

REGISTRATION RIGHTS AGREEMENT

  The Company has granted the Blackstone Entities certain registration rights with respect to the shares of the Common Stock of the Company to be transferred to them by Host REIT as a portion of the consideration in the Blackstone Acquisition. While these registration rights require the Company to file a registration statement covering all such shares by April 30, 1999, the Blackstone Entities may only offer for sale (i) up to 50% of such shares beginning July 1, 1999, (ii) an additional 25% of the shares beginning October 1, 1999 and (iii) the remaining 25% of the shares beginning January 1, 2000. In addition the Company has granted certain piggyback registration rights to the Blackstone Entities allowing them to participate in registered offerings by the Company or other shareholders. The Company will bear expenses incident to its registration requirements under the

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


registration rights agreement, except that such expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, relating to such shares.

TRANSFER AGENT AND REGISTRAR

  The Transfer agent and the Registrar for the Common Stock is Bank of New
York.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock in the public market following the Distribution could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of the Distribution, the Company will have a total of approximately 24,820,000 shares of Common Stock outstanding assuming the Blackstone Acquisition is consummated (approximately 20,450,000 shares if the Blackstone Acquisition is not consummated), of which approximately 20,375,000 shares will be freely tradable without restriction under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining approximately 4,370,000 shares of Common Stock outstanding representing the shares to be transferred by Host REIT to the Blackstone Entities if the Blackstone Acquisition is consummated, will be "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act.

  In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock on the NYSE during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one-year and two-year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not an affiliate. The one-year and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the issuer or an affiliate.

  If the Blackstone Acquisition is consummated by Host REIT, the Blackstone Entities will have certain registration rights with respect to approximately 18% of the outstanding shares of Common Stock of the Company. If such holders cause a large number of shares to be sold in the public market, such sales could have an adverse effect on the trading price of the Common Stock. In addition, if the Company is required, pursuant to such registration rights, to include shares held by such persons in any registration statement that the Company files to raise additional capital, the inclusion of such shares could have an adverse effect on the Company's ability to raise needed capital.

  Following the Distribution, the Company intends to register on one or more registration statements on Form S-8 under the Securities Act the shares of Common Stock issuable under the Company's stock option and other employee benefit plans for directors, officers and employees of the Company and its subsidiaries. Of the 4,537,000 shares to be reserved for issuance under these plans, approximately 630,000 shares will be subject to stock options or restricted stock expected to be granted by the Company concurrently upon completion of the Distribution. Officers and employees of Host who become officers and employees of the Company at the time of the Distribution also will have their existing awards held under the Host stock option and alter benefit plans converted into awards for Common Stock in accordance with the terms of the Employee Benefits and Other Employment Matters Allocation Agreement to be entered into by Host and the Company. See "Management-- Employee Benefit Plans--Comprehensive Stock Incentive Plan" and "Description of Capital Stock--Registration Rights Agreement."

                        FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTION

  The following discussion summarizes the federal income tax consequences reasonably anticipated to be material to Host Stockholders in connection with the Distribution. The following discussion is intended to address only those federal income tax consequences that are generally relevant to all Host Stockholders. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific Host Stockholder in light of his particular investment or tax circumstances. Therefore, it is imperative that a common stockholder of Host review the following discussion and consult with his or her own tax advisors to determine the interaction of his individual tax situation with the anticipated tax consequences of the Distribution.

  The following discussion provides general information only, is not exhaustive of all possible tax considerations and is not intended to be (and should not be construed as) tax advice. For example, this summary does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a Host Stockholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "Tax Consequences of the Distribution to Tax-Exempt Host Stockholders") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Tax Consequences of the Distribution to Non-U.S. Host Stockholders").

  The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. No assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. Neither Host nor Host REIT has requested or plans to request any rulings from the IRS concerning the tax consequences of the Distribution.

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Crestline and Host, has delivered an opinion to Crestline that the discussion under the heading "Federal Income Tax Consequences," to the extent that it contains descriptions of federal income tax law, is correct in all material respects. A copy of the opinion is included as an Exhibit to the Registration Statement of which this Prospectus is a part. The opinion does not address the actual tax consequences of the Distribution to the Host Stockholders. In particular, it does not address the fair market value of the Distribution or the amount of the current and accumulated earnings and profits of Host and Host REIT, both of which are relevant to determining the actual tax consequences of the Distribution to the Host Stockholders.

  The opinion is based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the law or the above conclusion reached by counsel. Any such change could apply retroactively. In addition, an opinion of counsel merely represents counsel's best judgement with respect to the probable outcome on the merits and is not binding on the IRS or the courts. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the above opinion will not be challenged by the IRS or sustained by a court if so challenged.

  The following discussion is not intended to be, and should not be construed by a Host Stockholder as, tax advice. THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR HOST STOCKHOLDER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE DISTRIBUTION. THEREFORE, IT IS ESSENTIAL THAT EACH HOST STOCKHOLDER CONSULT WITH HIS OR HER OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH STOCKHOLDER'S PARTICULAR TAX SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

  Tax Consequences of the Distribution to U.S. Host Stockholders. As used herein, the term "U.S. Host Stockholder" means a Host Stockholder who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  A U.S. Host Stockholder will include the fair market value of his or her share of the Distribution on the Distribution Date in gross income as ordinary income (to the extent that the Distribution is considered made out of the U.S. Host Stockholder's share of the portion of the current and accumulated E&P of Host and Host REIT through the end of 1998 allocable to the Distribution). The fair market value of the Distribution will equal the sum of
(i) the fair market value (on the Distribution Date) of the Common Stock that he or she receives in the Distribution, plus (ii) the amount of any cash he or she receives in lieu of fractional shares of Common Stock. Host currently estimates that the fair market value of the Distribution will be approximately
$   per share of Host common stock. No assurance can be provided that this estimate will be accurate. If the fair market value of the Distribution on the Distribution Date is greater than Host's current estimate, then a U.S. Host Stockholder will include the additional amount in gross income as ordinary income to the extent of the U.S. Host Stockholder's share of the portion of the current and accumulated E&P of Host and Host REIT through the end of 1998 allocable to the Distribution. In this regard, it should be noted that federal income tax law does not provide definitive guidance regarding the determination of the fair market value of publicly traded securities (which the Common Stock will be on the Distribution Date). Several courts have held that the fair market value of such securities for federal income tax purposes equals the average of the high and low sales prices of such securities on the date of determination, and Host intends to take this position, but there can be no assurance that the IRS would not seek to establish a different fair market value for the Common Stock (e.g., the final sales price of the Common Stock on the New York Stock Exchange on the Distribution Date).

  Host and Host REIT currently believe that the entire Distribution will be considered made out of the portion of Host and Host REIT's current and accumulated E&P through the end of 1998 allocable to the Distribution. The calculation of such earnings and profits, however, is very complex. The amount will include (i) the allocated consolidated E&P of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a "C" corporation, through and including Host's 1998 taxable year, and (ii) the current E&P of Host and Host REIT in 1998. In addition, the calculation depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that Host and Host REIT's calculation of this E&P will be respected by the IRS or that a challenge to such calculation by the IRS would not be sustained by a court. Hogan & Hartson L.L.P. will express no opinion as to the amount of the current and accumulated E&P of Host and Host REIT.

  In the event that the fair market value of the Distribution received by a U.S. Host Stockholder exceeds his or her share of the portion of Host and Host REIT's current and accumulated E&P through the end of 1998 allocable to the Distribution, the Distribution will be treated first as a tax-free return of capital to such U.S. Host Stockholder, reducing the adjusted basis in his or her Host common stock by the amount of such excess (but not below zero) and then, if such basis is reduced to zero and there is remaining excess, as capital gain to the extent of such remaining excess (provided that such Host Stockholder has held the Host common stock as a capital asset).

  A U.S. Host Stockholder's initial tax basis in the Common Stock received in the Distribution will equal the fair market value of such stock on the Distribution Date. A U.S. Host Stockholder's holding period in the stock will begin on the day after the Distribution Date.

  Backup Withholding for the Distribution. Under the backup withholding rules, a U.S. Host Stockholder may be subject to backup withholding at the rate of 31% with respect to the Distribution unless such stockholder (1) is a corporation or comes within another exempt category and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Host Stockholder that does not provide Host with a correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Host Stockholder's income tax liability. See "--Tax Consequences of the Distribution to Non-U.S. Host Stockholders."

  Tax Consequences of the Distribution to Tax-Exempt Host
Stockholders. Provided that a tax-exempt Host Stockholder (except certain tax-exempt Host Stockholders) has not held its Host common stock as "debt financed property" within the meaning of the Code and such Host common stock is not otherwise used in a trade or business, the Distribution will not constitute unrelated business taxable income ("UBTI"). For a tax-exempt Host Stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) or (c)(20), respectively, the Distribution will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host. Such Host Stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

  Tax Consequences of the Distribution to Non-U.S. Host Stockholders. A Host Stockholder that is a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust (collectively, a "Non-U.S. Host Stockholder") will include the fair market value of his or her share of the Distribution on the Distribution Date in gross income as ordinary income to the extent that the Distribution is considered made out of the portion of the current and accumulated E&P of Host and Host REIT through the end of 1998 allocable to the Distribution. For a discussion regarding the fair market value of the Distribution and the extent to which the Distribution will be attributable to such E&P, see "--Tax Consequences of the Distribution to U.S. Host Stockholders" above.

  For Non-U.S. Host Stockholders, the Distribution will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless it is treated as effectively connected with the conduct by the Non-U.S. Host Stockholder of a United States trade or business. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. If the Distribution is effectively connected with a United States trade or business, a Non-U.S. Host Stockholder will be subject to tax on the Distribution on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Host Stockholders are taxed with respect to the Distribution and generally will not be subject to withholding. A Non-U.S. Host Stockholder that is a corporation also may be subject to an additional branch profits tax on the Distribution at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host expects to withhold United States income tax at the rate of 30% on any distribution made to a Non-U.S. Host Stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host or (ii) a Non-U.S. Host Stockholder files an IRS Form 4224 with Host claiming that the Distribution is effectively connected income. The Company anticipates that any such withholding taxes will have the effect of reducing the number of shares of Common Stock (or any cash in lieu of fractional shares) that a Non-U.S. Host Stockholder will receive in the Distribution.

  In the event that the fair market value of the Distribution received by a Non-U.S. Host Stockholder exceeds his or her share of the portion of Host and Host REIT's current and accumulated E&P through the end of 1998 allocable to the Distribution, the Distribution will be treated first as a tax-free return of capital to such Non-U.S. Host Stockholder, reducing the adjusted basis in his or her Host common stock by the amount of such excess (but not below zero). If such basis is reduced to zero and there is remaining excess, the Distribution would give rise to gain from a deemed sale or exchange of such Host common stock.

  Gain recognized upon a deemed sale or exchange of Host common stock pursuant to the Distribution by a Non-U.S. Host Stockholder who owned more than 5% of the Host common stock at any time during the five-year period ending on the Distribution Date generally would be subject to United States taxation because such stock constitutes a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Such gain would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" for a Non-U.S. Host Stockholder who did not own more than 5% of the Host common stock at any time during the five-year period ending on the Distribution Date because Host common stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE). Notwithstanding the foregoing, gain from a deemed sale or exchange of Host common stock pursuant to the Distribution not otherwise subject to FIRPTA would be taxable to any Non-U.S. Host Stockholder who is a nonresident alien individual who is present in the United States for

183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual would be subject to a 30% United States withholding tax on the amount of the gain.

  If gain on a deemed sale or exchange of Host common stock pursuant to the Distribution were subject to taxation under FIRPTA, the Non-U.S. Host Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. Host Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations).

  As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that Host would be required to withhold 10% of any distribution to a Non-U.S. Host Stockholder in excess of Host and Host REIT's current and accumulated E&P through the end of 1998. Consequently, although Host intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that Host does not do so, any portion of the Distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) would be subject to withholding at a rate of 10%. However, a Non-U.S. Host Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that the Distribution was, in fact, in excess of such E&P, and the amount withheld exceeded the Non-U.S. Host Stockholder's United States tax liability, if any, with respect to the Distribution.

  To the extent that withholding tax is owed with respect to a Non-U.S. Host Stockholder with respect to Common Stock received in the Distribution, the Company anticipates that the transfer agent will sell in the market a portion of the shares of Common Stock distributable to the Non-U.S. Host Stockholder to pay the withholding taxes, and the actual number of shares of Common Stock received pursuant to the Distribution will be net of the shares sold.

                                 LEGAL MATTERS

  The validity of the Common Stock to be distributed in the Distribution and certain tax matters will be passed upon for the Company by Hogan & Hartson L.L.P.

                                    EXPERTS

  The financial statements and schedule of HMC Senior Communities, Inc. as of January 2, 1998 and for the period from June 21, 1997 (inception) through January 2, 1998 and the financial statements of Forum Group, Inc. and Subsidiaries, as Partitioned for Sale to Host Marriott Corporation, as of January 3, 1997 and for the twenty-four week period ended June 20, 1997 and the forty-week period ended January 3, 1997 included in this registration statement have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The combined financial statements of Forum Group, Inc. and subsidiaries, as partitioned for sale to Host Marriott Corporation as of March 31, 1996 and 1995 and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock of the Company described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement, exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of these documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036, and copies of all or any part thereof may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies of such material may also be obtained from the Commission's Web Site (http://www.sec.gov).

  Following the Distribution, the Company will be required to comply with the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and will file annual, quarterly and other reports with the Commission. The Company will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders.

                         INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:

                                                                       PAGE
                                                                       ----
HMC SENIOR COMMUNITIES, INC., WHICH IS THE SENIOR LIVING COMMUNITIES'
BUSINESS OF
HOST MARRIOTT CORPORATION
 Report of Independent Public Accountants.............................  F-2
 Consolidated Balance Sheet as of January 2, 1998.....................  F-3
 Consolidated Statement of Operations for the Period from June 21,
  1997 (inception) through January 2, 1998............................  F-4
 Consolidated Statement of Stockholders' Equity for the Period from
  June 21, 1997 (inception) through January 2, 1998...................  F-5
 Consolidated Statement of Cash Flows for the Period from June 21,
  1997 (inception) through January 2, 1998............................  F-6
 Notes to Consolidated Financial Statements...........................  F-7
 Condensed Consolidated Balance Sheet as of September 11, 1998
  (unaudited)......................................................... F-17
 Condensed Consolidated Statement of Operations for the Thirty-six
  Weeks Ended September 11, 1998 and the Twelve Weeks Ended September
  12, 1997 (unaudited)................................................ F-18
 Condensed Consolidated Statement of Cash Flows for the Thirty-six
  Weeks Ended September 11, 1998 and the Twelve Weeks Ended September
  12, 1997 (unaudited)................................................ F-19
 Notes to Condensed Consolidated Financial Statements (unaudited)..... F-20
FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED FOR SALE TO HOST
MARRIOTT CORPORATION
 Report of Independent Public Accountants............................. F-22
 Consolidated Balance Sheet as of January 3, 1997..................... F-23
 Consolidated Statement of Operations for the twenty-four week period ended June 20, 1997 and the forty-week period ended January 3,
  1997................................................................ F-24
 Consolidated Statement of Cash Flows for the twenty-four week period ended June 20, 1997 and the forty-week period ended January 3,
  1997................................................................ F-25
 Notes to Consolidated Financial Statements........................... F-26
 Independent Auditors' Report......................................... F-34
 Combined Balance Sheets as of March 31, 1996 and 1995................ F-35
 Combined Statements of Operations for the years ended March 31, 1996 and 1995............................................................ F-36
 Combined Statements of Cash Flows for the years ended March 31, 1996 and 1995............................................................ F-37
 Notes to Combined Financial Statements............................... F-38

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Host Marriott Corporation:

  We have audited the accompanying consolidated balance sheet of HMC Senior Communities, Inc. ("HMCSC"), which is the senior living communities' business of Host Marriott Corporation, as defined in Note 1 to the consolidated financial statements, as of January 2, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from June 21, 1997 (inception) through January 2, 1998. These consolidated financial statements are the responsibility of Host Marriott Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMCSC as of January 2, 1998 and the results of its operations and its cash flows for the period from June 21, 1997 (inception) through January 2, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
May 1, 1998

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                JANUARY 2, 1998
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               ASSETS
Property and equipment, net.......................................... $633,840
Other assets.........................................................    1,332
Restricted cash......................................................   10,686
Cash and cash equivalents............................................   17,644
                                                                      --------
  Total assets....................................................... $663,502
                                                                      ========
                LIABILITIES AND STOCKHOLDER'S EQUITY
Debt................................................................. $349,934
Deferred income taxes................................................   58,705
Accounts payable and other accrued liabilities.......................   15,543
Amounts due to Marriott International, net...........................    3,172
Accrued interest.....................................................    4,906
Due to Host Marriott Corporation.....................................    2,151
Deferred revenue.....................................................    2,027
                                                                      --------
  Total liabilities..................................................  436,438
                                                                      --------
Stockholder's equity:
Common stock, 100 shares authorized, issued and outstanding, no par
 value...............................................................      --
Additional paid-in capital...........................................  226,706
Retained earnings....................................................      358
                                                                      --------
  Total stockholder's equity.........................................  227,064
                                                                      --------
    Total liabilities and stockholder's equity....................... $663,502
                                                                      ========


                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

REVENUES.............................................................. $ 36,900
                                                                       --------
OPERATING COSTS AND EXPENSES
Depreciation and amortization.........................................   10,635
Base management fees to Marriott International........................    6,481
Property taxes........................................................    3,626
Other.................................................................      187
                                                                       --------
  Total operating costs and expenses..................................   20,929
                                                                       --------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND INTEREST...............   15,971
Corporate expenses....................................................   (2,304)
Interest expense......................................................  (13,396)
Interest income.......................................................      336
                                                                       --------
INCOME BEFORE INCOME TAXES............................................      607
Provision for income taxes............................................     (249)
                                                                       --------
NET INCOME............................................................ $    358
                                                                       ========


                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

                                                            ADDITIONAL
                                                     COMMON  PAID-IN   RETAINED
                                                     STOCK   CAPITAL   EARNINGS
                                                     ------ ---------- --------
Balance, June 21, 1997..............................  $--    $    --     $--
  Common stock issued...............................   --         --      --
  Capital contributions by Host Marriott Corpora-
   tion.............................................   --     226,706     --
  Net income........................................   --         --      358
                                                      ----   --------    ----
Balance, January 2, 1998............................  $--    $226,706    $358
                                                      ====   ========    ====



                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

     FOR THE PERIOD FROM JUNE 21, 1997 (INCEPTION) THROUGH JANUARY 2, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net income.......................................................... $     358
Adjustments to reconcile net income to cash provided by operating activities:
  Depreciation and amortization.....................................    10,635
  Change in amounts due to Marriott International...................    10,073
  Change in amounts due to Host Marriott............................     2,151
  Equity in earnings of affiliate...................................      (997)
  Change in other operating accounts................................     3,156
                                                                     ---------
Cash provided by operating activities...............................    25,376
                                                                     ---------
INVESTING ACTIVITIES
  Capital expenditures..............................................   (33,345)
  Increase in capital improvement reserve...........................       (67)
                                                                     ---------
Cash used in investing activities...................................   (33,412)
                                                                     ---------
FINANCING ACTIVITIES
  Contribution of cash..............................................     7,319
  Repayments of debt................................................    (2,142)
  Issuances of debt.................................................    20,407
  Change in financing reserves......................................        96
                                                                     ---------
Cash provided by financing activities...............................    25,680
                                                                     ---------
Increase in cash and cash equivalents...............................    17,644
Cash and cash equivalents, beginning of period......................       --
                                                                     ---------
Cash and cash equivalents, end of period............................ $  17,644
                                                                     =========
SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
  Property and equipment............................................ $ 601,033
  Other assets......................................................     9,892
  Debt assumed......................................................  (331,669)
  Other liabilities.................................................    (9,479)
  Deferred revenue..................................................    (2,054)
  Deferred income taxes.............................................    58,435
  Expansion costs paid by Host Marriott Corporation, which have been
   included in additional paid-in capital...........................    10,099

                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  On June 21, 1997, Host Marriott Corporation ("Host Marriott") acquired all of the outstanding stock of Forum Group Inc. ("Forum Group") from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") for $190 million of cash and the assumption of $270 million of debt and concurrently contributed all of the assets and liabilities of Forum Group to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements (See Note 6). The acquisition of the Forum Group was accounted for under the purchase method of accounting.

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off HMCSC to the shareholders of Host Marriott, and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be HMC Merger Corporation, a newly formed Maryland corporation which will be renamed Host Marriott Corporation upon its merger with Host Marriott. After the proposed reorganization, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long-term management agreements.

  Consummation of the reorganization is subject to significant contingencies, including final Board approval and consent of stockholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the reorganization will be completed.

  The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the
"Communities") located in 13 states, expected to be spun-off as part of the reorganization described above.

  HMCSC operates as a unit of Host Marriott utilizing Host Marriott's employees, insurance and administrative services. HMCSC has no employees. Periodically, certain operating expenses, capital expenditures and other cash requirements of HMCSC are paid by Host Marriott and charged directly or allocated to HMCSC. Certain general and administrative costs of Host Marriott are allocated to HMCSC using a variety of methods, principally including Host Marriott's specific identification of individual cost items and otherwise through allocations based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of the entities based on assets. In the opinion of management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by HMCSC if it had been operated on a stand-alone basis.

  The consolidated financial statements present the financial position, results of operations and cash flows of HMCSC beginning on June 21, 1997 (the date Host Marriott acquired the stock of the Forum Group) through January 2, 1998. Host Marriott's basis in the assets and liabilities of HMCSC has been carried over to these financial statements. All material intercompany transactions and balances between HMCSC and its subsidiaries have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of HMCSC and its subsidiaries and controlled affiliates. Investments in affiliates over which HMCSC has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Fiscal Year

  HMCSC's fiscal year ends on the Friday nearest to December 31.

 Revenues

  Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses in the accompanying statement of operations.

  Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

  A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

  HMCSC has considered the impact of EITF 97-2 on its financial statements and has determined that it requires HMCSC to include property-level revenues and operating expenses of its senior living communities in its statements of operations. HMCSC will adopt EITF 97-2 in the fourth quarter of 1998 with retroactive effect in prior periods to conform to the new presentation. The effect of this change will be to increase 1997 revenues and operating costs and expenses by approximately $74.1 million and will have no impact on operating profit or net income. See Note 3.

 Cash and Cash Equivalents

  All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

 Property and Equipment

  Property and equipment is recorded at cost, or if contributed by Host Marriott, is recorded at Host Marriott's basis. Replacements and improvements that extend the useful life of property and equipment are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

  In cases where management is holding for sale a particular Community, HMCSC assesses impairment based on whether the estimated sales price less cost of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when a decision is made to dispose of the Community. Otherwise, impairment is assessed based on whether it is probable that undiscounted future cash flows from each Community will be less than its net book value. If a Community is impaired, its basis is adjusted to its fair value.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Concentration of Credit Risk

  Financial instruments that potentially subject HMCSC to significant concentration of credit risk consist principally of cash and cash equivalents. HMCSC maintains cash and cash equivalents with various high credit-quality financial institutions and limits the amount of credit exposure with any institution.

 Working Capital

  Pursuant to the terms of HMCSC's Operating Agreements (see Note 6), HMCSC is required to provide Marriott International with working capital and supplies to meet the operating needs of the Communities. Marriott International converts cash advanced by HMCSC into other forms of working capital consisting primarily of operating cash, inventories, resident deposits and trade receivables and payables which are maintained and controlled by Marriott International. Upon the termination of the Operating Agreements, Marriott International is required to convert working capital and supplies into cash and return it to HMCSC. As a result of these conditions, the individual components of working capital and supplies controlled by Marriott International are not reflected in the accompanying consolidated balance sheet.

 Deferred Revenue

  Monthly fees deferred for the non-refundable portion of the entry fees are included as deferred revenue in the accompanying balance sheet. These amounts are recognized as revenue as health care services are performed over the expected term of the residents' contracts.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 New Accounting Standards

  In 1997, the Company adopted Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure." The adoption of this statement did not have a material effect on these consolidated financial statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


3. REVENUES

  House profit generated by the Communities consist of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):

   Community Sales
     Routine.......................................................... $ 99,989
     Ancillary........................................................   10,980
                                                                       --------
       Total Community Sales..........................................  110,969
                                                                       --------
   Department Costs
     Routine..........................................................   64,516
     Ancillary........................................................    9,553
                                                                       --------
       Total Department Costs.........................................   74,069
                                                                       --------
   Department Profit
     Routine..........................................................   35,473
     Ancillary........................................................    1,427
                                                                       --------
       Revenues....................................................... $ 36,900
                                                                       ========

  Community sales consist of routine and ancillary sales. Routine sales are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary sales are generated on a "fee for service" basis for supplementary items requested by residents, and are recognized as the services are provided.

  Total sales include amounts estimated by management to be reimbursable through Medicare, Medicaid and other third party payor agreements. Medicare and Medicaid represented 11% and 3%, respectively, of sales for the period from June 21, 1997 (inception) through January 2, 1998. Reimbursement arrangements are subject to audit and retroactive adjustment. Provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, sales are charged or credited when the adjustments become final. Changes in the estimate of amounts reimbursable by third party payors from prior years resulted in the recognition of $1,689,000 of additional sales for the period from June 21, 1997 (inception) through January 2, 1998. In management's opinion, any adjustments related to current and prior years' operations will be immaterial to current and future financial statements. Audits under the reimbursement agreements have been completed through fiscal year 1996 and there were no material audit adjustments.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at January 2, 1998 (in thousands):

      Land and land improvements...................................... $102,714
      Buildings and leasehold improvements............................  518,056
      Furniture and equipment.........................................   23,705
                                                                       --------
                                                                        644,475
      Less accumulated depreciation and amortization..................  (10,635)
                                                                       --------
                                                                       $633,840
                                                                       ========

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In December 1997, LTJ Senior Communities Corporation ("LTJ"), a wholly owned subsidiary of HMCSC, acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership (the "Partnership") which owns a 418-unit retirement community in New Jersey for approximately $23 million, including the assumption of approximately $15 million of debt. Subsequent to this acquisition, HMCSC indirectly owns a 99% interest in the Partnership. Marriott International owns the remaining 1% limited partner interest.

  In the first quarter of 1998, LTJ also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities with the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

5. RESTRICTED CASH

  Restricted cash consists of the following at January 2, 1998 (in thousands):

      Debt service reserve fund........................................ $ 1,528
      Fixed asset reserve fund.........................................   4,300
      Real estate tax reserve fund.....................................   3,590
      Insurance reserve fund...........................................   1,268
                                                                        -------
                                                                        $10,686
                                                                        =======

  The debt service, fixed asset, real estate tax and insurance reserve funds consist of cash transferred into segregated escrow accounts out of sales generated by the Communities, pursuant to HMCSC's secured debt agreements. These funds are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured properties. In some cases, to ensure prompt payment, HMCSC utilizes its unrestricted cash to pay for capital expenditures, insurance premiums and real estate taxes and is subsequently reimbursed for such payments out of funds held in the appropriate escrow account.

6. OPERATING AGREEMENTS

  The Communities are subject to operating agreements (the "Operating Agreements") which provide for Marriott International to operate the Communities, generally for an initial term of 25 to 30 years with renewal terms subject to certain performance criteria at the option of Marriott International of up to an additional five to ten years. The Operating Agreements provide for payment of base management fees generally equal to five to eight percent of gross sales and incentive management fees generally equal to zero to 20% of Operating Profit (as defined in the Operating Agreements) over a priority return to HMCSC. In the event of early termination of the Operating Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. HMCSC has the option to terminate certain, but not all, management agreements if specified performance thresholds are not satisfied. No Operating Agreement with respect to a single Community is cross-collateralized or cross-defaulted to any other Operating Agreement, and any single Operating Agreement may be terminated following a default by HMCSC or Marriott International, although such termination will not trigger the cancellation of any other Operating Agreement.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Pursuant to the terms of the Operating Agreements, Marriott International is required to furnish the Communities with certain services ("Central Administrative Services") which are provided on a central or regional basis to all properties in the Marriott Retirement Community System. These services include the development and operation of computer systems, computer payroll and accounting services, marketing and public relations services, and such additional services as may from time-to-time be performed more efficiently on a central or regional level. The Operating Agreements require payment of Central Administrative Services fees equal to 2% of gross sales beginning in the third quarter of 1998.

  Marriott International is required under the Operating Agreements to deduct an amount from gross sales and place the funds into an interest-bearing reserve account to cover the cost of (a) certain routine repairs and maintenance to the Communities which are normally capitalized and (b) replacements and renewals to the Communities' property and improvements. The annual payment amount (expressed as a percentage of gross sales) generally will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The amount contributed for the period June 21, 1997 (inception) through January 2, 1998 was $2,025,000. The Operating Agreements provide that HMCSC shall provide Marriott International with sufficient funds to cover the cost of certain major or non-routine repairs, alterations, improvements, renewals and replacements to the Communities which are required to maintain a competitive, efficient and economical operating condition in accordance with Marriott standards or for the continued safe and orderly operation of the Communities.

7. AMOUNTS DUE TO MARRIOTT INTERNATIONAL

  The components of the amounts due to Marriott International, net, at January 2, 1998 are as follows (in thousands):

   Community operating expenses payable to Marriott International..... $ 7,648
   Management fees payable to Marriott International..................   1,262
   Community working capital due to HMCSC.............................  (6,093)
   Other, net.........................................................     355
                                                                       -------
     Total............................................................ $ 3,172
                                                                       =======

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


8. DEBT

  Debt consists of the following at January 2, 1998 (in thousands):

Mortgage Debt:
  Secured by eight Communities with $232 million of assets, with an interest rate of 10.01%, maturing through 2020 (balance includes fair value adjustment of $15.5 million)............................ $137,713
  Secured by nine Communities with $110 million of assets, with an interest rate of 9.93%, maturing through 2001 (balance includes
   fair value adjustment of $2.6 million).............................   49,353
  Secured by one Community with $29 million of assets, with an average
   rate of 7.45%, maturing through 1999 (repaid in 1998)..............   26,403
                                                                       --------
                                                                        213,469
                                                                       --------
Notes payable to Marriott International, with a rate of 9%, maturing
 through 2001 (repaid in 1998)........................................   92,195
                                                                       --------
Other notes:
  Revenue Bonds with a rate of 5.875%, maturing through 2027..........   14,700
  Other notes, with an average rate of 6.6%, maturing through December
   2027...............................................................   18,943
  Capital lease obligations...........................................   10,627
                                                                       --------
                                                                         44,270
                                                                       --------
    Total debt........................................................ $349,934
                                                                       ========

  Debt maturities at January 2, 1998, excluding the unamortized fair value adjustments of approximately $18 million resulting from recording the mortgages at their fair value on June 21, 1997, are as follows (in thousands):

      1998............................................................. $ 54,515
      1999.............................................................   30,197
      2000.............................................................    4,503
      2001.............................................................   88,043
      2002.............................................................    2,504
      Thereafter.......................................................  152,046
                                                                        --------
                                                                        $331,808
                                                                        ========

  In conjunction with the acquisition of Forum Group Inc., HMCSC recorded the debt assumed at its fair value, which exceeded the face value by approximately $19 million. HMCSC is amortizing this adjustment to interest expense over the remaining life of the related debt. The amortization for the period from June 21, 1997 (inception) through January 2, 1998 totaled $834,000. Cash paid for interest for the period from June 21, 1997 (inception) through January 2, 1998 totaled $8,183,000.

  In conjunction with the June 21, 1997 acquisition of Forum Group Inc., HMCSC assumed approximately $197 million in mortgage debt, $11 million in capital lease obligations (see Note 9), as well as issued $72 million in notes payable to Marriott International. Subsequent to the acquisition, HMCSC issued additional notes payable to Marriott International for additional expansion units totaling approximately $20 million. These notes were guaranteed by Host Marriott. In the second quarter of 1998, Host Marriott repaid the $92 million in notes payable to Marriott International.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In December 1997, in connection with the acquisition of the remaining 50% interest in the Leisure Park Venture Limited Partnership (see Note 4), HMCSC assumed approximately $15 million of debt.

  The net assets of 17 of the Communities are subject to mortgage debt which places restrictions on their assets. The net assets of the Communities totaled approximately $150 million at January 2, 1998. The indentures governing these mortgages contain covenants that, among other things, require maintenance of segregated cash collection of all rents, separate cash reserves for debt service, property improvements, real estate taxes and insurance, limit the ability to incur additional indebtedness, issue stock or admit additional partners, pay dividends or make certain distributions, enter into or cancel leases, enter into certain transactions with affiliates or sell certain assets.

  During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of the debt was recorded as a capital contribution to HMCSC, there was no gain or loss on the prepayment.

9. LEASES

  HMCSC leases certain property under non-cancelable capital and operating leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                              CAPITAL  OPERATING
                                                              LEASES     LEASE
                                                              -------  ---------
                                                               (IN THOUSANDS)
      1998................................................... $ 1,274   $  278
      1999...................................................   1,287      278
      2000...................................................   1,300      278
      2001...................................................   1,320      278
      2002...................................................   1,338      278
      Thereafter.............................................  13,672    3,062
                                                              -------   ------
      Total minimum lease payments...........................  20,191   $4,452
                                                                        ======
      Less amount representing interest......................  (9,564)
                                                              -------
      Present value of minimum lease payments................ $10,627
                                                              =======

  HMCSC leases two communities under capital leases expiring in 2016. Upon the expiration of the lease or anytime prior to lease expiration, HMCSC has the first right of refusal (the "Option") to submit a counter offer to any acceptable bona fide offer from a third party within 30 days of notice from the lessor. If HMCSC fails to exercise its Option, then the lessor may proceed with the sale of the leased property and all assets therein.

  HMCSC also has one long-term operating ground lease which expires in 2013. The operating lease includes three renewal options exercisable in five year increments through the year 2028.

  Rent expense for the period from June 21, 1997 (inception) through January 2, 1998 was $141,000.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


10. INCOME TAXES

  Total deferred tax assets and liabilities as of January 2, 1998 were as follows (in thousands):

   Deferred tax assets................................................ $ 15,125
   Deferred tax liabilities...........................................  (73,830)
                                                                       --------
     Net deferred income tax liability................................ $(58,705)
                                                                       ========

  The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 was as follows (in thousands):

   Property and equipment............................................. $(68,687)
   Debt adjustment to fair value at acquisition.......................    7,591
   Other, net.........................................................    2,391
                                                                       --------
     Net deferred income tax liability................................ $(58,705)
                                                                       ========

  The provision for income taxes consists of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):

   Current--Federal.....................................................  $ (25)
      --State...........................................................     (5)
                                                                          -----
                                                                            (30)
                                                                          -----
   Deferred--Federal....................................................    238
      --State...........................................................     41
                                                                          -----
                                                                            279
                                                                          -----
                                                                           $249
                                                                          =====

  A reconciliation of the statutory Federal tax rate to HMCSC's effective income tax rate for the period from June 21, 1997 (inception) through January 2, 1998 follows:

   Statutory federal tax rate............................................. 35.0%
   State income taxes, net of federal tax benefit.........................  6.0
                                                                           ----
                                                                           41.0%
                                                                           ====

  HMCSC is included in the consolidated federal income tax return of Host Marriott and its affiliates (the "Group") for the period from June 21, 1997 (inception) through January 2, 1998. Tax expense is allocated to HMCSC as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in federal and net state tax expense allocated for all periods presented that is substantially equal to the expense that would have been recognized if HMCSC had filed separate tax returns. HMCSC reimburses Host Marriott for the allocable share of current taxes payable relating to the period that HMCSC has been included in Host Marriott's consolidated federal income tax return.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


11. COMMITMENTS AND CONTINGENCIES

  On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the general partner of one of HMCSC's subsidiary partnerships, Forum Retirement Partners, L.P. alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the general partner, Forum Group and HMCSC entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to purchase, at a price of $4.50 per unit, the partnership units of each limited partner electing to join in the Settlement Agreement. HMCSC held 79% of the outstanding limited partner units in the partnership at that time. HMCSC also agreed to pay as much as an additional $1.25 per unit to the settling limited partners, under certain conditions, in the event that HMCSC within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by HMCSC or the settling limited partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

  In connection with the Settlement Agreement on March 25, 1998, HMCSC acquired 1,000,894 limited partner unit shares for approximately $4,504,000. The purchase price of the shares approximated fair value and accordingly, no portion of the purchase price has been expensed. As a result of this purchase, HMCSC's ownership interest in the partnership was increased to approximately 86%.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

  HMCSC believes the carrying amount of its financial instruments (excluding property indebtedness) approximates their fair value due to the relatively short maturity of these instruments. There is no quoted market value available for any of HMCSC's financial instruments.

  Valuations of debt are determined based on expected future payments discounted at risk-adjusted rates. The debt was adjusted to its fair value in conjunction with Host Marriott's acquisition of the Communities on June 21, 1997. As of January 2, 1998, the fair value of debt approximated its carrying value.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET

                            SEPTEMBER 11, 1998
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                  ASSETS
Property and equipment, net...................................... $649,528
Amounts due from Marriott International, net.....................    4,097
Other assets.....................................................   14,290
Cash and cash equivalents........................................   26,504
                                                                  --------
  Total assets................................................... $694,419
                                                                  ========
                   LIABILITIES AND STOCKHOLDER'S EQUITY
Debt............................................................. $213,034
Deferred income taxes............................................   61,376
Due to Host Marriott Corporation, net............................   12,989
Accounts payable and other accrued liabilities...................   13,639
Deferred revenue.................................................    1,310
                                                                  --------
  Total liabilities..............................................  302,348
                                                                  --------
Stockholder's equity:
Common stock, 100 shares authorized, issued and outstanding, no
 par value.......................................................      --
Additional paid-in capital.......................................  386,627
Retained earnings................................................    5,444
                                                                  --------
  Total stockholder's equity.....................................  392,071
                                                                  --------
  Total liabilities and stockholder's equity..................... $694,419
                                                                  ========


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    FOR THE THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND TWELVE WEEKS ENDED
                            SEPTEMBER 12, 1997
                           (UNAUDITED, IN THOUSANDS)

                                                    THIRTY-SIX      TWELVE
                                                    WEEKS ENDED   WEEKS ENDED
                                                   SEPTEMBER 11, SEPTEMBER 12,
                                                       1998          1997
                                                   ------------- -------------
REVENUES..........................................    $57,800       $16,036
                                                      -------       -------
OPERATING COSTS AND EXPENSES
Depreciation and amortization.....................     14,759         4,866
Base management fees to Marriott International....      9,408         3,159
Property taxes and insurance......................      4,773         1,462
Other.............................................        863           251
                                                      -------       -------
  Total operating costs and expenses..............     29,803         9,738
                                                      -------       -------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND
 INTEREST.........................................     27,997         6,298
Corporate expenses................................     (2,937)         (954)
Interest expense..................................    (17,560)       (6,035)
Interest income...................................      1,120           240
                                                      -------       -------
INCOME BEFORE INCOME TAXES........................      8,620          (451)
Provision for income taxes........................     (3,534)          185
                                                      -------       -------
NET INCOME........................................    $ 5,086       $  (266)
                                                      =======       =======


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

    FOR THE THIRTY-SIX WEEKS ENDED SEPTEMBER 11, 1998 AND TWELVE WEEKS ENDED
                            SEPTEMBER 12, 1997
                           (UNAUDITED, IN THOUSANDS)

                                                    THIRTY-SIX   TWELVE WEEKS
                                                    WEEKS ENDED      ENDED
                                                   SEPTEMBER 11, SEPTEMBER 12,
                                                       1998          1997
                                                   ------------- -------------
OPERATING ACTIVITIES
Net income (loss).................................    $ 5,086      $   (266)
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization...................     14,759         4,866
  Change in amounts due to Marriott
   International..................................     (5,353)        9,259
  Change in amounts due to Host Marriott
   Corporation....................................     10,507         5,096
  Equity in earnings of affiliate.................         51           (19)
  Change in other operating accounts..............     (6,026)        2,551
                                                      -------      --------
Cash provided by operating activities.............     19,024        21,488
                                                      -------      --------
INVESTING ACTIVITIES
  Capital expenditures............................     (8,007)      (18,409)
  Increase in capital improvement reserve.........        478           386
                                                      -------      --------
Cash used in investing activities.................     (7,529)      (18,022)
                                                      -------      --------
FINANCING ACTIVITIES
  Issuances (repayments) of debt..................     (3,502)       19,191
  Change in financing reserves....................        867         2,205
                                                      -------      --------
Cash used in financing activities.................     (2,635)       21,396
                                                      -------      --------
Increase in cash and cash equivalents.............      8,860         9,571
Cash and cash equivalents, beginning of period....     17,644         6,401
                                                      -------      --------
Cash and cash equivalents, end of period..........    $26,504      $ 15,972
                                                      =======      ========
SUPPLEMENTAL INFORMATION--NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
    Property and equipment........................    $22,439           --
    Other.........................................      4,084           --
    Mortgage and other debt paid by Host
     Marriott.....................................    133,203           --


           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  1. On June 21, 1997, Host Marriott Corporation ("Host Marriott") acquired all of the outstanding stock of Forum Group Inc. ("Forum Group"), from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") for $190 million of cash and the assumption of $270 million of debt and concurrently contributed all of the assets and liabilities of Forum Group, Inc. to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements. The acquisition of the Forum Group was accounted for under the purchase method of accounting.

  On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off Host Marriott's senior living business ("Senior Living") into a separate corporation, the Senior Living Communities Company and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be HMC Merger Corporation, a newly formed Maryland corporation which will be renamed Host Marriott Corporation upon its merger with Host Marriott (the "REIT Conversion"). After the proposed REIT Conversion, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long term management agreements.

  Consummation of the REIT Conversion is subject to significant contingencies, including final Board approval, consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

  The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the
"Communities") located in 13 states, expected to be spun-off as part of the REIT Conversion described above.

  The accompanying condensed consolidated financial statements have been prepared by HMCSC without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. HMCSC believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the period from June 21, 1997 (inception) through January 2, 1998.

  In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of September 11, 1998 and the results of operations and cash flows for the thirty-six weeks ended September 11, 1998 and the twelve weeks ended September 12, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

  2. Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses.

  Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

  A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

are subject to retroactive adjustments based on agency reviews. Revenues and receivables from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

  House profit generated by the Communities consist of the following for the thirty-six weeks ended September 11, 1998 and twelve weeks ended September 12, 1997 (in thousands):

                                                      THIRTY-SIX   TWELVE WEEKS
                                                      WEEKS ENDED      ENDED
                                                     SEPTEMBER 11, SEPTEMBER 12,
                                                         1998          1997
                                                     ------------- -------------
Community Sales
  Routine...........................................   $149,581       $42,249
  Ancillary.........................................     16,410         4,265
                                                       --------       -------
    Total Community Sales...........................    165,991        46,514
                                                       --------       -------
Department Costs
  Routine...........................................     94,709        26,821
  Ancillary.........................................     13,482         3,658
                                                       --------       -------
    Total Department Costs..........................    108,191        30,479
                                                       --------       -------
Department Profit
  Routine...........................................     54,872        15,428
  Ancillary.........................................      2,928           607
                                                       --------       -------
    Revenues........................................   $ 57,800       $16,035
                                                       ========       =======

  HMCSC has considered the impact of EITF 97-2 on its financial statements and has determined that it requires HMCSC to include property-level revenues and operating expenses of its senior living communities in its statements of operations. HMCSC will adopt EITF 97-2 in the fourth quarter of 1998 with retroactive effect in prior periods to conform to the new presentation. The effect of this change will be to increase revenues and operating costs and expenses for the thirty-six weeks ended September 11, 1998 and the twelve weeks ended September 12, 1997 by approximately $108 million and $30 million, respectively, and will have no impact on operating profit or net income.

  3. In the first quarter of 1998, HMCSC also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities from the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

  4. During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of debt was recorded as a capital contribution to HMCSC. In the second quarter of 1998, Host Marriott prepaid $92 million of 9% unsecured debt provided by Marriott International related to the Communities. Host Marriott then held a $92 million, which was contributed as capital to HMCSC in the third quarter of 1998. In the third quarter of 1998, Host Marriott also contributed $14.8 million in unsecured intercompany notes.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Marriott Senior Living Services, Inc.:

  We have audited the accompanying consolidated balance sheet of Forum Group, Inc. (a business unit wholly-owned by Marriott Senior Living Services, Inc. ("MSLSI")) as partitioned for sale to Host Marriott Corporation (see Note 1), as of January 3, 1997, and the related consolidated statements of operations and cash flows for the 40-week period ended January 3, 1997, and the 24-week period ended June 20, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Forum Group, Inc., as Partitioned for Sale to Host Marriott Corporation as of January 3, 1997, and the results of their operations and their cash flows for the 40-week period ended January 3, 1997 and for the 24-week period ended June 20, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
September 28, 1998

                   FORUM GROUP, INC., AS PARTITIONED FOR SALE
                          TO HOST MARRIOTT CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                JANUARY 3, 1997
                                 (IN THOUSANDS)

                                ASSETS
Property and Equipment, net............................................ $507,325
Due from Manager.......................................................   18,908
Other Assets...........................................................   20,221
Cash and Cash Equivalents..............................................   18,640
                                                                        --------
  Total Assets......................................................... $565,094
                                                                        ========
                        LIABILITIES AND EQUITY
Debt................................................................... $244,318
Other Liabilities......................................................   36,111
                                                                        --------
  Total Liabilities....................................................  280,429
Equity
Investments and Advances from Parent...................................  284,665
                                                                        --------
  Total Liabilities and Equity......................................... $565,094
                                                                        ========


    The accompanying notes are an integral part of this financial statement.

                   FORUM GROUP, INC., AS PARTITIONED FOR SALE
                          TO HOST MARRIOTT CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE 24-WEEK PERIOD ENDED JUNE 20, 1997 AND THE 40-WEEK PERIOD ENDED JANUARY
                                    3, 1997
                                 (IN THOUSANDS)

                                                24-WEEK PERIOD 40-WEEK PERIOD
                                                    ENDED           ENDED
                                                JUNE 20, 1997  JANUARY 3, 1997
                                                -------------- ---------------
REVENUES.......................................    $33,570        $ 55,987
                                                   -------        --------
OPERATING COSTS AND EXPENSES
Depreciation and amortization..................      6,698           8,494
Base management fees...........................      5,586           7,935
Property taxes.................................      2,920           3,616
Ground rent, insurance and other...............        391             601
                                                   -------        --------
  Total operating costs and expenses...........     15,595          20,646
                                                   -------        --------
OPERATING PROFIT BEFORE INTEREST AND MINORITY
 INTEREST......................................     17,975          35,341
Corporate expenses.............................     (4,519)         (6,380)
Interest expense...............................     (9,141)        (14,283)
Interest income................................        598           1,111
Minority interest expense......................       (596)           (482)
                                                   -------        --------
INCOME BEFORE INCOME TAXES.....................      4,317          15,307
Provision for income taxes.....................     (1,689)         (5,973)
                                                   -------        --------
NET INCOME.....................................    $ 2,628        $  9,334
                                                   =======        ========


   The accompanying notes are an integral part of these financial statements.

                   FORUM GROUP, INC., AS PARTITIONED FOR SALE
                          TO HOST MARRIOTT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE 24-WEEK PERIOD ENDED JUNE 20, 1997 AND THE 40-WEEK PERIOD ENDED JANUARY
                                    3, 1997
                                 (IN THOUSANDS)

                                24-WEEK        40-WEEK
                             PERIOD ENDED   PERIOD ENDED
                             JUNE 20, 1997 JANUARY 3, 1997
                             ------------- ---------------
OPERATING ACTIVITIES
NET INCOME..................   $  2,628       $   9,334
Adjustments to reconcile
 cash from operations:
  Depreciation and
   amortization.............      6,698           8,494
  Changes in operating
   accounts:
    Other assets............       (225)          2,891
    Other liabilities.......     (9,580)          6,151
                               --------       ---------
Cash (used in)/provided by
 operating activities.......       (479)         26,870
                               --------       ---------
INVESTING ACTIVITIES
  Capital expenditures......    (16,407)        (65,577)
  Acquisition of Forum
   Group, Inc. .............        --          (94,009)
                               --------       ---------
Cash used in investing
 activities.................    (16,407)       (159,586)
                               --------       ---------
FINANCING ACTIVITIES
  Repayment of debt.........     (1,324)         (2,281)
  Debt prepayments..........        --          (92,111)
  Other.....................        --            1,208
  Advances from parent......     13,997         225,834
                               --------       ---------
Cash provided by financing
 activities.................     12,673         132,650
                               --------       ---------
DECREASE IN CASH AND CASH
 EQUIVALENTS................     (4,213)            (66)
CASH AND CASH EQUIVALENTS,
 beginning of period........     18,640          18,706
                               --------       ---------
CASH AND CASH EQUIVALENTS,
 end of period..............   $ 14,427       $  18,640
                               ========       =========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
  Noncash investing and
   financing activities:
    Property, Plant and
     Equipment, net.........   $ (3,977)            --
    Debt....................      3,977             --

   The accompanying notes are an integral part of these financial statements.

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  On June 21, 1997, HMC Senior Communities, Inc., ("HMCSC") a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"), acquired all of the outstanding stock of Forum Group, Inc. and subsidiaries ("Forum") from Marriott Senior Living Services, Inc. (MSLSI"), a subsidiary of Marriott International, Inc. ("MI" or the Parent Company), pursuant to a Stock Purchase Agreement (the "Agreement") dated June 21, 1997. Certain operations and other assets and liabilities of Forum including seven communities, management fees and Lifecare bonds, specifically excluded from the Agreement, are not included in these financial statements. Accordingly, these financial statements include only assets and liabilities, along with the results from operations generated therefrom, included in the Agreement (the "Partitioned Business").

  The primary operations of the Partitioned Business is the ownership of 29 retirement communities ("Communities"), located in 11 states, managed by a subsidiary of MSLSI.

  The Partitioned Business was an organizational unit of MSLSI and its majority owned and controlled subsidiaries and affiliates. The Parent Company is incorporated in the state of Delaware. Its subsidiaries and affiliates are incorporated or registered in other jurisdictions in the U.S. and a number of other countries. The Partitioned Business is not a distinct legal entity.

  On March 25, 1996, FG Acquisition Corp. ("Acquisition"), an Indiana corporation and wholly-owned indirect subsidiary of MI acquired approximately 99.1% of the outstanding shares of common stock of Forum. Acquisition paid total cash consideration of $297 million for the common stock it acquired, plus certain warrants to purchase common stock which includes $94 million of cash consideration for the 29 communities sold to HMCSC.

  The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55 ("SAB" 55), requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses include officer and employee salaries, rent or depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. Investments and advances from parent represents the net amount of investments and advances made by MI as a result of the acquisition and operation of the Partitioned Business. These financial statements include the adjustments necessary to comply with SAB 55.

  Historically, the Partitioned Business' results of operations have been included in the consolidated U.S. federal income tax return of MI. For operations that do not pay their own income tax, MI internally allocates income tax expense at the statutory rate after adjustment for state income taxes and several other items. The income tax expense and other tax related information in these statements has been calculated as if the Partitioned Business had not been eligible to be included in the consolidated tax returns of MI. The calculation of tax provisions and deferred taxes required certain assumptions, allocations and estimates, which management believes are reasonable to accurately reflect the tax reporting for the Partitioned Business as a stand-alone taxpayer.

  These consolidated financial statements include the results of operations and cash flows of the Partitioned Business previously included in the MI consolidated financial statements. These consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles and include such estimates and adjustments as deemed necessary to present fairly the consolidated financial position as of January 3, 1997 and the results of operations and cash flows of the Partitioned Business for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997.

  The Partitioned Business receives certain services and participates in certain centralized MI activities, the allocated costs of which are included in these financial statements.

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  The consolidated financial statements include the accounts of the Partitioned Business after elimination of intercompany accounts and transactions other than those with other units of MI.

 Corporate Services

  The Partitioned Business utilized the MI centralized systems for cash management, payroll, purchasing and distribution, employee benefit plans, insurance, administrative services and legal services. As a result, cash for many communities was commingled with MI's general corporate funds. Similarly, operating expenses, capital expenditures and other cash requirements of the Partitioned Business were paid by MI and charged directly or allocated to the Partitioned Business. Amounts are allocated to the Partitioned Business based primarily on their use of the centralized systems. In the opinion of management, MI's methods for allocating costs are reasonable; however, such costs are not necessarily indicative of the costs that would have been incurred if the Partitioned Business had been operated as an unaffiliated entity. It is not practicable for the Partitioned Business to estimate what those costs would have been had the Partitioned Business operated on a stand-alone basis.

 Property and Equipment

  Property and equipment is recorded at cost, including interest, land rent and real estate taxes capitalized during development and construction, net of accumulated depreciation. Interest capitalized as a cost of property and equipment for the twenty-four week period ended June 20, 1997 and the forty-week period ended January 3, 1997 was approximately $252,000 and $440,000 respectively. Interest costs are paid to MI and computed using MI's borrowing rate for construction expenditures of 9.08% for the twenty-four-week period ended June 20, 1997 and 7.35% for the forty-week period ended January 3, 1997. Property and equipment includes capitalized costs incurred in developing the real estate, including construction in progress for ongoing expansion programs at various Communities as of January 3, 1997, which will be conveyed to Host Marriott upon completion. Replacements and improvements that extend the useful life of property and equipment are capitalized. Depreciation is computed using the straight-line method over estimated useful lives as follows:

             Buildings..................... 40 years
             Furniture and Equipment....... 4-10 years

  A provision for value impairment is recorded whenever the estimated undiscounted future cash flows from the property are less than the property's net carrying value. No such provision was necessary at January 3, 1997.

 Due from Manager

  The principal component of Due from Manager is working capital under the control of and utilized by a subsidiary of MSLSI in conjunction with the operation of Forum's retirement communities. Both majority-owned and wholly-owned partnerships and corporations within the Partitioned Business have management agreements in effect with Forum, which require fees of 5% to 8% of gross operating revenues.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less.

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Deferred Revenue from Non-refundable Fees

  Monthly fees deferred for the non-refundable portion of the entry fees are a component of other liabilities. These amounts are recognized as health care services revenue as services are performed over the expected term of the resident's contract. See Note 3 for further discussion of entry fees.

 Liability for Future Health Care Services

  Certain resident and admission agreements at the Communities entitled residents to receive limited amounts of health care up to defined maximums. The estimated liabilities associated with the health care obligation have been accrued in the consolidated balance sheet.

 Revenue Recognition

  Revenues primarily represent house profit from the Partitioned Business' Communities. House profit reflects the net revenues flowing to the Partitioned Business as property owner and represents gross community operating results, less property-level expenses, excluding depreciation and amortization, real and personal property taxes, ground and equipment rent, insurance, management fees and certain other costs, which are classified as operating costs and expenses in the accompanying statement of operations.

  A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursement under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues and receivables from health care services are presented net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes allowances recorded are adequate to cover any adjustments arising from retroactive adjustments.

  On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

  The Partitioned Business has considered the impact of EITF 97-2 on its financial statements and has determined that it is preferable for it to include property-level revenues and operating expenses of its senior living communities in its statements of operations. The Partitioned Business will adopt EITF 97-2 in the fourth quarter of 1998 and restate prior periods to conform to the new presentation. The effect of this change will be to increase 1996 and 1997 revenues and operating costs and expenses by approximately $61.8 and $94.8 million for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997, respectively, and would have no impact on operating profit or net income.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

 Reclassification

  Certain previously reported amounts have been reclassified to conform with the current period presentation.

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Fiscal Year

  Forum's fiscal year ends on the Friday nearest to December 31st.

3. CONTINUING CARE AGREEMENTS

  Residents of the Lifecare Communities (Brookside, Overland Park and Pueblo Norte) are required to sign a continuing care agreement ("Care Agreement") with Forum. The Care Agreements stipulate, among other things, the amount of all entry fees and monthly fees, the type of residential unit being provided, and Forum's obligations to provide both health care and non-health care services. In addition, the Care Agreements provide Forum with the right to increase future monthly fees. The Care Agreements are terminated upon the receipt of written termination notice from the resident, or the death of the resident.

  When estimated costs to be incurred under continuing care agreements exceed estimated revenues, excess costs are accrued currently. Based upon the expected positive net cash flow, relating to the agreements no liability or expense has been recorded in the accompanying financial statements.

  The components of the entry fees are as follows:

    (i) Lifecare Bonds--This component is refundable to the resident or the resident's estate upon termination or cancellation of the Care Agreement. Lifecare Bonds are substantially non-interest bearing and equal to either 100%, 90% or 50% initially, depending on the type of plan, of the total entry fee less any Additional Occupant Lifecare Fee. Lifecare Bonds and corresponding cash reserves at January 3, 1997 are excluded from the consolidated balance sheet. Pursuant to the Agreement, MSLSI will retain the liability for redemption of these bonds.

    (ii) Additional Occupant Lifecare Fee--This is a non-refundable fee for each additional occupant in a residential unit.

    (iii) Lifecare Fee--This component is non-refundable and equals the total entry fee less the two components described in (i) and (ii). These fees are generally amortized over a 50 to 60 month period, depending on the individual plan.

4. OTHER ASSETS

  Security deposits, normally for one month's rent at the Community, are recorded as a current liability because residents typically terminate their rental agreement with a 30-day notice. The liability had a balance of $5,148,000 at January 3, 1997. In addition, certain states require that security deposits be placed in an escrow account. These escrow balances amounted to $7,696,000 at January 3, 1997, and are classified as other assets in the accompanying consolidated balance sheet. In some cases, to ensure prompt payment to a resident, unrestricted cash is utilized to pay the security deposits and is thereafter reimbursed out of funds held in the appropriate escrow account. Other assets also consists of prepaid real estate taxes and restricted cash accounts for property additions, debt service and insurance.

5. DEBT

  Debt at January 3, 1997 consisted of the following (in millions):

             Secured debt, average interest rate 7.6% at
              January 3, 1997 maturing through 2020.....  $221
             Debt due to related party..................    15
             Capital lease obligations..................     8
                                                          ----
                                                          $244
                                                          ====

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Included in debt due to related party is approximately $15.5 million of secured bonds owed to MI.

  Aggregate debt maturities, including capital lease obligations, are: 1997 - $22.3 million; 1998 - $7.1 million; 1999 - $33.2 million; 2000 - $50.4 million, 2001 - $5.5 million and $125.7 million thereafter. Interest paid for the 24-week period ended June 20, 1997, and the 40-week period ended January 3, 1997, was approximately $9.7 million and $14.3 million, respectively.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of current assets, current liabilities and amounts due to MI are assumed to be equal to their reported carrying amounts. The fair value of the Partitioned Business' debt instruments approximates the carrying amount, with the exception of two fixed-rate debt instruments. These instruments, which represent property indebtedness, have been calculated to have a fair value, by discounting the scheduled loan payments to maturity using rates that are believed to be currently available for debt of similar terms and maturities. Due to restrictions of transferability and prepayment, previously modified debt terms and other property specific competitive conditions, the Partitioned Business may be unable to refinance the indebtedness to obtain such calculated debt amounts reported. The carrying amount and fair value at January 3, 1997 of these two fixed-rate debt instruments is $171,264,000 and $180,979,000 respectively.

7. REVENUES

  Revenues are comprised of the following (in thousands):

                                                 24-WEEK PERIOD 40-WEEK PERIOD
                                                     ENDED           ENDED
                                                 JUNE 20, 1997  JANUARY 3, 1997
                                                 -------------- ---------------
   Community Sales
     Routine....................................    $84,646        $136,910
     Ancillary..................................     10,757          13,872
                                                    -------        --------
       Total Community Sales....................     95,403         150,782
                                                    -------        --------
   Department Costs
     Routine....................................     53,059          82,779
     Ancillary..................................      8,774          12,016
                                                    -------        --------
       Total Department Costs...................     61,833          94,795
                                                    -------        --------
   Department Profit
     Routine....................................     31,587          54,131
     Ancillary..................................      1,983           1,856
                                                    -------        --------
       Revenues.................................    $33,570        $ 55,987
                                                    =======        ========

  Community sales consist of routine and ancillary sales. Routine sales are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary sales are generated on a "fee for service" basis for supplementary items required by residents and are recognized as the services are provided.

8. INCOME TAXES

  Income taxes are calculated under the basis described in Note 1. The Partitioned Business adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), effective

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

January 2, 1993. The Partitioned Business' deferred tax assets or liabilities are included in investments and advances from parent on the consolidated balance sheet because those amounts are currently being paid to or accrued from MI. The temporary differences that give rise to significant deferred tax assets or liabilities are property and equipment, debt premiums and reserves.

  The income tax provision (benefit) is determined as if the Partitioned Business filed a separate income tax return. The provision (benefit) for income taxes consists of (in thousands):

                                                  24-WEEK PERIOD 40-WEEK PERIOD
                                                      ENDED           ENDED
                                                  JUNE 20, 1997  JANUARY 3, 1997
                                                  -------------- ---------------
   Current--Federal .............................    $(3,125)        $  617
       --State...................................       (357)            71
                                                     -------         ------
                                                      (3,482)           688
                                                     -------         ------
   Deferred--Federal ............................      4,641          4,743
       --State...................................        530            542
                                                     -------         ------
                                                       5,171          5,285
                                                     -------         ------
                                                     $ 1,689         $5,973
                                                     =======         ======

  A reconciliation of the statutory Federal tax rate to the Partitioned Business' effective income tax rate for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997 follows:

     Statutory federal tax rate........................................... 35.0%
     State income taxes, net of federal tax benefit.......................  4.0%
                                                                           ----
                                                                           39.0%
                                                                           ====

  The provision or benefit is not indicative of what should have been recorded if the Partitioned Business had determined the tax provision or benefit based on its share of MI's allocation of a tax provision or benefit to all entities included in the consolidated return based on taxable income or loss. However, the Partitioned Business will reimburse or be reimbursed by MI for its share of the consolidated provision or benefit based on MI's allocation of the provision or benefit to all entities included in the consolidated return based on taxable income or loss. The difference between the liability to or the receivable from MI and the tax provision or benefit determined as if the Partitioned Business filed a separate tax return will be recorded as a capital contribution or a dividend.

9. RELATED PARTY TRANSACTIONS

 Due to Marriott International, Inc.

  Cash from the Partitioned Business is deposited with MI's general corporate funds. Similarly, operating expenses, capital expenditures, centralized services and other cash requirements of the Partitioned Business are

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

paid by MI and charged directly or allocated to the Partitioned Business. The intercompany rate for non-capitalization borrowings was 6% for the 24-week period ended June 20, 1997 and the 40-week period ended January 3,1997. These borrowings have no specific repayment term.

  The Partitioned Business is insured through MI's self-insurance program for property damage, general liability, workers' compensation and employee medical coverage. MI charges the Partitioned Business on a per occurrence basis.

 Costs Allocated from Marriott International, Inc.

  The costs allocated to the Partitioned Business, contained in its consolidated statements of operations, are approximately $4.7 million and $6.6 million for the 24-week period ended June 20, 1997 and the 40-week period ended January 3, 1997, respectively.

10. COMMITMENTS AND CONTINGENCIES

  Effective June 21, 1997, the management agreements between Forum, as manager, and entities included in the Partitioned Business have either been assigned to MSLSI or new agreements between MSLSI and those entities have been executed.

11. LITIGATION

  On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court of the Southern District of Indiana (the "Indiana Court") against Forum Retirement Inc.,
("FRI") a wholly-owned subsidiary of Forum, and general partner of Forum Retirement Partners L.P. (the "Partnership"), alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLSI, FRI, Forum and Host Marriott entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to pay each limited partner electing to join in the Settlement Agreement $4.50 per unit in exchange for (i) the transfer of all Partnership units owned by a settling limited partner; (ii) an agreement by each settling limited partner not to purchase additional Partnership units; (iii) a release of all claims asserted in the litigation; and (iv) a dismissal of the litigation. Because of the derivative nature of the allegations contained in the Plaintiff's complaint, the General Partner invited all limited partners, in their sole discretion, to participate in the Settlement Agreement, and detailed the requirements for participation in two notices to unitholders, dated March 27, 1998, and May 6, 1998, respectively. Initially, the period within which a limited partner could elect to participate in the Settlement Agreement was scheduled to expire on April 27, 1998. This period was extended to May 22, 1998. Host Marriott also agreed to pay as much as an additional $1.25 per unit to the settling Limited Partners, under certain conditions, in the event that Host Marriott within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by Host Marriott or the settling Limited Partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

  In connection with the Settlement Agreement, Host Marriott initially acquired 1,000,894 limited partner units from the Plaintiff and related parties for $4,504,023 on March 25, 1998. Host Marriott subsequently acquired additional 1,140,901 limited partner units from other limited partners electing to participate in the Settlement Agreement for $5,134,055. As a result of these purchases, Host Marriott's current ownership interest in the Partnership, directly or through affiliates, increased to approximately 93%.

                  FORUM GROUP, INC., AS PARTITIONED FOR SALE
                         TO HOST MARRIOTT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On July 21, 1998, Forum Retirement, Inc. announced that it had received a proposal from Host Marriott to acquire all remaining outstanding Partnership Units for $4.50 per Unit. Host Marriott currently owns 14,151,169 of the 15,285,248 outstanding Units of the Partnership. Completion of the proposed transaction is contingent on several items including but not limited to, FRI Board approval and approval of an advisory committee of the Board which will consider the transaction from the perspective of the holders of the remaining Units and the issuance of a fairness opinion with respect to the proposed transaction by the financial advisors to such advisory committee.

  On July 22, 1998, Harbor Finance Partners, LTD. ("Harbor Finance"), a Partnership unitholder, filed a purported class action lawsuit relating to Host Marriott's proposal in Delaware State Chancery Court against Host Marriott, FRI, two of their affiliates, the Partnership, and FRI's directors. Harbor Finance alleges in the complaint that these defendants breached their fiduciary duties to the unitholders by offering an inadequate price for the units, attempting to improperly influence the market price of the units, and failing to provide for a mechanism that would establish a fair price for the units. Harbor Finance is seeking certification of a class, an injunction to prevent completion of the proposed transaction or, in the alternative, rescission of the transaction, and compensatory damages. Punitive damages are not sought in the action. FRI believes that there is no merit to the allegations contained in the complaint, and that this litigation will not have a material, adverse effect on the financial performance of the Partnership. The appointment of the Board's advisory committee and the required fairness opinion will ensure that an adequate price will be paid.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
  Forum Group, Inc.:

  We have audited the accompanying combined balance sheets of Forum Group, Inc. and subsidiaries, as partitioned for sale to Host Marriott Corporation as of March 31, 1996 and 1995 and the related combined statements of operations and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Forum Group, Inc. and subsidiaries, as partitioned for sale to Host Marriott Corporation as of March 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in note 1 to the combined financial statements, the Company changed its method of recognizing vacation expense in 1996.

                                          KPMG Peat Marwick LLP

Indianapolis, Indiana
September 3, 1997

               FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

                            COMBINED BALANCE SHEETS

                            MARCH 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                1996     1995
                           ASSETS                             -------- --------
Property and equipment, net.................................. $343,278 $312,987
Cash and cash equivalents....................................   18,706   29,736
Other assets.................................................   55,452   36,404
                                                              -------- --------
                                                              $417,436  379,127
                                                              ======== ========
                   LIABILITIES AND EQUITY
Long-term debt...............................................  325,756  267,228
Due to Community Manager.....................................   13,432   10,906
Other liabilities............................................   28,752   40,357
                                                              -------- --------
    Total liabilities........................................  367,940  318,491
Equity
  Investments and advances from parent.......................   49,496   60,636
                                                              -------- --------
                                                              $417,436 $379,127
                                                              ======== ========


            See accompanying notes to combined financial statements.

               FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS

                      YEARS ENDED MARCH 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                 1996    1995
                                                                ------- -------
Revenues......................................................  $59,525 $48,055
                                                                ------- -------
Operating costs and expenses:
  Depreciation and amortization...............................   10,712   8,360
  Management fees.............................................   10,060   8,333
                                                                ------- -------
                                                                 20,772  16,693
                                                                ------- -------
Operating profit before minority interest, corporate expenses,
 interest expense and investment income.......................   38,753  31,362
Minority interest.............................................    1,015     289
Corporate expenses............................................      915     431
Interest expense..............................................   29,119  23,018
Investment income.............................................    2,321   1,743
                                                                ------- -------
Income before income taxes, extraordinary loss and cumulative
 effect of accounting change..................................   10,025   9,367
Income taxes..................................................    1,564   2,400
                                                                ------- -------
Income before extraordinary loss and cumulative effect of ac-
 counting change..............................................    8,461   6,967
Extraordinary loss on extinguishment of debt..................    2,078     253
                                                                ------- -------
Income before cumulative effect of accounting change..........    6,383   6,714
Cumulative effect of accounting change........................      666     --
                                                                ------- -------
Net income....................................................  $ 5,717 $ 6,714
                                                                ======= =======


            See accompanying notes to combined financial statements.

               FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS

                      YEARS ENDED MARCH 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                             1996       1995
                                                           ---------  --------
Cash flows from operating activities:
  Net income.............................................. $   5,717  $  6,714
  Adjustments to reconcile net income to cash provided by
   operating activities:
    Depreciation and amortization expense.................    10,172     8,360
    Amortization of deferred financing costs..............     1,775     2,383
    Cumulative effect of accounting change, net...........       666       --
    Net income of investors on equity method..............       --        (73)
    Other owners' interest in operations of combined
     companies............................................     1,015       289
    Income from interest rate cap agreement, net..........      (104)      --
    Loss on sale of facility..............................       203       --
    Tax benefit recorded as additional equity.............       --      4,000
    Non-cash portion of extraordinary loss................     1,887       241
    Other accrued revenues and expenses, net..............     4,996      (396)
                                                           ---------  --------
      Net cash provided by operating activities...........    26,327    21,518
                                                           ---------  --------
Cash flows from investing activities:
  Purchases of retirement communities.....................       --    (22,681)
  Additions to property and equipment.....................   (21,792)   (5,803)
  Proceeds from facility sales and other investments......     1,300       --
  Purchase of mortgage loans..............................   (18,370)      --
  Proceeds from sale of interest rate cap.................     5,847       --
  Additional investment in Forum Retirement Partners,
   L.P., net of acquired cash of $4,872 in 1995...........    (6,520)   (3,374)
  Other...................................................    (3,718)   (2,411)
                                                           ---------  --------
      Net cash used by investing activities...............   (43,253)  (34,269)
                                                           ---------  --------
Cash flows from financing activities:
  Proceeds from long-term debt............................   151,907    21,441
  Payments on long-term debt..............................  (108,829)   (9,121)
  Advances (to) from parent...............................   (16,857)   15,146
  Deferred financing costs................................    (7,951)   (2,824)
  Distributions to other partners.........................      (324)     (313)
  Resident deposits and restricted cash...................   (12,050)     (145)
                                                           ---------  --------
      Net cash provided by financing activities...........     5,896    24,184
                                                           ---------  --------
Net increase (decrease) in cash and cash equivalents......   (11,030)   11,433
Cash and cash equivalents at beginning of year............    29,736    18,303
                                                           ---------  --------
Cash and cash equivalents at end of year.................. $  18,706  $ 29,736
                                                           =========  ========

            See accompanying notes to combined financial statements.

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                            MARCH 31, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  Effective June 21, 1997, Host Marriott Corporation ("Host") acquired all of the outstanding common stock of Forum Group, Inc. ("Forum"), pursuant to a Stock Purchase Agreement (the "Agreement") dated June 21, 1997 with Marriott International, Inc. ("Marriott"). Certain operations and related assets and liabilities of Forum, including certain communities and management fees, specifically excluded from the Agreement, are not included in these combined financial statements. Accordingly, these combined financial statements include only the assets and liabilities, along with results of operations, of the communities included in the Agreement ("Partitioned Business").

  The primary operations of the Partitioned Business is 29 retirement communities ("RCs"), located in 11 states, managed by a subsidiary of Marriott Senior Living Services, Inc. ("MSLSI"), a Marriott subsidiary.

  On March 25, 1996, an acquiring subsidiary of Marriott completed a tender offer for the shares of Forum and purchased over 99% of its outstanding common stock at $13 per share, an aggregate of approximately $300 million. On June 12, 1996, the acquiring subsidiary merged into Forum, with Forum as the surviving entity. Costs incurred by Forum to effect Marriott's acquisition have been excluded from the accompanying combined financial statements. Additionally, Forum changed its policy regarding the recognition of vacation expense to conform with Marriott's policy, resulting in a cumulative adjustment of $1,010,000 in the accompanying combined financial statements, net of the related income tax benefit of $344,000.

  The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses include officer and employee salaries, rent or depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. These financial statements include such adjustments.

  For operations that do not pay income taxes, Marriott internally allocates income tax expense at the statutory rate after adjustment for state income taxes and several other items. The income tax expense and related tax information in these financial statements has been calculated as if the Partitioned Business had not been eligible to be included in Marriott's consolidated tax returns. The calculation of tax expense and deferred taxes necessarily required certain assumptions, allocations and estimates, which management believes are reasonable to accurately reflect the tax reporting for the Partitioned Business as a stand-alone taxpayer.

  These combined financial statements include the historical financial position, results of operations and cash flows of the Partitioned Business previously included in the Forum consolidated financial statements. These combined financial statements have been prepared by management in accordance with generally accepted accounting principles and include such estimates and adjustments as deemed necessary to present fairly the consolidated financial position, results of operations and cash flows for the Partitioned Business as of and for the years ended March 31, 1996 and 1995.

 Revenues and Expenses

  Revenues represent the operating profit from the RCs because Forum has delegated substantially all of the operating decisions related to the generation of operating profit from its RCs to the community manager. Operating profit reflects the net operating revenues flowing to Forum as RC owner and represents operating

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

results, less property-level expenses, excluding depreciation, management fees and minority interests, which are classified as operating costs and expenses in the accompanying financial statements.

 Cash Equivalents

  Cash equivalents represent commercial paper and other income-producing securities having an original maturity of less than three months, are readily convertible to cash and are stated at cost, which approximates market.

 Property and Equipment

  Property and equipment are carried at management's estimate of their value as of March 31, 1992, the effective date of Forum's reorganization, with subsequent additions recorded at cost. Capital leases are recorded at the lower of the estimated market value of the assets leased or the present value of the minimum lease payments. Depreciation is computed on a straight-line method. The annual rate of depreciation is based on a composite lives of 40 years for buildings and primarily from seven years to ten years for furniture and equipment. A provision for value impairment is recorded whenever the estimated undiscounted future cash flows from a property are less than the property's net carrying value.

 Deferred Costs

  Fees and other costs incurred to obtain long-term financing are amortized to interest expense over the term of the related debt on a straight-line basis, and are a component of other assets. Any unamortized costs are written off and included with extraordinary charges upon extinguishment.

  Costs incurred in the initial occupancy of RCs are amortized on the straight-line method over the shorter of the life expectancy of the initial residents or the term of the initial residency agreement, generally one year, and are a component of other assets.

 Due to Community Manager

  The principal component of due to community manager is working capital provided on the behalf of Forum by the community manager in conjunction with the operation of Forum's retirement communities. The Partitioned Business has management agreements in effect with Forum, which require fees of 5% to 8% of gross operating revenues.

 Income Taxes

  Income taxes are provided to the extent expected to be payable for the current year, plus or minus the change in deferred income tax liabilities or assets established for expected future income tax consequences resulting from differences between the book and tax bases of assets and liabilities.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(2) SIGNIFICANT TRANSACTIONS

  In August 1994, Forum purchased additional limited partner units of Forum Retirement Partners, L.P. ("Forum Partners") to reach a 57% equity ownership interest, and consequently its operations are combined into Forum's combined financial statements from that date. Forum Partners owns and operates nine RCs. In September 1995, Forum made a tender offer for all outstanding limited partner units at $2.83 per unit, and an additional 2,644,724 limited partner units were acquired in December 1995, which increased Forum's ownership to 79% of the limited partner units. Pro forma unaudited operating results for the year ended March 31, 1995 as if Forum Partners" results were consolidated from April 1, 1994 are as follows:

   Total revenues..................................................... $160,553
   Income before extraordinary charge.................................    8,519
   Net income.........................................................    8,266

  Other income for 1995 includes Forum's share of Forum Partners' operating income before extraordinary charge of $73,000 for the four months ended July 31, 1994.

  During fiscal 1995, Forum commenced implementation of an approximate $60 million long-term growth plan which included the following transactions:

  . In August 1994, acquired an 80% equity interest in Tiffany House
    ("Tiffany"), a 130-unit assisted living facility in Fort Lauderdale, Florida,

  . In January 1995, acquired a 100% equity interest in The Forum at
    Fountainview, an RC in West Palm Beach, Florida with 276 independent living units and 64 assisted living units,

  . In May 1995, acquired an 80% interest in The Forum at the Woodlands, an
    RC near Houston, Texas with 240 independent living units and 63 assisted living units, and

  . In June 1995, purchased two delinquent mortgage loans secured by RCs located in southern Florida for $18,370,000, which was funded through a $14,063,000 draw on a line of credit and $4,307,000 of working capital. (On February 16, 1996, Forum foreclosed on the mortgage loan of one RC containing 88 assisted living units, and subsequent operations of the RC are included in the accompanying combined financial statements. The other mortgage loan, which related to a RC containing 152 independent living units and 102 assisted living units, was foreclosed in May 1996).

  During fiscal 1996, Forum relocated its headquarters to Fairfax, Virginia from Indianapolis, Indiana and costs incurred have been excluded from the accompanying combined financial statements.

(3) PROPERTY AND EQUIPMENT, NET

  Property and equipment, net consist of the following at March 31:

                                                                1996     1995
                                                              -------- --------
   Land and land improvements................................ $ 52,573 $ 49,737
   Buildings and leasehold improvements......................  286,956  263,411
   Furniture and equipment...................................   22,960   18,780
   Construction in progress..................................   10,992      879
                                                              -------- --------
                                                               373,481  332,807
   Less accumulated depreciation.............................   30,203   19,820
                                                              -------- --------
                                                              $343,278 $312,987
                                                              ======== ========

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(4) OTHER ASSETS

  At March 31, 1996 and 1995, other assets includes restricted cash of $704,000 and $1,436,000, respectively, deposited by present and prospective residents of lifecare RCs; $7,576,000 and $5,115,000, respectively, of resident security deposits; and $13,569,000 and $5,343,000, respectively, funded under long-term debt and restricted to specific purposes.

(5) LONG-TERM DEBT

  Long-term debt is comprised of the following at March 31 (in thousands):

                                                                1996     1995
                                                              -------- --------
   Mortgage loans:
     Secured by eight Forum RCs requiring monthly payments
      based on a 25-year term including interest at 10.01%
      to maturity in 2003...................................  $124,140 $    --
     Secured by seven Forum RCs requiring monthly payments
      based on a 25-year term including interest at LIBOR
      plus 4.180%, not to exceed 8.805%, (8.805% at March
      31, 1995) to maturity in 2001. Requires a prepayment
      penalty until 1997 with a yield maintenance premium
      thereafter and additional payments if debt service
      coverage ratio is below specified levels..............       --    92,146
     Secured by nine Forum Partners RCs requiring monthly
      payments based on a 20-year term including interest at
      9.93% to maturity in 2001. Requires a prepayment
      penalty until 1997 with a yield maintenance premium
      thereafter and additional payments if debt service
      coverage ratio is below specified levels..............    48,760   49,711
     Secured by one Forum RC requiring quarterly interest
      payments at LIBOR plus 1.50% (7.40% and 7.81% at March
      31, 1996 and 1995, respectively) with quarterly
      principal payments based on a 30-year term to maturity
      in 1999...............................................    25,653   25,832
     Secured by three Forum RCs requiring quarterly interest
      payments at LIBOR plus 1.30% (7.20% and 7.61% at March
      31, 1996 and 1995, respectively) with quarterly
      principal payments based on a 30-year term to maturity
      in 1996...............................................    45,490   46,036
     Secured by one Forum RC requiring monthly payments
      based on a 30-year term including interest at 10.5% to
      maturity in 1997......................................       --    14,321
     Other mortgages........................................     2,845    3,139
                                                              -------- --------
                                                               246,888  231,185
   Acquisition line of credit...............................    29,929   15,865
   Bonds payable............................................    15,450      --
   Demand note..............................................    11,500      --
   Senior subordinated notes................................    10,000   10,000
   Working capital credit facility..........................     2,500      --
   Capitalized leases.......................................     7,859    8,171
   Other....................................................     1,630    2,007
                                                              -------- --------
                                                              $325,756 $267,228
                                                              ======== ========

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  In September 1995, Forum obtained a new mortgage loan to retire two existing mortgage loans totaling $106,000,000 and to pay fees and expenses of approximately $3,000,000. As a result of the mortgage refinancing, Forum wrote-off $3,148,000 of deferred financing costs related to the retired mortgage loans, which was recognized as an extraordinary loss in the accompanying combined statement of operations, net of the related income tax benefit of $1,070,000. An interest rate cap agreement was retained as an investment after the extinguishment of the related mortgage refinancing, and a mark-to-market gain of $1,554,000, a loss upon subsequent sale of $1,450,000, and other income of $485,000 was realized while the agreement was held as an investment, all of which were recorded as components of investment income in the accompanying combined statement of operations.

  During September 1994, Forum Investments I, L.L.C. ("FII"), a wholly-owned subsidiary of Forum, obtained a $70,000,000 line of credit to finance the acquisition, rehabilitation and/or expansion of RCs, which are pledged to secure the line of credit. Interest payments are due monthly at LIBOR plus 5.450% including service costs and other fees of 2.075%, (10.763% at March 31, 1996), and principal amounts borrowed must be paid or converted to a ten-year term loan by December 7, 1996. Additional principal payments, $6,455,000 as of March 31, 1996 are required if the debt service coverage ratio is below specified levels. The lender waived the March 31, 1996 additional principal payment in exchange for a guarantee of that portion of the mortgage loan by Forum. Prepayment of amounts converted to long-term debt after October 1, 1999 require a yield maintenance premium.

  Bonds payable require variable rate semi-annual interest payments, at 7.375% at March 31, 1996 and mature in 2008. The bonds payable were purchased by Marriott in July, 1996.

  The demand note resulted from a cash advance from Marriott to help fund working capital requirements and requires quarterly interest payments at LIBOR plus 4.5% (9.813% at March 31, 1996).

  The senior subordinated notes require interest semi-annually at 12.5% to maturity in 2003 and a premium payment if prepaid or redeemed.

  The working capital credit facility requires interest monthly at LIBOR plus 5.00% including a servicer's fee and a fixed rate fee of 1.55% (10.313% at March 31, 1996).

  Future minimum payments under capitalized leases approximate $1,200,000 for each of the five years ended March 31, 2001, with approximately $7,200,000 due thereafter, including imputed interest of approximately $5,300,000. Property and equipment at March 31, 1996 and 1995 include $11,392,000 and $10,965,000, respectively, of assets under capital leases, consisting principally of buildings and leasehold improvements, and related accumulated depreciation was $1,359,000 and $977,000, respectively. During fiscal 1995, a lease obligation was refinanced, which resulted in a $253,000 extraordinary loss, net of income tax benefit of $59,000, in the accompanying combined statement of operations.

  At March 31, 1996, scheduled maturities of long-term debt during the next five years (based on current interest rates) are $91,954,000 in 1997, $3,906,000 in 1998, $29,690,000 in 1999, $3,648,000 in 2000 and $48,640,000 in
2001. Cash paid for interest was $27,447,000 and $20,005,000 in fiscal years 1996 and 1995.

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(6) INCOME TAXES

  Income tax expense differs from the amount computed by applying the U.S. federal income tax rate of 34% to income before income tax expense, extraordinary loss and cumulative effect of accounting change as a result of the following (in thousands):

                                                       YEARS ENDED MARCH 31,
                                                       ----------------------
                                                          1996        1995
                                                       ----------  ----------
   Computed "expected" tax expense.................... $    1,995       3,079
   Reduction of valuation allowance for deferred tax
    assets............................................       (691)     (4,946)
   Tax benefit recorded as additional equity..........        --        4,000
   Amounts added to net deferred tax assets...........       (757)        --
   Other..............................................       (397)        208
                                                       ----------  ----------
                                                              150       2,341
   Income taxes allocated to:
     Extraordinary charge.............................      1,070          59
     Cumulative effect of accounting change...........        344         --
                                                       ----------  ----------
                                                       $    1,564       2,400
                                                       ==========  ==========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31 are as follows (in thousands):

                                                                 1996     1995
                                                                -------  ------
   Deferred tax assets:
     Property and equipment, principally due to differences in
      the bases of assets as a result of fresh-start
      accounting and depreciation methods.....................  $18,488  19,403
     Net operating loss carryforwards.........................   13,730  11,290
     Accrued expenses.........................................      862     818
     Losses in consolidated taxable entities..................      --    3,571
     Deferred income..........................................      958   1,136
     Deferred compensation....................................      699     667
     Other....................................................      826     151
                                                                -------  ------
       Total gross deferred tax assets........................   35,563  37,036
       Less valuation allowance...............................   33,841  34,532
                                                                -------  ------
       Net deferred tax assets................................    1,722   2,504
                                                                -------  ------
   Deferred tax liabilities:
     Gains on property sales..................................     (769) (1,542)
     Deferred management fees.................................     (593)   (593)
     Investments, principally due to differences in the bases
      of assets as a result of fresh-start accounting.........     (360)   (369)
                                                                -------  ------
       Total gross deferred tax liabilities...................   (1,722) (2,504)
                                                                -------  ------
       Net deferred tax liabilities...........................  $   --      --
                                                                =======  ======

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Due to the utilization of net operating loss carryforwards and the recognition of net deferred tax assets, Forum had no federal income tax liability at March 31, 1996 and 1995. Other assets included federal income taxes receivable of $1,250,000 at March 31, 1996 and 1995.

  As of March 31, 1996, net operating loss carryforwards for income tax purposes were estimated to be approximately $167 million before the application of certain net operating loss carryforward limitations resulting from changes in ownership. As a result of these limitations, Forum expects the utilization of net operating loss carryforwards will be limited to approximately $40 million. These net operating loss carryforwards will expire in varying amounts through fiscal year 2010. For financial reporting purposes, any future benefit of net operating loss carryforwards and net deferred tax assets arising prior to Forum's reorganization will be reported as additional equity. The maximum tax benefit to be recognized through equity was estimated to be approximately $34 million at March 31, 1996.

(7) REVENUE

  Revenue is comprised of the following for the year ended March 31 (in thousands):

                                                                1996     1995
                                                              -------- --------
   Net operating revenues.................................... $179,926 $142,527
   Other income..............................................      397      746
                                                              -------- --------
                                                               180,323  143,273
                                                              -------- --------
   Property level expenses...................................  120,325   95,080
   Other expenses............................................      473      138
                                                              -------- --------
                                                               120,798   95,218
                                                              -------- --------
                                                              $ 59,525 $ 48,055
                                                              ======== ========

  Net operating revenues include routine and ancillary service revenues and amounts estimated by management to be reimbursable by Medicare and other cost-based programs. Routine service revenues, generated by monthly charges for independent living units and daily or monthly charges for assisted living suites and nursing beds, are recognized based on the terms of the residency and admission agreements. Ancillary service revenues, generated on a fee for service basis for supplementary items requested by residents, are recognized as the services are provided. Cost-based reimbursements are subject to audit by agencies administering the programs, and estimates are recorded for potential adjustments that may result. To the extent estimated amounts are expected to be adjusted, revenues are charged or credited when the adjustments become determinable.

  Resident advance fees under lifecare residency agreements are recognized as income over the estimated useful lives of the RCs.

(8) COMMITMENTS AND CONTINGENCIES

  On January 24, 1994, the Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint (the "Iowa Complaint") in the United States District Court for the Northern District of Iowa (the "Iowa Court") against Forum Retirement, Inc. ("FRI"), the wholly-owned subsidiary of Forum which serves as general partner of Forum Partners, alleging breach of the Partnership Agreement, breach of fiduciary duty, fraud, insider trading, and civil conspiracy/aiding and abetting. The Plaintiff subsequently amended the Iowa Complaint, adding Forum as a defendant. The Iowa Complaint alleged, among other things, that the Plaintiff holds a substantial number of Units, that the Board of Directors of FRI is not comprised of a majority of independent directors as required by

              FORUM GROUP, INC. AND SUBSIDIARIES, AS PARTITIONED
                     FOR SALE TO HOST MARRIOTT CORPORATION

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

the Partnership Agreement and as allegedly represented in the Partnership's 1986 Prospectus for its initial public offering, and that FRI's Board of Directors has approved and/or acquiesced to an 8% management fee charged by Forum under the Management Agreement. The Iowa Complaint further alleged that the "industry standard" for such fees is 4%, thereby resulting in an "overcharge" to the Partnership estimated by the Plaintiff at $1.8 million per annum beginning in 1994. The Plaintiff sought the restoration of certain former directors to the Board of Directors of FRI and the removal of certain other Directors from the Board, an injunction prohibiting the payment of an 8% management fee, and unspecified compensatory and punitive damages. On April 3, 1995, the Iowa Court entered an order dismissing the Iowa Complaint on jurisdictional grounds. Although the Plaintiff filed a notice of appeal of the Iowa Court's ruling, it subsequently dismissed this appeal.

  On June 15, 1995, the Plaintiff filed a complaint (the "Indiana Complaint") in the United States District Court for the Southern District of Indiana (the "Indiana Court") against FRI and Forum seeking essentially the same relief. The defendants moved to dismiss the Indiana Complaint for failure to state a claim for which relief could be granted and, in response, on December 11, 1995 the Plaintiff amended the Indiana Complaint.

  The defendants moved to dismiss the amended complaint on similar grounds, and on May 17, 1996, the Indiana Court ruled on the defendant's motion by dismissing without prejudice two of the four counts contained in the amended complaint, namely, the counts for alleged insider trading and civil conspiracy/aiding and abetting. The litigation is currently in the discovery stage. FRI intends to vigorously defend against this litigation.

  Forum has retirement agreements with certain current and former officers under which each officer is to be paid 50% of average annual compensation, as defined, for a period of fifteen years upon reaching age 65. Upon disability or death prior to retirement, benefits are to be paid for a period of ten years based on compensation as calculated for retirement benefits. At March 31, 1996 and 1995, Forum had an accrued expense relating to these agreements of $2,055,000 and $1,963,000, respectively.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of all financial assets and liabilities for which it is practicable to estimate. Fair value is defined in the Statement as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Forum believes the carrying amount of its financial instruments other than certain property indebtedness approximates their fair value due to the relatively short maturity of these instruments. There is no quoted market value available for any of Forum"s instruments. Property indebtedness with a carrying amount of $198,350,000 and $166,178,000 has been calculated to have a fair value of $185,340,000 and $158,473,000 by discounting the scheduled loan payments to maturity using rates that are believed to be currently available for debt of similar terms and maturities at March 31, 1996 and 1995, respectively. Due to restrictions of transferability and prepayment, previously modified debt terms and other property specific competitive conditions, Forum may be unable to refinance the indebtedness to obtain such calculated debt amounts reported.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESEN-TATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICI-TATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECU-RITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CON-TAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                ---------------
                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
The Distribution.........................................................  21
Dividend Policy..........................................................  24
Capitalization...........................................................  25
Pro Forma Financial Statements...........................................  26
Selected Historical Financial Data.......................................  45
Management's Discussion and Analysis of Results of Operations and Finan-
 cial Condition..........................................................  46
Business and Properties..................................................  60
Management............................................................... 107
Security Ownership of Certain Beneficial Owners and Management after the
 Distribution............................................................ 115
Certain Relationships.................................................... 119
Description of Capital Stock............................................. 120
Shares Eligible for Future Sale.......................................... 129
Federal Income Tax Consequences.......................................... 130
Legal Matters............................................................ 134
Experts.................................................................. 134
Available Information.................................................... 135
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               CRESTLINE CAPITAL
                                  CORPORATION

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee and the NYSE listing fee:

   SEC registration fee............................................. $   68,703
   NYSE listing fee.................................................    140,600
   Legal fees and expenses (other than blue sky)....................  1,125,000
   Accounting fees and expenses.....................................    225,000
   Blue sky fees and expenses, including legal fees.................      5,000
   Printing and engraving expenses..................................    500,000
   Distribution agent fees..........................................    200,000
   Miscellaneous fees and expenses..................................    100,000
                                                                     ----------
     Total.......................................................... $2,364,303
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Company's Charter and Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Company's Bylaws require it, as a condition to advancing expenses, to obtain
(1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

  The Company intends to enter into indemnification agreements with each of its directors and officers. The indemnification agreements will require, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to its directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

  The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors, including with respect to securities law claims.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Company was incorporated in Maryland on November 9, 1998 as a wholly-owned subsidiary of Host to facilitate the reincorporation of Crestline Capital Corporation, a Delaware corporation and the predecessor to the Company ("Crestline-Delaware") from Delaware to Maryland. On that date, the Company issued 100 shares of common stock to Host for an aggregate purchase price of $100. In November 1998, Crestline-Delaware was merged with and into the Company, and the Company's name was changed from "CCC Merger Corporation" to "Crestline Capital Corporation" as part of the merger. The Company issued 100 shares of Common Stock to Host in the Merger. The issuance of these shares was affected in reliance on an exemption from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  (a) Exhibits

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    3.1      --Articles of Incorporation
    3.2      --Bylaws
    3.3      --Form of Articles of Amendment and Restatement of Articles of
              Incorporation
    4.1      --Form of Specimen Stock Certificate
    5.1**    --Opinion of Hogan & Hartson L.L.P. regarding the legality of the shares being registered
    8.1      --Opinion of Hogan & Hartson L.L.P. regarding tax matters
   #10.1**   --Form of Hotel Lease Agreement between the Company and Host REIT for Full-Service Hotels Managed by Marriott International
   #10.2     --Form of Hotel Lease Agreement between a Subsidiary of Host REIT and HPT for Limited-Service Hotels
   10.3      --Form of Hotel Sublease Agreement between the Company and Host
              REIT for Limited-Service Hotels
   #10.4     --Form of Full-Service Hotel Management Agreement between the
              Company and Marriott International
   #10.5     --Form of Owner's Agreement between the Company, Host REIT and
              Marriott International
   #10.6     --Form of Limited-Service Hotel Management Agreement between the
              Company and Marriott International
   #10.7     --Form of Communities Operating Agreement between the Company and
              Marriott International
   10.8      --Form of First Amendment to Communities Operating Agreement
   10.9      --Form of Non-Competition Agreement between the Company and Host
              REIT
   10.10     --Form of Amended and Restated Communities Non-Competition
              Agreement
   10.11     --Restated Hotel Non-Competition Agreement between Host and
              Marriott International
   10.12     --Form of First Amendment to Restated Non-Competition Agreement
   10.13**   --Form of Distribution Agreement between the Company and Host REIT
   10.14**   --Form of Tax Sharing Agreement between the Company and Host REIT
   10.15**   --Form of FF&E Lease between the Company and Non-Controlled
              Subsidiaries of Host REIT
   10.16**   --Form of Guaranty Agreement between the Company, the Lessees and
              Host REIT
   10.17**   --Form of Pooling Agreement between the Company and Host REIT
   10.18     --Form of Employee Benefits and Other Employment Matters
              Allocation Agreement between the Company and Host REIT
   10.19     --Form of Asset Management Agreement between the Company and Host
              REIT
   10.20     --Form of Asset Management Agreement between the Company and Non-
              Controlled Subsidiaries of Host REIT

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.21    --Registration Rights Agreement between the Company and Blackstone
    10.22    --Tax Matters Agreement dated June 21, 1997 among the Company,
              Host, Forum, Marriott International and MSLS
    10.23    --Indemnity Agreement dated June 21, 1997 among the Company, Host,
              Marriott International and MSLS
    10.24    --Form of Working Capital Note and Agreement
    12.1     --Computation of Ratio of Earnings to Fixed Charges
    21.1     --Subsidiaries of the Company
    23.1     --Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1 and
              Exhibit 8.1)
    23.2     --Consent of Arthur Andersen LLP
    23.3     --Consent of KPMG Peat Marwick LLP
    24.1*    --Powers of attorney from officers and directors of the Company signing by an attorney in fact (included on Signature Page)
    27.1     --Financial Data Schedule
    99.1     --Consents of Certain Persons Named as Directors

--------

 *Included on signature page.

**To be filed by amendment.

 #Agreement filed is illustrative of numerous other agreements to which the Company will be a party.

  (b) Financial Statement Schedules.

SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION (PREVIOUSLY FILED)

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on November 10, 1998.

                                         Crestline Capital Corporation

                                                   /s/ James L. Francis
                                         By: __________________________________
                                                    James L. Francis
                                            Executive Vice President, Chief
                                            Financial Officer and Treasurer

  Each person whose signatures below hereby constitutes and appoints Bruce D. Wardinski and James L. Francis, or any of them, their true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                       TITLE                 DATE
                                      Chairman of the
    /s/ Bruce D. Wardinski             Board, President        November 10,
------------------------------------   and Chief                1998
         Bruce D. Wardinski            Executive Officer
                                       (Principal
                                       Executive Officer)

        /s/ James L. Francis          Executive Vice
------------------------------------   President, Chief        November 10,
          James L. Francis             Financial Officer        1998
                                       and Treasurer
                                       (Principal
                                       Financial Officer)

        /s/ Larry K. Harvey           Senior Vice
------------------------------------   President and           November 10,
          Larry K. Harvey              Corporate                1998
                                       Controller
                                       (Principal
                                       Accounting
                                       Officer)

                                      Director
  /s/ Christopher J. Nassetta                                  November 10,
------------------------------------                            1998
      Christopher J. Nassetta